As filed with the Securities and Exchange Commission on June 16, 2009
Registration No. 333-158659

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOUBLE EAGLE PETROLEUM CO.
(Exact name of Registrant as specified in its charter)

Maryland	1311	83-0214692
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

1675 Broadway, Suite 2200
Denver, CO 80202
(303) 794-8445
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Kurtis Hooley
Senior Vice President and Chief Financial Officer
Double Eagle Petroleum Co.
1675 Broadway, Suite 2200
Denver, CO 80202
(303) 794-8445
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Alan L. Talesnick, Esq. Melissa L. Mong, Esq. Patton Boggs LLP 1801 California St., Suite 4900 Denver, CO 80202 (303) 830-1776	Robert Axelrod, Esq. Axelrod, Smith and Kirshbaum 5300 Memorial Drive, Suite 700 Houston, TX 77007 (713) 861-1996

Approximate date of commencement of proposed sale to the public:  Upon consummation of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	per Share or Unit	Offering Price(2)	Fee
Common Stock, par value $0.10 per share	1,792,741	N/A	$6,208,898	$346.47
Common Stock, par value $0.10 per share, Underlying Warrants(3)	33,660	N/A	$1,219,809	$68.07
Total			$7,428,707	$414.54(4)

(1)	Based upon the maximum number of shares of common stock of Double Eagle Petroleum Co. (“Double Eagle”) to be issued pursuant to the Agreement and Plan of Merger, dated as of March 30, 2009, among Double Eagle, DBLE Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Double Eagle, and Petrosearch Energy Corporation (“Petrosearch”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the market value of the shares of Petrosearch common stock to be cancelled in the merger transaction, computed, in accordance with Rule 457(f)(2) and (3), as the product of (i) $0.15 (the average bid and asked price for a share of Petrosearch common stock as of April 15, 2009) and (ii) 41,392,651 (the number of shares of Petrosearch common stock and Petrosearch preferred stock, on an as converted basis, estimated to be outstanding at the time the merger transaction is consummated).
(3)	Includes (a) 14,691 shares of Double Eagle common stock issuable upon the exercise of Petrosearch warrants being assumed by Double Eagle at an exercise price of $46.19 per share; (b) 10,309 shares of Double Eagle common stock issuable upon the exercise of Petrosearch warrants being assumed by Double Eagle at an exercise price of $34.65 per share; and (c) 8,660 shares of Double Eagle common stock issuable upon the exercise of Petrosearch warrants being assumed by Double Eagle at an exercise price of $21.25 per share

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

DATED JUNE 16, 2009, SUBJECT TO COMPLETION

PRELIMINARY PROXY STATEMENT

Petrosearch Energy Corporation

675 Bering Drive, Suite 200
Houston, TX 77057
(713) 961-9337

           June 16, 2009

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of Petrosearch Energy Corporation to be held at 10:00 a.m., Mountain Daylight Time, on August 4, 2009 at the offices of Patton Boggs LLP. located at 1801 California St., Suite 4900, Denver, Colorado 80202. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which a wholly-owned subsidiary of Double Eagle Petroleum Co. will be merged with and into Petrosearch, and Petrosearch shall become a wholly-owned subsidiary of Double Eagle.

If the merger agreement is approved and the merger is subsequently completed, assuming there are no closing adjustments made to the exchange ratio, each outstanding share of Petrosearch common stock and preferred stock (on as-converted basis) will be converted into the right to receive 0.0433 of a share of common stock of Double Eagle, plus cash in lieu of any fractional share interest.

As of June 12, 2009, there were (i) 41,340,584 shares of Petrosearch common stock outstanding; (ii) 207,833 shares of Series A 8% Convertible Preferred Stock outstanding, which equal 31,974 shares of Petrosearch common stock on an as-converted basis; and (iii) 43,000 shares of Series B Convertible Preferred Stock outstanding, which equal 20,093 shares of Petrosearch common stock on an as-converted basis.

Double Eagle’s common stock is traded on the NASDAQ Global Select Market under the symbol “DBLE.” On           June 12, 2009, the closing sale price per share of Double Eagle common stock was $0.24.

The merger cannot be completed unless the holders of a majority of the outstanding shares of Petrosearch common stock, including the shares of preferred stock on an as-converted basis, vote in favor of approval of the merger agreement at the special meeting. The directors and executive officers of Petrosearch have agreed to vote their shares of Petrosearch stock in favor of the merger. The directors and executive officers of Petrosearch collectively own approximately 4.5% of the outstanding shares of Petrosearch.

Based on our reasons for the merger described in the accompanying proxy statement/prospectus, including the fairness opinion issued by our financial advisor, Wunderlich Securities, Inc., our board of directors believes that the merger is fair to you and in your best interests. Accordingly, our board of directors recommends that you vote “FOR” approval of the merger agreement.

The accompanying proxy statement/prospectus contains detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under “Risk Factors,” beginning on page 17, and the appendices to the accompanying document, which include the merger agreement.

Your vote is very important.  Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

We appreciate your continuing loyalty and support, and we look forward to seeing you at the special meeting.

Sincerely,

David Collins
Chief Financial Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Double Eagle common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated June 16, 2009 and was first mailed to stockholders of Petrosearch on or about July 7, 2009

PETROSEARCH ENERGY CORPORATION
675 Bering Drive, Suite 200
Houston, TX 77057
(713) 961-9337

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on August 4, 2009

To the stockholders of Petrosearch Energy Corporation:

We will hold a special meeting of stockholders of Petrosearch Energy Corporation at 10:00 a.m., Mountain Daylight Time, on August 4, 2009, at the offices of Patton Boggs LLP. located at 1801 California St., Suite 4900, Denver, Colorado 80202, for the following purposes:

1. to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of March 30, 2009, by and among Petrosearch Energy Corporation, Double Eagle Petroleum Co., and DBLE Acquisition Corporation, a wholly-owned subsidiary of Double Eagle, as described in the accompanying proxy statement/prospectus; and

2. to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

We have fixed the close of business on June 5, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only holders of Petrosearch common stock of record and preferred stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has determined that the merger agreement is in the best interests of Petrosearch and its stockholders and recommends that stockholders vote “FOR” approval of the merger agreement and FOR the proposal to adjourn the special meeting if necessary to solicit additional proxies in favor of the merger agreement.

Holders of Petrosearch common stock do not have the right to dissent from the merger and assert dissenters’ rights pursuant to Section 92A.390 of the Nevada Revised Statutes.

Your vote is very important.  Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

By Order of the Board of Directors

David Collins
Corporate Secretary

Houston, Texas
June 16, 2009

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Double Eagle Petroleum Co. from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated in this proxy statement/prospectus by reference but not otherwise accompanying this proxy statement/prospectus by requesting them in writing or by telephone from Double Eagle or Petrosearch as follows:

Double Eagle Petroleum Co.
1675 Broadway, Suite 2200
Denver, CO 80202
(303) 794-8445

or

Petrosearch Energy Corporation
675 Bering Drive, Suite 200
Houston, TX 77057
(713) 961-9337

You will not be charged for any of these documents that you request. If you would like to request documents, please do so no later than five business days prior to the date of the special meeting, or by July 28, 2009 in order to receive them before the special meeting.

For additional information regarding where you can find information about Double Eagle or Petrosearch, please see “Where You Can Find More Information” beginning on page 101.

i

Page

MARKET FOR COMMON STOCK AND DIVIDENDS	57
INFORMATION ABOUT DOUBLE EAGLE	58
General	58
Management and Additional Information	75
INFORMATION ABOUT PETROSEARCH	75
CERTAIN BENEFICIAL OWNERSHIP OF PETROSEARCH COMMON STOCK	91
DESCRIPTION OF DOUBLE EAGLE CAPITAL STOCK	92
Double Eagle Common Stock	92
Double Eagle Preferred Stock	93
Double Eagle Series A Cumulative Preferred Stock	93
Dividends	93
Liquidation Rights	93
Redemption	93
Voting Rights	94
Conversion	94
COMPARISON OF THE RIGHTS OF STOCKHOLDERS	94
Authorized Capital Stock	94
Issuance of Capital Stock	95
Voting Rights	95
Number and Election of Directors	95
Removal of Directors	96
Vacancies of Directors	96
Indemnification and Limitation of Liability	96
Amendments to Articles of Incorporation and Bylaws	97
Notice of Stockholder Meetings	98
Special Meetings of Stockholders	98
Stockholder Nominations and Stockholder Proposals	98
Control Share Acquisition Provisions	99
Combinations with Interested Stockholders	99
Stockholders’ Right of Dissent and Appraisal	99
ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL TWO)	100
LEGAL OPINION	100
EXPERTS	100
PROPOSALS FOR THE 2009 ANNUAL MEETING	101
WHERE YOU CAN FIND MORE INFORMATION	101
APPENDIX A Agreement and Plan of Merger, dated as of March 30, 2009, by and among Double Eagle Petroleum Co., DBLE Acquisition Corporation and Petrosearch Energy Corporation.	A-1
APPENDIX B Opinion of Wunderlich Securities, Inc.	B-1
APPENDIX C Form of Voting Agreement	C-1
APPENDIX D Form of Lock-Up Agreement	D-1
APPENDIX E Financial Statements of Petrosearch Energy Corporation at December 31, 2008	E-1
APPENDIX F Financial Statements of Petrosearch Energy Corporation at March 31, 2009	F-1
EX-5.2
EX-23.1
EX-23.3
EX-23.4
EX-23.5

QUESTIONS AND ANSWERS
ABOUT THE SPECIAL MEETING AND MERGER

Q.	What is the proxy statement/prospectus and why am I receiving it?

A.	This proxy statement/prospectus describes the proposed merger between Petrosearch Energy Corporation, referred to herein as Petrosearch, and DBLE Acquisition Corporation, referred to herein as DBLE Acquisition. Pursuant to the merger agreement executed on March 30, 2009 by and among Petrosearch, DBLE Acquisition and Double Eagle Petroleum Co., the sole stockholder of DBLE Acquisition and referred to herein as Double Eagle, DBLE Acquisition would be merged with and into Petrosearch, and as a result, Petrosearch would become a wholly-owned subsidiary of Double Eagle. Because you are a stockholder of Petrosearch, you are being asked to vote on the proposed merger and merger agreement at a special meeting of stockholders to be held on August 4, 2009.

Q.	When and where is the special meeting?

A.	The Petrosearch special meeting of stockholders will be held at the offices of Patton Boggs LLP. located at 1801 California St., Suite 4900, Denver, Colorado 80202, on August 4, 2009 at 10:00 am Mountain Daylight Time.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. Alternatively, you may vote by following the Internet and telephone voting instructions indicated on the proxy card. This will enable your shares to be represented and voted at the special meeting. This proxy statement also is available at our website at www.petrosearch.com.

Q:	Why is my vote important?

A:	The merger agreement must be approved by the holders of a majority of the outstanding shares of Petrosearch common stock, including the holders of the outstanding Petrosearch preferred stock, voting with the holders of common stock on an as-converted basis. If you do not vote, it will have the same effect as a vote against the merger agreement.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your broker or other nominee to vote your shares, following the directions your broker or other nominee provides.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker or other nominee to vote your shares, it will have the same effect as a vote against the merger agreement.

Q:	Can I attend the meeting and vote my shares in person?

A:	Yes. All stockholders are invited to attend the special meeting. However, if you hold your shares in street name, you will need proof of ownership (by means of a recent brokerage statement, letter from a broker, or other nominee) to be admitted to the meeting. Stockholders of record can vote in person at the special meeting. If your shares are held in street name, then you should instruct your broker on how to vote your shares, following the directions your broker provides.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, there are three ways you can change your vote after you have sent in your proxy card:

• you may send a written notice to the Corporate Secretary of Petrosearch stating that you would like to revoke your proxy before the special meeting;

• you may complete and submit a new proxy card, and any earlier proxy will be revoked automatically or, if you submitted your proxy via the Internet or by telephone, you can change your vote by submitting a proxy at a later date, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

• you may attend the special meeting and vote in person, and any earlier proxy will be revoked, however, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Instructions for surrendering your Petrosearch common stock or preferred stock certificates in exchange for the merger consideration will be sent to you after we complete the merger.

Q:	Where will my shares of Double Eagle common stock be listed?

A:	We intend to apply to have the shares of Double Eagle common stock to be issued in the merger approved for quotation on the NASDAQ Global Select Market. Double Eagle’s common stock currently trades on the NASDAQ Global Select Market under the symbol “DBLE”.

Q:	May I resell my stock acquired in the merger?

A:	The Double Eagle common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, as amended, which is referred to in this proxy statement/prospectus as the Securities Act, except for shares issued to any Petrosearch stockholder who may be deemed to be an affiliate of Double Eagle for purposes of Rule 144 promulgated under the Securities Act.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger during the third quarter of 2009. However, we cannot assure you when or if the merger will occur. Petrosearch stockholders must first approve the merger agreement at the special meeting and certain conditions to closing must be met.

Q:	Whom should I call with questions?

A:	You should contact David Collins, Corporate Secretary of Petrosearch, at (713) 961-9337.

Q:	What will I receive in the merger?

A:	If the merger agreement is approved by the stockholders of Petrosearch and the merger is subsequently completed without any adjustments made to the exchange ratio due to Double Eagle’s stock price or Petrosearch’s working capital prior to the closing, then each outstanding share of Petrosearch common stock and preferred stock, on an as-converted basis, will be converted into the right to receive 0.0433 of a share of common stock of Double Eagle, plus cash in lieu of any fractional share interest.

Q:	How does the Petrosearch Board of Directors recommend that I vote?

A:	The Petrosearch board of directors, not including the vote of Richard Dole, who abstained from voting as the Chairman of the Board of Petrosearch, has unanimously approved and adopted the merger agreement and recommends that Petrosearch stockholders vote FOR approval of the merger.

Q:	What happens if I transfer my Petrosearch shares after the record date for the Special Meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of Petrosearch after the record date for the special meeting, but prior

v

to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of Petrosearch stock that has been transferred.

Q:	Are there any Petrosearch stockholders already committed to vote in favor of the merger proposal?

A:	Yes. All of the directors and officers of Petrosearch, which collectively represent approximately 4.5% of Petrosearch outstanding common stock and preferred stock, on an as-converted basis, have agreed to vote their shares in favor of the adoption of the merger agreement.

Q	What are the material United States federal income tax consequences of the merger?

A:	Please refer to the section entitled “Federal Income Tax Consequences” beginning on page 54 of this proxy statement/prospectus.

Q:	Do I have appraisal or dissenters rights?

A:	No. As a holder of Petrosearch common stock or preferred stock, you are not entitled to appraisal rights under Section 92A.390 of the Nevada Revised Statutes in connection with the merger. See “Dissenters’ Rights” beginning on page 57 of this proxy statement/prospectus.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not adopted by Petrosearch stockholders or if the merger is not completed for any other reason, Petrosearch stockholders will not receive the merger consideration. Instead, Petrosearch will remain an independent public company and the Petrosearch common stock will continue to be listed on the Over-the-Counter Bulletin Board, referred to herein as the OTCBB.

Q:	Why is Petrosearch proposing the merger?

A:	Petrosearch believes the merger will provide substantial strategic and financial benefits to Petrosearch and its stockholders, including, without limitation, Double Eagle’s:

•	significantly greater asset base and market value;

•	quality and economic assets considering low energy prices and fluctuations in energy prices;

•	considerable access to positive cash flow;

•	enhanced access to capital; and

•	significant upside to Double Eagle’s portfolio assets.

Additional information on the reasons for the recommendation of Petrosearch’s board of directors is set forth beginning on page 32.

Q.	At the time the merger agreement was signed the price of a barrel of oil was approximately $40 and now it is approximately $70. Does this increase in the price of crude oil change the Board of Director’s recommendation in favor of the merger transaction for Petrosearch shareholders?

A.	No, the current increase in crude oil prices does not change the Board of Director’s recommendation in favor of the merger. There are a variety of factors to consider when evaluating the effect of changes in oil commodity prices, especially since the Company’s asset portfolio is made up primarily of one proved undeveloped waterflood asset.

•	The transaction was consummated at a point in time and with the full understanding that oil prices could fluctuate on a short term basis in either direction. During the past year the price of oil has fluctuated between $35 and $147.

•	In the current market, proved undeveloped properties with no existing production are generally given minimal value, especially one that requires significant capital to develop such as the Petrosearch waterflood project.

•	If the water flood project does not perform as expected and becomes uneconomical to develop, the plugging and abandonment costs would be significant.

•	The amount of water that is available through the agreement with the third party water source currently is not as much as expected, due to decreased oil and gas drilling and producing activities in the area. Producing fields are the source for the third party water that is supplied.

•	Depending on the VWAP of Double Eagle’s stock during the 20 days leading up to the closing of the merger, Petrosearch shareholders may receive an implied value for the waterflood of up to $2.25 million.

Given these factors, the Board of Directors of Petrosearch continues to recommend in favor of the merger transaction with Double Eagle even with a significant change in crude oil prices.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 101. Page references are included in this summary to direct you to a more complete description of the topics.

Throughout this proxy statement/prospectus, “Petrosearch”, “we” and “our” refers to Petrosearch Energy Corporation and its subsidiaries, unless the context warrants otherwise, and “Double Eagle” refers to Double Eagle Petroleum Co. and its subsidiaries, unless the context warrants otherwise. In addition, we refer to the merger between DBLE Acquisition and Petrosearch as the “merger,” and the agreement and plan of merger, dated as of March 30, 2009, among Petrosearch, DBLE Acquisition and Double Eagle as the “merger agreement”.

Parties to the Proposed Merger

Double Eagle Petroleum Co.  Double Eagle is an independent energy company engaged in the exploration, development, production and sale of natural gas and crude oil, primarily in Rocky Mountain Basins of the western United States. Double Eagle’s objective is to increase long-term stockholder value by implementing its corporate strategy of economically growing its reserves and production through the development of its existing core properties, partnering on selective exploration projects, and pursuing strategic acquisitions that expand or complement its existing operations. Double Eagle’s operations currently are focused on two core development properties located in southwestern Wyoming. Double Eagle has coal bed methane reserves and production in the Atlantic Rim area of the Eastern Washakie Basin and tight sands gas reserves and production in the Pinedale Anticline. Double Eagle’s current exploration prospects involve properties in southwestern Wyoming and other Rocky Mountain States. As of December 31, 2008, Double Eagle had estimated proved reserves of 86.3 Bcf of natural gas and 420 MBbl of oil, or a total of 88.9 Bcfe. Double Eagle formed DBLE Acquisition Corporation, a wholly-owned subsidiary, in March 2009 under the laws of Nevada, solely to act as the entity that will merge into Petrosearch under the merger agreement.

Double Eagle was incorporated in the State of Wyoming in January 1972 and reincorporated in the State of Maryland in February 2001. From 1995 to 2006, Double Eagle’s common shares were publicly traded on the NASDAQ Capital Market under the symbol “DBLE”. On December 15, 2006, Double Eagle’s common shares began trading on the NASDAQ Global Select Market. Double Eagle’s corporate offices are located at 1675 Broadway, Suite 2200, Denver, Colorado 80202, and the telephone number there is (303) 794-8445. Double Eagle’s operations office is located at 777 Overland Trail, Casper, Wyoming 82601, and the telephone number there is (307) 237-9330. Double Eagle’s website is www.dble.us.

Petrosearch Energy Corporation.  Petrosearch is an independent crude oil and natural gas exploration and production company with current operations focused in North Texas and existing production in Texas and Oklahoma. A majority of Petrosearch’s efforts since the sale of its interest in the Barnett Shale Project in June 2008 has been to focus on pursuing strategic alternatives that will create the most value for its stockholders, as well as focusing on the development of its Texas Panhandle water flood project for which it is the operator. As of December 31, 2008, Petrosearch had proved reserves of 1,662,786 barrels of oil equivalent (Boe).

Petrosearch is the successor to the business of Petrosearch Corporation, a Texas corporation that was formed in August 2003. In November 2004, stockholders of Petrosearch Corporation approved a 6.5-to-1 reverse stock split that took effect immediately prior to its merger with Petrosearch on December 30, 2004. The effect of the merger, among other things, was to re-domicile to Nevada. Shares of Petrosearch’s common stock have been publicly traded on the OTC Bulletin Board under the symbol “PTSG” since November 2005. Petrosearch’s principal offices are located at 675 Bering Drive, Houston, Texas 77057, and its telephone number is 713-961-9337. Petrosearch’s website is www.petrosearch.com.

The Merger (Page 29)

We have attached the merger agreement to this proxy statement/prospectus as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger. We propose a merger whereby DBLE Acquisition, as the wholly-owned subsidiary of Double Eagle, will merge with and into Petrosearch, and Petrosearch, as the surviving entity, will become a wholly-owned subsidiary of Double Eagle. Subject to approval by Petrosearch stockholders and the completion of other closing conditions, we expect to complete the merger in the third quarter of 2009.

Petrosearch Stockholders will receive Whole Shares of Double Eagle Common Stock in exchange for both Petrosearch Common Stock and Petrosearch Preferred Stock, on an As-Converted Basis (Page 39)

If the merger is completed, and there are no closing adjustments based upon the closing stock price of Double Eagle common stock or the final working capital of Petrosearch, then each outstanding share of Petrosearch common stock and each outstanding share of Petrosearch preferred stock, on an as converted basis, will be converted into the right to receive 0.0433 of a share of Double Eagle common stock, plus cash in lieu of any fractional share interest.

The foregoing exchange ratio is subject to possible adjustments under certain circumstances described in “The Merger Consideration” beginning on page 39.

Comparative Per Share Market Price Information (Page 57)

Shares of Double Eagle common stock currently trade on the NASDAQ Global Select Market under the symbol “DBLE”. Shares of Petrosearch common stock are quoted on the OTCBB under the symbol “PTSG.OB”. The following table sets forth the closing sale prices of Double Eagle common stock as reported on the NASDAQ Global Select Market and the closing bid prices of Petrosearch common stock as quoted on the OTCBB on March 30, 2009, the last trading day before we announced the merger, and on June 12, 2009, the last practicable trading day before the distribution of this proxy statement/prospectus.

The following table also includes the equivalent market value per share of Petrosearch common stock on March 30, 2009 and June 12, 2009, which reflects the product of the exchange ratio of 0.0433 multiplied by the last quoted bid price of Double Eagle common stock on the dates indicated.

			Equivalent Market
	Double Eagle	Petrosearch	Value per Share of
	Common Stock	Common Stock	Petrosearch

At March 30, 2009	$5.22	$0.13	$0.23
At June 12, 2009	$6.04	$0.24	$0.26

The stock portion of the merger consideration to be received for each share of Petrosearch common stock will be based on a 20-day volume weighted average trading price, referred to herein as VWAP, of the Double Eagle common stock for the period ending three trading days prior to consummation of the merger. Because the stock portion of the merger consideration to be paid to stockholders of Petrosearch is based on a fixed number of shares of Double Eagle common stock unless certain closing adjustments are made, and because the market value of the shares of Double Eagle common stock to be received by Petrosearch stockholders will change, stockholders of Petrosearch are not assured of receiving a specific market value of Double Eagle common stock, and thus a specific market value for their shares of Petrosearch common stock or Petrosearch preferred stock, at the effective time of the merger. Double Eagle cannot assure you that its common stock will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the Double Eagle common stock from a newspaper, via the Internet or by calling your broker. See “The Merger — Merger Consideration” beginning on page 39.

Federal Income Tax Consequences of the Merger (Page 54)

Double Eagle and Petrosearch expect the merger to qualify as a “tax-free reorganization” for federal income tax purposes. Assuming the merger qualifies as a “tax-free reorganization”, the Petrosearch stockholders generally will not recognize any gain or a loss on the conversion of shares of Petrosearch stock into shares of Double Eagle common stock except in certain circumstances described herein under “Federal Income Tax Consequences” beginning on page 54. The parties’ obligation to complete the merger, however, is NOT conditioned on the merger qualifying as a tax-free merger or upon the receipt of an opinion regarding the tax-free status of the merger. The tax treatment of the merger may change because of the potential cash and stock consideration adjustments at closing. If that occurs, this proxy statement/prospectus will be revised to reflect the new tax treatment and recirculated to the Petrosearch stockholders prior to their voting on the merger. As a result, Petrosearch stockholders may assume when casting their votes that the merger will qualify as a tax-free reorganization unless they receive a revised proxy statement/prospectus stating otherwise.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Petrosearch’s Financial Advisor Believes that the Merger Consideration is Fair to Petrosearch Stockholders (Page 36)

Among other factors considered in deciding to approve the merger, the Petrosearch special committee of the Petrosearch board of directors received the opinion of its financial advisor, Wunderlich Securities, Inc., which we refer to in this proxy statement/prospectus as Wunderlich Securities, that, as of March 30, 2009 (the date on which the Petrosearch special committee and board of directors approved the merger agreement), the merger consideration was fair to the holders of Petrosearch common stock and Petrosearch preferred stock from a financial point of view. The opinion, dated as of March 30, 2009, is included in this proxy statement/prospectus as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Wunderlich Securities in providing its opinion. Wunderlich Securities’ opinion is directed to the special committee of the Petrosearch board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger. Petrosearch has paid Wunderlich Securities a fee of $125,000 for its financial advisory services and fairness opinion rendered in connection with the merger. Petrosearch’s special committee and board were aware of this fee structure and took it into account in considering Wunderlich Securities’ fairness opinion and in approving the merger. In addition, Petrosearch has agreed to reimburse Wunderlich Securities for its reasonable expenses incurred by it on Petrosearch’s behalf, and to indemnify Wunderlich Securities against liabilities arising out of the merger, including the rendering of Wunderlich Securities’ fairness opinion.

Petrosearch Special Committee and Board of Directors Recommends Approval of the Merger (Page 29)

Based on Petrosearch’s reasons for the merger described herein, including the fairness opinion of Wunderlich Securities, the Petrosearch board of directors, other than Mr. Richard Dole, Petrosearch’s Chairman, President and Chief Executive Officer, who abstained from voting on the merger, and the Petrosearch special committee, believe that the merger is fair to you and in your best interests and unanimously recommend that you vote “FOR” approval of the merger agreement.

Date, Time and Location of the Special Meeting (Page 27)

The special meeting will be held at 10:00 a.m., Mountain Daylight Time, on August 4, 2009, at the offices of Patton Boggs LLP. located at 1801 California St., Suite 4900, Denver, Colorado 80202. At the special meeting, Petrosearch stockholders will be asked to approve the merger agreement and to approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Voting Rights for the Special Meeting (Page 27)

You are entitled to vote at the special meeting if you owned shares of Petrosearch common stock or shares of Petrosearch preferred stock as of the close of business on June 5, 2009. If you are a common stockholder, you will have one vote at the special meeting for each share of Petrosearch common stock that you owned on that date. If you are a preferred stockholder, you will be entitled to vote your preferred stock on an as-converted basis with the common stock, and thus you will be entitled to one vote for each share of common stock in which your preferred stock is convertible into as of the record date.

Stockholders of record may vote by mail, via the Internet or by attending the special meeting and voting in person. Each signed proxy returned to Petrosearch (and not revoked) by a holder of Petrosearch stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Approval of the Merger Agreement Requires a Majority Vote by Petrosearch Stockholders (Page 28)

The affirmative vote of the holders of a majority of the outstanding shares of Petrosearch common stock, including the shares of Petrosearch preferred stock on an as-converted basis, is necessary to approve the merger agreement on behalf of Petrosearch.

Management of Petrosearch Owns Shares That May Be Voted at the Special Meeting (Pages 28 and 56)

Each of the directors and executive officers of Petrosearch, who collectively own approximately 4.5% of the outstanding shares of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis, as of the record date for the special meeting, has entered into a voting agreement with Double Eagle pursuant to which each of them has agreed to vote all of their shares in favor of the merger and the merger agreement.

Double Eagle and Petrosearch Must Meet Several Conditions to Complete the Merger (Page 45)

Completion of the merger depends on meeting a number of conditions, including the following:

•	stockholders of Petrosearch must approve the merger agreement;

•	there must be no law, injunction or order enacted or issued preventing completion of the merger;

•	the Double Eagle common stock to be issued in the merger must have been approved for trading on the NASDAQ Global Select Market (or on any securities exchange on which the Double Eagle common stock may then be listed);

•	the representations and warranties of each of Double Eagle and Petrosearch in the merger agreement must be accurate in all material respects as of the closing date;

•	Double Eagle and Petrosearch must have complied in all material respects with their respective obligations in the merger agreement;

•	Double Eagle’s revolving credit facility shall have a borrowing base of not less than $40 million;

•	Double Eagle’s average VWAP of its common stock over the 20 trading days ending on the third trading day preceding the closing, which is referred to herein as the Double Eagle closing stock price, shall not be less than $3.00; and

•	There shall not have occurred from the date of the merger agreement through the closing date any change in the condition (financial or otherwise), operations, business, properties or prospects of Double Eagle or Petrosearch that would have or would be reasonably likely to have a material adverse effect on Double Eagle or Petrosearch, as applicable.

Unless prohibited by law, either Double Eagle or Petrosearch could elect to waive a condition required for the other party that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

No Regulatory or Governmental Approvals Necessary to Complete the Merger (Page 47)

Neither Petrosearch nor Double Eagle is aware of any regulatory or governmental approval that is necessary to complete the merger. Petrosearch presently contemplates that if any governmental approvals or actions are required, these approvals or actions will be sought. However, Petrosearch cannot assure the stockholders of Petrosearch that if any approvals are required, that such approvals will be obtained.

Double Eagle and Petrosearch may Terminate the Merger Agreement (Page 52) and Petrosearch may be Required to Pay Double Eagle a Termination Fee (Page 52)

Double Eagle and Petrosearch can mutually agree at any time to terminate the merger agreement before completing the merger, even if stockholders of Petrosearch have already voted to approve it.

Either company also can terminate the merger agreement:

•	if the merger is not completed by August 31, 2009;

•	if the stockholders of Petrosearch do not approve the merger agreement; or

•	if the other company materially breaches any of its representations, warranties or obligations under the merger agreement and the breach cannot be or has not been cured within five business days of notice of the breach; provided, that if Double Eagle terminates the merger agreement pursuant to the foregoing, Petrosearch must pay Double Eagle a termination fee of $300,000.

In addition, Double Eagle may terminate the merger agreement if there shall be any action taken, or any law or order enacted or deemed applicable to the merger, by any governmental entity or regulatory authority, that would: (i) prohibit Double Eagle’s or DBLE Acquisition’s ownership or operation of all or any portion of the business of Petrosearch, or (ii) compel Double Eagle or DBLE Acquisition to dispose of or hold separate all or a portion of the assets and properties of Petrosearch as a result of the merger.

Petrosearch may terminate the merger agreement if the Double Eagle closing stock price is less than $3.00. Petrosearch also may terminate the merger agreement if the Petrosearch board of directors has received a superior proposal (as defined in the merger agreement) and Petrosearch has paid Double Eagle the $300,000 termination fee.

Double Eagle and Petrosearch may Amend and Extend the Merger Agreement (Page 50)

The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. The merger agreement may not, however, be amended after the special meeting without the approval of the stockholders of Petrosearch if such amendment would require the approval of the Petrosearch stockholders under applicable law.

Petrosearch’s Directors and Executive Officers Have Some Interests in the Merger that are in Addition to or Different than Your Interests (Page 52)

Petrosearch’s directors and executive officers have interests in the merger as individuals that are in addition to, or different from, their interests as stockholders of Petrosearch. These interests include, among other things:

•	Mr. Richard Dole is currently the Chairman of the Board, Chief Executive Officer and President of Double Eagle and of Petrosearch. Due to the foregoing potential conflict of interest, the board of directors of Double Eagle and the board of directors of Petrosearch formed a special committee of independent directors to review, analyze, negotiate and approve, if applicable, the potential transaction between Double Eagle and Petrosearch. With respect to both Double Eagle and Petrosearch, Mr. Dole was not involved in any capacity in evaluating, negotiating or voting upon any matter relating to the merger or the merger agreement;

•	Mr. Dole will remain on as Chairman, CEO and President of Double Eagle after the merger is consummated; and

•	Double Eagle’s agreement to honor indemnification obligations of Petrosearch for a period of six years and to maintain Petrosearch’s existing directors’ and officers’ liability insurance for a period of six years following the merger, subject to the terms of the merger agreement.

The board of directors of Petrosearch was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Petrosearch is Prohibited from Soliciting Other Offers (Page 50)

Petrosearch has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Double Eagle regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

Accounting Treatment of the Merger (Page 56)

The merger will be accounted for under the purchase method of accounting under generally accepted accounting principles, or GAAP.

Stockholders of Double Eagle and Petrosearch Have Different Rights (Page 94)

The rights of Petrosearch’s and Double Eagle’s stockholders under their respective business corporation laws are different. Upon consummation of the merger, the stockholders of Petrosearch will become stockholders of Double Eagle and their rights as stockholders of Double Eagle will be governed by Double Eagle’s articles of incorporation, as amended, and bylaws and the Maryland General Corporation Law, which is referred to in this proxy statement/prospectus as MGCL, and will no longer be governed under Nevada Revised Statutes, which is referred to in this proxy statement/prospectus as NRS. The rights of stockholders of Double Eagle differ in certain respects from the rights of stockholders of Petrosearch.

Petrosearch’s Stockholders Do Not Have Dissenters’ Rights (Page 57)

In accordance with Section 92A.390 of the NRS, the holders of Petrosearch common stock and the holders of Petrosearch preferred stock will not have any appraisal or dissenters’ rights with respect to the merger or merger agreement.

The Shares of Double Eagle Common Stock to be Issued in the Merger will be listed on NASDAQ (Page 56)

Pursuant to the merger agreement, the shares of Double Eagle common stock issued in connection with the merger will be listed on the NASDAQ Global Select Market or on any securities exchange on which the Double Eagle common stock may then be listed.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

Selected Consolidated Historical Financial Data of Double Eagle

Set forth below are highlights from Double Eagle’s consolidated financial data at and for the years ended December 31, 2004 through 2008, and at and for the quarters ended March 31, 2009 and 2008. You should read this information in conjunction with Double Eagle’s consolidated financial statements and related notes included in Double Eagle’s Annual Report on Form 10-K for the year ended December 31, 2008 and in Double Eagle’s Quarterly Report on Form 10-Q, which are incorporated in this proxy statement/prospectus by reference and from which this information is derived. See “Where You Can Find More Information” beginning on page 101.

	At or for the Years Ended December 31,					Quarter Ended March 31,
	2008	2007	2006	2005	2004	2009	2008
	(In thousands except for per share, reserve and volume data)					(Unaudited)

Statement of Operations Data
Total operating revenues	$49,578	$17,197	$19,032	$20,496	$13,267	$11,040	$7,316
Income (loss) from operations	$15,949	$(17,909)	$3,695	$5,985	$4,451	$1,890	$3,009
Net income (loss)	$10,381	$(11,603)	$2,109	$3,965	$4,028	$1,007	$1,082
Net income (loss) attributable to common stock	$6,658	$(13,413)	$2,109	$3,965	$4,028	$76	$932
Net income (loss) per common share:
Basic	$0.73	$(1.47)	$0.24	$0.46	$0.48	$0.01	$0.10
Diluted	$0.73	$(1.47)	$0.24	$0.46	$0.47	$0.01	$0.10
Cash Flow Information:
Net cash provided by (used in):
Operating activities	$22,904	$5,166	$10,951	$10,319	$7,434	$6,935	$2,463
Investing activities	$(40,778)	$(42,056)	$(22,241)	$(16,259)	$(7,377)	$(21,546)	$(11,003)
Financing activities	$17,749	$36,404	$10,470	$3,701	$692	$16,782	$8,592

						As of
						March 31, 2009
						(Unaudited)

Balance Sheet Information
Total assets	$171,989	$84,597	$64,406	$44,211	$30,969	$164,167
Balance on credit facility	$24,639	$3,445	$13,221	$3,000	$—	$42,500
Total long-term liabilities	$33,011	$5,895	$17,184	$5,732	$583	$48,247
Stockholders’ equity	$54,903	$28,624	$33,042	$29,778	$24,927	$54,687
Total Proved Reserves
Oil (MBbl)	420	413	360	329	278
Gas (MMcf)	86,331	71,254	48,497	47,234	34,935
Mcfe	88,852	73,731	50,657	49,207	36,603
Net Production Volumes:
Oil (Bbl)	25,668	13,963	12,729	15,470	16,886
Gas (Mcf)	6,599,662	2,928,335	3,140,653	2,976,094	2,559,557
Mcfe	6,713,670	3,012,113	3,217,027	3,068,914	2,660,873

Selected Consolidated Historical Financial Data of Petrosearch

Set forth below are highlights from Petrosearch’s consolidated financial data at and for the years ended December 31, 2004 through 2008, and at and for the quarters ended March 31, 2009 and 2008.

	At or for the Year Ended December 31,					Quarter Ended March 31,
	2008	2007	2006	2005	2004	2009	2008
	(In thousands except for per share, reserve and volume data)					(Unaudited)

Statement of Operations Information
Total operating revenues	$1,400	$1,828	$1,233	$1,701	$4,718	$17	$554
Income (loss) from operations	$(18,811)	$(2,836)	$(2,578)	$(2,712)	$(1,515)	$(1,205)	$(783)
Other income (expense)	$15,769	$(3,699)	$256	$(189)	$(57)	$16	$(1,238)
Net income (loss)	$412	$(6,535)	$(2,322)	$(2,901)	$(1,571)	$(1,189)	$(2,021)
Net income (loss) per common share:
Basic	$0.01	$(0.17)	$(0.08)	$(0.11)	$(0.09)	$(0.03)	$(0.05)
Diluted	$0.01	$(0.17)	$(0.08)	$(0.11)	$(0.09)	$(0.03)	$(0.05)
Cash Flow Information:
Net cash provided by (used in):
Operating activities	$(3,021)	$(2,415)	$(1,643)	$(2,490)	$(296)	$(917)	$(988)
Investing activities	$29,068	$(9,082)	$(12,632)	$(5,802)	$(6,238)	$(282)	$(1,296)
Financing activities	$(21,271)	$15,815	$13,938	$11,245	$5,775	$(271)	$(533)

						As of
						March 31, 2009
						(Unaudited)

Balance Sheet Information:
Total assets	$22,713	$49,037	$33,363	$19,616	$10,406	$21,099
Long-term debt	$—	$20,834	$9,030	$2,537	$—	$—
Total long term liabilities, including long-term debt	$777	$21,534	$9,937	$3,208	$—	$778
Stockholders’ equity	$21,269	$20,194	$17,941	$14,189	$5,330	$19,813
Total Proved Reserves
Oil (MBbl)	1,535	1,712	1,758	2,346	374
Gas (MMcf)	766	2,683	1,309	1,844	1,247
MMcfe	9,976	12,955	11,857	15,920	3,491
Net Production Volumes:
Oil (Bbl)	3,790	13,506	16,489	33,676	120,525
Gas (Mcf)	116,189	135,061	17,504	4,725	64,009
Mcfe	138,929	216,097	116,438	206,781	787,159

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements of Double Eagle are based on the audited December 31, 2008 and unaudited March 31, 2009 historical consolidated financial statements of each of Double Eagle and Petrosearch, which include, in the opinion of the management of both companies, all adjustments necessary to present fairly the results for the periods and as of the date presented. The historical consolidated financial information has been adjusted to give pro forma effect to the merger, as if it had occurred on January 1, 2008 for the condensed consolidated statement of operations and as if it had occurred on March 31, 2009 for the condensed consolidated balance sheet.

The unaudited pro forma condensed combined financial statements, however, do not give effect to the impact, if any, of asset dispositions, cost savings or integration costs as a result of the merger. The following unaudited pro forma condensed combined balance sheet at March 31, 2009 and unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and the quarter ended March 31, 2009, should be read in conjunction with the December 31, 2008 audited historical financial statements and the March 31, 2009 unaudited historical financial statements of Double Eagle and Petrosearch and the related notes, all of which are either included or incorporated by reference into this proxy statement/prospectus. See the historical consolidated financial statements of Petrosearch and the accompanying notes beginning on page E-1 and F-1 of this proxy statement/prospectus and “Where You Can Find More Information” on page 101.

The merger is structured as an all-stock transaction, subject to closing adjustments if the closing share price of Double Eagle common stock is below $4.75 per share, and will be accounted for as a purchase. The merger agreement contemplates that Petrosearch will merge with and into DBLE Acquisition, with Petrosearch surviving the merger as a direct wholly-owned subsidiary of Double Eagle. In the merger, the holders of Petrosearch stockholders, including the holders of preferred stock on an as-converted basis, are expected to receive 0.0433 shares of Double Eagle common stock for each share of Petrosearch common stock and Petrosearch preferred stock, on an as converted basis, they hold, plus cash for any fractional shares of Double Eagle common stock they would otherwise receive in the merger. Immediately following the consummation of the merger, existing Double Eagle common stockholders will own approximately 83.7 percent of the outstanding common stock of Double Eagle and the former Petrosearch stockholders will own approximately 16.3 percent of the outstanding common stock of Double Eagle.

The consideration paid by Double Eagle to consummate the merger will be allocated to Petrosearch’s assets and liabilities based upon their estimated fair values as of the date of the consummation of the merger. The allocation included below is based upon preliminary valuations and other assessments that have not progressed to a stage where there is sufficient information to make a definitive allocation. The purchase price and the allocation of the purchase price are dependent upon a final determination of the fair value of Petrosearch’s assets and liabilities as of the date of the consummation of the merger. Accordingly, the pro forma purchase price adjustments are subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Final determinations of fair value may differ materially from those presented herein. The pro forma financial statements also include adjustments to reflect Petrosearch as if it had been accounted for under the successful efforts method of accounting.

The unaudited pro forma condensed combined results of operations do not include any anticipated operating synergies from the elimination of duplicative costs and overlapping functions that management believes will be specifically identified during the integration planning process or after the consummation of the merger. One-time combination costs required to complete the merger and implement the savings are expected to be incurred, and, if related to the operations of Petrosearch, may be included as part of the final purchase price allocation or may be expensed.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred had the transaction been consummated as of January 1, 2008 for purposes of the unaudited pro forma condensed combined statements of operations and March 31, 2009 for the unaudited pro forma condensed combined balance sheet, nor are they necessarily indicative of future results.

The preliminary purchase price allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed, as described above. The estimated purchase price of approximately $9.3 million has been calculated as follows (in thousands except per share amounts and ratios):

Number of shares of Petrosearch common stock outstanding at June 12th	41,340,584
Number of additional shares of Petroseach Common Stock assuming Petrosearch Series A 8% Convertible Preferred Stock outstanding at June 12th, on an as-converted basis	31,974
Number of additional shares of Petroseach Common Stock assuming Petrosearch Series B Convertible Preferred Stock outstanding at June 12th, on an as-converted basis	20,093

Total Petrosearch common stock	41,392,651
Conversion Ratio	0.0433
Estimated number of shares of Double Eagle common stock to be issued	1,792,741
Assumed market price of Double Eagle common stock to be issued(1)	$4.569

Estimated aggregate value of Double Eagle common stock to be issued	$8,191,211
Estimated Petrosearch liabilities assumed by Double Eagle(2)	1,155,000

Estimated Purchase Price	$9,346,211

(1)	Based on the volume weighted average closing price of Double Eagle’s common stock on NASDAQ for the twenty days prior to June 5, 2009.

(2)	As of March 31, 2009, Petrosearch was expected to pay a total of $2,085,000 of severance related costs, of which $87,600 was paid out as of March 31, 2009. The remaining amount is included as a pro forma adjustment to cash and cash equivalents on the Unaudited Pro Forma Condensed Combined Balance Sheet present herein.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2009

					Pro Forma
	Historical				Double Eagle
	Double Eagle	Petrosearch	Adjustments		Combined
	(Dollars in thousands)

CURRENT ASSETS:
Cash and cash equivalents	$2,778	$11,340	$(2,597	)a	$11,153
			(368	)e
Receivables, net of allowance	9,432	11	—		9,443
Fair value of derivative	11,167	—	—		11,167
Prepaid exp. & other current assets	3,475	363	—		3,838

Total Current Assets	26,852	11,714	(2,965)		35,601

Oil and gas properties	170,617	24,683	(23,233	)a	172,067
Corporate and other assets	1,921	153	—		2,074

	172,538	24,836	(23,233)		174,141
Accumulated DD&A	(39,635)	(19,152)	19,136	a	(39,651)

	132,903	5,684	(4,097)		134,490

Deferred tax asset	—	3,454	(3,454	)a	—
Other assets	4,412	247	(235	)a	4,424

Total Assets	$164,167	$21,099	$(10,751)		$174,515

CURRENT LIABILITIES:
Accounts payable	$7,776	$357	$—		$8,133
Accrued expenses and other current liabilities	15,485	151	(130	)a	15,331
			(175	)e

Total Current Liabilities	23,261	508	(305)		23,464

LONG-TERM DEBT, net of current maturities	38,750	—			38,750
OTHER LONG TERM LIAB	6,396	777			7,173
DEFERRED TAX LIABILITY	3,101	—			3,101
PREFERRED STOCK	37,972		—		37,972
STOCKHOLDERS’ EQUITY:
Common stock	923	46	(46	)b	1,102
			179	c
Preferred		252	(252	)b	—
Additional paid-in-capital	35,544	34,358	(34,358	)b	43,556
			8,012	c
Retained earnings and other comprehensive income	18,220	(14,635)	14,635	b	19,397
			1,370	d
			(193	)e
Treasury stock	—	(207)	207	b	—

Total stockholders’ equity	54,687	19,814	(10,446)		64,055

Total Liabilities and Stockholders’ Equity	$164,167	$21,099	$(10,751)		$174,515

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2008

					Pro Forma
	Historical				Double Eagle
	Double Eagle	Petrosearch	Adjustments		Combined
	(Dollars in thousands)

REVENUES
Oil and gas sales	$39,149	$1,400	$—		$40,549
Transporation	4,788	—	—		4,788
Price risk management	5,329	—	—		5,329
Other income	312	—	—		312

Total Revenues	49,578	1,400	—		50,978
COSTS AND EXPENSES
Lease operating	7,601	808	—		8,409
Production taxes	4,701	—	—		4,701
Depreciation, depletion and amortization	11,473	577	1,003	f	13,053
Impairment and dry hole costs	1,654	15,714	(12,906	)g	4,462
General and administrative	5,604	3,112	470	e	9,186
Pipeline operating costs	2,596	—	—		2,596

Total Cost and Expenses	33,629	20,211	(11,433)		42,407

Operating Income	15,949	(18,811)	11,433		8,571

OTHER (INCOME) EXPENSE:
Interest expense (income)	225	1,169	—		1,394
Amortizing of financing costs	—	1,444	—		1,444
Gain on sale of assets	—	(21,815)	2,610	g	(19,205)
Loss on debt extinguishment	—	3,445	—		3,445
Other (income) expense	—	(12)	(1,370	)d	(1,382)

Other (income) expense	225	(15,769)	1,240		(14,304)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	15,724	(3,042)	10,193		22,875

INCOME TAX EXPENSE (BENEFIT)	5,343	(3,454)	6,826	h	8,715

INCOME(LOSS) FROM CONTINUING OPERATIONS	$10,381	$412	$3,367		$14,160

Earnings per Share
Basic	$1.13	$0.01			$1.29
Diluted	$1.13	$0.01			$1.29
Shares Outstanding
Basic	9,159,865	41,797,282	(40,004,541	)i	10,952,606
Diluted	9,161,985	41,797,282	(40,004,541	)i	10,954,726

The accompany notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Quarter March 31, 2009

					Pro Forma
	Historical				Double Eagle
	Double Eagle	Petrosearch	Adjustments		Combined
	(Dollars in thousands)

REVENUES
Oil and gas sales	$10,500	$17	$—		$10,517
Transporation	1,587	—	—		1,587
Price risk management	(1,140)	—	—		(1,140)
Other income	93	—	—		93

Total Revenues	11,040	17	—		11,057
			—
COSTS AND EXPENSES
Lease operating	1,884	46	—		1,930
Production taxes	889	—	—		889
Depreciation, depletion and amortization	4,382	16	—		4,398
Impairment and dry hole costs	26	—	—		26
General and administrative	1,674	1,160	(620	)j	2,214
Pipeline operating costs	295	—	—		295

Total Cost and Expenses	9,150	1,222	(620)		9,752

Operating Income	1,890	(1,205)	620		1,305

OTHER (INCOME) EXPENSE:
Interest expense (income)	252	(16)	—		236
Amortizing of financing Costs	—	—	—		—
Gain on sale of assets	—	—	—		—
Loss on debt extinguishment	—	—	—		—
Other (income) expense	—	—	—		—

Other (income) expense	252	(16)	—		236

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	1,638	(1,189)	620		1,069

INCOME TAX EXPENSE (BENEFIT)	631	—	(224	)h	407

INCOME(LOSS) FROM CONTINUING OPERATIONS	$1,007	$(1,189)	$844		$662

Earnings per Share
Basic	$0.11	$(0.03)			$0.06
Diluted	$0.11	$(0.03)			$0.06
Shares Outstanding
Basic	9,201,913	41,832,034	(40,039,293	)i	10,994,654
Diluted	9,201,913	41,832,034	(40,039,293	)i	10,994,654

The accompany notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1:	Unaudited pro forma adjustments (dollars in thousands)

The unaudited pro forma condensed combined financial statements include the following adjustments:

a) The estimated purchase price has been assigned to the net assets acquired as follows (in thousands):

	Petrosearch Historical
	Net Book Value at	Purchase Price		Preliminary
	March 31, 2009	Adjustment		Fair Value

Current Assets	$11,714	$(2,597	)(1)	$9,117
Net Property and Equipment, including oil and gas properties	5,684	(4,097	)(2)	1,587
Other assets	3,701	(3,689	)(3)	12
Current Liabilities	(508)	130	(4)	(378)
Other long-term liabilities	(777)	—		(777)

	$19,814	$(10,253)		$9,561

(1)	Represents (i) payment of Petrosearch’s remaining estimated merger related cost of $275 at March 31, 2009 (ii) Petrosearch’s remaining cash payments of $1,997 for change in control severance costs at March 31, 2009 and (iii) cash distribution of $325 to Petrosearch stockholders. One of the closing provisions states if the closing stock price of Double Eagle is below $4.75, an adjustment shall be made whereby $4.75, less the closing price, multiplied by the number of shares issued will be distributed back to the Petrosearch stockholders. The Double Eagle per share stock price assumed for the above pro forma is $4.5691.

(2)	Reflects the preliminary allocation of a portion of the total purchase price to Petrosearch’s oil and natural gas properties;

(3)	Adjusts deferred tax asset of $3,454 to amount expected to be available for future utilization by Double Eagle and to write-off aged received of $235 not expected to be collected;

(4)	Petrosearch’s estimated merger related costs total $400, of which, $255 had been recognized as of March 31, 2009, and $125 had been paid. At March 31, 2009, $130 of merger related costs were included within accrued expenses and other current liabilities on the historical balance sheet. A purchase-price adjustment has been recorded to reduce the accrued expenses, as the Petrosearch merger related costs would have been paid-out upon consummation of the merger on March 31, 2009.

b) Records the elimination of Petrosearch’s historical stockholders’ equity;

c) Records the issuance of 1,792,741 shares of Double Eagle common stock, $.10 par value, at an assumed price of $4.5691;

d) Reflects gain on transaction under SFAS 141(R);

e) Double Eagle’s estimated merger related costs total $470 and are included as an adjustment within the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2008. Of the total estimated merger related costs, $277 had been recognized as of March 31, 2009, and $102 had been paid. At March 31, 2009, $175 of merger related costs were included within accrued expenses and other current liabilities on the historical balance sheet. Adjustments have been included within the Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 2009 to reflect $193 of merger related costs expected to be recognized, and $368 of merger related costs that are expected to be paid upon consummation of the merger. An adjustment has also been recorded to reduce the accrued expenses by $175 at March 31, 2009, as these costs are assumed to have been paid before consummation of the merger.

f) Records estimated DD&A expense on pro forma assets;

g) Records adjustments for conversion of Petrosearch’s historical results from the full cost method of accounting to successful efforts method of accounting for oil and gas assets;

h) Records adjustment to income tax expense to reflect Double Eagle’s effective tax rate on the pro forma income (loss) from continued operations;

i) Records adjustment to reflect the cancellation of all historical outstanding shares of Petrosearch and the issuance of 1,792,741 shares of Double Eagle common stock.

j) Records adjustment to reduce general and administrative expenses for merger related costs recognized by Double Eagle of $277 and Petrosearch of $255, plus $88 of severance related costs, for the quarter ended March 31, 2009, which for pro forma financial statements are assumed to have been paid upon consummation of the merger on January 1, 2008 and are included within the pro forma adjustments in the year ended December 31, 2008.

Note 2:	Unaudited supplemental pro forma condensed combined information related to oil and natural gas activities

Unaudited Pro Forma Combined Oil and Natural Gas Reserve and Standardized Measure Information.  The following unaudited supplemental pro forma combined information for oil and natural gas producing activities is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities” or SFAS 69.

The unaudited pro forma combined standardized measure information is presented for illustrative purposes only. You should refer to footnote 8 in Double Eagle’s notes to consolidated financial statements beginning on page F-21 of its 2008 Form 10-K, and footnote 14 in Petrosearch’s notes to consolidated financial statements of its 2008 Form 10-K, included herein, for additional information presented in accordance with the requirements of SFAS 69.

The following unaudited pro forma combined oil and natural gas reserve tables present how the oil and natural gas reserve information of Double Eagle and Petrosearch may have appeared had the businesses actually been combined as of December 31, 2008.

ESTIMATED UNAUDITED PRO FORMA COMBINED CHANGES IN NET RESERVE QUANTITIES

	Double Eagle Historical		Petrosearch Historical		Proforma Double Eagle Combined
	Oil	Gas	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(Bbls)	(Mcf)	(Bbls)	(Mcf)

Total proved reserves at December 31, 2007	412,812	71,253,865	1,712,324	2,683,210	2,125,136	73,937,075
Sale of oil and gas properties	—	—	—	(1,770,002)	—	(1,770,002)
Extensions and discoveries	65,429	26,244,840	—	—	65,429	26,244,840
Production	(24,613)	(6,530,323)	(3,790)	(116,189)	(28,403)	(6,646,512)
Revisions to previous estimate	(33,439)	(4,637,562)	(173,415)	(31,019)	(206,854)	(4,668,581)

Total proved reserves at December 31, 2008	420,189	86,330,820	1,535,119	766,000	1,955,308	87,096,820

Proved developed reserves December 31, 2008	295,698	63,007,126	13,077	0	308,775	63,007,126

PRO FORMA UNAUDITED COMBINED STANDARDIZED MEASURE OF
DISCOUNTED FUTURE NET CASH FLOWS

			Proforma
	Double Eagle	Petrosearch	Double Eagle
	Historical	Historical	Combined
	($ in thousands)

Future cash inflows	$406,017	$59,994	$466,011
Future development and production costs	(136,574)	(41,435)	(178,009)

Future net cash inflows before income taxes	269,443	18,559	288,002
Future income taxes	(58,313)	(1,318)	(59,631)

Future net cash flows	211,130	17,241	228,371
10% discount factor	(89,075)	(12,402)	(101,477)

Standardized measure of discounted future net cash inflow	$122,055	$4,839	$126,894

PRO FORMA UNAUDITED COMBINED CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

			Proforma
	Double Eagle	Petrosearch	Double Eagle
	Historical	Historical	Combined
	($’s in thousands)

December 31, 2007	$130,299	$40,389	$170,688
Sales of oil and gas produced, net of production costs	(26,846)	(592)	(27,438)
Extensions and discoveries	49,511	—	49,511
Net changes in prices and production costs	(63,682)	(42,738)	(106,420)
Sale of property	—	(2,196)	(2,196)
Development costs incurred during the period	11,181	2,528	13,709
Revisions of estimated development costs	(5,188)	(1,781)	(6,969)
Revisions of previous quantity estimates	(9,119)	(7,604)	(16,723)
Accretion of discount	15,919	4,039	19,958
Net change in income taxes	18,576	12,794	31,370
Changes in timing and other	1,404	—	1,404

December 31, 2008	$122,055	$4,839	$126,894

RISK FACTORS

Upon completion of the merger, you will receive shares of Double Eagle common stock and potentially cash in exchange for your shares of Petrosearch common stock or Petrosearch preferred stock. Prior to deciding whether or not to approve the transaction, you should be aware of and consider the following risks and uncertainties that are applicable to the merger and Double Eagle, in addition to the other information contained in or incorporated into this proxy statement/prospectus by reference, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 25. Double Eagle has included in its Annual Report on Form 10-K for the year ending December 31, 2008 additional risk factors that address its business.

RISK FACTORS RELATING TO THE MERGER

Although Petrosearch and Double Eagle expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of various factors.

The success of the merger will depend on, among other things, Double Eagle’s ability to realize anticipated cost savings and to combine the businesses of Double Eagle and Petrosearch in a manner that does not materially disrupt the existing customer relationships of Petrosearch or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. Integration of the two companies may require substantial management attention and could detract attention away from the day-to-day business of the combined company. If Double Eagle is not able to successfully achieve its objectives and successfully integrate the companies, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

If the merger contemplated by the merger agreement does not close, neither Petrosearch nor Double Eagle will benefit from the expenses incurred in the pursuit of the merger.

The merger contemplated by the merger agreement may not be completed. If the merger is not completed, Petrosearch and Double Eagle will have incurred substantial expenses for which no ultimate benefit will have been received. Both companies have incurred out of pocket expenses in connection with the merger for investment banking, legal and accounting fees, and financial printing and other related charges, much of which will be incurred even if the merger is not completed. In addition, if the merger agreement is terminated under specified circumstances, Petrosearch will be required to pay a $300,000 termination fee to Double Eagle.

Certain directors and executive officers of Petrosearch have interests in the merger that may be different from, or in addition to, the interests of Petrosearch stockholders.

When considering the Petrosearch board of directors’ recommendation that Petrosearch stockholders vote in favor of the merger proposal, Petrosearch stockholders should be aware that some directors and executive officers of Petrosearch have interests in the merger that may be different from, or in addition to, the interests of Petrosearch stockholders. In particular, Mr. Richard Dole, who is the Chairman of the Board, Chief Executive Officer and President of Petrosearch is also the Chairman of the Board, Chief Executive Officer and President of Double Eagle. As a result, both the Petrosearch board and the Double Eagle board formed a special committee of independent directors to analyze the potential merger and negotiate and finalize the merger agreement. Upon approval of the merger, both the Petrosearch special committee and the Double Eagle special committee were fully aware of this potential conflict of interest and considered the conflict before approving the merger. Mr. Richard Dole will remain as Chairman of the Board, Chief Executive Officer and President of Double Eagle after the merger is consummated.

Because the market price of Double Eagle common stock will fluctuate, Petrosearch stockholders cannot be sure of the market value of the Double Eagle common stock received. A decline in the price of Double Eagle common stock will decrease the value of the merger consideration to be received by Petrosearch stockholders.

When Petrosearch and Double Eagle complete the merger, each share of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis, will be converted into a pro rata share of Double Eagle common stock as the merger consideration. This per share amount is fixed and the consideration paid to the Petrosearch stockholders will not be adjusted for changes in the market price of either Double Eagle common stock or Petrosearch common stock, unless the Double Eagle closing stock price falls below $4.75 or increases above $6.25. In addition, the merger agreement does not provide for any price-based termination right until the Double Eagle closing stock price is equal to or less than $3.00. Accordingly, the consideration paid to the Petrosearch stockholders may vary significantly between the date of this proxy statement/prospectus, the date of the Petrosearch special meeting and the date of the completion of the merger. These variations may be caused by, among other things, changes in the businesses, operations, results or prospects of Double Eagle or Petrosearch, market expectations of the likelihood that the merger will be completed and the timing of completion, general market and economic conditions, commodity prices for oil and natural gas, increasing familiarity with Double Eagle by Petrosearch stockholders, analysts and other market participants, and other factors.

The fairness opinion obtained by Petrosearch from its financial advisor will not reflect changes in circumstances prior to the merger.

Wunderlich Securities, the financial advisor to Petrosearch, delivered an oral fairness opinion to the Petrosearch special committee and board of directors on March 30, 2009, which was subsequently confirmed in writing dated as of the same date. The fairness opinion states that, as of the date of the opinion, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of shares of Petrosearch common stock. However, the fairness opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Double Eagle or Petrosearch, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of Double Eagle and Petrosearch.

The trading price of shares of Double Eagle common stock after the merger may be affected by factors different from those affecting the price of shares of Petrosearch common stock or shares of Double Eagle common stock before the merger.

When Petrosearch and Double Eagle complete the merger, Petrosearch stockholders will become holders of Double Eagle common stock. The results of operations of Double Eagle, as well as the trading price of Double Eagle common stock, after the merger may be affected by factors different from those currently affecting Double Eagle’s or Petrosearch’s results of operations or trading price.

The rights of Petrosearch stockholders who become Double Eagle stockholders in the merger will be governed under Maryland law and by Double Eagle’s articles of incorporation and bylaws.

Petrosearch stockholders who receive shares of Double Eagle common stock in the merger will become Double Eagle stockholders. Double Eagle currently is a corporation formed under the laws of Maryland. As a result, the Petrosearch stockholders who become stockholders in Double Eagle will be governed by the Maryland General Corporate Law and the Double Eagle’s articles of incorporation and bylaws, rather than being governed under the Nevada Revised Statutes and the Petrosearch articles of incorporation and bylaws. There may be material differences between the current rights of Petrosearch stockholders, as compared to the rights they will have as Double Eagle stockholders. For more information, see “Comparative Rights of Stockholders” beginning on page 94 of this proxy statement/prospectus.

The merger agreement limits Petrosearch’s ability to pursue an alternative acquisition proposal and requires Petrosearch to pay a termination fee of $300,000 if it does.

The merger agreement prohibits Petrosearch from soliciting, initiating or knowingly encouraging inquiries, proposals or offers for an alternative transaction with any person. The merger agreement also provides for the payment by Petrosearch of a termination fee of $300,000 if the merger agreement is terminated in certain circumstances in connection with a competing acquisition proposal or the modification, qualification or withdrawal by the Petrosearch board of directors of its recommendation that the Petrosearch stockholders vote for the adoption of the merger agreement. Before terminating the merger agreement for this reason, Petrosearch also must first provide Double Eagle with five business days’ notice of its intention to terminate the merger agreement and the material terms and conditions of any superior proposal Petrosearch has received from a third party. See “The Merger — No Solicitation” beginning on page 50.

These provisions limit Petrosearch’s ability to pursue offers from third parties that could result in greater value to Petrosearch’s stockholders. The obligation to make the termination fee payment also may discourage a third party from pursuing an alternative acquisition proposal and may affect the structure, pricing and other terms proposed by other parties seeking to enter into an alternate transaction with Petrosearch. As a result of these restrictions, Petrosearch may not be able to enter into an agreement with respect to an alternative transaction on more favorable terms without incurring potentially significant liability to Double Eagle.

The market price of shares of Double Eagle common stock may be affected by factors that are different from those affecting shares of Petrosearch common stock.

You will receive shares of Double Eagle common stock in connection with the merger. Some of Double Eagle’s current businesses and markets differ from those of Petrosearch and, accordingly, the results of operations of Double Eagle after the merger may be affected by factors different from those currently affecting the results of operations of Petrosearch. For a discussion of the businesses of Double Eagle and Petrosearch and of certain factors to consider in connection with those businesses, see “Information About Petrosearch,” beginning on page 75, “Information About Double Eagle,” beginning on page 58 and the documents incorporated into this proxy statement/prospectus by reference concerning Double Eagle and referred to under “Where You Can Find More Information” beginning on page 101.

Petrosearch stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Following completion of the merger, Petrosearch stockholders will own approximately 16.3% of Double Eagle’s outstanding shares of common stock. Consequently, Petrosearch stockholders should expect to exercise less influence over the management and policies of Double Eagle than they currently exercise over the management and policies of Petrosearch.

Because the merger consideration may be adjusted based upon the market price of Double Eagle common stock at closing and/or based upon the final working capital of Petrosearch, the merger may not qualify as a tax-free reorganization as of closing.

The consideration paid to the Petrosearch stockholders in the merger will not be adjusted for changes in the market price of either Double Eagle common stock or Petrosearch common stock, unless the Double Eagle closing stock price, as calculated in accordance with the merger agreement, falls below $4.75 or increases above $6.25. In addition, the merger consideration will be adjusted if the final working capital of Petrosearch falls below $8.75 million as of closing. Accordingly, the amount of the cash and stock consideration to be received by Petrosearch stockholders is uncertain and may vary significantly between the date of this proxy statement/prospectus, the date of the Petrosearch special meeting and the date of completing the merger. As described in detail below under “The Merger — Federal Income Tax Consequences,” the merger consideration adjustments at closing may cause the merger not to qualify as a tax-free reorganization. If that occurs, this proxy statement/prospectus will be revised to reflect the new tax treatment and recirculated to the Petrosearch stockholders prior to their voting on the merger. As a result, Petrosearch stockholders may assume when casting their votes that the merger will qualify as a tax-free reorganization unless they receive a revised proxy statement/prospectus stating otherwise.

RISK FACTORS RELATED TO DOUBLE EAGLE’S BUSINESS AND ITS BUSINESS FOLLOWING THE MERGER

Any of the following risks could materially and adversely affect the business, financial condition or results of operations of Double Eagle following completion of the merger. The risks described below are not the only risks facing Double Eagle. Additional risks and uncertainties not currently known to Double Eagle or those it currently views to be immaterial may also materially adversely affect its business, financial condition or results of operations.

Double Eagle may be unable to develop its existing acreage due to the change in the current political environment and administration.

The anticipated growth and planned expenditures are based upon the presumption that existing leases and regulations will remain intact and allow for the future development of carbon-based fuels. With the change in the United States political balance and the unclear and unknown direction that the new administration will pursue, Double Eagle’s ability to develop known and unknown reserves in areas in which it has reserves or leases may be limited, thereby limiting its ability to grow and generate cash flows from operations.

Double Eagle cannot predict the future price of oil and natural gas and an extended decline in prices could hurt our profitability, financial condition and ability to grow.

Double Eagle’s revenues, profitability and liquidity, future rate of growth and carrying value of its oil and gas properties are heavily dependent upon prevailing prices for natural gas and oil, which can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Prices in the Rocky Mountain region of the Unites States, and in particular Wyoming, have been more adversely affected by the market volatility than other regions of the country, due to insufficient pipeline capacity and the resulting excess supply. Prices also are affected by actions of federal, state and local agencies, the United States and foreign governments, international cartels, levels of consumer demand, weather conditions, and the price and availability of alternative fuels. In addition, sales of oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil and/or natural gas would have a material adverse effect on Double Eagle’s financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond Double Eagle’s control.

Double Eagle may be unable to fund its planned capital expenditures.

Double Eagle spends and will continue to spend a substantial amount of capital for the acquisition, exploration, exploitation, development and production of oil and gas reserves. Double Eagle has historically addressed its short and long-term liquidity needs through the use of cash flow provided by operating activities, borrowing under bank credit facilities, and the issuance of equity. Without adequate financing, Double Eagle may not be able to execute successfully its operating strategy. The availability of these sources of capital will depend upon a number of factors, some of which are beyond Double Eagle’s control. These factors include:

•	general economic and financial market conditions;

•	oil and natural gas prices; and

•	Double Eagle market value and operating performance.

Double Eagle may be unable to execute its operating strategy if it cannot obtain adequate capital. If low oil and natural gas prices, lack of adequate gathering or transportation facilities, operating difficulties or other factors, many of which are beyond Double Eagle’s control, cause its revenues and cash flows from operating activities to decrease, Double Eagle may be limited in its ability to spend the capital necessary to complete its capital expenditures program.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and other oil field services could adversely affect Double Eagle’s ability to execute its exploration and development plans on a timely basis and within budget.

The oil and gas industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs of rigs, equipment and supplies are sometimes greater and their availability may be limited. As a result of increasing levels of exploration and production in response to strong prices of crude oil and natural gas, the demand for oilfield services has risen and the costs of these services has increased.

Double Eagle does not control all of its operations and development projects.

Certain of Double Eagle’s business activities are conducted through operating agreements under which Double Eagle owns partial interests in oil and natural gas wells. If Double Eagle does not operate wells in which Double Eagle owns an interest, Double Eagle does not have control over normal operating procedures, expenditures or future development of underlying properties. The failure of an operator of Double Eagle’s wells to adequately perform operations, or an operator’s breach of the applicable agreements, could reduce Double Eagle’s production and revenues. The success and timing of Double Eagle’s drilling and development activities on properties operated by others therefore depends upon a number of factors outside of its control, including the operator’s:

•	timing and amount of capital expenditures;

•	expertise and financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.

Since Double Eagle does not have a majority interest in most wells that it does not operate, Double Eagle may not be in a position to remove the operator in the event of poor performance.

RISK FACTORS RELATED TO THE OIL AND GAS INDUSTRY

Competition in the oil and natural gas industry is intense, and many of Double Eagle’s competitors have greater financial and other resources than Double Eagle does.

Double Eagle operates in the highly competitive areas of oil and natural gas exploration, development and production. Double Eagle faces intense competition from both major and other independent oil and natural gas companies in each of the following areas:

•	seeking to acquire desirable producing properties or new leases for future exploration;

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties; and

•	retention and hiring of skilled employees.

Many of Double Eagle’s competitors have financial and other resources substantially greater than it does, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Double Eagle’s ability to develop and exploit its oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Double Eagle could be adversely impacted by a variety of changes in the oil and gas market that are beyond its control.

The marketability of Double Eagle’s oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect its ability to produce and market oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because Double Eagle would incur expenses without receiving revenues from the sale of production.

Double Eagle may be unable to find additional reserves, which would adversely impact its ability to sustain production levels.

Double Eagle’s future operations depend on whether it can find, develop or acquire additional reserves that are economically recoverable. Double Eagle’s properties produce oil and gas at a declining rate. Unless Double Eagle acquires properties containing proved reserves or conduct successful exploration and development activities, or both, its proved reserves, production and revenues will decline over time.

New government regulation and environmental risks could increase Double Eagle’s cost of doing business.

The production and sale of oil and gas are subject to a variety of federal, state and local government regulations. These include:

•	prevention of waste;

•	discharge of materials into the environment;

•	conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations;

•	spacing of wells; and

•	unitization and pooling of properties.

Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Because current regulations covering our operations are subject to change at any time, and despite belief that Double Eagle is in substantial compliance with applicable environmental and other government laws and regulations, Double Eagle may incur significant costs for compliance in the future.

The exploration, development and operation of oil and gas properties involve substantial risks that may result in a total loss of investment.

The business of exploring for and, to a lesser extent, developing and operating oil and gas properties involves a high degree of business and financial risk, and thus a substantial risk of loss of investment that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond Double Eagle’s control. These factors include:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse changes in prices;

•	weather conditions;

•	shortages in experienced labor; and

•	shortages or delays in the delivery of equipment.

Double Eagle may drill wells that are unproductive or, although productive, do not produce oil and/or natural gas in commercial quantities. Acquisition and completion decisions generally are based on subjective judgments and assumptions that are speculative. Double Eagle cannot predict with certainty the production potential of a particular property or well. Furthermore, a successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational, or market-related factors, including, but not limited to:

•	unusual or unexpected geological formations, pressures, equipment failures or accidents, fires, explosions, blowouts, cratering, pollution and other environmental risks;

•	shortages or delays in the availability of drilling rigs and the delivery of equipment; and

•	loss of circulation of drilling fluids or other conditions.

These factors may substantially delay or prevent completion of any well or otherwise prevent a property or well from being profitable. A productive well may become uneconomic in the event water or other deleterious substances are encountered that impair or prevent the production of oil and/or natural gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or toxic substances.

The oil and gas industry experiences numerous operating hazards that could result in substantial losses.

The exploration, development and operation of oil and gas properties also involve a variety of operating risks including the risk of fire, explosions, blowouts, cratering, pipe failure, abnormally pressured formations, natural disasters, acts of terrorism or vandalism, and environmental hazards, including oil spills, gas leaks, pipeline ruptures or discharges of toxic gases. These industry related operating risks can result in injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties, and suspension of operations which could result in substantial losses.

Double Eagle maintains insurance against some, but not all, of the risks described above. Such insurance may not be adequate to cover losses or liabilities. In addition, Double Eagle cannot predict the continued availability of insurance at premium levels that justify its purchase. Acts of terrorism and certain potential natural disasters may change our ability to obtain adequate insurance coverage. The occurrence of a significant event that is not fully insured or indemnified against could materially and adversely affect Double Eagle’s financial condition and operations.

Double Eagle’s prices, net income and cash flows may be impacted adversely by new taxes.

The federal, state and local governments in which Double Eagle operates impose taxes on the oil and gas products it sells. In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals. In addition, many states have raised state taxes on energy sources and additional increases may occur. Double Eagle cannot predict whether any of these measures would have an adverse impact on oil and natural gas prices.

Double Eagle’s reserves and future net revenues may differ significantly from its estimates.

The estimates of reserves and future net revenues are not exact and are based on many variable and uncertain factors; therefore, the estimates may vary substantially from the actual amounts depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenues, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the estimated amounts. In addition, estimates of reserves are extremely sensitive to the market prices for oil and gas.

Acquisitions are a part of Double Eagle’s business strategy and are subject to the risks and uncertainties of evaluating recoverable reserves and potential liabilities.

Double Eagle could be subject to significant liabilities related to acquisitions. The successful acquisition of producing and non-producing properties requires an assessment of a number of factors, many of which are beyond Double Eagle’s control. These factors include recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities, title issues and other factors. It generally is not feasible to review in detail every individual property included in an acquisition. Ordinarily, a review is focused on higher valued properties. Further, even a detailed review of all properties and records may not reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Double Eagle does not always inspect every well it expects to acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is performed. Double Eagle cannot assure you that its future acquisition activity will not result in disappointing results.

In addition, there is strong competition for acquisition opportunities in the oil and gas industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Double Eagle strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Double Eagle’s ability to pursue its acquisition strategy may be hindered if it is not able to obtain financing or regulatory approvals.

Acquisitions often pose integration risks and difficulties. In connection with future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Possible future acquisitions could result in Double Eagle incurring additional debt, contingent liabilities and expenses, all of which could have a material adverse effect on its financial condition and operating results.

Double Eagle depends on key personnel.

Double Eagle’s success depends to a significant extent upon the efforts and abilities of its senior management and key employees. The loss of the services of these individuals could have a material adverse effect upon Double Eagle’s business and results of operations.

Declining economic conditions could negatively impact Double Eagle’s business.

Double Eagle’s operations are affected by local, national and worldwide economic conditions. The consequences of a potential or prolonged recession may include a lower level of economic activity and uncertainty regarding energy prices and the capital and commodity markets. A lower level of economic activity might result in a decline in energy consumption, which may adversely affect our revenues and future growth. Instability in the financial markets, as a result of recession or otherwise, also may affect the cost of capital and Double Eagle’s ability to raise capital.

The trading volatility and price of Double Eagle’s common stock may be affected by many factors.

In addition to its operating results and business prospects, many other factors affect the volatility and price of Double Eagle’s common stock. The most important of these, some of which are outside Double Eagle’s control, are the following:

•	The current financial crisis, which has caused significant market volatility worldwide;

•	Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence U.S. financial markets, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business; and

•	Trading activity in Double Eagle’s common stock, which can be a reflection of changes in the prices for oil and gas, or market commentary or expectations about its business and overall industry.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks and uncertainties. These statements may relate to, but are not limited to, information or assumptions about the merger, the combined company and attributes thereof, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal and regulatory proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management’s plans, strategies, goals and objectives for future operations and growth. These forward-looking statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” “should,” “seek,” “project,” “plan” or similar expressions. Any statement that is not a historical fact is a forward looking statement. It should be understood that these forward-looking statements are necessarily estimates reflecting the best judgment of senior management, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

Forward-looking statements may relate to the merger, the combined company and various financial and operational matters, including, among other things:

•	benefits, effects or results of the proposed merger;

•	cost reductions or synergies resulting from the proposed merger;

•	operations and results after the proposed merger;

•	integration of operations;

•	timing of the consummation of the proposed merger;

•	tax treatment of the proposed merger;

•	accounting treatment of the proposed merger;

•	costs in connection with the proposed merger;

•	fluctuations in demand or the prices received for oil and natural gas;

•	the amount, nature and timing of capital expenditures;

•	drilling of wells;

•	competition and government regulations;

•	timing and amount of future production of oil and natural gas;

•	costs of exploiting and developing properties and conducting other operations;

•	increases in proved reserves;

•	operating costs and other expenses;

•	cash flow and anticipated liquidity;

•	estimates of proved reserves;

•	exploitation or property acquisitions; and

•	marketing of oil and natural gas.

These forward-looking statements represent intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of Double Eagle’s and Petrosearch’s control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described in this proxy statement/prospectus under “Risk Factors,” as well as the risk factors described in the other documents

Double Eagle or Petrosearch files with the SEC and incorporates by reference in this proxy statement/prospectus, those factors include:

•	failure to complete the merger;

•	difficulties in integrating the operations of Double Eagle and Petrosearch;

•	reduction in Double Eagle’s borrowing base under its revolving line of credit;

•	fluctuations in the value of Double Eagle’s stock;

•	worldwide demand for oil and natural gas;

•	volatility and declines in oil and natural gas prices;

•	drilling plans (including scheduled and budgeted wells);

•	the number, timing or results of any wells;

•	changes in wells operated and in reserve estimates;

•	future growth and expansion;

•	future exploration;

•	integration of existing and new technologies into operations;

•	future capital expenditures (or funding thereof) and working capital;

•	borrowings and capital resources and liquidity;

•	changes in strategy and business discipline;

•	future tax matters;

•	any loss of key personnel;

•	future seismic data (including timing and results);

•	the plans for timing, interpretation and results of new or existing seismic surveys or seismic data;

•	geopolitical events affecting oil and natural gas prices;

•	outcome, effects or timing of legal proceedings;

•	the effect of litigation and contingencies;

•	the ability to generate additional prospects; and

•	the ability to successfully complete any merger, acquisition or divestiture plans, and the success of the business following a merger, acquisition or divestiture.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date of this proxy statement/prospectus. A description of certain risks relating to the merger and the operations of Double Eagle and Petrosearch on a combined basis appears under the heading “Risk Factors” beginning on page 17 of this proxy statement/prospectus.

All subsequent written and oral forward-looking statements attributable to Double Eagle, Petrosearch or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Neither Double Eagle nor Petrosearch undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require them to do so.

GENERAL INFORMATION

This document constitutes a proxy statement and is being furnished to all holders of Petrosearch common stock in connection with the solicitation of proxies by the board of directors of Petrosearch to be used at a special meeting of stockholders of Petrosearch to be held on August 4, 2009 and any adjournment of the special meeting. The purposes of the special meeting are to consider and vote upon a proposal to approve the merger agreement between Double Eagle and Petrosearch, which provides, among other things, for the merger of Petrosearch with and into Double Eagle, and a proposal to adjourn the special meeting to the extent necessary to solicit additional votes on the merger agreement.

This document also constitutes a prospectus of Double Eagle relating to the Double Eagle common stock to be issued to holders of Petrosearch common stock and Petrosearch preferred stock upon completion of the merger. Based on the number of shares of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis, on the record date for the special meeting and an exchange ratio of 0.0433, approximately 1,792,741 shares of Double Eagle common stock will be issuable upon completion of the merger.

Double Eagle has supplied all of the information contained or incorporated herein by reference relating to Double Eagle, and Petrosearch has supplied all of the information relating to Petrosearch.

THE SPECIAL MEETING

Time, Date and Place

A special meeting of stockholders of Petrosearch will be held at 10:00 a.m., Mountain Daylight Time, on August 4, 2009 at the offices of Patton Boggs LLP. located at 1801 California St., Suite 4900, Denver, Colorado 80202.

Matters to be Considered

The purposes of the special meeting are to consider and approve the merger agreement and to consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on June 5, 2009 has been fixed by Petrosearch as the record date for the determination of Petrosearch stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were:

•	41,340,584 shares of Petrosearch common stock outstanding;

•	207,833 shares of Series A 8% Convertible Preferred Stock outstanding, referred to herein as Series A preferred stock, which equal 31,974 shares of Petrosearch common stock outstanding on an as-converted basis; and

•	43,000 shares of Series B Convertible Preferred Stock outstanding, referred to herein as Series B preferred stock, which equal 20,093 shares of Petrosearch common stock on an as-converted basis, the Series A preferred stock and the Series B preferred stock are collectively referred to herein as the Petrosearch preferred stock.

How to Vote Your Shares

Stockholders of record may vote by mail, telephone, via the Internet or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. This proxy statement also is available at our website at www.petrosearch.com.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a legal proxy from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Any stockholder executing a proxy may revoke it at any time before it is voted by:

•	delivering to Petrosearch prior to the special meeting a written notice of revocation addressed to David Collins, Corporate Secretary, Petrosearch Energy Corporation, 675 Bering Drive, Suite 200, Houston, Texas 77057;

•	delivering to Petrosearch prior to the special meeting a properly executed proxy with a later date; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned to Petrosearch (and not revoked) by a holder of Petrosearch stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Votes Required

A quorum, consisting of the holders of a majority of the issued and outstanding shares of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal and this will have the same effect of a vote against the merger proposal.

The affirmative vote of the holders of a majority of the outstanding shares of Petrosearch common stock and Petrosearch preferred stock, voting with the common stock on an as-converted basis, is necessary to approve the merger agreement on behalf of Petrosearch. The affirmative vote of a majority of the votes cast by stockholders at the meeting is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Any “broker non-votes” submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of Petrosearch common stock and Petrosearch preferred stock, voting with the common stock on an as-converted basis, abstentions and broker “non-votes” will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. In addition, for the same reason, the failure of a Petrosearch stockholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal. Because of the vote required for the proposal to adjourn the special meeting, abstentions and “broker non-votes” will have no effect on the proposal to adjourn the special meeting.

The directors and executive officers of Petrosearch, who collectively own approximately 4.5% of the outstanding shares of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis, as of the record date for the special meeting, have entered into voting agreements with Double Eagle pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See “The Merger — Voting Agreements” on page 56.

As of the close of business on the record date for the special meeting, Double Eagle did not beneficially own any shares of Petrosearch common stock or Petrosearch preferred stock.

Solicitation of Proxies

Petrosearch will pay for the costs of mailing this document to its stockholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of Petrosearch and its subsidiaries may solicit proxies from stockholders of Petrosearch in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Petrosearch will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendation of the Petrosearch Board of Directors

The Petrosearch board of directors, other than Mr. Dole, who abstained from voting, has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Petrosearch’s reasons for the merger described in this proxy statement/prospectus, including Wunderlich Securities’ fairness opinion, the board of directors of Petrosearch believes that the merger is in the best interests of Petrosearch’s stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement. See “The Merger — Petrosearch’s Reasons for the Merger” beginning on page 32.

THE MERGER

(PROPOSAL ONE)

The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement/prospectus, including the merger agreement. You are urged to carefully read this proxy statement/prospectus and the appendices in their entirety.

General

Under the terms and conditions set forth in the merger agreement, which was executed on March 30, 2009, Petrosearch will merge with DBLE Acquisition and, as the surviving entity, will become a wholly-owned subsidiary of Double Eagle. Assuming no closing adjustments are made to the exchange ratio or consideration being paid, Petrosearch stockholders, including the holders of preferred stock on an as-converted basis, are expected to receive 0.0433 shares of Double Eagle common stock for each share of Petrosearch common stock they own.

Assuming the foregoing exchange ratio, the parties anticipate that following the merger, Double Eagle’s current stockholders will own approximately 83.7% of Double Eagle and Petrosearch’s current stockholders will own the remaining approximately 16.3%. The merger is subject to Petrosearch stockholder approval and other closing conditions described below.

Background of the Merger

On August 27, 2007, David Collins, Chief Financial Officer of Petrosearch, and Steve Hollis, then Chairman, Chief Executive Officer and President of Double Eagle, signed a confidentiality agreement with the intent of reviewing the assets of the other company in connection with a potential strategic corporate transaction.

On November 14, 2007, Wayne Beninger, Chief Operating Officer of Petrosearch, met with Steve Hollis and Steve Degenfelder, Senior Vice President of Exploration and New Ventures for Double Eagle, at the offices of Petrosearch in Houston, Texas, to review Petrosearch’s interest in the Barnett Shale Project and Quinduno Waterflood Project.

On several occasions throughout November and December of 2007, the parties engaged in further discussions about Petrosearch’s assets and projects; however, the parties decided not move forward with a corporate transaction.

Later, in June of 2008, after Petrosearch announced the sale of its interest in the Barnett Shale Project, management and the board of Petrosearch began efforts to identify and pursue strategic alternatives with respect to its remaining projects. This extensive process consisted of discussions, negotiations and due diligence with more than 25 public and private entities with the purpose of identifying a strategic transaction that could benefit the Petrosearch stockholders. The possible transaction structures considered were a merger with a public or private entity or a significant acquisition or sale. Given Petrosearch’s healthy financial condition following the sale of its Barnett Shale Project and the deteriorating economic climate, both in the broad economy and more specifically the oil and gas industry, a number of companies were interested in a potential business combination with Petrosearch.

In response to the potential business opportunity, Petrosearch established specific criteria for analysis under which each potential business combination candidate would be measured. A preferred candidate would:

•	be significantly larger than Petrosearch both in terms of net asset value and market value;

•	have quality assets that are economic at the current low energy prices;

•	have considerable cash flow;

•	have significant upside to its portfolio of assets; and

•	have capital, or access to capital, that will allow the entity to continue for a minimum of 12-18 months without the need to raise additional capital.

Double Eagle’s board of directors and senior management also has from time to time engaged in strategic planning reviews to consider ways to enhance stockholder value. These reviews have included consideration of merger or acquisition transactions with third parties and the potential benefits and risks of those transactions.

Considering the foregoing, in early December 2008, Gerald Agranoff, a Petrosearch board member, inquired with David Collins, the Chief Financial Officer of Petrosearch, as to the feasibility of a potential merger transaction with Double Eagle. Based on that inquiry, David Collins held initial discussions with Kurtis Hooley, the Senior Vice President and Chief Financial Officer of Double Eagle, regarding a potential transaction. Mr. Collins and Mr. Hooley were fully aware that Richard Dole, the Chairman of the Board, Chief Executive Officer and President of both Double Eagle and Petrosearch, had a conflict of interest with respect to a potential transaction between Double Eagle and Petrosearch. Thus, Mr. Collins and Mr. Hooley, and eventually their respective independent special committees, which, as described below, were appointed to evaluate this potential transaction, agreed not to involve Mr. Dole in any negotiations or approvals regarding any potential transaction between Double Eagle and Petrosearch.

On December 7, 2008, Double Eagle formed a special committee of the board of directors made up of entirely independent directors to evaluate a potential transaction with Petrosearch.

On December 12, 2008, Petrosearch formed a special committee of the board of directors made up of entirely independent directors to evaluate a potential transaction with Double Eagle.

On December 18, 2008, Double Eagle and Petrosearch signed a mutual confidentiality and non-solicitation agreement, which allowed Double Eagle and its advisors to access a database of Petrosearch information, and allowed Petrosearch and its advisors to access additional confidential information regarding Double Eagle.

On December 19, 2008, David Collins and Kurtis Hooley exchanged initial estimated valuation information on their respective companies.

On December 29, 2008, David Collins and Wayne Beninger, the Chief Operating Officer of Petrosearch, traveled to Denver, Colorado for a meeting with Kurtis Hooley and Steven Degenfelder, Senior Vice President of Exploration and New Ventures for Double Eagle. At this meeting, the parties focused their discussions on the operations and assets of both companies, as well as their proposed valuations.

On January 16, 2009, Double Eagle provided Petrosearch with the first draft of a non-binding term sheet contemplating a merger transaction between the two companies, subject to further due diligence and the signing of a definitive merger agreement. Petrosearch’s special committee met on January 20, 2009, and determined that based on the valuation of Petrosearch, the stock consideration indicated by Double Eagle, and the general terms contained in Double Eagle’s term sheet. a possible merger with Double Eagle was something that needed to be pursued further. Accordingly, the Petrosearch special committee authorized management, excluding Mr. Dole, to continue to engage in discussions and negotiations with Double Eagle regarding a potential transaction and to commence due diligence.

On January 5, 2009, the special committee of the Double Eagle board of directors engaged KeyBanc Capital Markets, Inc. as its financial advisor to assist it with the financial due diligence, financial evaluations and potential fairness opinion related to the proposed transaction between Double Eagle and Petrosearch. On January 20, 2009, the Double Eagle special committee engaged Lago Petroleum Consulting, Inc. as its independent reserve engineering firm to review and analyze Petrosearch’s reserve report.

Over the next few weeks, Petrosearch and Double Eagle continued financial and legal due diligence regarding the other party. Senior management of Double Eagle and Petrosearch, other than Mr. Dole, continued discussions regarding their respective businesses and valuations.

On February 23, 2009, after further diligence, negotiations and discussions among the parties, Double Eagle’s special committee and Petrosearch’s special committee approved a non-binding term sheet regarding a potential merger between the parties, including the material terms of the potential merger. The term sheet was then executed by both parties. The parties and their advisors then continued to work diligently to prepare a draft merger agreement in accordance with the executed term sheet.

On March 8, 2009, Double Eagle sent to Petrosearch the first draft of the merger agreement.

On March 9, 2009, Petrosearch’s special committee, David Collins, Wayne Beninger and its legal advisors held a telephone meeting to discuss the proposed merger agreement. This meeting, along with several further conversations among the special committee members, management and legal advisors resulted in proposed changes and comments to the merger agreement. On March 12, 2009, Petrosearch sent its initial comments on the merger agreement to Double Eagle.

Also on March 9, 2009, the special committee of the Petrosearch board of directors engaged Wunderlich Securities, Inc. as its financial advisor to assist with the financial due diligence, financial evaluations and potential fairness opinion related to the proposed transaction between Double Eagle and Petrosearch.

During the remaining portion of March 2009, Double Eagle’s and Petrosearch’s legal and financial advisors, along with management and the respective special committees, negotiated and revised the merger agreement to reflect the additional deal terms and comments being discussed between Petrosearch and Double Eagle. The parties also negotiated the ancillary definitive documentation related to the merger agreement.

On March 20, 2009, Double Eagle sent Petrosearch certain revised business terms for inclusion in the merger agreement upon approval of Petrosearch’s special committee.

On March 22, 2009, the Petrosearch special committee held a telephonic meeting and agreed to the final terms set forth by Double Eagle’s special committee.

Over the next several days, legal counsel for both companies, along with David Collins and Kurtis Hooley, held several phone conversations to finalize the merger agreement.

On March 25, 2009, Double Eagle presented to Petrosearch a proposed final merger agreement, which incorporated all of the material revisions and comments by legal counsel.

On March 26, 2009, Double Eagle’s special committee met to discuss all the terms and conditions set forth in the merger agreement. Also on March 26, 2009, Petrosearch’s special committee met to discuss all of the terms and conditions set forth in the merger agreement.

On March 27, 2009, Double Eagle’s legal counsel distributed a proposed final version of the merger agreement, which incorporated all of the revisions proposed by both Petrosearch’s and Double Eagle’s respective special committees and advisors.

On March 30, 2009, the special committee and the board of directors of Petrosearch held a meeting at which senior management, together with Petrosearch’s legal and financial advisors, reviewed the discussions and negotiations with Double Eagle regarding the proposed merger and the results of Petrosearch’s due diligence investigation of Double Eagle. Akin Gump Strauss Hauer & Feld LLP, referred to herein as Akin Gump, presented a draft of the merger agreement to the special committee and the board of directors of Petrosearch. After responding to questions from members of the special committee of Petrosearch on the merger agreement, Akin Gump discussed the terms of the ancillary agreements. Wunderlich Securities presented detailed financial information with respect to the potential transaction and answered questions of the directors on the special committee, and rendered an oral opinion that, as of March 30, 2009, the consideration provided in the merger agreement was fair to the holders of Petrosearch common stock and Petrosearch preferred stock from a financial point of view. This opinion was subsequently confirmed in writing as of the same date and is attached hereto as Appendix B. Also at this meeting, Akin Gump discussed with the Petrosearch directors the legal standards applicable to its decision to approve the merger agreement and the transactions contemplated thereby. Senior management of Petrosearch, other than Mr. Dole, and the special committee of Petrosearch reviewed the terms of the proposed merger agreement, and the Petrosearch special committee concluded that the proposed transaction with Double Eagle was in the best interests of Petrosearch and its stockholders, and recommended that Petrosearch’s board of directors approve the merger and the merger agreement. After further discussion among the members of the Petrosearch board of directors and consideration of the factors described under “— Petrosearch’s Reasons for the Merger,” the Petrosearch board of directors, other than Mr. Dole, who abstained from voting, voted unanimously to approve the merger agreement and the transactions contemplated thereby as being in the best interests of the stockholders of Petrosearch.

Also on March 30, 2009, Double Eagle’s special committee held a telephonic meeting to discuss the potential merger and merger agreement with Petrosearch. During this meeting, KeyBanc presented detailed financial information with respect to Petrosearch and Double Eagle, and pro forma data with respect to the potential transaction. After the foregoing presentations and an extended discussion among the participants in the meeting, KeyBanc orally advised the Double Eagle special committee that in its opinion the merger consideration and general terms of the merger were fair to the stockholders of Double Eagle from a financial point of view. After further discussion, the Double Eagle special committee approved the merger and the merger agreement and resolved to recommend the merger and merger agreement for approval by Double Eagle’s board of directors. Double Eagle’s board then held a telephonic meeting at which the directors, other than Mr. Dole who recused himself from voting, and removed himself from the meeting at the time of the board’s vote, unanimously approved the merger and the merger agreement.

Following the completion of the meetings of the boards of directors of Petrosearch and Double Eagle, on March 30, 2009, both Petrosearch and Double Eagle executed the merger agreement. Then on March 31, 2009, each of Double Eagle and Petrosearch issued a press release and filed a Report on Form 8-K with the Securities and Exchange Commission announcing that the merger agreement had been signed.

Petrosearch’s Reasons for the Merger

Prior to the eventual sale of its interest in the Barnett Shale Project in June 2008, the management and board of Petrosearch had just completed an extensive four-month process of reviewing its strategic alternatives surrounding the decision of the partners in the Barnett Shale Project to divest potentially 100% of the partnership. Given the number of options available to Petrosearch with respect to the potential sale of its interest in the Barnett Shale Project, Petrosearch hired and worked closely with an investment banking firm to review all the possible strategic alternatives. Petrosearch’s options at that time included:

•	selling its interest in the Barnet Shale Project at an acceptable price;

•	using certain preferential rights afforded Petrosearch under the Barnett Shale Partnership Agreement to acquire all or a part of the non-Petrosearch interests by venturing with a strategic industry or financial partner; or

•	retaining its current position in the Barnett Shale Project with new and/or existing partners, which also would require additional financing.

In conjunction with the investment bank, Petrosearch had discussions or negotiations with over 65 companies to explore the best possible transaction to create value for the Petrosearch stockholders. Throughout the lengthy process, the investment bank was unable to secure any term sheet or offers from potential merger partners, buyers or financings with respect to the entire company. The best option for Petrosearch, therefore, was to leverage its rights in the Barnett Shale Project and sell its partnership interest at a premium to the highest market price, which turned out to be Petrosearch’s current partner in the project.

After announcing the sale of its interest in the Barnett Shale Project in June 2008, the Petrosearch board of directors embarked on a process to pursue strategic alternatives for its remaining projects and business. This extensive process consisted of discussions, negotiations and due diligence with more than 25 public and private entities with the purpose of consummating a strategic transaction that would be in the best interests of the Petrosearch stockholders. Possible strategic transactions included a merger with a public or private entity or a significant acquisition or sale. Given Petrosearch’s healthy financial condition and the deteriorating economic climate, both in the broad economy and more specifically the oil and gas industry, a number of companies were interested in potentially pursing a strategic transaction with Petrosearch. In pursuing a business combination, the Petrosearch board of directors set up very specific criteria that a potential candidate would be measured against to qualify for merger consideration. The ideal candidate would have:

•	an asset and market value significantly larger than Petrosearch’s;

•	quality assets that are economic at the current low energy prices;

•	considerable cash flow;

•	significant upside to their portfolio of assets; and

•	capital, or access to capital that will allow the entity to continue for a minimum of 12-18 months without the need to raise additional capital.

The Petrosearch board of directors also considered the option of liquidating the assets of the Company and distributing the proceeds to the shareholders. After carefully reviewing this possibility, the board of directors came to the conclusion that certain factors made the option of liquidating the Company a less attractive option than a merger with a larger entity with quality assets. The factors making liquidation less attractive were:

•	Through the extensive process of pursuing the Company’s strategic options over the last 14 months, the Company found that the waterflood project is not readily marketable, particularly given the current oil and gas prices and lack of available capital. The waterflood project is a long term oil opportunity and its ultimate value will not be determined and realized for several years. It will require substantial capital investment which would not be available if the current funds were distributed to shareholders, in effect leaving the waterflood project as a stranded asset with diminished value.

•	Should the waterflood project not become a commercial success, the potential plugging liability with the project would have required the company to escrow a significant amount of funds to meet that possible obligation which would have further diminished the funds available for distribution to shareholders.

•	The time required to complete the liquidation process could be extensive and the legal, accounting, auditing, regulatory and administrative costs associated with the liquidation process could be substantial.

•	The liquidation may not be a tax-free exchange.

Therefore, the board of directors opinion was that (i) the time, costs and use of cash assets required to complete a liquidation of the Company would be greater than transacting a merger; (ii) the potential, future value of the waterflood projects would have been eroded and a merger transaction with an on-going oil and gas company would maintain and enhance the shareholders upside potential of the waterflood project as well as gaining access to the upside potential in the assets of the acquiring company: and (iii) a broader market distribution of the common stock on a national stock exchange could provided improved liquidity for the shareholders.

Given all of these factors discussed above, the Petrosearch special committee and its board of directors believes that a merger with Double Eagle best fits these criteria relative to any of the other potential candidates.

Petrosearch’s special committee and its board of directors, at their respective meetings held on March 30, 2009, considered the merger agreement and determined it to be in the best interests of Petrosearch and its stockholders. In reaching their determination, the Petrosearch special committee and board of directors consulted with Petrosearch management (other than Mr. Dole), as well as its financial and legal advisors, regarding the financial fairness of the merger and the terms of the merger agreement, and considered a number of factors. Listed below are the material factors that Petrosearch’s special committee and board of directors considered in their respective decisions. Petrosearch’s special committee and its board of directors did not assign any specific or relative weight to the factors listed below and considered all of the factors as a whole in reaching its conclusion to approve the merger agreement.

•	The Petrosearch special committee’s and board of directors’ understandings of the business, operations, financial condition, earnings and future prospects of both Petrosearch and Double Eagle;

•	The current and prospective economic, regulatory and competitive environment facing Petrosearch and the oil and gas industry in general, including the fluctuation in oil and gas prices;

•	The merger consideration to be paid to Petrosearch stockholders for their shares in relation to, among other things, the market value, book value, earnings per share and projected earnings per share for Petrosearch common stock;

•	The marketing and process conducted by Petrosearch, and the Petrosearch special committee’s and board of directors’ belief that a transaction with Double Eagle was the best overall transaction available to Petrosearch and its stockholders;

•	The greater market liquidity of Double Eagle’s common stock relative to Petrosearch’s common stock;

•	The review by the Petrosearch special committee with its financial and legal advisors of the structure of the transaction and the financial and other terms of the merger agreement, including the consideration offered by Double Eagle;

•	The fact that Double Eagle has a positive reputation in the oil and gas industry and Petrosearch expected its vendors generally to react positively to the merger;

•	The reports of Petrosearch’s management and the financial presentation by Wunderlich Securities to the special committee and the board of directors concerning the operations, earnings and financial condition of Double Eagle on a historical and prospective basis and of the combined companies on a pro forma basis;

•	The historical and current market prices of Petrosearch’s and Double Eagle’s common stock and the potential for increased earnings for Petrosearch’s stockholders as stockholders of the combined company;

•	The fact that there was no financing condition to closing;

•	The fact that Double Eagle’s offer represented a significant premium over the market price of Petrosearch’s common stock; and

•	The opinion delivered to the Petrosearch special committee of its board of directors by Wunderlich Securities that, as of the date of the opinion and based upon and subject to the considerations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Petrosearch common stock and Petrosearch preferred stock.

Listed below are the specific factors related to Double Eagle as a merger candidate that Petrosearch’s special committee and board of directors considered in their respective decisions. Petrosearch’s special committee and its board of directors did not assign any specific or relative weight to these specific factors related to Double Eagle and considered all of the factors as a whole in reaching its conclusion to approve the merger agreement. In general, based upon review of Double Eagle’s public filings and related materials, Petrosearch’s special committee and board of directors believe and considered that Double Eagle has:

•	Significant proved reserves:

•	88.9 Bcfe of proved reserves at December 31, 2008,

•	$155.8 million of proved PV-10 value as of December 31, 2008, and

•	Interests in over 1,000 gross wells;

•	Significant upside potential related to Double Eagle’s reserves and 800+ potential future drilling locations associated with its current projects;

•	Core assets are high quality natural gas projects in the Rocky Mountains:

•	Double Eagle is operator of a significant portion of its assets and can therefore control its own destiny,

•	Double Eagle’s non-operated projects are operated by high quality NYSE companies, and

•	Wyoming ranks second in natural gas reserves and production in the lower 48 states; Double Eagle is the 33rd largest producer out of 296 companies and ranks 12th for coal bed methane production;

•	Other non-core assets are high impact projects with significant upside potential;

•	Annual 2008 revenues of $49.6 million;

•	30 Mmcfe per day of production as of December 31, 2008 and is waiting for 18 wells drilled in 2008 to be completed at the Catalina Unit;

•	Various hedges in place for its production, with the latest hedge ending in 2011;

•	Ownership of 13 miles of pipeline with a capacity of greater than 100 Mmcfe per day and as of December 31, 2008 was transporting 30 Mmcfe per day;

•	Assets that are economic at current depressed energy prices with finding and development costs of $1-$1.50 per Mcfe;

•	Financial stability and fully committed financing from financial institutions of national reputation, including its recent increase in its credit facility from $50 million to $75 million, with a borrowing base of $45 million; and

•	Potential increased liquidity for Petrosearch stockholders because the shares of Double Eagle common stock trade on the NASDAQ Global Select Market.

The Petrosearch special committee and its board of directors also considered the following matters associated with the merger in connection with its deliberations of the proposed transaction, including:

•	The risks to Petrosearch’s business if the merger is not completed;

•	The potential conflicts of interest resulting from Mr. Dole’s affiliations with both parties to the merger agreement;

•	The interests of Petrosearch’s executive officers and directors with respect to the acquisition, including their interests as holders of Petrosearch common stock, and the risk that these interests might influence their decision with respect to the merger. See “— Interests of Certain Persons in the Merger;” and

•	The risk that the terms of the merger agreement, including provisions prohibiting Petrosearch from soliciting additional competing proposals and requiring the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that might be interested in a transaction with Petrosearch from proposing such a transaction.

In its final decision, the special committee and the board of directors of Petrosearch concluded that the transaction ultimately negotiated with Double Eagle was the best choice for the Petrosearch stockholders. This conclusion took into consideration the specific deal terms that were negotiated and the fact that, in the view of both the special committee and the board, Double Eagle best fit the established criteria for a strategic business combination.

The Petrosearch board of directors believes that the combination of Petrosearch and Double Eagle creates a growth-oriented oil and gas company with a valuable resource base. Petrosearch believes that Double Eagle, as the surviving parent company of the merger, will deploy capital sparingly during this economic downturn and maintain its financial strength, thereby allowing the combined company to be poised for growth if and when favorable economic conditions prevail.

The Petrosearch special committee and its board of directors, other than Mr. Dole, evaluated the factors described above, including asking questions and receiving information from management and its legal and financial advisors, and determined that the merger agreement and the transactions contemplated by it were in the best interests of Petrosearch and its stockholders. Accordingly, the Petrosearch board of directors, other than Mr. Dole who abstained from voting, unanimously approved the merger agreement and recommends that Petrosearch stockholders vote “FOR” approval of the merger agreement.

Double Eagle’s Reasons for the Merger

Double Eagle entered into the merger agreement with Petrosearch because, among other things, Double Eagle believes that the strong financial condition of Petrosearch combined with the expertise and assets of Double Eagle is consistent with its expansion and overall business strategy. The acquisition will expand Double Eagle’s ability to finance its operations and further its growth, thereby providing Double Eagle the opportunity to increase its overall reserves.

Opinion of Petrosearch’s Financial Advisor

On March 30, 2009, at a meeting of the Petrosearch special committee of the board of directors, Wunderlich Securities delivered to the Petrosearch special committee its opinion, to the effect that, as of that date and based upon and subject to various assumptions, matters considered, and limitations on Wunderlich Securities’ review described in the opinion, the shareholder consideration was fair, from a financial point of view, to the stockholders of Petrosearch. No limitations were imposed by Petrosearch on Wunderlich Securities with respect to the investigations made or the procedures followed in rendering its opinion.

Petrosearch retained Wunderlich Securities to act as its financial advisor in connection with its proposed merger with Double Eagle based upon Wunderlich Securities’ qualifications, expertise, and reputation advising financial institutions and other companies. As part of its investment banking business, Wunderlich Securities is regularly engaged in the valuation of oil and gas companies and various other energy companies in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes.

THE FULL TEXT OF WUNDERLICH SECURITIES’ WRITTEN OPINION TO PETROSEARCH’S SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, DATED MARCH 30, 2009, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND EXTENT OF REVIEW BY WUNDERLICH SECURITIES, IS ATTACHED AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE FAIRNESS OPINION SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF WUNDERLICH SECURITIES’

OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. WUNDERLICH SECURITIES’ OPINION IS DIRECTED TO PETROSEARCH’S SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF PETROSEARCH AS TO HOW A STOCKHOLDER SHOULD VOTE WITH REGARD TO THE MERGER AT THE SPECIAL MEETING OF STOCKHOLDERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. THE OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO THE HOLDERS OF PETROSEARCH’S COMMON STOCK AND PREFERRED STOCK. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVES TO THE MERGER, THE UNDERLYING DECISION OF PETROSEARCH’S SPECIAL COMMITTEE, AND ULTIMATELY, ITS BOARD OF DIRECTORS TO APPROVE OR PROCEED WITH OR EFFECT THE MERGER, OR ANY OTHER ASPECT OF THE MERGER.

Wunderlich Securities has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this proxy statement/prospectus. In giving such consent, Wunderlich Securities does not concede that it comes within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission, which is referred to in this proxy statement/prospectus as the Commission, thereunder, nor does it concede that it is an expert within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

In connection with rendering its original opinion, Wunderlich Securities:

•	Reviewed the draft merger agreement dated March 27, 2009;

•	Reviewed Double Eagle’s recent filings with the Commission including its Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006, respectively;

•	Reviewed Double Eagle’s earnings press release for the year ended December 31, 2008;

•	Reviewed Current Reports of Double Eagle as filed on Form 8-K with the Commission from January 1, 2006 to the date hereof;

•	Reviewed Petrosearch’s Annual Reports for the years ended December 31, 2008, 2007 and 2006, respectively;

•	Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to Wunderlich Securities by Petrosearch;

•	Held discussions with members of executive and senior management of Petrosearch and others concerning the past and current results of operations of Petrosearch and their current financial condition and management’s opinion of their future prospects;

•	Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to Wunderlich Securities by Petrosearch and Double Eagle;

•	Compared the reported financial terms of selected recent business combinations in the oil and gas industry; and

•	Performed such other studies and analyses as Wunderlich Securities considered appropriate under the circumstances.

The written opinion provided by Wunderlich Securities to Petrosearch, dated as of March 30, 2009, was necessarily based upon economic, monetary, financial market and other relevant conditions as of the date the opinion was rendered. Accordingly, it is important to understand that although subsequent developments may affect its opinion, Wunderlich Securities does not have any obligation to further update, revise, or reaffirm its opinion.

In connection with its review and arriving at its opinion, with the consent of Petrosearch’s board of directors, Wunderlich Securities assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by Petrosearch and Double Eagle to Wunderlich Securities for purposes of rendering its opinion. Wunderlich Securities did not assume any obligation to independently verify any of the information discussed above, including, without limitation, information from published sources, as being complete and accurate. With regard to the financial information, including financial projections it received from Petrosearch, as well as estimates of cost savings, Wunderlich Securities assumed that this information reflected the best available estimates and good faith judgments of management as to Petrosearch’s future performance and that the projections provided a reasonable basis upon which Wunderlich Securities could formulate its opinion. The forecasts and projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions Petrosearch faces. Accordingly, actual results could vary significantly from those used in the forecasts and projections.

In rendering its opinion, Wunderlich Securities expressed no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of Petrosearch, or any class of such persons relative to the merger consideration to be received by the holders of the common stock of Petrosearch in the transaction or with respect to the fairness of any such compensation. In addition, for purposes of rendering its written opinion, Wunderlich Securities assumed that (i) the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any of its material terms or conditions, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity; and (ii) the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement/prospectus as the Exchange Act, and all other applicable federal and state statutes, rules, and regulations.

In connection with rendering its opinion to Petrosearch’s special committee and board of directors, Wunderlich Securities performed a variety of financial and comparative analyses, which are briefly summarized below. Such summaries do not purport to be a complete description of the analyses performed by Wunderlich Securities. The fact that any specific analysis has been referred to in the summaries below is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of values resulting from any particular analysis described below should not be taken to be Wunderlich Securities’ view of Petrosearch’s or the combined company’s actual value. Moreover, Wunderlich Securities believes that the analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, including information presented in tabular form, without considering all of the analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of its opinion as to fairness from a financial point of view that is based on those analyses.

Cash Liquidation Analysis.  Wunderlich Securities examined management’s estimates of the cash the Petrosearch stockholders would be able to access through a liquidation of Petrosearch or through a special distribution. This analysis was based on the net amount that could be realized by selling the assets of Petrosearch after paying any further obligations. Petrosearch’s management estimated that in order to liquidate the company, there would be significant legal fees, plugging and abandonment costs and on-going cash expenses until the company could be liquidated, which would further reduce the cash forecasted to be on the balance sheet as of the time of any distribution to the Petrosearch stockholders and most likely be less than the consideration and upside potential that the stockholders would receive under the merger agreement.

Comparable Transaction Analysis.  Wunderlich Securities examined publicly available records for sale transactions of oil and gas assets or smaller exploration and production companies. This method of valuation is often difficult to perform due to the lack of publicly available financial data on the target companies involved in the transactions. Wunderlich Securities examined seven transactions since May 2008. Wunderlich Securities attempted to value only the consideration offered to shareholders for the oil and gas assets and did not include any valuation assigned to midstream or gathering systems, executive compensation, retention bonuses, or other contingent consideration in the value received. The proved reserves sold for the most part are proved developed producing reserves, which reduces the comparability to Petrosearch’s reserves, which are approximately 99% proved undeveloped reserves.

Comparable Public Company Analysis.  Wunderlich Securities examined the financial results and market multiples of publicly traded comparable companies. Wunderlich Securities selected companies engaged in oil and gas exploration and production with exposure to enhanced oil recovery. While predominantly focused on the same markets, the comparable companies differ in many material aspects of their business such as acreage portfolio size, production profile, market capitalization, financial structure, and level of proved developed producing reserves such that no company is perfectly comparable to Petrosearch.

Contribution Analysis.  Wunderlich Securities compared the contribution of Petrosearch to the combined companies relative to its approximate ownership of the combined companies. The analysis indicated that Petrosearch’s stockholders would own approximately 16.7% of the pro forma shares of Double Eagle common stock.

In performing its analyses, Wunderlich Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Petrosearch’s or Double Eagle’s control. The analyses performed by Wunderlich Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. Wunderlich Securities drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the oil and gas industry as a whole. Estimates of company valuations do not purport to be appraisals or to necessarily reflect the prices at which companies or their respective securities actually may be sold. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Wunderlich Securities does not assume any responsibility if future results are materially different from those projected.

As described above, Wunderlich Securities’ opinion and presentation to Petrosearch’s special committee of its board of directors were among many factors taken into consideration by Petrosearch’s board of directors in making its determination to approve the merger, and to recommend that Petrosearch stockholders approve the merger.

Petrosearch has agreed to pay Wunderlich Securities a fee of $125,000 for its opinion. Petrosearch’s special committee of the board and its board of directors were aware of this fee and took it into account in considering Wunderlich Securities’ fairness opinion and in approving the merger. In addition, Petrosearch has agreed to reimburse Wunderlich Securities for its reasonable expenses incurred by it on Petrosearch’s behalf, and to indemnify Wunderlich Securities against liabilities arising out of the merger, including the rendering of Wunderlich Securities’ fairness opinion.

Merger Consideration

At the effective time of the merger, each outstanding share of Petrosearch’s common stock and each outstanding share of Petrosearch’s preferred stock, on an as-converted basis, will be converted automatically into the right to receive that number of shares of common stock of Double Eagle equal to the “Exchange Ratio”.

The “Exchange Ratio” shall equal:

•	the “Aggregate Stock Consideration”, which shall equal 1,792,741 shares of Double Eagle common stock, unless adjusted as described below, divided by:

•	the sum of (I) the issued and outstanding shares of Petrosearch common stock as of March 30, 2009 (41,340,584 shares), and (II) the issued and outstanding shares of Petrosearch preferred stock, on an as converted basis (52,067 shares), and (III) the number of shares of Petrosearch common stock issuable as of the closing date upon exercise of any outstanding Petrosearch warrants that exceeds 750,000 shares of Petrosearch common stock (27,380 as of the date of the merger agreement).

The “Aggregate Stock Consideration” means 1,792,741 shares of Double Eagle common stock; provided, however, if the Double Eagle closing stock price (defined below) is greater than $6.25, then the Aggregate Stock Consideration shall be adjusted to equal $11,000,000 divided by the Double Eagle closing stock price, referred to herein as the Aggregate Stock Consideration as Adjusted for Double Eagle Closing Stock Price. The Aggregate Stock Consideration as Adjusted for Double Eagle Closing Stock Price may not be less than 1,100,000 shares of Double Eagle common stock. The “Double Eagle closing stock price” equals the volume-weighted average trading price of the Double Eagle common stock over the 20 trading days ending on the third trading day preceding the closing of the merger.

If at the effective time the Double Eagle closing stock price is below $4.75 per share, an aggregate cash payment, in addition to the Aggregate Stock Consideration, will be made to the holders of Petrosearch common stock and Petrosearch Preferred Stock equal to:

•	$4.75 minus the greater of (I) the Double Eagle closing stock price or (II) $4.00, multiplied by

•	the Aggregate Stock Consideration, such payment is referred to herein as the Aggregate Cash Consideration.

If Double Eagle is required to pay any Aggregate Cash Consideration, then each holder of Petrosearch common stock and Petrosearch preferred stock, on an as converted basis, shall be entitled to receive a portion of the Aggregate Cash Consideration equal to (A) the number of shares of Double Eagle Common Stock that the holder of Petrosearch common stock or Petrosearch preferred stock is entitled to receive, multiplied by (B) $4.75 less the greater of (I) the Double Eagle closing stock price or (II) $4.00.

In the event that there is any shortfall in the working capital of Petrosearch below $8,750,000 as of a date five business days prior to the effective time, referred to herein as the Final Working Capital Shortfall, an adjustment equal to such Final Working Capital Shortfall shall be made to the aggregate consideration as follows:

•	first as an offset to any Aggregate Cash Consideration; or

•	if there is no Aggregate Cash Consideration or the Final Working Capital Shortfall is greater than the Aggregate Cash Consideration, then the Aggregate Stock Consideration, or, if applicable, the Aggregate Stock Consideration as Adjusted for Double Eagle Closing Stock Price, shall be adjusted to equal:

•	$11,000,000 less the Final Working Capital Shortfall, divided by

•	$11,000,000, and multiplied by

•	the Aggregate Stock Consideration, or if applicable, the Aggregate Stock Consideration as Adjusted for Double Eagle Stock Price, referred to herein as the “Aggregate Stock Consideration as Adjusted for Working Capital Shortfall”.

No fractional shares of Double Eagle common stock will be issued in connection with the merger. Instead, Double Eagle will make a cash payment to each Petrosearch stockholder who would otherwise receive a fractional share.

Assuming the number of shares of outstanding Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis, remain constant at 41,340,584, and the number of shares of Petrosearch common stock issuable upon exercise of the outstanding Petrosearch warrants remains constant at 777,380, then the following scenarios show the merger consideration that would be paid to the Petrosearch stockholders and the corresponding tax consequences under each such scenario.. The following scenarios are for convenience purposes only, and do not reflect the merger consideration that will be paid to a Petrosearch stockholder or the actual tax consequences at the effective time of the merger unless the underlying assumptions remain the same.

Scenario 1

Assuming the Double Eagle closing stock price is $6.00 and there is no Final Working Capital Shortfall, the merger consideration due to the Petrosearch stockholders would equal:

Consideration Type	Aggregate Consideration Paid

Aggregate Stock Consideration	1,792,741 shares of Double Eagle common stock
Exchange Ratio	0.0433 share of Double Eagle common stock for each share of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis
Cash Consideration	Paid only for fractional shares
Tax Consequences	Merger will qualify as a tax-free reorganization

Scenario 2

Assuming the Double Eagle closing stock price is $7.00 and there is no Final Working Capital Shortfall, the merger consideration due to the Petrosearch stockholders would equal:

Consideration Type	Aggregate Consideration Paid

Aggregate Stock Consideration	1,571,429 shares of Double Eagle common stock
Exchange Ratio	0.0380 share of Double Eagle common stock for each share of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis
Cash Consideration	Paid only for fractional shares
Tax Consequences	Merger will qualify as a tax-free reorganization

Scenario 3

Assuming the Double Eagle closing stock price is $7.00 and there is a Final Working Capital Shortfall of $500,000, the merger consideration due to the Petrosearch stockholders would equal:

Consideration Type	Aggregate Consideration Paid

Aggregate Stock Consideration	1,500,000 shares of Double Eagle common stock
Exchange Ratio	0.0363 share of Double Eagle common stock for each share of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis
Cash Consideration	Paid only for fractional shares
Tax Consequences	Merger will qualify as a tax-free reorganization

Scenario 4

Assuming the Double Eagle closing stock price is $4.25 and there is no Final Working Capital Shortfall, the merger consideration due to the Petrosearch stockholders would equal:

Consideration Type	Aggregate Consideration Paid

Aggregate Stock Consideration	1,792,741 shares of Double Eagle common stock
Exchange Ratio	0.0433 share of Double Eagle common stock for each share of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis
Cash Consideration	$896,371 total cash consideration, which will equal a distribution of $0.50 cash consideration for each share of Double Eagle common stock issued or approximately $0.02 per share of Petrosearch common stock or Petrosearch preferred stock (on an as-converted basis) exchanged, plus cash owed for fractional shares
Tax Consequences	Merger will qualify as a tax-free reorganization

Scenario 5

Assuming the Double Eagle closing stock price is $4.25 and there is a $500,000 Final Working Capital Shortfall, the merger consideration due to the Petrosearch stockholders would equal:

Consideration Type	Aggregate Consideration Paid

Aggregate Stock Consideration	1,792,741 shares of Double Eagle common stock
Exchange Ratio	0.0433 share of Double Eagle common stock for each share of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis
Cash Consideration	$396,371 ($896,371 less $500,000 shortfall) aggregate cash consideration, which will equal a distribution of $0.22 per share of Double Eagle common stock issued or approximately $0.01 per share of Petrosearch common stock or Petrosearch preferred stock (on an as-converted basis) exchanged, plus cash owed for fractional shares
Tax Consequences	Merger will qualify as a tax-free reorganization

Scenario 6

Assuming the Double Eagle closing stock price is $4.25 and there is a $1,000,000 Final Working Capital Shortfall, the merger consideration due to the Petrosearch stockholders would equal:

Consideration Type	Aggregate Consideration Paid

Aggregate Stock Consideration	1,775,852 shares of Double Eagle common stock
Exchange Ratio	0.0429 share of Double Eagle common stock for each share of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis
Cash Consideration	Paid only for fractional shares
Tax Consequences	Merger will qualify as a tax-free reorganization

Scenario 7

Assuming the Double Eagle closing stock price is $3.50 and there is no Final Working Capital Shortfall, the merger consideration due to the Petrosearch stockholders would equal:

Consideration Type	Aggregate Consideration Paid

Aggregate Stock Consideration	1,792,741 shares of Double Eagle common stock
Exchange Ratio	0.0433 share of Double Eagle common stock for each share of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis
Cash Consideration	$1,344,556 total cash consideration, which will equal a distribution of $0.75 cash consideration for each share of Double Eagle common stock issued or approximately $0.03 per share of Petrosearch common stock or Petrosearch preferred stock (on an as-converted basis) exchanged, plus cash owed for fractional shares
Tax Consequences	Merger will qualify as a tax-free reorganization

Scenario 8

Assuming the Double Eagle closing stock price is $3.50 and there is a $500,000 Final Working Capital Shortfall, the merger consideration due to the Petrosearch stockholders would equal:

Consideration Type	Aggregate Consideration Paid

Aggregate Stock Consideration	1,792,741 shares of Double Eagle common stock
Exchange Ratio	0.0433 share of Double Eagle common stock for each share of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis
Cash Consideration	$844,556 ($1,344,556 less $500,000) total cash consideration, which will equal a distribution of $0.47 cash consideration for each share of Double Eagle common stock issued or approximately $0.02 per share of Petrosearch common stock or Petrosearch preferred stock (on an as-converted basis) exchanged, plus cash owed for fractional shares
Tax Consequences	Merger will qualify as a tax-free reorganization

Scenario 9

Assuming the Double Eagle closing stock price is below $3.00, Petrosearch will have the option to cancel the merger agreement without paying a $300,000 break up fee. If Petrosearch chooses not to cancel the merger agreement and to continue with the merger, the consideration received by the Petrosearch stockholders would be consistent with Scenario 7 above, assuming there is no Final Working Capital Shortfall, and consistent with Scenario 8 above, if there is a $500,000 Final Working Capital Shortfall. If the Double Eagle closing stock price is $3.00 and there is an assumed $500,000 Final Working Capital Shortfall, then the tax consequences would remain the same and the merger would qualify as a tax-free reorganization. However, if the Double Eagle closing stock price is below $3.00 and there is no Final Working Capital Shortfall, then the tax consequences of the merger would change and the merger could no longer be treated as a tax-free reorganization. If that occurs, this proxy statement/prospectus will be revised to reflect the new tax treatment and recirculated to the Petrosearch stockholders prior to their voting on the merger. As a result, Petrosearch stockholders may assume when casting their votes that the merger will qualify as a tax-free reorganization unless they receive a revised proxy statement/prospectus that states otherwise.

See “— Federal Income Tax Consequences” commencing on page 54 for a description of the tax consequences of the merger to the stockholders of Petrosearch.

Upon consummation of the merger, any shares of Petrosearch common stock or Petrosearch preferred stock that are held directly or indirectly by Double Eagle, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares. At the time of executing the merger agreement, Double Eagle did not hold any shares of Petrosearch common stock or Petrosearch preferred stock.

Assumption of Warrants

At the effective time, all outstanding Petrosearch warrants shall be assumed by Double Eagle. Each assumed warrant will continue to have, and be subject to, the same terms and conditions of such assumed warrant immediately prior to the effective time, except that:

•	each assumed warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Double Eagle common stock equal to the product of the number of shares of Petrosearch common stock that were issuable upon exercise of such assumed warrant immediately prior to the effective time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Double Eagle common stock; and

•	the per share exercise price for the shares of Double Eagle common stock issuable upon exercise of such assumed warrant will be equal to the quotient determined by dividing the exercise price per share of Petrosearch common stock at which such assumed warrant was exercisable immediately prior to the effective time by the Exchange Ratio, rounded up to the nearest whole cent.

Procedures for Exchanging Petrosearch Certificates

Promptly following the completion of the merger, the exchange agent will mail to each holder of record of shares of Petrosearch common stock and Petrosearch preferred stock a letter of transmittal and instructions for surrendering certificates representing shares of Petrosearch common stock or Petrosearch preferred stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate of Petrosearch common stock or Petrosearch preferred stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration and the certificate for Petrosearch common stock or Petrosearch preferred stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration.

Petrosearch stockholders who surrender their stock certificates and complete the letter of transmittal, will receive the merger consideration as the result of the merger promptly following completion of the exchange agent’s delivery procedures. Other stockholders will receive the merger consideration as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in Petrosearch in accordance with the instructions accompanying the letter of transmittal.

No stock certificates representing fractional shares of Double Eagle common stock will be issued upon the surrender for exchange of Petrosearch stock certificates. In lieu of the issuance of any such fractional shares, Double Eagle will pay to each former stockholder of Petrosearch who otherwise would be entitled to receive a fractional share of Double Eagle common stock an amount in cash determined by multiplying the fraction of a share of Double Eagle common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the Double Eagle closing stock price.

Petrosearch stockholders will receive dividends on Double Eagle common stock or other distributions, if any as so declared by the board of directors of Double Eagle, declared after the completion of the merger only if the Petrosearch stockholder has surrendered his, her or its stock certificates. Only then will the Petrosearch stockholder be entitled to receive all previously withheld dividends and distributions, without interest.

After completion of the merger, no transfers of Petrosearch common stock or Petrosearch preferred stock issued and outstanding immediately prior to the completion of the merger will be allowed. Petrosearch stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

Double Eagle will only issue a Double Eagle stock certificate in a name other than the name in which a surrendered Petrosearch stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Petrosearch common stock or Petrosearch preferred stock, as applicable, formerly represented by such Petrosearch stock certificate, and show that such holder paid any applicable stock transfer taxes.

If the Petrosearch stock certificate has been lost, stolen or destroyed, the stockholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Double Eagle stock certificate to which the stockholder may be entitled.

Conditions to the Merger

Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligations to consummate the merger is subject to the following conditions:

•	the holders of a majority of the outstanding shares of Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis, must have approved the merger agreement;

•	all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect;

•	no temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction or governmental authority preventing the consummation of the merger shall be in effect; nor shall there be any action taken deemed applicable to the merger or the other transactions contemplated by the terms of the merger agreement that would prohibit the consummation of the merger or which would permit consummation of the merger only if certain divestitures were made by Double Eagle or if Double Eagle were to agree to limitations on its business activities or operations;

•	no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger;

•	the registration statement of Double Eagle, of which this document is a part, must have become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Commission and not withdrawn; and

•	the shares of Double Eagle common stock to be issued in connection with the merger must have been approved for listing on the NASDAQ Global Select Market (or on any securities exchange on which the Double Eagle common stock may then be listed).

In addition to the foregoing conditions, the obligation of Double Eagle to consummate the merger is subject to the following conditions, which may be waived by Double Eagle:

•	Each of the representations and warranties made by Petrosearch in the merger agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and on and as of the closing date as though such representation or warranty was made on and as of the closing date, without regard to any updated disclosure set forth on Petrosearch’s disclosure schedule attached to the merger agreement after the date of the merger agreement; provided, however, that any representation or warranty made as of a specified date earlier than the closing date shall also have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date;

•	Petrosearch must have performed and complied with in all material respects each agreement, covenant and obligation required by the merger agreement to be so performed or complied with by Petrosearch on or before the closing date;

•	Double Eagle must have received a certificate from specified officers of Petrosearch with respect to compliance with the foregoing conditions to the obligations of Petrosearch;

•	Double Eagle shall have received evidence satisfactory to it that Petrosearch has obtained all necessary third-party consents;

•	From the date of the merger agreement through the closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business, properties or prospects of Petrosearch that would have or would be reasonably likely to have a material adverse effect on Petrosearch, as such term is described below;

•	Double Eagle shall have received an executed lock-up agreement for each of the officers and directors of Petrosearch; and

•	Double Eagle shall have received a certificate that Petrosearch has satisfied its obligations under the Foreign Investment in Real Estate Tax Act and continues to be in full force and effect.

In addition to the other conditions set forth above, the obligation of Petrosearch to consummate the merger is subject to the following conditions, which may be waived by Petrosearch:

•	Each of the representations and warranties made by Double Eagle and DBLE Acquisition in the merger agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and on and as of the closing date as though such representation or warranty was made on and as of the closing; provided, however, that any representation or warranty made as of a specified date earlier than the closing date shall also have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date;

•	Double Eagle must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

•	Petrosearch must have received a certificate from specified officers of Double Eagle with respect to compliance with the foregoing conditions to the obligations of Petrosearch;

•	Double Eagle’s revolving credit facility shall have a borrowing base of not less than $40 million;

•	Double Eagle’s average VWAP of its common stock over the 20 trading days ending on the third trading day preceding the closing shall not be less than $3.00; and

•	There shall not have occurred from the date of the merger agreement through the closing date any change in the condition (financial or otherwise), operations, business, properties or prospects of Double Eagle or any subsidiary of Double Eagle that would have or would be reasonably likely to have a material adverse effect on Double Eagle, as such term is described below.

Under the terms of the merger agreement, a material adverse effect on either Double Eagle or Petrosearch is defined to mean any effect that (1) is material and adverse to the financial condition, results of operations, business, properties or prospects of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries taken as a whole to own, hold, develop and operate their respective assets. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

•	the determination that any wells drilled in the ordinary course of business are or are deemed to be non-commercial;

•	the determination that any wells perform or are performing below forecast;

•	any deferral of production resumption or contracting activities in the ordinary course of business or due to weather related events;

•	production from existing wells being below production reflected in reserve estimates;

•	labor shortages in the specialized areas necessary to the respective industry;

•	any adverse effect or losses resulting from any hedging transaction;

•	changes to economic, political or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect Petrosearch;

•	the occurrence of natural disasters of any type;

•	changes in market prices, both domestically and globally, for any carbon-based energy product and any write-down for accounting purposes of oil and gas reserves as a result of a “ceiling test” or property impairment to the extent but only to the extent such write-down or property impairment is directly attributable to changes in market prices of oil or gas;

•	the announcement or pendency of the merger agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Double Eagle is the prospective owner of Petrosearch, including any action or proceeding arising from any of the foregoing;

•	the existence or occurrence of war, acts of war, terrorism or similar hostilities;

•	changes in laws of general applicability or interpretations thereof by courts or governmental authorities; and

•	changes in the market price of either Double Eagle’s common stock or Petrosearch’s common stock (but not any change underlying such changes in price to the extent such change would otherwise constitute a material adverse effect).

Regulatory Approvals

Consummation of the merger is not subject to receipt of regulatory approvals and waivers. Petrosearch is not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger. Petrosearch presently contemplates that if any governmental approvals or actions are required, these approvals or actions will be sought. However, Petrosearch cannot assure the stockholders of Petrosearch that if any approvals are required, that such approvals will be obtained.

Business Pending the Merger

The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article 5 of the merger agreement included as Appendix A hereto, are briefly described below.

Pending consummation of the merger, Petrosearch may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of Double Eagle:

•	amend its articles of incorporation, bylaws or other organizational documents;

•	adjust, split, combine or reclassify any of its outstanding capital stock;

•	declare or pay any dividends with respect to its capital stock; issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities (other than shares of Petrosearch’s common stock issued pursuant to the exercise of any Petrosearch warrants outstanding on the date of the merger agreement);

•	purchase, cancel, redeem or acquire any of its outstanding capital stock or other securities or other equity interests;

•	merge or consolidate with all or substantially all of its assets to, any other person (other than the merger); liquidate, wind-up or dissolve (or suffer any liquidation or dissolution).

•	acquire any corporation, partnership or other business entity (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business);

•	sell, lease or sublease, transfer or otherwise dispose of or encumber any oil and gas interests of Petrosearch, or any other assets that have an aggregate value in excess of $50,000 at the time of such sale, lease, sublease, transfer or disposition (except to the sale of oil and gas in the ordinary course of business);

•	farm-out any oil and gas interests of Petrosearch;

•	sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other person (including any capital stock or other securities or equity interest in any Petrosearch subsidiary);

•	make any loans, advances or capital contributions to, or investments in, any person (other than advances in the ordinary course of business);

•	enter into any material contract or any other agreement not terminable by Petrosearch or any of its subsidiaries upon notice of 90 days or less and without penalty or other obligation;

•	incur any indebtedness for borrowed money; make any capital expenditure in excess of $10,000 for any individual item or $50,000 in the aggregate, except if the expenditure relates to a currently existing obligation of Petrosearch or any of its subsidiaries or is necessary to protect human life, property or the environment in the event of an emergency; or become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other person;

•	knowingly engage in any practice, knowingly take any action or knowingly permit by inaction any of the representation and warranties contained in Article 3 to become untrue;

•	voluntarily resign, transfer or otherwise relinquish any right it has as of the date of this Agreement, as operator of any oil and gas interest of Petrosearch, except as required by law, regulation or contract;

•	enter into, or otherwise become liable or obligated under or pursuant to: (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, termination or similar agreement with any Person; (ii) amend or extend any such plan, arrangement or agreement referred to in clauses (1), (2) or (3) of clause (i); (iii) except for payments made pursuant to any agreement or arrangement described in the disclosure schedules to the merger agreement, grant, or otherwise become liable for or obligated to pay, any severance or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof) to, or forgive any indebtedness of, any employee or consultant of Petrosearch or any of its subsidiaries; or (iv) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

•	create, incur, assume or permit to exist any lien on any of its assets, except for permitted liens set forth in the merger agreement;

•	Petrosearch and its subsidiaries will keep and maintain accurate books, records and accounts; maintain in full force and effect the insurance polices described in the disclosure schedules to the merger agreement; pay all taxes, assessment and other governmental charges imposed upon any of their assets or properties or with respect to their business, income or assets before any penalty or interest accrues; pay all material that have become due and payable and that by law have or may become a lien upon any of the assets or properties prior to the time when any penalty or fine shall be incurred with respect thereto or any such lien shall be imposed thereon; or

•	comply in all material respects with the requirements of all applicable laws and orders of any governmental authority, obtain or take all governmental actions necessary in the operation of their businesses, and comply with and enforce the provisions of all material contracts, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets.

Petrosearch and its subsidiaries will at all times preserve their corporate existence and rights material to their performance under the merger agreement, except where the failure to do so would not have a material adverse effect on Petrosearch. Petrosearch and its subsidiaries will also operate, maintain and otherwise deal with the oil and gas interests of Petrosearch in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and all applicable laws.

Board of Directors’ Covenant to Recommend the Merger Agreement

Pursuant to the merger agreement and except as set forth below, the Petrosearch board of directors is required to recommend that Petrosearch stockholders approve the merger agreement at all times prior to and during the special meeting of Petrosearch stockholders at which the merger agreement is to be considered and will take all reasonable lawful actions to solicit approval of the merger agreement by its stockholders. The Petrosearch board of directors shall not withdraw, modify or qualify in any manner adverse to Double Eagle such recommendation or take any other action or make any other public statement in connection with the meeting of its stockholders inconsistent with such recommendation, except as set forth below. Notwithstanding any change in the Petrosearch board of directors’ recommendation, the merger agreement shall be submitted to the stockholders of Petrosearch at the special meeting of Petrosearch stockholders for the purpose of approving the merger agreement and any other matters required to be approved by Petrosearch’s stockholders for consummation of the transaction. Petrosearch shall not submit to the vote of its stockholders any acquisition proposal other than the merger.

Notwithstanding the recommendation requirements discussed above, the Petrosearch board of directors shall be permitted to effect a change in recommendation if Petrosearch has complied with the merger agreement and the Petrosearch board of directors, based on the advice of its outside counsel, has determined in good faith that failure to do so would result in a violation of its fiduciary duties under applicable law. If the Petrosearch board of directors intends to effect a change in recommendation following an acquisition proposal (as defined in “— No Solicitation” below) it shall have concluded in good faith, after giving effect to all of the adjustments that may be offered by Double Eagle, that another Acquisition Proposal constitutes a Superior Proposal (each as defined in “— No Solicitation” below).

Representations and Warranties of the Parties

Pursuant to the merger agreement, Double Eagle and Petrosearch made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article 3 and 4 of the merger agreement included as Appendix A hereto. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “— Conditions to the Merger” beginning on page 45.

The merger agreement contains representations and warranties that Double Eagle and Petrosearch made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards that may differ from what may be viewed as material by investors and stockholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Petrosearch’s disclosure schedules contain information that has been included in its general prior public disclosures, as well as potential additional non-public information. Although neither Double Eagle nor Petrosearch believes that the disclosure schedules contain information that the federal securities laws required to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement.

Accordingly, Petrosearch stockholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which, in the case of Petrosearch, subsequent information may or may not be fully reflected in Petrosearch’s public disclosures.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Nevada pursuant to the Nevada Revised Statutes, unless a different date and time is specified as the effective time in such documents. The articles of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by Double Eagle, which date will be no later than two (2) business days after such satisfaction or waiver, or on such other date as Double Eagle and Petrosearch may mutually agree upon.

A closing will take place immediately prior to the effective time of the merger or on such other date as Double Eagle and Petrosearch may mutually agree upon.

Waiver and Amendment of the Merger Agreement

Prior to the effective time of the merger, any provision of the merger agreement may be (A) waived by the party benefited by its provision or (B) amended or modified at any time by written agreement of the parties whether before or after the approval of the stockholders of Petrosearch, except that after the stockholders of Petrosearch have approved the merger agreement and no amendment or modification to the merger agreement shall have been made that by law requires further approval by the stockholders of Petrosearch.

No Solicitation

From the date of the merger agreement until the effective time of the merger or the termination of the merger agreement, Petrosearch shall not be allowed, nor shall it authorize or permit any of its subsidiaries or representatives, to directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal (defined below);

•	engage in discussions or negotiations with, furnish or disclose any information or data relating to Petrosearch to, or in response to a request therefor, give access to the properties, assets or the books and records of Petrosearch to any person or entity that has made or may be considering making any Acquisition Proposal;

•	grant any waiver or release under any standstill or similar contract with respect to any Petrosearch common stock or any properties or assets of Petrosearch;

•	approve, endorse or recommend any Acquisition Proposal;

•	enter into any agreement in principle, arrangement, understanding or contract relating to any Acquisition Proposal; or

•	take any action to exempt or make not subject to any state takeover statute or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Parent and the Parent Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

In addition, Petrosearch was required to immediately cease any existing solicitations, discussions, negotiations or other activity with any person or entity being conducted with respect to any Acquisition Proposal.

The term “Acquisition Proposal” means any contract, proposal, offer or other indication of interest (whether or not in writing and whether or not delivered to the Petrosearch stockholders) relating to any of the following (other than the transactions contemplated by the merger or merger agreement):

•	any business combination directly or indirectly involving Petrosearch or its subsidiaries;

•	the acquisition in any manner, directly or indirectly, of any business or group of assets that generates 10% or more of Petrosearch’s consolidated net revenues, net income or stockholders’ equity, or assets representing 10% or more of the book value of the assets of Petrosearch and its subsidiaries, taken as a whole, or any license, lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions; or

•	any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 10% or more of the shares of Petrosearch common stock, whether in a single transaction or a series of related transactions.

Notwithstanding the foregoing, prior to obtaining the approval of its stockholders, Petrosearch’s board of directors may:

•	after the date of the merger agreement, engage in discussions or negotiations with, or furnish or disclose any information or data relating to, Petrosearch in response to a request therefor, giving access to the properties, assets or the books and records of Petrosearch, to any person or entity who has made a bona fide written and unsolicited Acquisition Proposal after the date of the merger agreement if Petrosearch’s board determines that such Acquisition Proposal is reasonably likely to result in a Superior Proposal (defined below), but only so long as

•	Petrosearch’s board has acted in good faith and determined (A) after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to Petrosearch and the Petrosearch stockholders under applicable laws; and

•	Petrosearch (A) enters into a confidentiality agreement with such person or entity on terms and conditions no more favorable to such person or entity than those contained in the confidentiality agreement with Double Eagle, and (B) has previously disclosed or concurrently discloses or makes available the same information to Double Eagle as it makes available to such person or entity; and

•	enter into a definitive agreement with respect to a Superior Proposal (and take any action under any state takeover law in connection with such Superior Proposal), but only so long as Petrosearch’s board, acting in good faith has

•	approved such definitive agreement;

•	determined, after consultation with its financial advisors, that such bona fide written and unsolicited Acquisition Proposal constitutes a Superior Proposal;

•	determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to Petrosearch and the Petrosearch stockholders under applicable laws; and

•	Petrosearch terminates the merger agreement and pays the $300,000 termination fee.

For purposes of the merger agreement, “Superior Proposal” is defined to mean a bona fide written Acquisition Proposal made by a third party for at least a majority of the voting power of Petrosearch’s then outstanding equity securities or all or substantially all of the assets of Petrosearch and its subsidiaries, taken as a whole, if the Petrosearch board of directors determines in good faith (based on, among other things, the advice of its independent financial advisors and after consultation with outside counsel, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal) that such Acquisition Proposal (1) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of Petrosearch common stock than the transactions contemplated by the merger agreement; (2) contains conditions that are all reasonably capable of being satisfied in a timely manner; and (3) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed.

Termination of the Merger Agreement

The Agreement contains various termination rights for both parties, including:

a) by mutual agreement of the parties;

b) by any party if: (i) the effective time has not occurred before 5:00 p.m. (Mountain Time) on August 31, 2009 (except in certain limited circumstances); (ii) there is a final nonappealable order of any governmental entity in effect preventing consummation of the Merger; or (iii) there shall be any law or order enacted or deemed applicable to the Merger that would make consummation of the Merger illegal;

c) by Double Eagle and DBLE Acquisition, if there shall be any action taken, or any law or order enacted or deemed applicable to the Merger, by any governmental entity or regulatory authority, that would: (i) prohibit Double Eagle’s or the DBLE Acquisition’s ownership or operation of all or any portion of the business of Petrosearch, or (ii) compel Double Eagle or DBLE Acquisition to dispose of or hold separate all or a portion of the assets and properties of Petrosearch as a result of the Merger;

d) by Double Eagle, if there has been a material breach of any representation, warranty, covenant or agreement by Petrosearch and Petrosearch has not cured such breach within five (5) business days after notice of such breach is delivered to Petrosearch; provided, however, that, no cure period shall be required for a breach that by its nature cannot be cured;

e) by Petrosearch if there has been a material breach of any representation, warranty, covenant or agreement by Double Eagle or DBLE Acquisition and Double Eagle has not cured such breach within five (5) business days after notice of such breach is delivered to Double Eagle; provided, however, that no cure period shall be required for a breach that by its nature cannot be cured;

f) by Double Eagle or Petrosearch, if the Petrosearch stockholders do not approve the Merger by the requisite votes;

g) by Petrosearch, if Petrosearch has received a Superior Proposal (as defined in the Agreement) and paid a $300,000 termination fee to Double Eagle; or

h) by Petrosearch, if the Double Eagle Stock Price is less than $3.00 per share.

Upon termination of the Agreement under paragraph (d) or (g) above, Petrosearch will be required to pay Double Eagle a termination fee of $300,000.

Interests of Certain Persons in the Merger

When the Petrosearch stockholders are considering the recommendation of Petrosearch’s board of directors with respect to approving the merger agreement, the stockholders should be aware that certain Petrosearch directors and executive officers have interests in the merger as individuals that are in addition to, or different from, their interests as stockholders of Petrosearch. The Petrosearch special committee and the Petrosearch board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

During the time that Double Eagle and Petrosearch negotiated the terms and conditions of the merger and merger agreement, and as of the date the parties approved and executed the merger agreement, Mr. Richard Dole was the Chairman of the Board, President, Chief Executive Officer and a stockholder of both Double

Eagle and Petrosearch. With respect to Double Eagle and Petrosearch, Mr. Dole was not involved in any capacity in evaluating, negotiating or voting upon any matter relating to the merger or the merger agreement. Mr. Dole, however, will continue to be the Chairman, CEO and President of Double Eagle following the consummation of the merger

As of the date of this proxy statement/prospectus, the directors and executive officers of Petrosearch as a group (5 persons) held 4.5% of the outstanding Petrosearch common stock and Petrosearch preferred stock, on an as-converted basis.

Severance Payments.  Petrosearch was a party to employment agreements with each of Richard Dole, David Collins, Wayne Beninger, Teri Hanson and David Arndt. Messrs Dole, Collins and Beninger had severance payments in their employment agreements triggered by a change in control; however, the severance payments in the employment agreements were also triggered by an expiration of the employment agreements, which expired on April 30, 2009.

Mr. Arndt and Ms. Hanson also had severance payments in their month to month employment agreements triggered by a change in control or termination. Mr. Arndt was terminated as of March 31, 2009 and was paid his change in control severance at termination. Ms. Hanson’s contract was terminated May 31, 2009 and was paid her change in contract severance at termination.

The following table summarizes the severance payments paid to each of the respective employees of Petrosearch:

Employee	Title	Salary	Term/Severance

Richard Dole	Chairman, CEO, President	$250,000 per annum	Contract expired 4/30/09 — severance of $850,000 paid.
David Collins	CFO	$215,000 per annum	Contract expired 4/30/09 — severance of $550,000 paid.
Wayne Beninger	COO	$250,000 per annum	Contract terminated 4/15/09 — severance of $550,000 paid
Teri Hanson	Accounting Mgr	$94,000 per annum	Month to Month Contract — severance of $47,000 paid.
David Arndt	Drilling Mgr	$175,200 per annum	Termination date of 3/31/09 — severance of $87,600 paid

Indemnification.  Petrosearch’s directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Petrosearch’s articles of incorporation and bylaws and the merger agreement. Pursuant to the merger agreement, from and after the effective time of the merger, Double Eagle shall assume, and shall cause Petrosearch, as the surviving corporation, to fulfill and honor in all respects, the obligations of Petrosearch pursuant to any indemnification agreements between Petrosearch and its directors and officers in effect immediately prior to the effective time, referred to herein as the indemnified parties and any indemnification provisions under Petrosearch’s articles of incorporation or bylaws as in effect on the date of the merger agreement. The articles of incorporation and bylaws of Petrosearch as the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in the Petrosearch articles of incorporation and bylaws as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the effective time, were directors, officers, employees or agents of Petrosearch, unless such modification is required by applicable law.

Pursuant to the merger agreement, Double Eagle has agreed to maintain Petrosearch’s existing directors’ and officers’ liability insurance policy for Petrosearch’s directors and officers which shall provide such directors and officers with coverage following the effective time of the merger for an additional six years provided that Double Eagle will not be required to expend an aggregate amount in excess of 150% of the premium paid by Petrosearch as of the date hereof for such insurance, which is referred to as the maximum insurance amount. If Double Eagle is unable to maintain or obtain the insurance specified above as a result of the preceding provision, Double Eagle shall obtain the most advantageous coverage as is available for the maximum insurance amount.

Resale of Double Eagle Common Stock

Double Eagle has registered the issuance of the shares of Double Eagle common stock in the merger with the Commission under the Securities Act. No restrictions on the sale or other transfer of the Double Eagle common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of Double Eagle common stock issued to any Petrosearch stockholder who may become an “affiliate” of Double Eagle for purposes of Rule 144 under the Securities Act or the restrictions described under “— Lock- Up Agreements” below. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers and directors of Double Eagle and stockholders beneficially owning 10% or more of the outstanding Double Eagle common stock.

Federal Income Tax Consequences

General.  The following description of the material federal income tax consequences of the merger is based upon the review of Patton Boggs LLP, legal counsel to Double Eagle. The federal income tax laws are complex and the tax consequences of the merger will vary depending upon each stockholder’s individual circumstances or tax status. This is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Petrosearch common stock pursuant to the exercise of an employee warrant agreement or right or otherwise as compensation and holders who hold Petrosearch common stock as part of a “hedge,” “straddle” or “conversion transaction”). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this proxy statement/prospectus, without consideration of the particular facts or circumstances of any holder of Petrosearch common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this description would not be different.

Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. You should consult your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you resulting from the merger.

Any United States federal tax advice contained herein is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding United States federal tax penalties that may be imposed on the taxpayer; any such advice is written to support the promotion or marketing of the transactions described herein; and each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Neither Double Eagle nor Petrosearch intends to seek or obtain a ruling from the IRS as to the federal income tax consequences of the merger and as a result there can be no assurance that the IRS will agree with any of the conclusions described herein.

The Merger.  Double Eagle and Petrosearch will receive a tax opinion from legal counsel dated as of the effective time of the merger that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). The tax opinion described above will be based on certain facts, representations and assumptions, including representations of Double Eagle and Petrosearch. Double Eagle and Petrosearch expect that the merger will qualify as a tax-free reorganization but cannot provide Petrosearch shareholders with any assurances that it will so qualify prior to the final determination of the value of Double Eagle common stock and Petrosearch’s final working capital as of closing. If the merger does not qualify as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code, then this proxy statement/prospectus will be revised and recirculated to the Petrosearch stockholders prior to voting on the merger. In addition, Patton Boggs LLP would revise its tax opinion to reflect the new tax consequences of the merger. As a result, Petrosearch stockholders may assume when casting their votes that the merger will qualify as a tax-free reorganization unless a revised proxy statement/prospectus is distributed that states otherwise.

If the merger qualifies as a tax-free reorganization, neither Double Eagle nor Petrosearch will recognize any gain or loss as a result of the merger.

Tax Consequences to Petrosearch Stockholders.  If the merger qualifies as a tax-free reorganization, a Petrosearch stockholder who receives cash and shares of Double Eagle common stock in exchange for all of his/her shares of Petrosearch common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess, if any, of (a) the sum of the cash (excluding any cash received in lieu of a fractional share of Double Eagle common stock) and the fair market value of the Double Eagle common stock (including any fractional share of Double Eagle common stock deemed to be received and exchanged for cash) over (b) such stockholder’s tax basis in the shares of Petrosearch common stock exchanged in the merger and (2) the amount of cash received by such stockholder. Any gain will be capital gain (except as described below) if the shares of Petrosearch common stock are held by such stockholder as a capital asset at the time of the merger. Because the terms of the merger do not specify the specific shares that a Petrosearch stockholder may exchange for cash and the specific shares the Petrosearch stockholder may exchange for stock, a Petrosearch stockholder generally must calculate gain or loss separately for each identifiable block of Petrosearch common stock exchanged in the merger, and a loss realized on one block of Petrosearch common stock may not be used by the stockholder to offset a gain realized on another block of its Petrosearch common stock. Stockholders should consult their tax advisors regarding the manner in which cash and Double Eagle common stock should be allocated among their shares of Petrosearch common stock and the specific federal income tax consequences thereof.

If any Petrosearch stockholder’s receipt of cash has the effect of a distribution of a dividend, the gain will be treated as ordinary dividend income to the extent of the stockholder’s ratable share of Double Eagle’s accumulated earnings and profits. For purposes of determining whether a Petrosearch stockholder’s receipt of cash has the effect of a distribution of a dividend, the Petrosearch stockholder will be treated as if it first exchanged all of its Petrosearch common stock solely in exchange for Double Eagle common stock and then Double Eagle immediately redeemed a portion of that stock for the cash the Petrosearch stockholder actually received in the exchange. Receipt of cash in exchange for a portion of the Petrosearch stockholder’s Double Eagle stock that it is deemed to have been received, will generally not have the effect of a distribution of a dividend to the Petrosearch stockholder if such receipt is, with respect to the Petrosearch stockholders, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In determining whether the receipt of cash is “not essentially equivalent to a dividend” or “substantially disproportionate,” with respect to the Petrosearch stockholder, certain constructive ownership rules must be taken into account. Under the constructive ownership rules of the Code, a stockholder may be treated as owning stock that is actually owned by another person or entity. Petrosearch stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of Petrosearch common stock will be treated as a dividend. Dividends are generally currently taxed at the same rates that apply to long-term capital gains.

If the merger can no longer be treated as a tax-free reorganization, this proxy statement/prospectus will be revised to reflect the new tax treatment and recirculated to the Petrosearch stockholders prior to their voting on the merger. As a result, Petrosearch stockholders may assume when casting their votes that the merger will qualify as a tax-free reorganization unless they receive a revised proxy statement/prospectus stating otherwise.

Cash in Lieu of Fractional Shares.  No fractional shares of Double Eagle common stock will be issued in the merger. A Petrosearch stockholder who receives cash in lieu of a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Double Eagle. A Petrosearch stockholder should generally recognize capital gain or loss on such a deemed exchange of the fractional share.

Backup Withholding.  Non-corporate holders of Petrosearch common stock may be subject to information reporting and backup withholding imposed at a rate of 28% on any cash payments they receive. Petrosearch stockholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal they will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Petrosearch stockholder’s United States federal income tax liability, provided they furnish the required information to the IRS.

Reporting Requirements.  Petrosearch stockholders who receive Double Eagle common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Petrosearch’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Double Eagle. Any excess difference between the purchase price for Petrosearch and the fair value of the identifiable net assets acquired will be recorded as goodwill If the purchase price is less than the fair value of the identifiable net assets, a gain will be recorded to reflect the “negative goodwill” resulting from the merger. The financial statements of Double Eagle issued after the merger will reflect the results attributable to the acquired operations of Petrosearch beginning on the date of completion of the merger. Double Eagle expects to record a gain associated with the negative goodwill. In addition, all transaction costs will be expensed.

Expenses of the Merger

The merger agreement provides that each of Petrosearch and Double Eagle will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Listing of the Double Eagle Common Stock

Double Eagle has agreed to use its reasonable best efforts to cause the shares of Double Eagle common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market, or any national securities exchange on which the Double Eagle common stock may then be listed, before the completion of the merger.

Voting Agreements

In connection with the execution of the merger agreement, each director and executive officer of Petrosearch entered into a voting agreement with Double Eagle, the form of which is attached hereto as Appendix C, pursuant to which each director and executive officer agreed that at any meeting of the stockholders of Petrosearch, or in connection with any written consent of the stockholders of Petrosearch, the director and/or officer shall vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of Petrosearch common stock and Petrosearch preferred stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting in favor of adoption and approval of the merger agreement and the merger. The voting agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Lock Up Agreements

In connection with the execution of the merger agreement, each director and executive officer of Petrosearch entered into a lock-up agreement with Double Eagle, the form of which is attached hereto as Appendix D, pursuant to which each director and executive officer agreed not to sell, transfer, pledge (except in limited circumstances) or otherwise dispose of any of the shares of Double Eagle common stock that such director or officer receives from the merger for a period of 180 days following the effective time of the merger; provided, however, the director or officer may sell up to 1/12th of his shares of Double Eagle common stock received from the merger during each of the last three months of the lock up period.

Dissenters’ Rights

In accordance with Section 92A.390 of the Nevada Revised Statutes, the holders of Petrosearch common stock and the holders of Petrosearch preferred stock will not have any appraisal or dissenters’ rights with respect to the merger or merger agreement.

MARKET FOR COMMON STOCK AND DIVIDENDS

Double Eagle’s common stock is traded on the NASDAQ Global Select Market under the symbol “DBLE”. Petrosearch’s common stock is quoted on the OTCBB under the symbol “PTSG.OB”. Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

As of April 1, 2009, there were 9,233,756 shares of Double Eagle common stock outstanding, which were held by approximately 933 holders of record. As of the record date for the special meeting, there were 41,340,584 shares of Petrosearch common stock outstanding, which were held by approximately 1700 holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of the Double Eagle common stock as reported on the NASDAQ Global Select Market and the high and low bid information for Petrosearch common stock as quoted on the OTCBB.

	Double Eagle			Petrosearch
			Dividends			Dividends
	Market Price		Declared	Bid Price		Declared
	High	Low	per Share	High	Low	per Share

2009
March 31, 2009	$11.23	$3.00	$—	$0.20	$0.12	$—
2008
March 31, 2008	17.25	13.05	—	0.98	0.57	$—
June 30, 2008	19.91	16.91	—	0.81	0.28	—
September 30, 2008	18.99	12.55	—	0.55	0.26	—
December 31, 2008	13.76	4.02	—	0.29	0.12	—
2007
March 31, 2007	24.86	17.59	—	1.60	0.61	—
June 30, 2007	21.10	16.81	—	1.85	1.20	—
September 30, 2007	18.41	13.77	—	1.59	1.00	—
December 31, 2007	18.25	13.13	—	1.25	0.74	—

The following table sets forth the closing sale prices of Double Eagle common stock as reported on the NASDAQ Global Select Market and the bid prices of Petrosearch common stock as quoted on the OTCBB on

March 30, 2009, the last trading-day before the merger was announced, and on June 12, 2009, the last practicable trading-day before the distribution of this proxy statement/prospectus.

The following table also includes the equivalent market value per share of Petrosearch common stock on March 30, 2009 and June 12, 2009, which reflects the product of the exchange ratio of 0.0433 multiplied by the closing sale price of Double Eagle common stock on the dates indicated.

			Equivalent Market
	Double Eagle	Petrosearch	Value per Share of
	Common Stock	Common Stock	Petrosearch

At March 30, 2009	$5.22	$0.13	$0.23
At June 12, 2009	$6.04	$.24	$0.26

The value of the stock portion of the merger consideration to be received for each share of Petrosearch common stock will be based on the most recent closing price of Double Eagle’s common stock prior to the consummation of the merger. Because the stock portion of the merger consideration to be paid to stockholders of Petrosearch is based on a fixed number of shares of Double Eagle common stock, unless certain closing adjustments are made, and because the market value of the shares of Double Eagle common stock to be received by Petrosearch stockholders will change, stockholders of Petrosearch are not assured of receiving a specific market value of Double Eagle common stock, and thus a specific market value for their shares of Petrosearch common stock, at the effective time of the merger. Double Eagle cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the Double Eagle common stock from a newspaper, via the Internet or by calling your broker. See “The Merger — Merger Consideration” beginning on page 39.

INFORMATION ABOUT DOUBLE EAGLE

General

Double Eagle’s corporate offices are located at 1675 Broadway, Suite 2200, Denver, Colorado 80202, and the telephone number there is (303)794-8445. Double Eagle’s operations office is located at 777 Overland Trail, Casper, Wyoming 82601, and the telephone number there is (307) 237-9330. Double Eagle’s website is www.dble.us.

Double Eagle is an independent energy company engaged in the exploration, development, production and sale of natural gas and crude oil, primarily in Rocky Mountain Basins of the western United States. Double Eagle was incorporated in the State of Wyoming in January 1972 and reincorporated in the State of Maryland in February 2001. From 1995 to 2006, the Company’s common shares were publicly traded on the NASDAQ Capital Market under the symbol “DBLE”. On December 15, 2006, the Company’s common shares began trading on the NASDAQ Global Select Market. The Company’s Series A Cumulative Preferred Stock (“Preferred Stock”) was issued and began trading on the NASDAQ Capital Market, under the symbol “DBLEP” on July 3, 2007 and began trading, again under the symbol “DBLEP” on the NASDAQ Global Select Market on September 30, 2007.

Overview and Strategy

Double Eagle’s objective is to increase long-term stockholder value by implementing its corporate strategy of economically growing its reserves and production through the development of existing core properties, collaborating on selective exploration projects, and pursuing strategic acquisitions that expand or complement Double Eagle’s existing operations.

Double Eagle’s operations currently are focused on its two core development properties located in southwestern Wyoming. Double Eagle has coal bed methane reserves and production in the Atlantic Rim area of the Eastern Washakie Basin and tight sands gas reserves and production in the Pinedale Anticline. Double Eagle’s current exploration prospects involve properties in southwestern Wyoming and other Rocky Mountain States.

As of December 31, 2008, Double Eagle had estimated proved reserves of 86.3 Bcf of natural gas and 420 MBbl of oil, or a total of 88.9 Bcfe. This represented a net increase in reserve quantities of 21% from the prior year, after adjustments for extensions and discoveries, 2008 production and revision of estimates. The increase in estimated proved reserves as compared to the 2007 proved reserves was due primarily to extensions and discoveries related to the new wells drilled in the 2008 drilling program. This increase was partially offset by revisions to reserve estimates related to existing wells and the effect of a decrease in natural gas prices at December 31, 2008 versus December 31, 2007. The average price used in the calculation of 2008 reserves decreased by $1.70 per MMBtu from the December 31, 2007 price of $6.27 MMBtu. The decrease in price shortened the economic life of certain existing wells and negatively impacted Double Eagle’s 2008 year-end reserve estimate. The reserve estimate at December 31, 2008 includes additions of 26.6 Bcfe, or 36%, of 2007 reserves. The reserve additions are due primarily to Double Eagle’s drilling program in the Atlantic Rim, including 23 new production wells in its Catalina Unit, and further development on the Pinedale Anticline. The proved oil and gas reserves, at December 31, 2008, had a PV-10 value of approximately $155.8 million, a decrease of 15% from 2007 due primarily to lower year-end pricing, offset slightly by reserve extensions and discoveries. (See reconciliation of the PV-10 non-GAAP financial measure to the standardized measure under Reserves on page 67). Of these reserves, 73% were proved developed and 97% were natural gas.

During 2008, Double Eagle invested $65.0 million in capital expenditures related to the development of its existing properties, up from a total of $41.3 million spent in 2007. The expenditures were due primarily to the Company’s continued development of its production wells and infrastructure at the Catalina Unit project, drilling in the non-operated units of the Atlantic Rim, and continued participation on the Pinedale Anticline. Double Eagle’s estimated capital budget for 2009 is approximately $10-$20 million for ongoing non-operated development programs in the Pinedale Anticline (spending is largely dependent on timing and locations selected for drilling) and well production enhancement projects in the Atlantic Rim. The Company does not currently have plans to drill new production wells in the Catalina Unit in 2009. As part of Double Eagle’s budgeting process, it assesses projects that are currently in progress and those proposed for future development to determine the risk and estimated rate of return, including its non-operated projects (primarily the Pinedale Anticline and the Doty Mountain and Sun Dog Units in the Atlantic Rim). Double Eagle’s 2009 capital budget is based on drilling programs that are low to medium risk development projects that provide a foundation for steady growth. Due to the tightening of the credit markets and the low forecasted natural gas price, Double Eagle expects that a significant portion of available capital will be committed to non-operated projects that management believes are in the company’s best interests to continue to participate in. The 2009 project budget estimate of $10-$20 million does not include the impact of any potential future exploration projects or possible acquisitions. Although Double Eagle’s emphasis is on developing low risk projects and increasing its acreage position of potential drilling prospects, Double Eagle is continually evaluating exploration opportunities, and if a potential opportunity is identified that complements its areas of expertise, it may be pursued.

Double Eagle expects to fund its 2009 capital expenditures with cash provided by operating activities and funds made available through its recently renegotiated $75 million credit facility. See the additional discussion of these events below in “Other Significant Developments since December 31, 2008”. Double Eagle may find it necessary in the future to raise additional funds through private placements or registered offerings of equity or debt.

Double Eagle also continues to evaluate acquisition opportunities that complement its existing operations, offer economies of scale and/or provide further development, exploitation and exploration opportunities. In addition to potential acquisitions, Double Eagle also may decide to divest of certain non-core assets or enter into strategic partnerships or joint ventures related to its assets that are not currently considered in its expected 2009 capital expenditures.

Glossary

The terms defined in this section are used throughout this prospectus/proxy statement.

Bbl.  One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

Bcf.  Billion cubic feet, used in reference to natural gas.

Bcfe.  Billion cubic feet of gas equivalent. Gas equivalents are determined using the ratio of six Mcf of gas (including gas liquids) to one Bbl of oil.

Darcy.  A standard unit of measure of permeability of a porous medium.

Development well.  A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive in an attempt to recover proved undeveloped reserves.

Dry hole.  A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

Estimated net proved reserves.  The estimated quantities of oil, gas and gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Exploratory well.  A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir beyond its productive horizon.

Farmout.  An assignment of interest in a drilling location and related acreage conditioned upon the drilling of a well on that location.

Field.  An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature or stratigraphic condition.

Gross acre.  An acre in which a working interest is owned.

Gross well.  A well in which a working interest is owned.

MBbl.  One thousand barrels of oil or other liquid hydrocarbons.

Mcf.  One thousand cubic feet.

Millidarcy.  One thousandth of a darcy and is a commonly used unit for reservoir rocks. See definition of darcy above.

Mcfe.  One thousand cubic feet of gas equivalent. Gas equivalents are determined using the ratio of six Mcf of gas (including gas liquids) to one Bbl of oil.

MMcf.  One million cubic feet.

MMcfe.  One million cubic feet of gas equivalent. Gas equivalents are determined using the ratio of six Mcf of gas (including gas liquids) to one Bbl of oil.

MMBtu.  One million British Thermal Units. A British Thermal Unit is the amount of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit.

Net acres or net wells.  The sum of our fractional working interests owned in gross acres or gross wells.

Permeability.  The ability, or measurement of a rock’s ability, to transmit fluids, typically measured in darcies or millidarcies. Formations that transmit fluids readily, such as sandstones, are described as permeable and tend to have many large, well-connected pores. Impermeable formations, such as shales and siltstones, tend to be finer grained or of a mixed grain size, with smaller, fewer, or less interconnected pores.

Productive well.  A well that is producing oil or gas or that is capable of production.

Proved developed reserves.  Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves.  The estimated quantities of oil, gas and gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves.  Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

PV-10 value.  The present value of estimated future gross revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated (unless such prices or costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10 percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure calculation, it does provide an indicative representation of the relative value of the company on a comparative basis to other companies and from period to period.

Recompletion.  The completion for production from an existing wellbore in another formation other than that in which the well has previously been completed.

Royalty.  The share paid to the owner of mineral rights expressed as a percentage of gross income from oil and gas produced and sold unencumbered by expenses relating to the drilling, completing and operating of the affected well.

Royalty interest.  An interest in an oil and gas property entitling the owner to shares of oil and gas production free of costs of exploration, development and production.

Undeveloped acreage.  Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether such acreage contains estimated net proved reserves.

Working interest.  The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and to share in the production. Working interest owners also share a proportionate share of the costs of exploration, development, and production costs.

Operations and Properties

As of December 31, 2008, Double Eagle owned interests in a total of 1,125 producing wells and had an acreage position of 525,493 gross acres (265,879 net), of which 387,933 gross acres (256,463 net) are undeveloped, in what it believes are natural gas prone basins of the Rocky Mountains. Two developing areas, the Atlantic Rim coal bed natural gas play and the Pinedale Anticline, accounted for 86% of Double Eagle’s proved developed reserves as of December 31, 2008, and over 91% of its 2008 production. As of December 31, 2008, Double Eagle’s estimated acreage holdings by basin are:

Basin	Gross Acres	Net Acres

Washakie Basin	122,581	42,210
Huntington Basin	192,975	185,731
Greater Green River Basin	38,530	3,264
Powder River Basin	32,993	2,956
Wind River Basin	50,227	2,243
Other	88,187	29,475

Total	525,493	265,879

Double Eagle’s focus is in areas where its geological and managerial expertise can provide Double Eagle with competitive advantages. Double Eagle intends to grow its reserves and production primarily through its current areas of development, which are as follows:

The Atlantic Rim Coal Bed Natural Gas Project

This play is a 40-mile long trend located in south central Wyoming, from the town of Baggs at the south end, to the town of Rawlins at the north end. The Mesaverde coals in this area differ from those found in the Powder River Basin in that they are thinner zones, but have higher gas content. Nevertheless, the productivity of coal beds is dependent not only on specific natural gas content, but also on favorable permeability to natural gas. On May 21, 2007, the Record of Decision on the Atlantic Rim Environmental Impact Statement (“EIS”), which allows for the drilling of up to 1,800 coal-bed methane wells and 200 conventional oil and gas wells in the Atlantic Rim area, was published in the Federal Register, allowing Double Eagle to begin its developmental drilling program of up to 268 wells in the Catalina Unit. During June 2007, Double Eagle was informed by the U.S. Bureau of Land Management (“BLM”) that three separate coalitions of conservation groups appealed, or were in the process of appealing, the approval of the EIS. On November 30, 2007, the United States District Court issued an Order and Memorandum Opinion denying a requested preliminary injunction to stop work at the Company’s Atlantic Rim Coal Bed natural gas project in south central Wyoming and as a result, Double Eagle has been able to continue with its development in the Atlantic Rim. In June 2008 and January 2009, two of the appeals by conservation groups were denied. In March 2009, the final appeal by a conservation group was denied.

Double Eagle’s current areas of development included within the Atlantic Rim are the Catalina Unit, for which it is the operator, and its non-operated interests primarily in the Sun Dog and the Doty Mountain Units. Double Eagle has an interest in 50,937 gross acres (29,735 net acres) along the Atlantic Rim.

During 2008, Double Eagle recognized net sales volumes from the coal bed natural gas projects in the Atlantic Rim of 4.5 Bcfe, which represented 67% of its total 2008 natural gas equivalent sales volume. These wells have been very economic, and Double Eagle intends to continue to focus its efforts on these wells in the future. Anadarko Petroleum Corporation (“Anadarko”), the operator of the Doty Mountain and Sun Dog Units, has indicated to Double Eagle that it intends to focus its Atlantic Rim capital expenditures on the enhancement of current wells, which may include additional fracture stimulation. In the past, Anadarko has not performed fracture stimulation on its operated wells in the Atlantic Rim. In late 2008, Anadarko began a test pilot program to stimulate various wells in the Doty Mountain Unit. Double Eagle is awaiting the final results of this pilot test.

Catalina Unit

The Catalina Unit consists of 21,725 total acres (8,944 net acres) which the Company operates. Double Eagle acquired a 100% working interest in the Cow Creek Field in the heart of the Atlantic Rim Coal Bed Natural Gas Project from KCS Mountain Resources in April 1999. The 14 original producing wells in the Cow Creek Field that Double Eagle operated became a part of the Catalina Unit participating area on December 21, 2007, when the new wells drilled by the Company during 2007 established production levels specified in the Unit agreement. Upon reaching required production levels, the Unit participating area was established. Unitization is a type of sharing arrangement by which owners of operating and non-operating working interests pool their property interests in a producing area to form a single operating unit. Units are designed to improve efficiency and economics of developing and producing an area. The share that each interest owner receives is based upon the respective acreage contributed by each owner in the participating area (“PA”) as a percentage of the entire acreage of the PA. This PA and the associate working interest will change as more wells and acreage are added to the PA. In 2007, 33 producing wells were drilled and cased, bringing Double Eagle’s working interest to 73.84%.

As part of its 2008 drilling program, Double Eagle drilled 24 potential producing wells, 23 of which were completed, and six injections wells. One of the 24 potential producing wells was determined to be non-productive and was plugged and abandoned in the fourth quarter of 2008. This well encountered a major structural fault, resulting in the absence of the mesaverde coals at that location. While the well was plugged and abandoned, knowing the location of the fault will assist the Company in locating future well positions to avoid another dry hole. Wells beyond this fault are believed to be productive. Five of the new wells were hooked up to the sales line as of December 31, 2008. With the drilling of the 24 new wells in 2008, its working interest in the Catalina Unit changed to 68.35%. As Double Eagle continues to expand the Catalina Unit, its working interest will continue to change. Upon full development of the Unit, Double Eagle anticipates that its working interest will be approximately 51.23%.

Production in the Catalina Unit resulted in net sales volumes to Double Eagle of 4.0 Bcf in 2008 (compared to 1.5 Bcf in 2007 and 1.6 Bcf in 2006), which represented 59% of Double Eagle’s total sales volumes for 2008.

Coal-bed methane gas wells involve removing gas trapped within the coal itself, through removal of water. Often, the wells are completely saturated with water. As water is removed, gas is able to flow to the wellhead. In 2008, Double Eagle was granted a permit by the BLM to treat water removed from the wells, for release on the surface. Double Eagle engaged EMIT Technologies Inc (“EMIT”) to construct a pilot waste water treatment facility within the Catalina Unit. The Company pays EMIT a fee per barrel of water processed. The EMIT plant has capacity to treat and release up to 10,000 barrels of water per day. Double Eagle is currently the only company in the Atlantic Rim area to receive such a permit. The remaining water is reinjected back into the ground through injection wells.

Doty Mountain Unit

The Doty Mountain Unit is adjacent to and northeast of the Catalina Unit. The Mesaverde coals at Doty Mountain are thicker than in the Catalina Unit and have higher gas contents. Permeability was measured at over 150 millidarcies in the main coal. Anadarko operates this 24,817 acre unit in which Double Eagle owns 3,280 gross and 3,280 net acres of leasehold working interest. As of December 31, 2008, Double Eagle owned an 18.00% interest in the unit. This PA and the associated working interest, including ours, will change as more wells and acreage are added to the PA. The Doty Mountain unit was established in 2005 and Anadarko operates 49 producing wells within this unit. The operator also drilled an additional 18 producing wells during 2008, which were expected to come on-line for production in the first and second quarter of 2009. During 2008, Double Eagle recognized a total net production from the Doty Mountain Unit of 194 MMcf, or an average of 529 Mcf (net) per day.

Sun Dog Unit

The Sun Dog Unit is adjacent to and east of the Catalina Unit. Anadarko operates the 23,468 acre unit in which Double Eagle owns 3,886 gross and 2,045 net acres of working interest. The Sun Dog Unit was established in 2005 and as of December 31, 2008, Double Eagle owned a 9.75% working interest in the unit. In 2008, Anadarko completed and brought on 64 new wells in the unit. The operator also drilled an additional 45 wells as part of its 2008 drilling program, which are expected to come on-line for production in the first and second quarter of 2009. Upon completion of these wells, Double Eagle’s working interest will change to approximately 8.4%. Double Eagle’s working interest in the PA will continue to change as more wells and acreage are added. During 2008, Double Eagle recognized a total net production from the Sun Dog Unit of 297 MMcf, or an average daily net production of 811 Mcf per day. In December 2008, the Unit averaged 1,441 Mcf per day, net.

Other Units

Double Eagle also has small interests in the Brown Cow, Jolly Roger and Red Rim Units that are all operated by Anadarko. As of December 31, 2008, no significant gas sales had occurred from these units.

The Pinedale Anticline in the Green River Basin of Wyoming

The Pinedale Anticline is in southwestern Wyoming, 10 miles south of the town of Pinedale. Questar operates 2,400 acres in the Mesa Unit in which Double Eagle holds a net acreage position of 110 acres. The

Mesa Field on the Pinedale Anticline includes 108 non-operated wells producing approximately 24% of Double Eagle’s total production for 2008. Double Eagle’s net production from the Mesa Unit in 2008 was 1.5 Bcf of natural gas and 14,674 Bbls of oil.

In the Mesa “A” PA, where Double Eagle has a 0.312% overriding royalty interest, there were 22 producing wells that produced a total of 192 MMcf of natural gas and 1,945 Bbls of oil in 2008 to its interest. Double Eagle’s net acre position of at least 1.875 net acres under a gross of 600 acres in the “A” Participating Area. The operator drilled two new wells in this unit during 2008.

In the Mesa “B” PA, where Double Eagle has an 8% average working interest in the shallow producing formations and a 12.5% average working interest in the deep producing formations, there were 57 producing wells that produced 891 MMcf of natural gas and 6,597 Bbls of oil in 2008 to its interest. Double Eagle has a net acreage position of 64 net acres under a gross of 800 acres in the shallower formations in the “B” Participating Area, and 100 net acres under a gross of 800 acres in the deep producing formations. In 2007, the operator began drilling 18 new wells, which were hooked up for production in the second and third quarters of 2008. Double Eagle also participated in the drilling of 24 additional wells in 2008. Four of the 24 wells were completed and began producing in the third quarter of 2008. The remaining 20 wells are expected to be completed in 2009 at a rate of four new wells in May, four in August, four in September, two in October, and six in November. Double Eagle believes the operator will drill an additional four wells in the Mesa “B” PA in 2009.

In the Mesa “C” PA, where Double Eagle has a working interest of 6.4%, 29 wells produced 464 MMcf and 6,132 Bbls of oil in 2008, net to its interest. Double Eagle has 65.27 net acres under a gross of 1,000 acres in the “C” Participating Area.

As of December 31, 2008, Double Eagle had working interests or overriding royalty interests in 4,840 acres in and around this developing natural gas field. An expansion of the Kern River Pipeline, which was completed in May 2003, connects this field to a large gas market in southern California. It is anticipated that this property will continue to produce significant revenues for Double Eagle in the foreseeable future.

The Wind River Basin in central Wyoming

Located in central Wyoming, the Wind River Basin is home to Wyoming’s first oil production, which began in 1884. Since that time, numerous fields have been discovered in the Basin, including two very large natural gas accumulations, the Madden Anticline and the Cave Gulch/Waltman Fields. Double Eagle has interests in 50,227 gross acres, constituting 2,243 net acres, of leases in this Basin.

Madden Anticline

The Madden Anticline is located in central Wyoming, 65 miles west of the town of Casper. The anticline is 20 miles long and six miles wide laying in the deepest part of the Wind River Basin.

There are two large natural gas fields, Madden and Long Butte that are being drilled and developed on the anticline. The Madden and Long Butte Units were merged in 2004, but the Long Butte Unit Mesaverde and Cody Participating Areas have remained separate and are operated by Moncrief Oil Inc. (“Moncrief”). In 2005, the deep Paleozoic formations, or “Sour Gas” zones, of the Madden Field and Long Butte Field were combined. The Madden Unit is operated by Conoco/Phillips. Double Eagle owns an approximate 16.67% working interest in 734.25 acres on the anticline that potentially could be included in the Madden Sour Gas PA. With the current approved PA, 504.74 gross acres (84.14 net acres) are included in the 24,088 acre participating area. The unit’s primary operator, Conoco/Phillips (formerly Burlington Resources “BR”) plans to continue to drill additional wells in the unit.

Through unitization, Double Eagle acquired a .349% working interest in the Madden Sour Gas PA in the Madden Deep Unit and the Lost Cabin Gas Processing Plant in late 2006, at a cost of approximately $2.5 million. The Madden Sour Gas Participating Area produced 149 Mcf net to Double Eagle’s interest of gas in 2008 from seven wells. These are long-lived wells with large producing rates and reserves.

Double Eagle has not been paid any of the proceeds generated by the sale of gas produced from the Madden Deep Unit over the period beginning with the effective date of the 4 th PA revision through June 30, 2007. Double Eagle began receiving payments for its share of the sales on July 1, 2007. Along with other plaintiffs, Double Eagle filed a lawsuit on August 24, 2007, in the District Court of Fremont County, Wyoming, against Conoco/Phillips and other defendants who own working interests in the Madden Deep Unit. Double Eagle, and the other plaintiffs in the case, are asserting that, under the gas balancing agreement, they are entitled to receive either monetary damages or their respective shares of the gas produced from the Madden Deep Unit over at least the period from February 1, 2002, through June 30, 2007. Double Eagle has recognized the sales and have recorded a related account receivable of $292, net of allowance, for uncollectible amounts for the period November 1, 2006 through June 30, 2007. Subsequent to June 20, 2007, Double Eagle has recognized the sales, and have been paid the proceeds due to Double Eagle. The ultimate outcome of this lawsuit cannot be determined at this time and, as a result, the Company has not recognized any amount of sales proceeds for the period February 1, 2002 through October 30, 2006. Sulfur sales are not subject to a gas balancing agreement, and, accordingly, Double Eagle received the proceeds for its share of sulfur sales dating back to February 2002 and continues to receive its respective share on an ongoing basis.

Double Eagle also owns interests, which are restricted in depth and size, in over 12,000 additional acres on the Madden Anticline. Additionally, Double Eagle operates and produces from one lower Fort Union well and one upper Fort Union well outside of the unit. Double Eagle will continue to produce these two wells and evaluate the potential for offsets.

South Waltman

The South Waltman acreage is located approximately 15 miles southeast of the Madden Anticline and three miles south of the Cave Gulch field in the Wind River Basin. The field was discovered by Chevron in 1959. Double Eagle purchased interest in this leasehold in 1996. Double Eagle operates this property and owns an average working interest of 46%. In December of 2007, Double Eagle drilled the Waltman 34-24 well to a total depth of 9,202 feet. Numerous gas zones were found between the depth of 4,350 feet and 8,960 feet. However, due to unfavorable hole conditions, Double Eagle was only able to run casing to 6,639 feet. The well was completed at a depth of 4,349-4,374, and Double Eagle intends to produce the upper gas zones by the second quarter of 2009. In August of 2008, Double Eagle began drilling the Waltman 24-24 well to its total depth of 9,397 feet. Casing has been set on the well, and Double Eagle is in process of completion. Double Eagle expects to complete the well at a depth of between 8,500 and 9,100 feet, and to begin producing in both the upper and lower gas zones in the second quarter of 2009. Double Eagle has the option on offsetting acreage to drill up to 8 additional wells in the future.

South Sand Draw

The South Sand Draw Field is located in the southern portion of the Wind River Basin approximately 36 miles southeast of Riverton, Wyoming. Double Eagle currently has 1,495 acres under lease, in which its working interest is 75%. Additional drillable prospects exist on the east side of Double Eagle’s leasehold and may be drilled in the future.

The Moxa Arch and Other Areas in Southwest Wyoming

Double Eagle is continuing its participation in further development drilling on the Moxa Arch and other areas within southwest Wyoming (367 non-operated wells). Within these areas, Double Eagle participated in the drilling of 47 development wells with working interests ranging from 0.14% to 6.02% in 2008. In 2009, natural gas prices will dictate further participation in drilling proposals in this area.

Eastern Washakie Midstream Pipeline LLC

Double Eagle owns, through its wholly-owned subsidiary, Eastern Washakie Midstream Pipeline LLC, a 13-mile pipeline and gathering assets, which connect the Catalina Unit with the pipeline system owned by Southern Star Central Gas Pipeline, Inc. The pipeline provides Double Eagle with access to the interstate gas markets, and the ability to move third party gas. Double Eagle has an agreement in place for transportation and gathering of all volumes that move through its pipeline, for which it receives a third-party fee per Mcf of gas transported. The pipeline has a transportation capacity of approximately 100 MMcf per day. At December 31, 2008, approximately 30 MMcf per day was being transported through the pipeline. The pipeline is expected to provide, but does not guarantee, reliable transportation for future development by the Company and third party operators in the Atlantic Rim of the Eastern Washakie Basin.

Exploration Projects

During 2008, Double Eagle did not pursue any significant exploration projects. Existing projects Double Eagle is involved with are detailed below.

The Christmas Meadows Prospect in Utah

Christmas Meadows is a structural dome in the southwest corner of the prolific Green River Basin, in Summit County, Utah. The dome is overlain by the Wyoming Overthrust Belt and the North Flank Thrust of the Uinta Mountains. During the first quarter of 2007, drilling at the Table Top Unit #1 well reached the originally planned depth of 15,760 feet. The drilling did not find reservoir rocks with sufficient permeability, and operations were suspended to assess alternative approaches to completing the project. The Table Top Unit, as originally formed, was dissolved, and, having met the governmental permitting obligation for the Unit test, the time-frame has been extended for drilling the newly formed Main Fork Unit until at least August 2009. The Company is currently in discussion with a third party regarding a possible farmout of the drilling of the Table Top Unit #1 to drill deeper to the Nugget Sandstone formation at 18,000 feet, or the Madison formation at 22,000-24,000 feet.

Atlantic Rim Exploratory Tests

In addition to development of its existing Atlantic Rim properties, Double Eagle also previously engaged in exploratory/development efforts at the Cow Creek Unit Deep #2 (a Madison test near its coal bed natural gas production at Cow Creek) and the PH State 16-1 well in the South Fillmore prospect just north of Cow Creek.

The Cow Creek Unit Deep #2 well reached a total depth of approximately 9,800 feet in 2006 and has been temporarily plugged. The Company continues to assess the future potential of this well.

The PH State 16-1 (South Fillmore) well was completed during the third quarter of 2006. In July 2007, GMT Exploration Company LLC drilled the SJ Fee 11-9 well, in which the Company has a 50% working interest before payout and a 30% working interest after payout, one mile northwest of the PH State 16-1 well. Although the PH State 16-1 well was completed in a similar Mesaverde Sand and Coal formation, the well was plugged and abandoned in 2008.

Nevada

Double Eagle has leased 192,975 gross acres, 185,731 net acres, in the Huntington Valley in Elko and White Pine Counties, Nevada. This area was chosen because of excellent hydrocarbon source rock in both the Tertiary and Paleozoic rocks and high heat flow to generate natural gas, as well as certain natural gas shows incurred in limited previous drilling.

During August 2007, VF Neuhaus began drilling the Straight Flush #17-1 well in Huntington Valley, Nevada. Double Eagle had a 97.3% working interest in the well and further earned additional interests under six sections of land. No commercial deposits of oil and gas were identified and the well was plugged in October 2007. Costs incurred through December 31, 2007 of $1,983 were charged to expense as dry hole costs. In 2008, the Company concluded that it does not plan to renew any of the Nevada leases upon their expiration, and therefore, the related capitalized undeveloped leasehold cost of $741 was written off as of December 31, 2008.

Accounting for Suspended Well Costs

FASB Staff Position FAS 19-1 (“FSP 19-1”), Accounting for Suspended Well Costs, was effective for the first reporting period beginning after April 4, 2005. FSP 19-1 concludes that, for companies using the successful efforts method of accounting, exploratory well costs should continue to be capitalized when a well has found a sufficient quantity of reserves to justify its completion as a producing well and the company is making sufficient progress assessing the reserves and the economic and operating viability of the well. FSP 19-1 specifies that the costs of drilling an exploratory well shall not be carried as an asset for a period greater than one year from completion of drilling (or abandonment of a project), unless it can be shown that sufficient progress (as defined) has been made in assessing the economic and operational viability of a project. Since adopting FSP 19-1, the Company continually evaluates all existing capitalized exploratory well costs.

In accordance with FSP 19-1, in 2007, Double Eagle expensed $5,773 related to the Christmas Meadows Prospect, $4,395 related to Cow Creek Unit Deep #2, and $2,759 related to PH State 16-1 in 2007.

Reserves

The reserve estimates at December 31, 2008, 2007 and 2006 presented below were reviewed by the independent petroleum engineering firm Netherland, Sewell & Associates, Inc. All reserves are located within the continental United States. For the periods presented, Netherland, Sewell & Associates, Inc. evaluated properties representing a minimum of 98% of Double Eagle’s reserves, valued at the total estimated future net cash flows before income taxes, discounted at 10% (“PV-10”). The PV-10 values shown in the following table are not intended to represent the current market value of the estimated proved oil and gas reserves owned by Double Eagle. Reserve estimates are inherently imprecise and are continually subject to revisions based on production history, results of additional exploration and development, prices of oil and gas, and other factors. For more information regarding the inherent risks associated with estimating reserves, see “Risk Factors” herein.

	2008	2007	2006

Proved developed oil reserves (Bbls)	295,698	253,478	254,346
Proved undeveloped oil reserves (Bbls)	124,491	159,334	105,819

Total proved oil reserves (Bbls)	420,189	412,812	360,165
Proved developed gas reserves (Mcf)	63,007,126	44,782,553	30,075,467
Proved undeveloped gas reserves (Mcf)	23,323,694	26,471,312	18,421,252

Total proved gas reserves (Mcf)	86,330,820	71,253,865	48,496,719
Total proved gas equivalents (Mcfe)(1)	88,851,954	73,730,737	50,657,709

Present value of estimated future net cash flows before income taxes, discounted at 10%(2)	$155,766	$182,594	$67,639

Reconciliation of non-GAAP financial measure:
PV-10	$155,766	$182,594	$67,639

Less: Undiscounted income taxes	(58,313)	(96,370)	(42,578)
Plus: 10% discount factor	24,602	44,075	24,972

Discounted income taxes	(33,711)	(52,295)	(17,606)

Standardized measure of discounted future net cash flows	$122,055	$130,299	$50,033

(1)	Oil is converted to Mcf of gas equivalent at one barrel per six Mcf.

(2)	The present value of estimated future net cash flows as of each date shown was calculated using oil and gas prices being received by each respective property as of that date. The average prices utilized for December 31, 2008, 2007, and 2006, respectively, were $4.51 per MMBtu and $38.67 per barrel of oil; $5.99 per MMBtu and $86.67 per barrel of oil; and $4.70 per MMBtu and $51.29 per barrel of oil.

The table above also shows Double Eagle’s reconciliation of its PV-10 to its standardized measure of discounted future net cash flows (the most directly comparable measure calculated and presented in accordance with GAAP). PV-10 is Double Eagle’s estimate of the present value of future net revenues from estimated proved oil and natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” Double Eagle believes PV-10 to be an important measure for evaluating the relative significance of its oil and natural gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, Double Eagle believes the use of a pre-tax measure is valuable for evaluating the company. Double Eagle believes that most other companies in the oil and gas industry calculate PV-10 on the same basis. PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

Production

The following table sets forth oil and gas production from Double Eagle’s net interests in producing properties for the years ended December 31, 2008, 2007 and 2006.

	For the Year Ended December 31,
	2008	2007	2006

Quantities:
Oil (Bbls)	25,668	13,963	12,729
Gas (MMcf)	6,560	2,928	3,141
Average sales price
Oil ($/Bbl)	$77.24	$63.17	$57.90
Gas ($/Mcf)	$6.08	$5.18	$5.57
Average Production Cost ($/Mcfe)	$1.13	$1.89	$1.11
Average Production Tax ($/Mcfe)	$0.70	$0.64	$0.69

Delivery Contracts

Double Eagle has entered into fixed delivery contracts with a third-party marketing company for portions of its production at the Atlantic Rim and the Pinedale Anticline, in order to mitigate the risk associated with downward commodity price fluctuations. The duration and size of Double Eagle’s various fixed delivery contracts depends on its view of market conditions, available contract prices and its operating strategy. As of March 31, 2009, Double Eagle had fixed delivery contracts in place for 31% of its daily net production. Double Eagle was able to satisfy all delivery contract volumes in 2008 and the first quarter of 2009. However, in the months of January, September, October and November 2007, Double Eagle experienced volume shortfalls due to weather and operational difficulties and was not able to deliver the contracted quantities, and Double Eagle was required to purchase such amounts on the open market to fulfill the terms of these contracts.

The fixed delivery contracts in place as of March 31, 2009 are listed below. All contracts are indexed to the Colorado Interstate Gas index as quoted on the first day of the month.

FORWARD SALES CONTRACTS

	Remaining
	Contractual	Daily
Property	Volume	Production	Term	Price

Catalina	61,000	1,000	06/07-05/09	$5.47
	91,000	1,000	07/07-06/09	$5.84
	182,000	2,000	07/07-06/09	$5.69
	214,000	1,000	11/07-10/09	$5.66
Atlantic Rim	122,000	1,000	08/07-07/09	$6.15
Pinedale Anticline	91,000	1,000	07/07-06/09	$6.41

Company Total	761,000

See Item 15, Note 5 to the Notes to the Consolidated Financial Statements for the period ending December 31, 2008 for discussion regarding the accounting treatment of forward sales contracts.

Other Economic Hedges

In addition to the fixed delivery contracts noted in the preceding subsection, Double Eagle have entered into various economic hedges to further mitigate the risk associated with commodity price fluctuations. The economic hedges are financial instruments only, and do not require Double Eagle to physically deliver natural gas. As of March 31, 2009 Double Eagle had economic hedges in place for 36% of its daily net production.

The following economic hedges, indexed to the Colorado Interstate Gas index, were in place as of March 31, 2009:

	Remaining
	Contractual	Daily
Type of Contract	Volume	Production	Term	Price

Fixed Price Swap	2,200,000	8,000	1/09-12/09	$7.34
Fixed Price Swap	4,380,000	12,000	1/10-12/10	$4.30
Fixed Price Swap	2,920,000	8,000	1/11-12/11	$7.07

Total	9,500,000

.

See Item 15, Note 5 to the Notes to the Consolidated Financial Statements for the period ending December 31, 2008 for discussion regarding the accounting treatment of the financial derivative contracts.

Productive Wells

The following table categorizes certain information concerning the productive wells in which Double Eagle owned an interest as of December 31, 2008. For purposes of this table, wells producing both oil and gas are shown in both columns. As of December 31, 2008, Double Eagle operated 102 wells in the state of Wyoming. Double Eagle does not operate producing wells in any other state.

	Oil		Gas
State	Gross	Net	Gross	Net

Wyoming	86	5.9940	1,006	96.3472
Other	28	0.4394	5	0.0855

Total	114	6.4334	1,011	96.4327

Drilling Activity

Double Eagle drilled or participated in the drilling of wells as set forth in the following table for the periods indicated. In certain of the wells in which it participates, Double Eagle has an overriding royalty interest and no working interest.

	For the Year Ended December 31,
	2008		2007		2006
	Gross	Net	Gross	Net	Gross	Net

Exploratory
Oil	—	—	—	—	—	—
Gas	—	—	1	0.50	2	1.26
Dry Holes	—	—	1	0.98	1	0.33
Water Injection	—	—	—	—	—	—
Other	—	—	—	—	—	—

	—	—	2	1.48	3	1.59
Development
Oil	1	0.05	—	—	—	—
Gas	178	27.59	223	35.06	87	7.32
Dry Holes	1	0.69	—	—	1	0.21
Water Injection	14	5.42	9	2.72	4	0.82
Other	5	2.67	1	0.08	—	—

	199	36.42	233	37.86	92	8.35

Total	199	36.42	235	39.34	95	9.94

All Double Eagle’s drilling activities are conducted on a contract basis with independent drilling contractors.

Finding and Development Costs

For the year ended December 31, 2008, Double Eagle had additions to its proved reserves of 26.6 Bcfe, as compared to its 2008 annual production of 6.7 Bcfe. During the same period, Double Eagle expended $39.2 million in finding and development costs, defined as costs incurred by the Company in 2008 related to successful exploratory wells and successful and dry development wells. This activity resulted in a one-year finding and development cost in 2008 of $1.47 per Mcfe. “Finding and development costs per Mcfe” is determined by dividing Double Eagle’s annual exploratory and development costs, as defined, by proved reserve additions, including both developed and undeveloped reserves added during the current year (gross amounts, not net of production). Double Eagle use this measure as one indicator of the overall effectiveness of exploration and development activities.

In determining the finding and development costs per Mcfe for the years ended December 31, 2008, 2007, and 2006, total proved reserve additions consisted of (expressed in Mcfe):

	As of December 31
	2008	2007	2006

Proved Developed (MMcfe)	17,196	21,888	11,863
Proved Undeveloped (MMcfe)	9,441	23,317	(1,468)

Total Proved Reserves Added	26,637	45,205	10,395

One year finding and development costs per Mcfe	$1.47	$0.99	$1.54

Proved reserves were added in each of 2008, 2007 and 2006 through both gross-incremental additions associated with Double Eagle’s higher density spacing of prospective drilling locations on its properties, as well as through its development drilling activities.

Double Eagle’s finding and development cost per Mcfe measure has certain limitations. Consistent with industry practice, Double Eagle’s finding and development costs have historically fluctuated on a year-to-year basis based on a number of factors including the extent and timing of new discoveries and property acquisitions. Due to the timing of proved reserve additions and timing of the related costs incurred to find and develop its reserves, Double Eagle’s finding and development costs per Mcfe measure often includes quantities of reserves for which a majority of the costs of development have not yet been incurred. Conversely, the measure also often includes costs to develop proved reserves that had been added in earlier years. Finding and development costs, as measured annually, may not be indicative of Double Eagle’s ability to economically replace oil and natural gas reserves because the recognition of costs may not necessarily coincide with the addition of proved reserves. Double Eagle’s finding and development costs per Mcfe may also be calculated differently than the comparable measure for other oil and gas companies.

Acreage

The following tables set forth the gross and net acres of developed and undeveloped oil and gas leases in which Double Eagle had working interests and royalty interests as of December 31, 2008. Undeveloped acreage includes leasehold interests that may have been classified as containing proved undeveloped reserves.

	Developed Acres(1)		Undeveloped Acres(2)		Total Acres
State	Gross	Net	Gross	Net	Gross	Net

Wyoming	121,101	9,125	109,950	46,021	231,051	55,146
Nevada	—	—	192,975	185,731	192,975	185,731
Other	2,906	66	51,612	22,681	54,518	22,747

Total	124,007	9,191	354,537	254,433	478,544	263,624

Acreage by Royalty Interest:

	Developed Acres(1)		Undeveloped Acres(2)		Total Acres
State	Gross	Net	Gross	Net	Gross	Net

Wyoming	10,464	162	27,763	1,547	38,227	1,709
Other	3,089	63	5,633	483	8,722	546

Total	13,553	225	33,396	2,030	46,949	2,255

(1)	Developed acreage is acreage assigned to producing wells for the spacing unit of the producing formation. Developed acreage in certain of the Company’s properties that include multiple formations with different well spacing requirements may be considered undeveloped for certain formations, but have only been included as developed acreage in the presentation above.

(2)	Undeveloped acreage is lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

Substantially all of the leases summarized in the preceding table will expire at the end of their respective primary terms unless the existing leases are renewed or production has been obtained from the acreage subject to the lease prior to that date, in which event the lease will remain in effect until the cessation of production.

The following table sets forth the gross and net acres subject to leases summarized in the preceding table that will expire during the periods indicated:

	Expiring Acreage
Fiscal Year	Gross	Net

2009	26,392	9,056
2010	30,085	12,275
2011 and thereafter	469,016	244,548

Total	525,493	265,879

Other Significant Developments since December 31, 2008

Effective February 26, 2009, the Company renegotiated its $50 million revolving line of credit into a $75 million credit facility collateralized by its oil and gas producing properties and other assets, and the borrowing base increased to $45 million from $35 million. Under the modified agreement, $5 million of the $45 million borrowing base represents a term loan, which if drawn upon, becomes due July 31, 2009 and the remaining $40 million of available borrowing base will be a revolving line of credit. Any remaining outstanding balances on the line of credit mature on July 31, 2010. Under the credit facility, Double Eagle is subject to both financial and non-financial covenants. The financial covenants include maintaining a current ratio of 1.0:1.0, as well as ratio of earnings before interest, taxes, depreciation, depletion, and amortization (“EBITDA”), to interest, plus dividends of 1.5 to 1.0. The interest rate on the new credit facility will vary based on prevailing market rates with the minimum floor rate of 4.5%. The Company paid approximately $100,000 in one-time financing fees and related expenses in renegotiating this new facility.

Marketing and Major Customers

The principal products produced by Double Eagle are natural gas and crude oil. These products are marketed and sold primarily to purchasers that have access to nearby pipeline facilities. Typically, oil is sold at the wellhead at field-posted prices and natural gas is sold both (i) under contract at negotiated prices based upon factors normally considered in the industry (such as distance from well to pipeline, pressure, quality); and (ii) at spot prices. As of March 31, 2009, there were 761,000 Mcf of future production volumes under fixed delivery contracts at CIG floor prices ranging from $5.47 to $6.41 per Mcf.

The marketing of most of Double Eagle’s products is performed by a third party marketing company, Summit Energy, LLC. During the years ended December 31, 2008, 2007 and 2006, Double Eagle sold 80%, 67%, and 75%, respectively, of its total oil and gas sales volumes to Summit Energy, LLC. There were no other companies that purchased more than 10% of Double Eagle’s oil and gas production. Although a substantial portion of its production is purchased by one customer, Double Eagle does not believe the loss of this customer would have a material adverse effect on its business as other customers would be accessible to Double Eagle.

Title to Properties

Substantially all of Double Eagle’s working interests are held pursuant to leases from third parties. A title opinion is usually obtained prior to the commencement of drilling operations on properties. Double Eagle has obtained title opinions or conducted a thorough title review on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. The majority of the value of Double Eagle’s properties is subject to a mortgage under its credit facility, customary royalty interests, liens for current taxes, and other burdens that it believes do not materially interfere with the use of or affect the value of such properties. Double Eagle also performs a title investigation before acquiring undeveloped leasehold interests.

Seasonality

Generally, but not always, the demand and price levels for natural gas increase during the colder winter months and warmer summer months but decrease during the spring and fall months (“shoulder months”). Pipelines, utilities, local distribution companies and industrial users utilize natural gas storage facilities and purchase some of their anticipated winter and summer requirements during the shoulder months, which can lessen seasonal demand fluctuations.

Double Eagle has entered into various fixed delivery contracts and other economic hedges for a portion of its production, which reduces its overall exposure to seasonal demand and resulting commodity price fluctuations. The duration and size of Double Eagle’s various derivative contracts depends on its view of market conditions, available contract prices and its operating strategy. As of March 31, 2009, Double Eagle had sales delivery contracts and other derivative instruments in effect for approximately 67% of its daily net production.

Competition

The oil and gas industry is extremely competitive, particularly in the acquisition of prospective oil and natural gas properties and oil and gas reserves. Double Eagle’s competitive position also depends on its geological, geophysical and engineering expertise, and its financial resources. Double Eagle believes that the location of its leasehold acreage, its exploration, drilling and production expertise and the experience and knowledge of its management and industry partners enable Double Eagle to compete effectively in its current operating areas. Historically, access to incremental drilling equipment in certain regions has been difficult, but due to the economic downturn, rig and staff availability is not anticipated to have any material negative impact on Double Eagle’s ability to deploy its capital drilling budget for 2009.

Government Regulations

Double Eagle’s business is subject to various types of regulation at the federal and state and local levels. Matters subject to regulation include the issuance of drilling permits, the methods used to drill and case wells, reports concerning operations, the spacing of wells, the unitization of properties, taxation issues and environmental protection. These regulations may change from time-to-time in response to economic or political conditions.

Double Eagle’s operations also are subject to various federal and state limits on allowable rates of production by well or proration unit. These regulations may affect the amount of natural gas and oil available for sale, the availability of adequate pipeline and other regulated transportation and processing facilities and the marketing of competitive fuels. State and federal regulations generally are intended to prevent waste of natural gas and oil, protect rights to produce natural gas and oil between owners in a common reservoir, control the amount of natural gas and oil produced by assigning allowable rates of production and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies. Double Eagle also is subject to changing and extensive tax laws, the effects of which cannot be predicted.

Federal legislation and regulatory controls have historically affected the manner in which Double Eagle’s production is transported. Under the Natural Gas Act of 1938, the Federal Energy Regulatory Commission (“FERC”) regulates the interstate transportation and the sale in interstate commerce for resale of natural gas. Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act deregulated natural gas prices for all “first sales” of natural gas, including all sales of Double Eagle’s production. As a result, all of Double Eagle’s domestically produced natural gas may now be sold at market prices, subject to the terms of any private contracts that may be in effect. The FERC’s jurisdiction over interstate natural gas transportation, however, was not affected by the Decontrol Act. Double Eagle’s sales of oil and natural gas are not currently regulated and are made at market prices.

Double Eagle participates in a substantial percentage of its wells on a non-operated basis, and may be accordingly limited in its ability to control some risks associated with these natural gas and oil operations.

Double Eagle believes that operations where it owns interests, whether operated or not, comply in all material respects with the applicable laws and regulations and that the existence and enforcement of these laws and regulations have no more restrictive an effect on its operations than on other similar companies in the energy industry.

Additional proposals and proceedings that might affect the oil and gas industry are pending before Congress, the FERC, the Minerals Management Service, state commissions and the courts. Double Eagle cannot predict when or whether any such proposals may become effective or the overall effect any laws or regulations resulting from these proposals and proceedings may have on its operations.

No material portion of Double Eagle’s business is currently subject to re-negotiation of profits or termination of contracts or subcontracts at the election of the federal government.

Environmental Laws and Regulations

Double Eagle’s operations are subject to numerous federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on specified lands within wilderness, wetlands and other protected areas, require remedial measures to mitigate pollution from former operations, such as pit closure and plugging abandoned wells, and impose substantial liabilities for pollution resulting from production and drilling operations. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly waste handling, disposal and cleanup requirements, Double Eagle’s business and prospects could be adversely affected.

The National Environmental Policy Act (“NEPA”) requires a thorough review of the environmental impacts of “major federal actions” and a determination of whether proposed actions on federal land would result in “significant impact”. For oil and gas operations on federal lands or requiring federal permits, NEPA review can increase the time for obtaining approval and impose additional regulatory burdens on the natural gas and oil industry, thereby increasing Double Eagle’s costs of doing business and its profitability. The federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also know as the “Superfund” law, imposes liability, without regard to fault, on certain classes of persons with respect to the release of a “hazardous substance” into the environment. Double Eagle’s operations may also be subject to the Endangered Species Act, the National Historic Preservation Act and a variety of other federal, state and local review, mitigation, permitting, reporting, and registration requirements relating to protection of the environment. Double Eagle believe that it, as operators, and the outside operators with which Double Eagle does business are in substantial compliance with current applicable federal, state and local environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse effect on Double Eagle. Nevertheless, changes in environmental laws have the potential to adversely affect operations.

Employees and Office Space

As of March 31, 2009, Double Eagle had 25 full-time employees. None of Double Eagle’s employees is subject to a collective bargaining agreement, and Double Eagle considers its relations with its employees to be excellent. Double Eagle own 6,765 square feet of office space in Casper, Wyoming, which serves as its operations headquarters. Double Eagle leases 3,932 square feet of office space in Denver, Colorado, for its principal executive offices.

Legal Proceedings

Double Eagle currently is not a defendant to any legal proceedings.

Management and Additional Information

Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Double Eagle is incorporated herein by reference or set forth in Double Eagle’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference. Stockholders wishing to obtain a copy of such document may contact Double Eagle at its address or telephone number indicated under “Where You Can Find More Information” beginning on page 101.

INFORMATION ABOUT PETROSEARCH

Business of the Company

Petrosearch Energy Corporation (the “Company”, “Petrosearch”, “we”, “us” or “our” as used in this Section “Information About Petrosearch”), a Nevada corporation formed in November 2004, is an independent crude oil and natural gas exploration and production company. We are the successor of Petrosearch Corporation, a Texas corporation formed in August 2003. (All references to capitalization and business operations herein apply to our current capitalization and operating history, including our predecessor, Petrosearch Texas.) We are a resource based energy company with current operations focused in North Texas with existing production in Texas and Oklahoma. A majority of our effort since the sale of our Barnett Shale Project in July, 2008 has been to focus on pursuing strategic alternatives for the Company that will create the most value for our stockholders, as well as focusing on the development of our Texas Panhandle water flood that we operate .

Overview and Strategy

We are the successor to the business of Petrosearch Corporation, a Texas corporation that was formed in August 2003. In November 2004, stockholders of Petrosearch Corporation approved a 6.5-to-1 reverse stock split which took effect immediately prior to its merger with the Company on December 30, 2004. The effect of the merger, among other things, was to re-domicile to Nevada. Upon the completion of the merger, stockholders of Petrosearch Corporation were issued shares of our common and preferred stock representing 100% of the then issued and outstanding common and preferred shares.

Shares of our common stock have been publicly traded on the OTC Bulletin Board under the symbol “PTSG” since November 2005. Our principal offices are located at 675 Bering Drive, Houston, Texas 77057, and our telephone number is 713-961-9337. Our website is www.petrosearch.com.

We are a resource based energy company with operations focused on a waterflood project in North Texas. Our strategic goal has been to build intrinsic shareholder value through focused operations from this project while maintaining a low cost structure at every level of our Company. We have also been in the process of identifying and evaluating other potential opportunities that would complement our current business plan and create economic value. We believe that the Company has a strong financial position, given the lack of debt and significant cash position.

On June 25, 2008, we executed a binding agreement for the sale of our limited partnership interest in DDJET Limited LLP (“DDJET”) (“Barnett Shale project”) to Cinco County Barnett Shale LLC (“Cinco”), one of the other two partners in DDJET, for a cash purchase price of $36,000,000. On June 26, 2008, Cinco paid to Barnett Petrosearch the required $1,800,000 non-refundable deposit to be applied to the purchase price and fulfilled all the other necessary requirements to bind both Cinco and the Company to the sale. On July 18, 2008, the Company received the balance of the proceeds of the sale of $30,729,008, the net amount after deducting the $1,800,000 down payment previously received from Cinco and $3,470,992 of costs previously owed by the Company which were assumed by Cinco pursuant to the June 25, 2008 agreement.

As of December 31, 2008, we had $5,209,093 of pre-tax PV-10 (present value discounted at 10% of future net revenues) for proved reserves associated with our properties,. See “Oil and Natural Gas Reserves”

for a reconciliation of after tax PV-10. We are also focused on maintaining a low cost structure throughout our business by maintaining tight control on our corporate overheads and operating costs in our properties.

As of December 31, 2008, the Company had proved reserves of 1,662,786 barrels of oil equivalent (Boe). This is a decrease of 496,685, or twenty three percent from the proved reserves as of December 31, 2007, which were 2,159,471 Boe. This decrease relates to i) the sale of the Barnett Shale Project in July 2008; and ii) the reclassification of reserves from proved to probable for the Gruman 18-1 due to mechanical and down-hole problems with the well. As of December 31, 2008, the Company’s standardized measure of discounted future net cash flows relating to the Company’s interest in proved oil and gas reserves were $4,839,059.

Operations and Properties

Barnett Shale Project — In December 2006, through our wholly owned subsidiary, Barnett Petrosearch LLC (“Barnett Petrosearch”), we joined in the formation of a partnership, DDJET Limited LLP (“DDJET”), for the development of a natural gas integrated venture to explore and develop assets in the Barnett Shale. We owned a 5.54% interest in DDJET along with partners Metroplex Barnett Shale LLC (a wholly owned subsidiary of Exxon Mobil Corporation), and Cinco County Barnett Shale LLC (“Cinco” — a privately held Dallas-based company). On February 29, 2008, we announced that we executed an authorization for the general partner of the Partnership to immediately commence a sales marketing program to interested potential purchasing parties in order to fully assess the current market value of the Partnership. On June 25, 2008, we executed a binding agreement for the sale of our limited partnership interest in DDJET to Cinco, one of the other two partners in DDJET, for a cash purchase price of $36,000,000. On June 26, 2008, Cinco paid to Barnett Petrosearch the required $1,800,000 non-refundable deposit to be applied to the purchase price and fulfilled all the other necessary requirements to bind both Cinco and the Company to the sale. On July 18, 2008, the Company received the balance of the proceeds of the sale of $30,729,008, the net amount after deducting the $1,800,000 down payment previously received from Cinco and $3,470,992 of costs previously owed by the Company to the Partnership which were assumed by Cinco pursuant to the June 25, 2008 agreement.

North Texas/Panhandle Water Flood Project — In November 2005, we acquired a 100% working interest in 1,755 acres in the Quinduno Field in Roberts County, Texas, in the Anadarko Basin. The project is focused on infill drilling and the implementation of a water flood on the property. Our leases at Quinduno have a large established resource base of over 23 million barrels of original oil in place. Since its discovery in 1953, approximately 5.1 million barrels have been produced using primary production.

One infill well has been drilled to date. We have an ongoing program to enter each of the 19 old wells that have not been plugged. So far, we have entered nine of these older wells to determine their mechanical status and establish potential productivity. Three of these wells have been equipped and are now capable of producing. Another three wells have been equipped/converted for water injection which was initiated in September 2008. We have prepared a detailed study and development plan for the field. As of December 31, 2008, our independent engineers, Ryder Scott Company, L.P, estimated our net share of proved undeveloped oil reserves extractable by water flood at 1.5 million barrels of oil equivalent. Slightly deeper than the water flood zone, the Moore County Limestone formation has undrilled exploration potential that may be tested in a future well.

To provide water for injection, in November 2006 we executed a water supply agreement with a landowner in the leasehold, which allows us to draw fresh water from the aquifer underlying the landowner’s property. In that same month, we received approval from the Panhandle Groundwater Authority District (“PGAD”) to produce up to 5,000 barrels per day from the aquifer for use in the flood. We received the approval from the PGAD over the protest filed with the PGAD by the Canadian River Municipal Water Authority (“CRMWA”) attempting to preserve the freshwater for local municipal use only in the area in which we own the rights to the fresh water. We also applied to the Texas Railroad Commission to amend a previously granted saltwater injection permit to include fresh water injection. On January 5, 2007 we received a letter from the Texas Railroad Commission (“TRRC”) informing us of a protest by CRMWA contesting our application for fresh water injection in the Quinduno Field water flood. However, as of November 7, 2007,

CRMWA has withdrawn their protest and request for hearing as part of an agreement with CRMWA that addresses their concerns with our use of fresh water for enhanced oil recovery.

In January 2008, we signed an agreement with Complete Production Services Inc. (“CPS”), an international oilfield service company which provides that CPS, at its sole expense, will design and construct a water treatment facility no later than 90 days from the effective date of the agreement that will be capable of treating all of our production water up to a maximum of 10,000 bbls per day and likewise treat and provide to the Company a minimum of 5,000 bbls per day of production water from third party sources. We, in turn, committed to be capable of injecting not less than 2,000 bbls of treated water per day derived from third party production water within 30 days after the facility is opened, which we have met. We further committed to be capable of injecting not less than 5,000 bbls of treated water per day derived from third party production water within 180 days (the middle of March 2009) after the facility opened. At present, CPS is unable to deliver more than 2000 bbls of treated water per day due to the slow down of drilling and production activities in the area. The Company decided to delay the work necessary to increase injectivity until the water volumes are available. In addition we are re-injecting our own treated production water from the oil and gas lease we operate. We are required to pay a scaled management fee to CPS which commenced on the date the facility opened on the basis of the volume of treated and re-injected water derived from our production. We have approval from the regulatory agencies to add eight more wells to the existing flood permit, as required under the agreement, to ensure our ability to inject the volumes that CPS will make available.

The Company made the decision to commence the project and implement the first phase of the water flood project using a portion of the proceeds from the sale of the DDJET partnership interest. This first phase, which commenced in September 2008, enables the Company to spend the least amount of capital needed to measure the level of initial response of the water injection. The Company will then be able to make decisions on the future development of the project, and its impact on future potential strategic alternatives. Due to many different factors, a response time for the water flood can not be accurately projected, but the Company is hopeful that the initial level of response will be known in the next four to six months. As of the date of this filing, there has been no meaningful response from the waterflood.

Gruman Prospect, Stark County, North Dakota — On March 28, 2006, we spudded the Gruman 18-3 well intended to be either an increased density well if it proved to be up dip of the Gruman 18-1 producing well or a water injection well if it was down dip. The well reached total depth of 9,890 feet on April 14, 2006, and was completed as an injection well. On February 1, 2007, we began injecting produced water into the Gruman 18-3 well. The goal was to reduce the cost of operating the Gruman 18-1 by eliminating the need to truck produced water to a disposal facility. Further testing or stimulation may be necessary to achieve the desired future injection rates.

During 2008, the pump on the Gruman 18-1 producer has been repaired or replaced three times. The pump was last repaired in early July 2008 after which fluid flow into the wellbore diminished to near zero. In order to re-establish production we are considering supplementing the produced water injection volume in the Gruman 18-3 well with water from the Dakota formation for pressure maintenance in the mound. Further, we are giving consideration to deepening the 18-1 well to expose more of the mound. The Gruman well continued to have pump and motor issues. This along with an unexpected decline in reservoir pressure has severely affected our ability to produce the well. There has been no production on the well since May 2008. Additionally, due to the mechanical and down-hole problems with the well, the reserves that were previously classified as proved are no longer able to be classified as such.

Oil and Natural Gas Reserves

Our estimate of proved reserves is based on the quantities of oil and gas that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. For example, we must estimate the amount and timing of future operations, development activities and costs, and work-over costs, all of which may in fact vary considerably from actual results. In addition, as prices and costs change from year to year, the estimate of proved reserves also changes. Any significant variance in these assumptions could materially affect the estimated quantity and value of our reserves.

Despite the inherent imprecision in these engineering estimates, our reserves are used throughout our financial statements. For example, since we use the unit-of-production method to amortize our oil and gas properties, the quantity of reserves could significantly impact our depreciation, depletion and amortization expense and accretion expense. Our oil and gas properties are also subject to a “ceiling” limitation based in part on the quantity of our proved reserves. Finally, these reserves are the basis for our supplemental oil and gas disclosures. For the vast majority of our reserves, we engage independent petroleum engineering firms to prepare our estimates of proved hydrocarbon liquid and gas reserves. These reserve estimates have not previously been filed with any other Federal authority or agency.

At December 31, 2008, our standardized measure of discounted future net cash flows was $4,839,059. The present value of future net pre-tax cash flows attributable to estimated net proved reserves, discounted at 10% per annum, is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. The table below provides a reconciliation of Pre-tax PV-10 to the standardized measure of discounted future net cash flows at December 31, 2008. Pre-tax PV-10 may be considered a non-GAAP financial measure under the SEC’s regulations. We believe Pre-tax PV-10 to be an important measure for evaluating the relative significance of our natural gas and oil properties. Pre-tax PV-10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes. We further believe investors and creditors may utilize our Pre-tax PV-10 as a basis for comparison of the relative size and value of our reserves to other companies. However, Pre-tax PV-10 is not a substitute for the standardized measure. Our Pre-tax PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our natural gas and oil reserves.

Net present value of future net cash flows, before income taxes	$5,209,093
Future income taxes, discounted at 10%	(370,034)

Standardized measure of discounted future net cash flows	$4,839,059

The following table sets forth summary information with respect to our proved reserves as of December 31, 2008, as estimated by compiling reserve information, which was prepared by the engineering firms of Ryder Scott Company, L.P. and internally generated engineering estimates (internal estimates make up less than 1% of our proved reserve estimates).

				Pre-Tax Present
	Net Reserves			Value of Future
Category	Oil (Bbls)	Gas (Mcf)	BOE(1)	Net Revenues

December 31, 2008
Proved Developed	13,077	—	13,077	$215,417
Proved Undeveloped	1,522,042	766,000	1,649,709	$4,993,676
Total Proved	1,535,119	766,000	1,662,786	$5,209,093

(1)	Estimated using a conversion ratio of 1.0 Bbl/6.0 Mcf (thousand cubic feet).

Total pre-tax PV-10 value decreased to $5,209,093 as of December 31, 2008 from $55,485,780 as of December 31, 2007. The factors that caused the significant decrease in the PV-10 value and the decrease in the reserve quantities from 2007 to 2008 were related mainly to i) the significant decrease in the price of oil as of the end of 2008 as opposed to the end of 2007; ii) the sale of the Barnett Shale project in July 2008; and iii) the mechanical and down hole problems associated with our Gruman 18-1 well in North Dakota that caused the reserves to be reclassified as probable, as opposed to proved.

We note that reserve and cash flow estimates utilize experience and judgment as well as actual data, but actual results are often different than the estimate. Reserve engineering is a subjective process of estimating underground accumulations of crude oil, condensate and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may differ from those assumed in these estimates. Therefore, the pre-tax 10% Present Value of Future Net Revenues amounts shown above should not be construed as the current market value of the oil and natural gas reserves attributable to our properties.

In accordance with the guidelines of the Securities and Exchange Commission, the engineers’ estimates of future net revenues from our properties and the pre-tax 10% Present Value of Future Net Revenues thereof are made using oil and natural gas sales prices in effect as of the effective dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations.

Productive Wells

The following table sets forth the total number of our active well bores and working interests (WI) that we maintain in each well as of April 30, 2009:

	No. of	WI	WI
	Wells	(Oil)	(Gas)

Gordon 1-18	1	95%	N/A
Quinduno(1)	4	100%	100%
Corbett N. 13 #1	1	10%	10%
Total Productive Wells	6

(1)	Project in which the Company’s working interest reduces to 90% (as described herein — North Texas/Panhandle Water Flood Project Section)

Acreage

The following table summarizes our gross and net developed and undeveloped natural gas and crude oil wells and acreage under lease as of April 30, 2009:

		Wells		Acreage
State		Gross	Net	Gross	Net

Developed acreage:
Texas:
Maddox (Quinduno)	Oil	16	16	1,755	1,755
North Dakota	Oil	1	.85	280	238
Oklahoma:
Gordon 1-18	Oil	1	.95	610	579
Corbett N.#13-1	Gas	1	.10	552	55
Total Developed		19		3,197	2,627
Undeveloped acreage:
N/A				—	—
Total Undeveloped				—	—
Total		19		3,197	2,627

Operator Activities

We currently operate 100% of our producing properties, and generally seek to become the operator of record on properties we drill or acquire.

Drilling Activities

The following table sets forth our drilling activities for the last three fiscal years. Our working interests in the productive wells owned as of December 31, 2008, range from a direct working interest of 100% to 10%. In 2008, we drilled two wells in our Barnett Shale Project that was sold in June of 2008. Additionally, there were two wells in our Barnett Shale Project that were drilled as of June 30, 2008, but were not completed before our sale of the Project in July 2008.

	Year Ended December 31,
	2008	2007	2006

Development Wells:
Productive	—	—	1
Non-Productive	—	—	1
Total	—	—	2
Exploratory Wells:
Productive	2	12	1
Non-Productive	—	3	1
Total	2	15	2
Total Wells:
Productive	2	12	2
Non-Productive	—	3	2
	2	15	4

Net Production, Unit Prices and Costs

The following table presents certain information with respect to oil, gas and condensate production attributable to interests in all of our fields. Including the average sales prices received and average production costs during the fiscal periods ended December 31, 2008 and December 31, 2007

	2008	2007

Average sales price per barrel of oil	$90.99	$69.55
Average sales price per Mcf of gas	$8.90	$6.19
Lifting costs per barrel of oil equivalent*	$34.77	$20.32

*	Excludes the costs of re-entry into wells to assess non-producing assets

Employees

As of April 30, 2009, the employment agreements with all of our employees had expired or were terminated. Mr. Richard Dole (Chairman, President and CEO) and Mr. David Collins (Chief Financial Officer) agreed to remain with the Company in their current capacities until the shareholder meeting regarding the proposed merger with Double Eagle Petroleum. Mr. Dole and Mr. Collins have voluntarily elected to not receive a monthly salary. The employment agreement with Mr. Wayne Beninger (Chief Operating Officer), which was set to expire on April 30, 2009, was terminated on April 15, 2009, in an effort to preserve capital. Mr. Beninger has agreed to remain accessible to the Company as a consultant for any needs the Company may have through the merger process.

Legal Proceedings

As of May 31, 2009, the Company was not a party to any material pending legal proceedings.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

We believe we have been successful over the past several years at building a quality portfolio of oil and gas assets through economical financings and when necessary, monetizing those assets at opportune times to create the most value for the Company. Given the current market conditions over the broad economy and more specifically the oil and natural gas market, the sale of our Barnett Shale asset in July 2008 near the peak of natural gas prices was extremely fortunate. The sale left the Company with a substantive cash balance, no debt and a significant waterflood asset.

Results of Operations

The following discussion should be read in conjunction with our audited consolidated financial statements as of December 31, 2008, and our unaudited financial statements as of March 31, 2009, and the related notes to the financial statements, which are attached to this prospectus/proxy statement as Appendix E-1, and F-1, respectively and incorporated herein by reference

The factors that most significantly affect our results of operations are: (i) the sale prices of crude oil and natural gas; (ii) the amount of production sales; and (iii) the amount of lease operating expenses. Sales of production and level of borrowings are significantly impacted by our ability to maintain or increase production and reserves from existing oil and gas properties through exploration and development activities.

For the Quarter Ended March 31, 2009 Compared to the Quarter Ended March 31, 2008

Revenues

Consolidated oil and gas production revenue for the three months ended March 31, 2009 was $17,323 versus $554,433 for the three months ended March 31, 2008. This represented a 97% decrease in revenue in the first quarter of 2009 compared to the first quarter of 2008. As expected, this decrease is the result of the sale of the Barnett Shale interest in 2008 which comprised $327,797 of revenue during the first quarter of 2008 and zero revenue in 2009. This decrease was also the result of a decline in revenue from our Gruman North Dakota well of approximately $151,292 or 100%, and a decline in revenue of approximately $34,171 from declining production on our Oklahoma property.

See below for revenue detail from the first quarter of 2009 compared to the first quarter of 2008:

	2009	% of	2008	% of
	1st Qtr	Total	1st Qtr	Total

Barnett Shale	$—	0%	$327,797	59%
Gruman — North Dakota	—	0%	151,292	27%
SW Garwood	—	0%	14,584	3%
Panhandle — Water Flood	2,538	15%	1,140	0%
Oklahoma	14,400	83%	48,571	9%
Other	385	2%	11,049	2%

Total	$17,323	100%	$554,433	100%

To further explain the decrease in revenue from the first quarter of 2008 to the first quarter of 2009, we have provided the following break-out of production and prices for the two periods.

	1Q 2009	1Q 2008

Barrels of Oil	396	2,006
Price per Barrel	$36.36	$94.52
MCF of Gas	653	46,071
Price per MCF	$4.30	$7.49
Total Barrels of Oil Equivalent	505	9,768

As noted in the above table, the decrease in oil and gas prices contributed to the decline in revenue. The total effect on revenue from the price decreases was approximately $263,379.

Lease Operating and Production Tax Expense

Lease operating and production tax expenses for the quarters ended March 31, 2009 and 2008 were $46,253 and $329,417, respectively. These expenses relate to the costs that are incurred to operate and maintain our wells and related production equipment, including the costs applicable to the operating costs of support equipment and facilities. Lease operating expenses decreased 86% which is consistent with the decline in revenue as noted above.

Depletion, Depreciation and Amortization

Costs for depletion, depreciation and amortization for the quarters ended March 31, 2009 and 2008, were $15,817 and $260,958, respectively. This decrease is mainly due to a significant decrease in the amortizable costs at March 31, 2009 as compared to the same period in 2008 and a significant decrease in production for that same period. Given the fact that depletion is calculated by multiplying the net amortizable costs times the units of production in the related period relative to the total proved reserves, the depletion amount for the quarter ended March 31, 2009 was significantly lower than the depletion for the same period in 2008.

General and Administrative Expenses

General and administrative expenses for the quarters ended March 31, 2009 and 2008, were $1,159,819 and $747,240, respectively. The increase can primarily be attributable to approximately $255,000 in merger related expenses, a $250,000 payment to terminate a contract for professional services, and severance costs of $94,000 in the first quarter of 2009. Decreases in other general and administrative expenses such as accounting outsource, audit fees, and office expenses partially offset the increase in general and administrative expense. A summary listing of general and administrative expenses is provided below.

	1st Quarter	1st Quarter
	2009	2008

Personnel Costs	$364,703	$298,485
Travel, Meals, and Entertainment	18,828	7,941
Corporate Expenses	74,391	57,768
Accounting, Legal, and Professional Fees	224,160	274,551
Third Party Consultants and Contractors	429,951	41,115
Office Expenses	45,418	58,239
Other	2,368	9,141

Total General and Administrative	$1,159,819	$747,240

Net Operating Loss

We generated a net operating loss of $1,204,566 or negative $0.03 per share, for the quarter ended March 31, 2009, compared to a net operating loss of $783,182 or negative $0.02 per share, for the quarter ended March 31, 2008. The $421,384 variance is related mainly to an increase in general and administrative expenses in the first quarter of 2009 related to the merger, as compared to the first quarter of 2008. Since there was a corresponding decline in lease operating expenses and depreciation, depletion and amortization in 2009 along with the decline in revenue, the declining production did not significantly impact the net operating loss.

Other Income (Expense)

The $1,253,864 variance from $1,238,101 in Other Expense for the quarter ended March 31, 2008 to $15,764 in Other Income for the quarter ended March 31, 2009, is due to a decrease in interest from the extinguishment of all of our debt in 2008.

For the Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Revenues

Consolidated oil and gas production revenue for the year ended December 31, 2008 was $1,400,480 versus $1,827,664 for the year ended December 31, 2007. The decrease in revenue is from the decrease in production associated with the down-hole mechanical and pressure depletion problems associated with the Gruman — North Dakota well and as a result of the sale of the SW Garwood properties in May 2008. The significant decrease from these two properties was partially offset by increased revenues from our Barnett Shale project that was sold in July 2008. See below for revenue detail for the years ended December 31, 2008 and 2007.

	12/31/2008	% of	12/31/2007	% of
	YTD	Total	YTD	Total

Barnett Shale	$999,945	71%	$601,814	33%
Gruman — North Dakota	177,436	13%	790,976	43%
SW Garwood	26,255	2%	220,356	12%
Panhandle — Water Flood	9,442	1%	12,854	1%
Oklahoma	165,904	12%	150,240	8%
Other	21,498	2%	51,424	3%

Total	$1,400,480	100%	$1,827,664	100%

To further explain the variance in revenue from 2007 to 2008, we have provided the following break-out of production and prices for the two years.

	2008	2007

Barrels of Oil	3,790	12,842
Price per Barrel	$90.99	$69.55
Mcf of Gas	115,464	135,061
Price per Mcf	$8.90	$6.19

As noted in the above table, the increase in oil and gas prices helped offset the decrease in revenue since 2007 from lower production. The total effects on revenue from the oil and gas price increases were approximately $275,357 and $366,248, respectively.

Lease Operating and Production Tax Expense

Lease operating and production tax expenses for the year ended December 31, 2008 was $808,172 versus $731,915 for the year ended December 31, 2007, respectively. These expenses relate to the costs that are incurred to operate and maintain our wells and related production equipment, including the costs applicable to the operating costs of support equipment and facilities. Although there was a twenty three percent decrease in revenue from the year ended December 31, 2007 to the year ended December 31, 2008, the lease operating expenses increased ten percent because of increased expense work-over related to the Quinduno Field and the Gruman — North Dakota wells. The workovers for the Quinduno field were related to the commencement of the initial stags of the waterflood in 2008, while the workovers related to the Gruman North Dakota well were done in an attempt to resolve the mechanical and down-hole issues with the well. Unfortunately, the workovers on the Gruman — North Dakota well were not successful in getting the well back to producing.

Depletion, Depreciation and Amortization

Costs for depletion, depreciation and amortization for the year ended December 31, 2008, and 2007, were $577,394 and $909,311, respectively. This decrease is mainly due to a significant decrease in the amortizable costs at December 31, 2008 as compared to the same period in 2007 and a significant decrease in production for that same period. Given the fact that depletion is calculated by multiplying the net amortizable costs times the units of production in the related period relative to the total proved reserves, the depletion amount for the year ended December 31, 2008 was significantly lower than the depletion for the same period in 2007.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2008 and 2007 were $3,112,047 and $3,022,739, respectively. The difference of $89,308 is approximately a three percent increase. Although the total general and administrative expenses had a minimal increase from 2007 to 2008 personnel costs were up twenty nine percent; however, this increase in personnel cost was off set by a decrease in travel, corporate, accounting, legal and professional, third party consultants and office expenses. The increase in personnel costs was due mainly to the issuance of equity bonuses (non-cash) to management and all full time employees. These non-cash bonuses were awarded to management and employees in 2008 given the fact that all of the management and employees stock warrants had expired in 2008. A summary listing of general and administrative expenses is provided below.

	YE December 31	YE December 31,
	2008	2007

Personnel Costs	$1,739,296	$1,345,281
Travel, Meals, and Entertainment	45,097	53,609
Corporate Expenses	249,269	311,371
Accounting, Legal, and Professional Fees	548,967	762,684
Third Party Consultants and Contractors	206,584	239,440
Office Expenses	190,654	203,539
Other	132,180	106,815

Total General and Administrative	$3,112,047	$3,022,739

Net Operating Loss

We generated a net operating loss of $(18,811,019), for the year ended December 31, 2008, compared to a net operating loss of $(2,836,301), for the year ended December 31, 2007. The main reason for the significant difference of $(15,974,718) relates to a required non-cash impairment of the Company’s oil and gas properties. Under the Full Cost Method of accounting for oil and gas properties, there is a ceiling on the amount of capitalized costs of assets. That “ceiling” mainly refers to the fact that the net unamortized oil and gas assets can not exceed the present value discounted at 10% of future net revenues (“PV-10”) of the proved reserves. Due to the significant decrease in oil and gas prices as of December 31, 2008, the PV-10 of our proved reserves was significantly lower than our unamortized costs, resulting in a significant non-cash impairment. The variance also related to a decrease in revenues, offset by a significant decrease in depreciation, depletion and amortization and minimal increases in general and administrative and lease operating expenses.

Other Income (Expense)

We had Other Income of $15,768,571 for the year ended December 31, 2008, compared to Other Expense of $3,699,131 for the year ended December 31, 2007, an increase of $19,467,702 from the prior year. This increase is mainly due to the gain on the sale of our Barnett Shale project and a decrease in interest expense resulting from extinguishment of all debt in 2008, which were partially offset by a loss on extinguishment of debt in 2008.

For the Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Revenues

Consolidated oil and gas production revenue for the year ended December 31, 2007 was $1,827,664 versus $1,232,958 for the year ended December 31, 2006. The increase in revenue is from the Barnett Shale Project that did not account for any of the revenue in the year ended 2006 and accounted for approximately

33% of the revenue for the year ended December 31, 2007. In addition, our 16% reversionary interest in one SW Garwood well was in effect for all of 2007, and only a portion of the prior year. The increase in revenue from the Barnett producing properties and our reversionary interest in one of the SW Garwood wells were partially offset by a slight decrease in production from our Gruman North Dakota well and a decrease in our producing Oklahoma wells. The sale of the Barnett Shale interest will significantly reduce our production revenues going forward as indicated by the fact that the Barnett Shale consisted of 33% of the revenue for the year ended December 31, 2007. The continued pump and reservoir issues with the Gruman — North Dakota well will also negatively impact our future revenues given the fact that the Gruman well accounted for 43% of the revenues for the year ended December 31, 2007. Therefore, due to the sale of the Barnett interest and the operational issues with the Gruman — North Dakota well we note that our past performance with regard to revenues and cash flow will not be indicative of future expected results. See below for revenue detail by property for the years ended December 31, 2007 and 2006.

	12/31/2007	% of	12/31/2006	% of
	YTD	Total	YTD	Total

Barnett Shale	$601,814	33%	$—	0%
Gruman — North Dakota	790,976	43%	825,800	67%
SW Garwood	220,356	12%	96,521	8%
Panhandle — Water Flood	12,854	1%	74,526	6%
Oklahoma	150,240	8%	152,446	12%
Other	51,424	3%	83,665	7%

Total	$1,827,664	100%	$1,232,958	100%

To further explain the variance in revenue from 2006 to 2007, we have provided the following break-out of production and prices for the two years.

	2007	2006

Barrels of Oil	12,842	16,502
Price per Barrel	$69.55	$59.81
Mcf of Gas	135,061	14,283
Price per Mcf	$6.19	$8.45

As noted in the above table, the increase in oil prices also played a role in the increase in revenue since 2006. Also, a major impact on the increase in revenues was the significant increase in Mcf of gas produced, mainly from our Barnett Shale project and partially from our SW Garwood project. The total effect on revenue from the oil price increase was approximately $161,000.

Lease Operating and Production Tax Expense

Lease operating and production tax expenses for the year ended December 31, 2007 was $731,915 versus $653,265 for the year ended December 31, 2006, respectively. These expenses relate to the costs that are incurred to operate and maintain our wells and related production equipment, including the costs applicable to the operating costs of support equipment and facilities. Although there was a forty eight percent increase in revenue from the year ended December 31, 2006 to the year ended December 31, 2007, the lease operating expenses increased only twelve percent because in November 2005 we added approximately 30 existing wells associated with our Quinduno Field Prospect, Roberts County, Texas that required significant lease operating costs to be incurred in 2006 even though the wells had minimal production. These lease operating expenses incurred in 2006 were not necessary in 2007. The costs expended in 2006 for the existing, but non-productive wells were necessary for the planning of a successful development plan of the waterflood project that will be needed to realize the reserves in the Quinduno Field.

Depletion, Depreciation and Amortization

Costs for depletion, depreciation and amortization for the year ended December 31, 2007, and 2006, were $909,311 and $391,347, respectively. This significant increase is mainly due to a significant increase in the amortizable costs at December 31, 2007 as compared to the same period in 2006 as well as a significant increase in production. Given the fact that depletion is calculated by multiplying the net amortizable costs times the units of production in the related period relative to the total proved reserves, the depletion amount for the year ended December 31, 2007 was significantly higher than the depletion for the same period in 2006.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2007 and 2006, were $3,022,739 and $2,766,235, respectively. The difference of $256,504 is mainly related to i) an increase in corporate expenses related to increased costs for outside third party investor relations services; and ii) an increase in legal fees, professional fees attributed to an ongoing lawsuit (as described herein), a special project related to our land department and an increase in expenditures for reserve engineer studies: and iii) an increase in other expenses relating to an increase in accounts receivable bad debt expense. These increases were partially offset by a decrease in personnel costs and travel, meals and entertainment. A summary listing of general and administrative expenses is provided below.

	YE December 31	YE December 31,
	2007	2006

Personnel Costs	$1,345,281	$1,472,268
Travel, Meals, and Entertainment	53,609	107,832
Corporate Expenses	311,371	234,313
Accounting, Legal, and Professional Fees	762,684	544,627
Third Party Consultants and Contractors	239,440	206,954
Office Expenses	203,539	201,367
Other	106,815	(1,126)

Total General and Administrative	$3,022,739	$2,766,235

Net Operating Loss

We generated a net operating loss of $(2,836,301) or $(0.07) per share, for the year ended December 31, 2007, compared to a net operating loss of $(2,577,889) or $(0.08) per share, for the year ended December 31, 2006. The $258,412 variance is related mainly to an increase in D,D&A, lease operating expenses and general and administrative expenses, offset partially with an increase in revenues.

Other Income (Expense)

The ($3,955,095) change from $255,964 in Other Income for the year ended December 31, 2006 versus ($3,699,131) in Other Expense for the year ended December 31, 2007 is due to the significant increase in interest expense and amortization of debt discount and change in warrant liability related to 1) the non-recourse financing with Laurus Master Fund Ltd for the Kallina #46-1 well; 2) the $10 million Convertible note with RCH Petro Investors; and 3) the change in liability related to warrants issued to Fortuna Energy with a put option related to the revolving credit facility. The significant difference also relates to $1,000,000 in other income related to the sale of securities in the year ended December 31, 2006 that did not occur in the year ended December 31, 2007.

Liquidity And Capital Resources

Since inception, we have primarily financed our operating and investing cash flow needs through private offerings of equity securities, sales of crude oil and natural gas, and the use of debt instruments such as convertible notes and revolving credit facilities. The proceeds from, and the utilization of, all these methods have been, and Management believes will continue to be, sufficient to keep the operations funded and the business plan moving forward. We plan to continue to utilize these methods to access capital in order to implement our business plan in the event the merger does not get finalized.

Convertible Securities

On November 9, 2007 we executed, with a group of accredited investors, a series of Note and Warrant Purchase Agreements for the sale of $8,100,000, 8% Senior Secured Convertible Promissory Notes and three year warrants to purchase 1,928,571 shares of our common stock at an exercise price of $1.50 per share for total gross proceeds to us of $8,100,000. Upon closing the transaction, we also issued the note and the warrant, and executed a Pledge and Security Agreement and a Registration Rights Agreement. These convertible notes were repaid in full on July 21, 2008. In exchange for cancelling the note and releasing the collateral, the note holders were paid the outstanding principal and accrued interest through July 21, 2008.

On February 1, 2007, we executed a Note and Warrant Purchase Agreement for the sale of a $10,000,000 8% Senior Secured Convertible Promissory Note with RCH Petro Investors, LP (“RCH”) and a four year warrant to purchase 5,000,000 shares of our common stock at an exercise price of $1.40 per share for total gross proceeds to us of $10,000,000. We completed the transaction and received funding on February 7, 2007. Upon closing, we issued the Convertible Note and the Warrant, and executed a Pledge and Security Agreement and a Registration Rights Agreement. This convertible note was repaid in full on July 21, 2008. In exchange for cancelling the note and releasing the collateral, the note holder was paid the outstanding principal and accrued interest through July 21, 2008.

Project Financings

In November 2006, we signed a Securities Purchase Agreement and Secured Term Note with Laurus Master Fund, Ltd to provide financing for the drilling of our Kallina 46 #1 well and payment of the future completion costs for the Kallina 46 #1 well. We formed a subsidiary, Garwood Petrosearch Inc., to hold our interest in the Kallina lease and the Kallina 46 #1 well. Also, as a part of the financing arrangement, Garwood issued Laurus a warrant to acquire, upon payout of the note indebtedness, 45% of Garwood’s outstanding common stock such that upon exercise of the warrant, Garwood would be owned 55% by us and 45% by Laurus.

It was decided in April 2008 that the Kallina 46#1 well was uneconomic and the decision was made that the well needed to be plugged and abandoned. In May 2008 the Company received a full release of all the liens, security interests, rights, claims and benefits of every kind in, on and under the November 2006 Secured Term Note with Laurus Master Fund, Ltd, as well as that same release on all the other collateral documents associated with that financing. The November 2006 financing was specifically recourse to the Kallina 46#1 well and the associated lease acreage only. The debt related to the Laurus financing was extinguished on the financial statements of the Company in May 2008 as well as any interest that was charged in relation to the Note was reversed in that same period.

As part of this transaction, the Company has conveyed their interest in the Kallina 46#1 well and the associated lease acreage to a third party along with the Company’s interest in the Pintail #1 well, Pintail Flats #1 well and the associated acreage of Pintail and Pintail Flats. Also as a part of this transaction, the Company has transferred operatorship of all the existing and future wells in this SW Garwood Prospect to the third party. In exchange for the conveyance of the wells and acreage and the transfer of operatorship, the Company received nominal cash consideration as well as the third party has assumed the liability of plugging the Kallina 46#1 well.

Revolving Credit Agreement

On October 16, 2006, we amended our existing revolving credit facility with Fortuna Energy, LP. The principal available under the revolving borrowing base remained $10,000,000. Under the terms of the transaction, Fortuna advanced us $780,000 for the purpose of paying amounts due for the Barnett Shale Project. As part of the financing, we provided Fortuna additional collateral. In addition, we agreed to issue to Fortuna 475,000 five year warrants with a strike price of $0.92 per share. The Warrants contain a “put”

provision which allows Fortuna to “put” the warrants to the Company at a price of $0.65 per share for two (2) years, which “put” period shall commence 180 days after issuance. Additionally, as part of the transaction, we agreed to issue 100,000 new warrants, which expire 5 years from the date of issue, at a price of $0.92 per share to replace 100,000 warrants previously issued to Fortuna at a price of $2.00 per share, which were previously set to expire on November 1, 2007.

As of April 1, 2008, the revolving credit facility became due and a payment of $1,602,500 was paid in full to Fortuna Energy. As per the revolving credit agreement, as part of being paid back in full, Fortuna Energy returned to the Company all of the overriding royalties issued to Fortuna Energy. The main override relates to a 2% override in the Company’s North Dakota, Gruman project.

The 475,000 warrants were put back to the Company in October 2008 for a total payment to Fortuna of $308,750.

Record Holders

On June 12, 2009, the last sales price for the common stock as reported on the OTCBB was $0.24 and there were 41,340,584 shares (net of 1,117,973 treasury shares) common shares outstanding. On June 12, 2009, there were approximately 1,700 stockholders of record of the common stock.

No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of our common stock for future sale will have on the market price of our common stock prevailing from time-to-time. The additional registration of our common stock and the sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock.

Dividend Policy

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1. We would not be able to pay our debts as they become due in the usual course of business; or

2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance the expansion of our operations. Our Board of Directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with the Nevada Revised Statutes.

Equity Compensation Plan Information

The following table sets forth all equity compensation plans as of December 31, 2008:

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average Exercise	Future Issuance Under
	be Issued Upon Exercise	Price of Outstanding	Equity Compensation Plans
	of Outstanding Options,	Options, Warrants and	(Excluding Securities
	Warrants and Rights	Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	N/A	N/A	N/A

Off Balance Sheet Arrangements

From time-to-time, the Company enters into off-balance sheet arrangements and transactions that can give rise to off-balance sheet obligations. As of December 31, 2008, the off-balance sheet arrangements and transactions that the Company has entered into include two operating lease agreements for office space. The Company does not believe that these arrangements are reasonably likely to materially affect its liquidity or availability of, or requirements for, capital resources.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We analyze our estimates, including those related to oil and gas properties, income taxes, commitments and contingencies and stock based compensation, and base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. We believe the following critical accounting policies are subject to significant judgments and estimates used in the preparation of our financial statements:

Oil and Gas properties.  The Company uses the full cost method of accounting for oil and gas operations. Accordingly, all costs, including nonproductive costs and certain overhead costs associated with acquisition, exploration and development of oil and gas properties, are capitalized. Net capitalized costs are limited to the future net revenues, after income taxes, discounted at 10% per year, from proven oil and gas reserves plus the cost of the properties not subject to amortization. Such capitalized costs, including the estimated future development costs and remediation costs, if any, are depleted by an equivalent units-of-production method, converting gas units (Mcf) to oil units (barrels) at the ratio of six Mcf of gas to one barrel of oil. Also, with full cost accounting, no gain or loss is recognized upon the disposal of oil and gas properties, unless such dispositions significantly alter the relationship between capitalized costs and proven oil and gas reserves. Oil and gas properties not subject to amortization consist of the cost of undeveloped leaseholds and other geological and exploration costs, and totaled $7,099,601 at December 31, 2007 and $0 at December 31, 2008. If applicable, these costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of the oil and gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results, re-evaluations of properties, terms of oil and gas leases not held by production and available funds for exploration and development.

Reserve Estimates.  Our estimates of oil and natural gas reserves, by necessity, are projections based on geological and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected there from may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves, which could affect the carrying value of our oil and gas properties and/or the rate of depletion of the oil and gas properties. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

Income taxes.  The Company uses the asset and liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences of (1) temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, and (2) operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income during the period the rate change is enacted. Deferred tax assets are recognized in the year in which realization becomes determinable. Periodically, management performs a forecast of its taxable income to determine whether it is more likely than not that a valuation allowance is needed, looking at both positive and negative factors. A valuation allowance for our deferred tax assets is established, if in management’s opinion, it is more likely than not, that some portion will not be realized.

Commitments and contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Management does not see any circumstances that would require the Company to record a loss contingency; therefore, to date no commitments or contingencies have been recorded.

Stock based compensation.  Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) — Share-Based Payment (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards (including stock options) made to employees and directors based on the estimated fair value. Compensation expense for equity-classified awards is measured at the grant date based on the fair value of the award and is recognized as an expense in earnings over the requisite service period using a graded vesting method. Total share-based compensation expense for equity-classified employee awards, was $313,750 during the year ended December 31, 2008. As of December 31, 2008, there is no estimated unrecognized compensation expense from unvested stock options.

We use the Black-Scholes valuation model to determine the fair value of each option award. Expected volatilities are based on the historical volatility of our stock over a period consistent with that of the expected terms of the options. The expected terms of the options are estimated based on factors such as vesting periods, contractual expiration dates, historical trends in our stock price and historical exercise behavior. The risk-free rates for periods within the contractual life of the options are based on the yields of U.S. Treasury instruments with terms comparable to the estimated option terms. Prior to our adoption of the provisions of SFAS 123(R), we previously accounted for the Plans under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”), and related interpretations and disclosure requirements established by SFAS 123 — Accounting for Stock-Based Compensation, as amended by SFAS No. 148 — Accounting for Stock-Based Compensation — Transition and Disclosure.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with accountants on accounting and financial disclosure.

CERTAIN BENEFICIAL OWNERSHIP OF PETROSEARCH COMMON STOCK

The following table sets forth as of June 12, 2009 information with respect to the beneficial ownership of Petrosearch’s common stock by (i) each person who is known to Petrosearch to be the beneficial owner of more than five percent of its common stock, (ii) each director of Petrosearch, (iii) each of Petrosearch’s named executive officers, and (iv) all directors and executive officers of Petrosearch as a group. Applicable percentage ownership in the table is based on 41,340,584 shares of Petrosearch common stock outstanding as of June   , 2009. None of the shares of Petrosearch’s common stock set forth below was pursuant to any stock option or warrant. Currently, none of the shares beneficially owned by Petrosearch’s directors or named executive officers are pledged as security. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them.

	Amount and
	Nature of		Percentage of
	Beneficial		Common
Name and Address of Beneficial Owner	Ownership		Stock(1)

Richard D. Dole Chairman, President and CEO 675 Bering Drive, Suite 200 Houston, Texas 77057	487,016	(2)	1.17%
Wayne Beninger Chief Operating Officer 675 Bering Drive, Suite 200 Houston, Texas 77057	376,579	(3)	0.91%
David J. Collins Vice President and Chief Financial Officer 675 Bering Drive, Suite 200 Houston, Texas 77057	769,073	(4)	1.86%
Gerald Agranoff Director 675 Bering Drive, Suite 200 Houston, Texas 77057	55,893	(5)	0.13%
Richard Majeres Director 675 Bering Drive, Suite 200 Houston, Texas 77057	178,364	(6)	0.43%
All Officers and Directors as a group (total of 5)	1,866,925	(7)	4.50%
Commonwealth Bank of Australia 48 Martin Place, Level 2 Sydney NSW 2000, Australia	3,850,000	(8)	9.31%
Ironman Energy Master Fund 2211 Norfolk, Suite 611 Houston, Texas 77098	2,559,813	(9)	6.19%
Tiberius Capital, LLC 303 East Wacker Drive — Suite 311 Chicago, IL 60601	6,051,014	(10)	14.64%
Allen Crosswell 2121 Sage, Suite 290 Houston, TX 77056	3,000,488	(11)	7.26%

(1)	Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on March 5, 2009. As of June 12, 2009 there were 41,340,584 (net of 1,117,973 treasury shares) shares of our common stock issued and outstanding.

(2)	Includes 487,016 shares of common stock held directly.

(3)	Includes 376,579 shares of common stock held directly.

(4)	Includes 769,073 shares of common stock held directly.

(5)	Includes 55,893 shares of common stock held directly.

(6)	Includes 178,364 shares of common stock held directly.

(7)	Includes 1,866,925 shares of common stock held directly.

(8)	Includes the following: 2,790,000 shares held by First State Investments Global Resources Long Short Fund Limited; and 500,000 shares held by Colonial First State Wholesale Global Resources Long Short Fund; and 401,000 shares held by First State Investments Global Energy Long Short Master Fund; and 159,000 shares held by Colonial First State Wholesale Global Energy Long Short Fund.

(9)	Includes 2,443,613 shares owned by Ironman Energy Master Fund and 116,200 shares owned by Ironman PI Fund (QP), LP.

(10)	Per the Schedule 13D filed on June 8, 2009, includes shares held by Tiberius Capital, LLC, Tiberius Management, Inc., Iliad Research and Trading, L.P., Iliad Management, LLC, Fife Trading, Inc., Hyperion Capital, L.P., Hyperion Capital Management, LLC, and John M. Fife.

(11)	Includes 2,421,738 shares owned directly by Allen Crosswell and 578,750 shares held by CHLG Funding.

DESCRIPTION OF DOUBLE EAGLE CAPITAL STOCK

Double Eagle is authorized to issue up to 50,000,000 shares of Double Eagle common stock and up to 10,000,000 shares of preferred stock. The capital stock of Double Eagle does not represent or constitute a deposit account and is not insured by the FDIC.

The following description of the Double Eagle capital stock does not purport to be complete and is qualified in all respects by reference to Double Eagle’s articles of incorporation, as amended, bylaws, as amended, and the MGCL.

Double Eagle Common Stock

Each share of the common stock is entitled to share equally with each other share of common stock in dividends from sources legally available therefore, when, as, and if declared by the board of directors and, upon liquidation or dissolution of Double Eagle, whether voluntary or involuntary, to share equally in the assets of Double Eagle that are available for distribution to the holders of the common stock. Cumulative voting shall not be allowed in the election of directors of Double Eagle or for any other purpose, and the holders of Double Eagle common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. The rights and privileges of holders of Double Eagle common stock are subject to any preferences that the Double Eagle board of directors may set for any series of Double Eagle preferred stock that Double Eagle may issue in the future.

Upon liquidation, dissolution or winding up of Double Eagle, the assets of Double Eagle, after satisfaction of all liabilities, will be distributed pro rata to the holders of Double Eagle common stock. Double Eagle’s shares of common stock presently outstanding are fully paid and non-assessable. Holders of Double Eagle’s common stock are entitled to dividends when, as, and if, declared by the board of directors of Double Eagle, out of funds legally available therefore.

Double Eagle has not paid any cash dividends on its common stock since its inception. Double Eagle has reserved a sufficient number of shares of common stock for issuance in the event that all the warrants are exercised. In addition, the Company has reserved a sufficient number of shares of common stock for issuance upon the exercise of options under the Double Eagle’s stock option plans.

Double Eagle Preferred Stock

Double Eagle’s board of directors is authorized to cause Double Eagle to issue, from Double Eagle’s authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. Pursuant to this authority, Double Eagle’s board of directors established the terms of the Series A Cumulative Preferred Stock (“Series A Preferred Stock”), which are described below.

Double Eagle Series A Cumulative Preferred Stock

The Series A Preferred Stock is validly issued, fully paid and non-assessable. The holders of the Series A Preferred Stock have no preemptive rights with respect to any of Double Eagle’s stock or any securities convertible into or carrying rights or options to purchase any such stock. Double Eagle’s shares of Series A Preferred Stock currently trades on The NASDAQ Global Select Market under the symbol “DBLEP”.

Dividends

Holders of Series A Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series A Preferred at a rate of 9.25% per annum of the $25.00 liquidation preference (equal to $2.3125 per annum per share).

Liquidation Rights

In the event of a liquidation, the holders of the Series A Preferred Stock will have the right to receive $25.00 per share, plus all accrued and unpaid dividends, before any payments are made to the holders of its common stock.

Redemption

The Series A Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions, except, under some circumstances upon a Change of Ownership or Control. Except pursuant to the special redemption upon a Change of Ownership or Control, Double Eagle may not redeem the Series A Preferred Stock prior to June 30, 2012. On and after June 30, 2012, Double Eagle may redeem the Series A Preferred Stock for cash at its option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to the redemption date Following a Change of Ownership or Control of Double Eagle by a person or entity, other than by a “Qualifying Public Company,” Double Eagle will be required to redeem the Series A Preferred Stock within 90 days after the date on which the Change of Ownership or Control occurred for cash, at the following price per share, plus accrued and unpaid dividends.

Voting Rights

Holders of the Series A Preferred Stock will generally have no voting rights. However, if cash dividends on any outstanding Series A Preferred Stock are in arrears for any six consecutive or non-consecutive quarterly dividend periods, or if Double Eagle fails to maintain a national market listing, the holders of the Series A Preferred Stock, voting separately as a class, will have the right to elect two directors to serve on its board of directors in addition to those directors then serving on its board until such time as the national market listing is obtained or the dividend arrearage is eliminated.

Conversion

The shares of Series A Preferred Stock are not convertible into or exchangeable for any of Double Eagle’s other property or securities.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS

When the merger becomes effective, the stockholders of Petrosearch will become stockholders of Double Eagle. Double Eagle is a Maryland corporation and its stockholders’ rights are governed by the MGCL, as well as its articles of incorporation, as amended, and bylaws, as amended. Petrosearch is a Nevada corporation, and its stockholders’ rights are governed by the NRS, as well as its articles of incorporation, as amended, and bylaws. After the merger, as Double Eagle stockholders, the rights of former Petrosearch stockholders will be governed by Double Eagle’s articles of incorporation, as amended, its bylaws, as amended, and the MGCL. Double Eagle’s articles of incorporation, as amended, are referred to as its articles of incorporation, and its bylaws, as amended, are referred to as its bylaws. The following is a summary of material differences between the rights of holders of Double Eagle common stock and holders of Petrosearch common stock.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Double Eagle common stock and holders of Petrosearch common stock. This summary is intended to provide a general overview of the differences in stockholders’ rights under the governing corporate instruments of Double Eagle and Petrosearch, and other known material differences.

Authorized Capital Stock

Double Eagle.  Double Eagle’s authorized capital stock consists of 50,000,000 shares of Double Eagle common stock, par value $0.10 per share, and 10,000,000 shares of Double Eagle preferred stock, par value $0.10 per share. Double Eagle’s articles of incorporation authorize Double Eagle’s board of directors to issue shares of Double Eagle preferred stock, whose designations, preferences, interest rate, limitations, restrictions and relative rights will be determined by resolution of the board of directors. As of June 12, 2009, there were 9,233,756 shares of Double Eagle common stock outstanding. There are currently 1,610,000 shares of Double Eagle Series A Preferred Stock outstanding.

Petrosearch.  Petrosearch’s authorized capital stock consists of 100,000,000 shares of Petrosearch common stock, par value $0.001, and 20,000,000 shares of Petrosearch preferred stock, par value $1.00. Petrosearch’s articles of incorporation authorize Petrosearch’s board of directors to issue shares of Petrosearch’s preferred stock in one or more series and to fix the designations, voting powers, preferences, limitations and rights. As of June 12, 2009, there were 41,340,584 shares of Petrosearch common stock outstanding. The Petrosearch Board previously authorized the creation of Series A, B, C and D preferred stock, par value $1.00. There are no Series C and D preferred shares outstanding. There are currently 207,416 Series A preferred stock (“Series A”) and 43,000 Series B preferred stock (“Series B”) outstanding.

If declared by the board of directors of Petrosearch, cumulative dividends are to be paid quarterly in cash or in common stock of Petrosearch to the holders of shares of the Series A. The shares of the Series A rank senior to the common stock both in payment of dividends and liquidation preference. The Series A are convertible into common stock of Petrosearch at a conversion price of $1/$6.50 per share at the option of the holder. Beginning August 19, 2003, Petrosearch had the right to redeem all or part of the Series A for cash at a redemption price equal to $1 per share plus accrued dividends.

The shares of the Series B rank senior to the common stock in liquidation preference. If declared by the board of directors of Petrosearch, non-cumulative dividends are to be paid on an as-converted basis with the common stock. The Series B are convertible into common stock of the Company at a conversion price of $1/$2.14 per share at the option of the holder. Beginning October 1, 2003, Petrosearch had the right to redeem all or part of the shares of Series B Preferred shares for cash at a redemption price equal to $1 per share plus accrued dividends.

The Series A and Series B have voting rights and shall be entitled to cast the number of votes equal to the number of shares of common stock into which such Series A and Series B Preferred shares could be converted, voting together with the holders of the common stock as a single class.

Issuance of Capital Stock

Double Eagle.  Pursuant to the MGCL, Double Eagle may issue shares of Double Eagle capital stock and rights or options for the purchase of shares of capital stock of Double Eagle on such terms and for such consideration as may be determined by the Double Eagle board of directors. Neither the MGCL nor Double Eagle’s articles of incorporation or bylaws require stockholder approval of any such actions. Holders of Double Eagle capital stock do not have preemptive rights with respect to any shares of Double Eagle capital stock, which may be issued.

Petrosearch.  Pursuant to the NRS, Petrosearch may issue shares of Petrosearch capital stock and rights or options for the purchase of shares of capital stock of Petrosearch on such terms and for such consideration as may be determined by the Petrosearch board of directors. Neither the NRS nor Petrosearch’s articles of incorporation or bylaws require stockholder approval of any such actions. Holders of Petrosearch common stock do not have preemptive rights with respect to any shares of Petrosearch common stock, which may be issued.

Voting Rights

Double Eagle.  Each holder of Double Eagle common stock is entitled to one vote for each share held of record and may not cumulate votes.

Petrosearch.  Each holder of Petrosearch common stock is entitled to one vote for each share held of record and may not cumulate votes.

Number and Election of Directors

Double Eagle.  Double Eagle’s articles of incorporation provide that the board of directors determine the number of members of Double Eagle’s board of directors. Double Eagle’s bylaws authorize the number of directors to be fixed from time to time by the board of directors and shall not be less than three (3) nor more than nine (9). Currently, Double Eagle’s board of directors consists of four (4) directors. Double Eagle’s board of directors is divided into three classes, with directors serving staggered three-year terms.

Pursuant to Double Eagle’s bylaws, Double Eagle’s directors are elected at annual meetings of stockholders, and those individuals receiving the highest number of votes as a meeting at which a quorum is present will be deemed to have been elected.

Petrosearch.  Petrosearch’s articles of incorporation provide that the board of directors determine the number of members of Petrosearch’s board of directors. Petrosearch’s bylaws authorize the number of directors to be fixed from time to time by the board of directors. Petrosearch currently has three (3) members of its board of directors.

Pursuant to Petrosearch’s bylaws, Petrosearch’s directors are elected at annual meetings of stockholders, and those individuals receiving the highest number of votes as a meeting at which a quorum is present will be deemed to have been elected.

Removal of Directors

Double Eagle.  Under Double Eagle’s bylaws, unless restricted by the MGCL, Double Eagle directors may be removed only for cause by an affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a meeting of stockholders.

Petrosearch.  Petrosearch’s bylaws provide that Petrosearch directors may be removed, with or without cause, by an affirmative vote of not less than two-thirds or more of the votes eligible to be cast by stockholders at a meeting of stockholders.

Vacancies of Directors

Double Eagle.  Under Double Eagle’s bylaws, any vacancy occurring on the board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum. Each director so chosen shall hold office until the next annual election and until his or her successor is duly elected and qualified, unless sooner displaced.

Petrosearch.  Under Petrosearch’s bylaws, any vacancy occurring on the board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum. A director appointed to fill a vacancy will serve until the next annual meeting of stockholders or until his or her earlier death, resignation, or removal.

Indemnification and Limitation of Liability

Double Eagle.  Double Eagle’s articles of incorporation provide that Double Eagle shall indemnify each director and each officer, his heirs, executors and administrators, against expenses reasonably incurred or liability incurred by him or her in connection with any action, suit or proceeding to which he may be made a party by reason of his or her being or having been a director or officer of the corporation, unless it is established that:

•	the act or omission was material to the matter giving rise to the liability and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful. In the event of a settlement before or after action or suit, indemnification shall be provided only in connection with such matters covered by settlement as to which the corporation is advised by counsel that the person to be indemnified was not guilty of such fraud or misconduct.

Double Eagle’s articles of incorporation also provide that the personal liability of each director and officer of the corporation shall be eliminated and limited to the full extent permitted by the laws of the State of Maryland, including without limitation as permitted by the provisions of Section 2-405.2 of the MGCL and any successor provision, as amended from time to time.

Petrosearch.  Petrosearch’s bylaws provide, to the maximum extent permitted from time to time under NRS, that Petrosearch shall indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of Petrosearch, or while a director or officer is or was serving at the request of Petrosearch as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of Petrosearch, or while a director or officer is or was serving at the request of Petrosearch as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fee sand expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, and vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.

Petrosearch’s articles provide that, a director of Petrosearch shall not be personally liable to Petrosearch or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under NRS, except for liability:

•	for any breach of the director’s duty of loyalty to Petrosearch or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for actions or omissions giving rise to liability under Section 78.138, 78.139 or 78.140 of NRS; or

•	for any transaction from which the director derived an improper personal benefit.

If NRS is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Petrosearch shall be eliminated or limited to the fullest extent permitted by NRS as so amended.

Amendments to Articles of Incorporation and Bylaws

Double Eagle.  Pursuant to the MGCL, Double Eagle can amend the articles of incorporation from time to time, in the manner now or hereinafter prescribed by Maryland statue, and all rights conferred upon stockholders are granted subject to this reservation.

Under Maryland law, except as otherwise provided by a bylaw adopted by Double Eagle’s stockholders, Double Eagle’s board of directors can amend or repeal the bylaws, or adopt new bylaws. Double Eagle’s bylaws authorize Double Eagle’s board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting or new bylaws may be adopted by a vote of a majority of the outstanding shares, without the necessity of the concurrence of the board of directors.

Petrosearch.  Pursuant to Nevada law, unless a corporation’s articles of incorporation or bylaws adopted by stockholders provide otherwise, Petrosearch reserves the right to amend, alter, change or repeal any provision contained in its articles of incorporation in the manner set forth below, and all rights and conferred upon the directors or stockholders of Petrosearch herein or in any amendment hereof are granted subject to this reservation.

•	The affirmative vote of the holders of at least 75% of the then outstanding shares entitled to vote thereon and the affirmative vote of the holders of at least 75% of the then outstanding shares of each class of stock of the Corporation voting separately as a class, shall be required to adopt any amendment to Articles IX, XII, XIII and XV of Petrosearch’s articles of incorporation. These Articles address, including but not limited to, (i) the adjustment of the rights of securities issued by Petrosearch, (ii) the required vote to amend bylaws, and (iii) indemnification provisions.

•	The affirmative vote of the holders of at least a majority of the then outstanding shares entitled to vote thereon and the affirmative vote of the holders of at least a majority of the then outstanding shares of each class of stock of Petrosearch voting together as a class, shall be required to adopt any amendment to the name of Petrosearch, its duration or to Sections VIII, X, and XIV of Petrosearch’s articles of incorporation. These Articles address, including but not limited to, (i) the preferred stock, and (ii) written ballots for the election of directors.

Petrosearch’s bylaws provide that any change of the bylaws may be adopted either (a) by the board of directors by the affirmative vote of at least a majority of the then authorized number of directors, or (b) by the stockholders by the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of the then outstanding voting shares of capital stock of Petrosearch, voting together as a single class.

Notice of Stockholder Meetings

Double Eagle.  In accordance with the MGCL, Double Eagle’s bylaws provide that a written notice of the time, place and purpose of the meeting must be given to each stockholder entitled to vote at the meeting not less than 10 days nor more than 90 days prior to the meeting.

Petrosearch.  In accordance with NRS, Petrosearch’s bylaws provide that written notice of the date, time and place of a meeting of stockholders must be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Special Meetings of Stockholders

Double Eagle.  Under the MGCL and Double Eagle’s bylaws, a special meeting of the stockholders may be called by Double Eagle’s president or by a majority of the board of directors. Special meetings also shall be called by an officer of Double Eagle upon the written request of stockholders holding an aggregate not less than 10% of the outstanding shares of the common stock entitled to vote at such meeting. Upon receipt of a written request, either in person or by mail, stating the purpose(s) of the meeting, the officer required to call the special meeting shall provide all stockholders within 10 days after receipt of said request, written notice, either in person or by mail, of the meeting and the purpose of such meeting, to be held on a date not less than 15 days nor more than 60 days after the distribution of the notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to stockholders.

Petrosearch.  Under the NRS and pursuant to Petrosearch’s bylaws, special meetings of the stockholders may be called at any time by Petrosearch’s chairman of the board, the president, a majority of the Petrosearch board, a majority of the executive committee, if any, or upon written request from the holders of a majority of the outstanding shares entitled to vote at the meeting. Such request shall state the purposes of the proposed meeting. Upon written request of any person or persons who have duly called a special meeting, it shall be the duty of the Secretary to fix the date of the meeting to be held not less than 10 nor more than 60 days after the receipt of the request and to give due notice thereof. If the Secretary neglect or refuse to fix the date of the meeting and give notice thereof, the person or persons calling the meeting may do so.

Stockholder Nominations and Stockholder Proposals

Double Eagle.  Double Eagle’s bylaws provide that any nominations to Double Eagle’s board of directors other than those made by or on behalf of Double Eagle’s existing management must be made in writing and must be delivered or mailed by first class United States mail, postage prepaid, to the secretary of the corporation not less than 53 days nor more than 90 days prior to any meeting of the stockholders at which directors are to be elected; provided, however, that if less than 60 days’ notice of the meeting is given to stockholders, written notice of nominations of directors by stockholders shall be delivered or mailed, as prescribed, to the secretary of the corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to stockholders. Nominations by stockholders for directors to be elected by written consent of stockholders shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the corporation not less than 60 days nor more than 90 days prior to the first solicitation of any written consents of stockholders for the election of those nominees.

Applicable Commission rules require that a proposal by stockholders for submission to a vote of stockholders at an annual meeting must be made in writing and delivered or mailed and received by the secretary of Double Eagle not later than 120 calendar days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting. Each such notice must set forth information concerning the proposal, the proposing stockholder and the information specified in Double Eagle’s bylaws.

Petrosearch.  Petrosearch’s bylaws provide that all nominations for directors or stockholder proposals, must be in writing and must be delivered to Petrosearch’s secretary the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Petrosearch. With respect to an election to be held at a special meeting of stockholders of the Company for the election of directors not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed to stockholders of the Company as provided in Paragraph 2.4 hereof or public disclosure of the date of the special meeting was made, whichever first occurs.

Control Share Acquisition Provisions

Double Eagle.  The MGCL contains a control share acquisition statute that, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares”, defined as shares held by directors of the corporation. A corporation may, however, opt out of the control share statute through a charter or bylaws provision.

Petrosearch.  Nevada law contains provisions that, under certain circumstances would preclude an acquirer of the shares of a Nevada corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to such shares unless the disinterested holders of a majority of the shares of Petrosearch held by disinterested stockholders votes to accord voting power to such shares. The statute provides that, if authorized by the articles of incorporation or bylaws in effect on the 10th day following the acquisition of the controlling interest by an acquiring person, the issuing corporation may call for redemption of not less than all of the control shares at the average price paid for the control shares if the acquirer has not complied with certain procedural requirements or if the control shares are not accorded full voting rights by the stockholders.

Combinations with Interested Stockholders

Double Eagle.  Sections 3-601 through 3-605 of the MGCL provides for a five-year moratorium on certain business combination transactions with “interested stockholders” (generally, persons who beneficially own 10% or more of the corporation’s outstanding voting stock).

Petrosearch.  Under the NRS, except under certain circumstances, a corporation is not permitted to engage in a business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder. An interested stockholder is a person who owns 10% or more of the outstanding shares of voting stock. Nevada permits a corporation to opt out of the application of these business combination provisions by so providing in the articles of incorporation.

Stockholders’ Right of Dissent and Appraisal

The holders of Double Eagle common stock are not entitled to dissenters’ rights under the MGCL because the merger does not require the approval of the stockholders of Double Eagle. The MGCL provides that there are no appraisal rights if: (1) the stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Capital Market: (a) with respect to the merger of a subsidiary corporation, 90% or more of which is owned by the acquiring corporation, on the date notice is given to or received by the dissenting stockholder, or (b) with respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to; (2) the stock received is that of the successor in the merger, unless the merger alters the contract rights of the stock as expressly set forth in the charter and the charter does not reserve the right to do so, or the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor, cash, scrip or other rights or interests out of provisions for the treatment of fractional shares of stock in the successor; or (3) the stock is not entitled to be voted on the transaction; (4) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder; or (5) the stock is that of an open-end investment company registered under the Investment Company Act of 1940, as amended, and the value placed on the stock in the transaction is its net asset value. The Double Eagle articles of incorporation do not limit appraisal rights of stockholders.

Petrosearch’s stockholders do not have dissenters’ rights in connection with the merger. Please refer to the section entitled “The Merger — Dissenters’ Rights”.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL TWO)

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Petrosearch at the time of the special meeting to be voted for an adjournment, if deemed necessary, Petrosearch has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Petrosearch unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date, and time to which the special meeting is adjourned.

LEGAL OPINION

The validity of the Double Eagle common stock to be issued in the merger will be passed upon for Double Eagle by Patton Boggs LLP, Denver, CO. Attorneys employed by that law firm beneficially own an aggregate of approximately 50,500 shares of Double Eagle common stock and 3,000 shares of Double Eagle preferred stock. Attorneys employed by that law firm also own an aggregate 1.125 percent working interest in certain oil and gas leases in a project area in which Double Eagle are the operator and also a working interest owner.

EXPERTS

The Double Eagle consolidated financial statements incorporated in this proxy statement/prospectus by reference from Double Eagle’s Annual Report on Form 10-K for the three years in the period ended December 31, 2008 have been audited by Hein & Associates LLP, independent registered public accounting firm, as stated in its report, which are incorporated herein by reference, and have been so incorporated in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

The reports of Netherland, Sewell & Associates, Inc., independent consulting petroleum engineers, and certain information as of December 31, 2006, 2007 and 2008 with respect to the oil and natural gas reserves associated with Double Eagle’s oil and natural gas properties derived from such reports has been included and incorporated herein by reference upon the authority of such firm as experts with respect to matters covered by such reports and in giving such reports.

The Petrosearch consolidated financial statements included in this proxy statement/prospectus for the three years in the period ended December 31, 2008 have been audited by Ham, Langston & Brezina, L.L.P., independent registered public accounting firm, as stated in its report attached hereto, and have been included in this proxy statement/prospectus in reliance upon such report of such firm given upon its authority as experts in accounting and auditing.

The reports of Ryder Scott Company, independent consulting petroleum engineers, and certain information as of December 31, 2006, 2007 and 2008 with respect to the oil and natural gas reserves associated with Petrosearch’s oil and natural gas properties derived from such reports has been included and incorporated herein by reference upon the authority of such firm as experts with respect to matters covered by such reports and in giving such reports.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Double Eagle’s bylaws provide that it is required to indemnify its directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. Double Eagle also has adopted, in its Articles of Incorporation, a provision under Section 2-405.2 of the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by Double Eagle of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, Double Eagle will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication.

PROPOSALS FOR THE 2009 ANNUAL MEETING

If the merger agreement is not approved, Petrosearch would expect to conduct an annual meeting of stockholders in           2009. In order for stockholder proposals to be included in Petrosearch’s proxy materials for that meeting, proposals must have been received by the Corporate Secretary at Petrosearch’s principal executive office no later than          , and meet all other applicable requirements for inclusion in the proxy statement.

Petrosearch’s bylaws provide that, in order to be eligible for consideration at the annual meeting of stockholders, all nominations of directors, other than those made by Petrosearch’s board of directors, must be made in writing and must be delivered to the Secretary of Petrosearch not less than 30 days nor more than 50 days prior to the meeting at which such nominations will be made; provided, however, if less than 21 days notice of the meeting is given to stockholders, such nominations must be delivered to the Secretary of Petrosearch not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

If the merger is consummated, there will be no Petrosearch annual meeting of stockholders for 2009.

WHERE YOU CAN FIND MORE INFORMATION

Double Eagle files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements or other information filed by Double Eagle at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Double Eagle’s Commission filings are also available to the public from document retrieval services and at the Commission’s Internet website (http://www.sec.gov). Double Eagle’s filings with the Commission are also available on its website at www.fcbinc.com.

Double Eagle has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This proxy statement/prospectus is a part of that registration statement. As permitted by the Commission’s rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

The Commission allows Double Eagle to “incorporate by reference” into this proxy statement/prospectus, which means that Double Eagle can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated herein by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information contained in later filed documents incorporated herein by reference in this proxy statement/prospectus.

Double Eagle incorporates by reference the documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date of the special meeting.

Double Eagle SEC Filings	Period/Date

Annual Report on Form 10-K for year ended December 31, 2008	Filed with the Commission on March 12, 2009.
Quarterly Report on Form 10-Q for quarter ended March 31, 2009	Filed with the Commission on May 7, 2009.
Current Reports on Form 8-K	Filed on March 12, 2009 (except for Item 7.01 and Exhibit 99.1); and March 31, 2009 (except for Item 7.01 and Exhibit 99.1).
The description of Double Eagle common stock Set forth in our prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 (as amended), including any amendment or report filed for purposes of updating any such description.
Filed with the Commission on December 18, 1996.
The portions of Double Eagle’s proxy statement for the annual meeting of stockholders to be held on May 28, 2009, that have been incorporated by reference in Double Eagle’s 2008 Annual Report on Form 10-K.
Filed with the Commission on April 14, 2009.

You may request a copy of documents incorporated in this proxy statement/prospectus by reference but not otherwise accompanying this proxy statement/prospectus, at no cost, by writing or telephoning Double Eagle at the following addresses:

Double Eagle Petroleum Co.
1675 Broadway, Suite 2200
Denver, CO 80002
Attention: Kurtis Hooley
(303) 794-8455

To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by July 28, 2009.

You should rely only on the information contained or incorporated in this proxy statement/prospectus by reference. Double Eagle and Petrosearch have not authorized anyone else to provide you with information that is different from that which is contained in this proxy statement/prospectus. Moreover, neither Double Eagle nor Petrosearch is making an offer to sell or soliciting an offer to buy any securities other than the Double Eagle common stock to be issued by Double Eagle in the merger, and neither Double Eagle nor Petrosearch is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 2-418 of the General Corporation Law of the State of Maryland (the “Maryland Code”) provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. In addition, a corporation may indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

The Maryland Code also permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of stockholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director or officer if the proceeding was one by or on behalf of the corporation and in the proceeding the director of officer is adjudged to be liable to the corporation.

Double Eagle’s bylaws provide that Double Eagle is required to indemnify its directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. Double Eagle also has adopted, in its articles of incorporation, a provision under Section 2-405.2 of the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits:

Exhibit
No.		Description

2.1		Agreement and Plan of Merger, dated March 30, 2009, by and among Double Eagle Petroleum Co., DBLE Acquisition Corporation, and Petrosearch Energy Corporation (incorporated by reference from Exhibit 2.1 of Double Eagle’s Current Report on Form 8-K, filed on March 30, 2009).
2.2		Form of Voting Agreement (incorporated by reference from Exhibit 2.2 of Double Eagle’s Current Report on Form 8-K, filed on March 30, 2009).
3	.1(a)	Articles of Incorporation filed with the Maryland Secretary of State on January 23, 2001 (incorporated by reference from Exhibit 3.1(a) of Double Eagle’s Annual Report on Form 10-KSB for the year ended August 31, 2001).
3	.1(b)	Certificate of Correction filed with the Maryland Secretary of State on February 15, 2001 concerning the Articles of Incorporation (incorporated by reference from Exhibit 3.1(b) of Double Eagle’s Annual Report on Form 10-KSB for the year ended August 31, 2001).
3	.1(c)	Articles of Merger filed with the Maryland Secretary of State on February 15, 2001 (incorporated by reference from Exhibit 3.1(c) of Double Eagle’s Annual Report on Form 10-KSB for the year ended August 31, 2001).
3	.1(d)	Certificate of Correction filed with the Maryland Secretary of State (incorporated by reference from Exhibit 3 of Double Eagle’s Quarterly Report on Form 10-QSB for the quarter ended November 30, 2001).
3	.1(e)	Certificate of Correction to the Articles of Incorporation, filed with the Maryland Department of Assessments and Taxation on June 1, 2007 (incorporated by reference from Exhibit 3.3 of Double Eagle’s Current Report of Form 8-K dated June 29, 2007).

Exhibit
No.		Description

3	.1(f)	Articles of Amendment, filed with the Maryland Department of Assessments and Taxation on June 26, 2007 (incorporated by reference from Exhibit 3.1 of Double Eagle’s Current report on Form 8-K dated June 29, 2007).
3	.1(g)	Articles Supplementary, filed with the Maryland Department of Assessments and Taxation on June 29, 2007 (incorporated by reference from Exhibit 3.2 of Double Eagle’s Current Report of Form 8-K dated June 29, 2007).
3	.1(h)	Articles Supplementary of Junior Participating Preferred Stock, Series B, dated as of August 21, 2007 (incorporated by reference from Exhibit 3.1 of the Double Eagle’s Current Report of Form 8-K dated August 28, 2007).
3	.2(a)	Bylaws of Double Eagle (incorporated by reference from Exhibit 3.2 of Double Eagle’s Annual Report on Form 10-KSB, filed for the year ended August 31, 2001).
3	.2(b)	Bylaws of Double Eagle, as amended and restated on March 14, 2007 (incorporated by reference from Exhibit 3.2 of the Company’s Current report on Form 8-K, filed on March 14, 2007).
3	.2(c)	Second Amendment and Restated Bylaws of Double Eagle (incorporated by reference from Exhibit 3.2 of Double Eagle’s Current Report on Form 8-K dated June 11, 2007).
4	.1(a)	Form of Warrant Agreement concerning Common Stock Purchase Warrants (incorporated by reference from Exhibit 4.3 of the Amendment No. 1 to Double Eagle’s Registration Statement on Form SB-2 filed on November 27, 1996, SEC Registration No. 333-14011).
4	.1(b)	Shareholder Rights Agreement, dated as of August 24, 2007 (incorporated herein by reference to the Company’s Current Report on Form 8-A filed on August 24, 2007).
4	.1(c)	Articles Supplementary, filed with the Maryland Department of Assessments and Taxation on June 29, 2007 (incorporated by reference from Exhibit 3.2 of Double Eagle’s Current Report on Form 8-K dated June 29, 2007).
4	.1(d)	Articles Supplementary of Junior Participating Preferred Stock, Series B, dated as of August 21, 2007 (incorporated by reference from Exhibit 3.1 of Double Eagle’s Current Report of Form 8-K dated August 28, 2007).
5	.1**	Opinion of Patton Boggs LLP
5	.2*	Tax Opinion of Patton Boggs LLP
10	.1(a)	Debt Modification Agreement, effective August 1, 2006, including Commercial Loan Agreement dated January 3, 2000, between Double Eagle Petroleum Co. and American National Bank (filed as Exhibit 10.1 to Double Eagle’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and incorporated herein by reference).
10	.1(b)	Debt Modification Agreement, effective July 1, 2007, between Double Eagle Petroleum Co. and American National Bank (incorporated by reference from Exhibit 10.1 to Double Eagle’s Current Report on Form 8-K dated July 5, 2007).
10	.1(c)	Credit Agreement dated February 26, 2009 between Double Eagle Petroleum Co. and Bank of Oklahoma, N.A. et.al (incorporated by reference from Exhibit 10.1 to Double Eagle’s Current Report on Form 8-K dated February 26, 2009).
10	.1(d)	Promissory Term Note dated February 26, 2009 between Double Eagle Petroleum Co. and Bank of Oklahoma, N.A. (incorporated by reference from Exhibit 10.2 to Double Eagle’s Current Report on Form 8-K dated February 26, 2009).
10	.1(e)	Revolving Notes dated February 26, 2009 between Double Eagle Petroleum Co. and Bank of Oklahoma, N.A. et.al (incorporated by reference from Exhibit 10.3 to Double Eagle’s Current Report on Form 8-K dated February 26, 2009).
10	.1(f)	Double Eagle Petroleum Co. 2007 Stock Incentive Plan, Form of Incentive Stock Option Agreement and Form of Non-Qualified Stock Option Agreement (incorporated by reference from Exhibit 10.1, 10.2 and 10.3 to Double Eagle’s Current Report on Form 8-K dated May 29, 2007).
10	.1(g)	Employment Agreement between Double Eagle and Richard Dole, dated September 4 2008 (incorporated by reference from Exhibit 10.1 of Double Eagle’s Current Report of Form 8-K dated September 9, 2008).

Exhibit
No.		Description

10	.1(h)	Employment Agreement between Double Eagle and Kurtis Hooley, dated September 4, 2008 (incorporated by reference from Exhibit 10.2 of Double Eagle’s Current Report of Form 8-K dated September 9, 2008).
10	.1(i)	Employment Agreement between Double Eagle and D. Steven Degenfelder, dated September 4, 2008 (incorporated by reference from Exhibit 10.3 of Double Eagle’s Current Report of Form 8-K dated September 9, 2008).
10	.1(j)	Employment Agreement between Double Eagle and Robert Reiner, dated September 4, 2008 (incorporated by reference from Exhibit 10.4 of Double Eagle’s Current Report of Form 8-K dated September 9, 2008).
10	.1(k)	Employment Agreement between Double Eagle and Aubrey Harper, dated September 4, 2008 (incorporated by reference from Exhibit 10.5 of Double Eagle’s Current Report of Form 8-K dated September 9, 2008).
21	.1**	Subsidiaries of Double Eagle
23	.1*	Consent of Hein & Associates LLP.
23	.2*	Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5.1).
23	.3*	Consent of Netherland, Sewell & Associates, Inc.
23	.4*	Consent of Ham, Langston & Brezina, L.L.P.
23	.5*	Consent of Ryder Scott Company, L.P.

*	Filed herewith.

**	Previously filed.

(b) Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements of Double Eagle that are incorporated herein by reference.

Item 22.	Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Colorado, on June 16, 2009.

DOUBLE EAGLE PETROLEUM CO.

By:	/s/ Kurtis Hooley
Kurtis Hooley
Senior Vice President and Chief Financial Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Richard Dole Richard Dole	Director, President and Chief Executive Officer (Principal Executive Officer)	June 16, 2009

/s/ Kurtis Hooley Kurtis Hooley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 16, 2009

/s/ Brent Hathaway Brent Hathaway	Director	June 16, 2009

/s/ Roy Cohee Roy Cohee	Director	June 16, 2009

/s/ Sigmund Balaban Sigmund Balaban	Director	June 16, 2009

EXHIBIT INDEX

Exhibit
No.		Description

2.1		Agreement and Plan of Merger, dated March 30, 2009, by and among Double Eagle Petroleum Co., DBLE Acquisition Corporation, and Petrosearch Energy Corporation (incorporated by reference from Exhibit 2.1 of Double Eagle’s Current Report on Form 8-K, filed on March 30, 2009).
2.2		Form of Voting Agreement (incorporated by reference from Exhibit 2.2 of Double Eagle’s Current Report on Form 8-K, filed on March 30, 2009).
3	.1(a)	Articles of Incorporation filed with the Maryland Secretary of State on January 23, 2001 (incorporated by reference from Exhibit 3.1(a) of Double Eagle’s Annual Report on Form 10-KSB for the year ended August 31, 2001).
3	.1(b)	Certificate of Correction filed with the Maryland Secretary of State on February 15, 2001 concerning the Articles of Incorporation (incorporated by reference from Exhibit 3.1(b) of Double Eagle’s Annual Report on Form 10-KSB for the year ended August 31, 2001).
3	.1(c)	Articles of Merger filed with the Maryland Secretary of State on February 15, 2001 (incorporated by reference from Exhibit 3.1(c) of Double Eagle’s Annual Report on Form 10-KSB for the year ended August 31, 2001).
3	.1(d)	Certificate of Correction filed with the Maryland Secretary of State (incorporated by reference from Exhibit 3 of Double Eagle’s Quarterly Report on Form 10-QSB for the quarter ended November 30, 2001).
3	.1(e)	Certificate of Correction to the Articles of Incorporation, filed with the Maryland Department of Assessments and Taxation on June 1, 2007 (incorporated by reference from Exhibit 3.3 of Double Eagle’s Current Report of Form 8-K dated June 29, 2007).
3	.1(f)	Articles of Amendment, filed with the Maryland Department of Assessments and Taxation on June 26, 2007 (incorporated by reference from Exhibit 3.1 of Double Eagle’s Current report on Form 8-K dated June 29, 2007).
3	.1(g)	Articles Supplementary, filed with the Maryland Department of Assessments and Taxation on June 29, 2007 (incorporated by reference from Exhibit 3.2 of Double Eagle’s Current Report of Form 8-K dated June 29, 2007).
3	.1(h)	Articles Supplementary of Junior Participating Preferred Stock, Series B, dated as of August 21, 2007 (incorporated by reference from Exhibit 3.1 of the Double Eagle’s Current Report of Form 8-K dated August 28, 2007).
3	.2(a)	Bylaws of Double Eagle (incorporated by reference from Exhibit 3.2 of Double Eagle’s Annual Report on Form 10-KSB, filed for the year ended August 31, 2001).
3	.2(b)	Bylaws of Double Eagle, as amended and restated on March 14, 2007 (incorporated by reference from Exhibit 3.2 of the Company’s Current report on Form 8-K, filed on March 14, 2007).
3	.2(c)	Second Amendment and Restated Bylaws of Double Eagle (incorporated by reference from Exhibit 3.2 of Double Eagle’s Current Report on Form 8-K dated June 11, 2007).
4	.1(a)	Form of Warrant Agreement concerning Common Stock Purchase Warrants (incorporated by reference from Exhibit 4.3 of the Amendment No. 1 to Double Eagle’s Registration Statement on Form SB-2 filed on November 27, 1996, SEC Registration No. 333-14011).
4	.1(b)	Shareholder Rights Agreement, dated as of August 24, 2007 (incorporated herein by reference to the Company’s Current Report on Form 8-A filed on August 24, 2007).
4	.1(c)	Articles Supplementary, filed with the Maryland Department of Assessments and Taxation on June 29, 2007 (incorporated by reference from Exhibit 3.2 of Double Eagle’s Current Report on Form 8-K dated June 29, 2007).
4	.1(d)	Articles Supplementary of Junior Participating Preferred Stock, Series B, dated as of August 21, 2007 (incorporated by reference from Exhibit 3.1 of Double Eagle’s Current Report of Form 8-K dated August 28, 2007).

Exhibit
No.		Description

5	.1**	Opinion of Patton Boggs LLP
5	.2*	Tax Opinion of Patton Boggs LLP
10	.1(a)	Debt Modification Agreement, effective August 1, 2006, including Commercial Loan Agreement dated January 3, 2000, between Double Eagle Petroleum Co. and American National Bank (filed as Exhibit 10.1 to Double Eagle’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and incorporated herein by reference).
10	.1(b)	Debt Modification Agreement, effective July 1, 2007, between Double Eagle Petroleum Co. and American National Bank (incorporated by reference from Exhibit 10.1 to Double Eagle’s Current Report on Form 8-K dated July 5, 2007).
10	.1(c)	Credit Agreement dated February 26, 2009 between Double Eagle Petroleum Co. and Bank of Oklahoma, N.A. et.al (incorporated by reference from Exhibit 10.1 to Double Eagle’s Current Report on Form 8-K dated February 26, 2009).
10	.1(d)	Promissory Term Note dated February 26, 2009 between Double Eagle Petroleum Co. and Bank of Oklahoma, N.A. (incorporated by reference from Exhibit 10.2 to Double Eagle’s Current Report on Form 8-K dated February 26, 2009).
10	.1(e)	Revolving Notes dated February 26, 2009 between Double Eagle Petroleum Co. and Bank of Oklahoma, N.A. et.al (incorporated by reference from Exhibit 10.3 to Double Eagle’s Current Report on Form 8-K dated February 26, 2009).
10	.1(f)	Double Eagle Petroleum Co. 2007 Stock Incentive Plan, Form of Incentive Stock Option Agreement and Form of Non-Qualified Stock Option Agreement (incorporated by reference from Exhibit 10.1, 10.2 and 10.3 to Double Eagle’s Current Report on Form 8-K dated May 29, 2007).
10	.1(g)	Employment Agreement between Double Eagle and Richard Dole, dated September 4 2008 (incorporated by reference from Exhibit 10.1 of Double Eagle’s Current Report of Form 8-K dated September 9, 2008).
10	.1(h)	Employment Agreement between Double Eagle and Kurtis Hooley, dated September 4, 2008 (incorporated by reference from Exhibit 10.2 of Double Eagle’s Current Report of Form 8-K dated September 9, 2008).
10	.1(i)	Employment Agreement between Double Eagle and D. Steven Degenfelder, dated September 4, 2008 (incorporated by reference from Exhibit 10.3 of Double Eagle’s Current Report of Form 8-K dated September 9, 2008).
10	.1(j)	Employment Agreement between Double Eagle and Robert Reiner, dated September 4, 2008 (incorporated by reference from Exhibit 10.4 of Double Eagle’s Current Report of Form 8-K dated September 9, 2008).
10	.1(k)	Employment Agreement between Double Eagle and Aubrey Harper, dated September 4, 2008 (incorporated by reference from Exhibit 10.5 of Double Eagle’s Current Report of Form 8-K dated September 9, 2008).
21	.1**	Subsidiaries of Double Eagle
23	.1*	Consent of Hein & Associates LLP.
23	.2*	Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5.1).
23	.3*	Consent of Netherland, Sewell & Associates, Inc.
23	.4*	Consent of Ham, Langston & Brezina, L.L.P.
23	.5*	Consent of Ryder Scott Company. L.P.

*	Filed herewith.

**	Previously filed.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
DOUBLE EAGLE PETROLEUM CO.
DBLE ACQUISITION CORPORATION,
AND
PETROSEARCH ENERGY CORPORATION
DATED AS OF MARCH 30, 2009

Page

ARTICLE 1. REFERENCES AND DEFINITIONS		A-1
1.1	References and Titles	A-1
1.2	Definitions	A-2
ARTICLE 2. THE MERGER		A-10
2.1	The Merger	A-10
2.2	Effective Time	A-10
2.3	Effect of the Merger on Constituent Corporations	A-11
2.4	Articles of Incorporation and Bylaws of Surviving Corporation	A-11
2.5	Directors and Officers of Surviving Corporation	A-11
2.6	Maximum Number of Shares of Parent Common Stock to be Issued; Contingent Cash Consideration; Fractional Shares; Effect on Outstanding Securities of the Company, Merger Sub	A-11
2.7	Dissenting Shares	A-13
2.8	Exchange Procedures	A-13
2.9	No Further Ownership Rights in Company Capital Stock	A-14
2.10	Lost, Stolen or Destroyed Certificates	A-14
2.11	Taking of Necessary Action; Further Action	A-14
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-14
3.1	Organization, Standing and Power	A-14
3.2	Capital Structure	A-15
3.3	Subsidiaries	A-16
3.4	Authority	A-16
3.5	SEC Documents; Financial Statements; Books and Records	A-17
3.6	Payables; Receivables	A-17
3.7	Compliance with Laws	A-18
3.8	No Defaults	A-19
3.9	Litigation	A-19
3.10	Conduct in the Ordinary Course	A-19
3.11	Absence of Undisclosed Liabilities	A-20
3.12	Complete Disclosure	A-20
3.13	Certain Agreements	A-20
3.14	Employee Benefit Plans	A-20
3.15	Employee Matters	A-21
3.16	Major Contracts	A-22
3.17	Oil and Gas Operations	A-22
3.18	Taxes	A-22
3.19	Intellectual Property	A-23
3.20	No Governmental Regulation	A-24
3.21	Restrictions on Business Activities	A-24
3.22	Title to Properties	A-24
3.23	Environmental Matters	A-25
3.24	Insurance	A-26
3.25	Registration Statement; Proxy Statement	A-26
3.26	Disclosure Controls and Procedures	A-27
3.27	Opinion of Financial Advisor	A-27
3.28	Board Approval	A-27
3.29	Vote Required	A-27

A-i

A-ii

LIST OF EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Articles of Merger
Exhibit C	Statement of Non-U.S. Real Property Holding Company Status
Exhibit D-1	Officer’s Certificates for Parent and Merger Sub
Exhibit D-2	Secretary’s Certificate for Parent and Merger Sub
Exhibit E-1	Officer’s Certificate for Company
Exhibit E-2	Secretary’s Certificate for Company
Exhibit F	Form of Lock-Up Agreement

LIST OF SCHEDULES

Schedule 1	Company Disclosure Schedule
Schedule 2	List of Company Warrant Holders
Schedule 3	Parent Disclosure Schedule
Schedule 4	Working Capital Calculation

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 30, 2009, by and among Double Eagle Petroleum Co., a Maryland corporation (“Parent”), DBLE Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Petrosearch Energy Corporation, a Nevada corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

A. The respective Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of their respective entities and stockholders that Parent acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”).

B. The Boards of Directors of each of Parent, Merger Sub and the Company have approved the Merger, this Agreement and the transactions contemplated hereby.

C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company, including without limitation, the Common Stock, the Series A 8% Convertible Preferred Stock and the Series B Convertible Preferred Stock of the Company (collectively, “Company Capital Stock”), shall be converted into the right to receive shares of Common Stock of Parent, with a par value of $0.10 per share (“Parent Common Stock”).

D. As an inducement to Parent and Merger Sub to enter into this Agreement, certain officers and directors of the Company have concurrently herewith entered into Voting Agreements with Parent in substantially the form attached hereto as Exhibit A (“Voting Agreements”) pursuant to which, among other things, such officers and directors will agree to vote the shares of Company Capital Stock owned by them in favor of the Merger.

E. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE 1.

REFERENCES AND DEFINITIONS

1.1  References and Titles.

References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this Subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing party shall mean that Responsible Officers of such party, individually or collectively, either (i) know that the matter being represented and warranted is true and accurate or (ii) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.

1.2  Definitions.

As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Accounts” has the meaning ascribed to it in Section 3.6(b).

“Acquisition Proposal” means any contract, proposal, offer or other indication of interest (whether or not in writing and whether or not delivered to the stockholders of the Company) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any Business Combination directly or indirectly involving the Company or the Company Subsidiaries, (b) the acquisition in any manner, directly or indirectly, of any business or group of assets that generates 10% or more of the Company’s consolidated net revenues, net income or stockholders’ equity, or assets representing 10% or more of the book value of the assets of the Target Companies, taken as a whole, or any license, lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions, or (c) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 10% or more of the shares of the Company Common Stock, whether in a single transaction or a series of related transactions.

“Action or Proceeding” means any action, suit, complaint, petition, claim, investigation, proceeding, arbitration, litigation or Governmental Entity investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, executive officer, or manager of such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Aggregate Cash Consideration” has the meaning ascribed to it in Section 2.6(a)(ii).

“Aggregate Consideration” means the sum of the (a) Aggregate Fractional Share Cash Amount; plus (b) the Aggregate Stock Consideration, or if applicable, the Aggregate Stock Consideration as Adjusted for Parent Stock Price, or if applicable, the Aggregate Stock Consideration as Adjusted for Working Capital Shortfall; plus (c) any Aggregate Cash Consideration.

“Aggregate Fractional Share Cash Amount” means the total amount of cash payable by Parent to all stockholders of the Company in lieu of fractional shares of Parent Common Stock.

“Aggregate Stock Consideration” has the meaning ascribed to it in Section 2.6(a)(i).

“Aggregate Stock Consideration as Adjusted for Parent Stock Price” has the meaning ascribed to it in Section 2.6(a)(i).

“Aggregate Stock Consideration as Adjusted for Working Capital Shortfall” has the meaning ascribed to it in Section 2.6(a)(iii).

“Agreement” means this Agreement and Plan of Merger, the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule and any other Schedules attached hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Articles of Merger” has the meaning ascribed to it in Section 2.2.

“Approval” means any approval, authorization, consent, permit, franchise, grant, license, easement, certificate, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assumed Warrants” has the meaning ascribed to it in Section 2.6(e).

“Book-Entry Shares” has the meaning ascribed to it in Section 2.8(b).

“Books and Records” means, in the case of any Person, all files, documents, instruments, papers, books and records relating to the business of such Person, including financial statements, internal reports, Tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business Combination” means, with respect to any Person, (a) any merger, consolidation or other business combination to which such Person is a party; (b) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person whether outstanding or newly, issued; (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction; (d) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person; or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, with respect to any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Colorado are authorized or obligated to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended, and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Certificates” has the meaning ascribed to it in Section 2.8(b).

“Closing” means the closing of the transactions contemplated by Section 2.2.

“Closing Date” has the meaning ascribed to it in Section 2.2.

“COBRA” has the meaning ascribed to it in Section 3.14(d).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Affiliate(s)” has the meaning ascribed to it in Section 6.10.

“Company Capital Stock” means the Company Common Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock and any other class or series of capital stock of the Company.

“Company Charter Documents” has the meaning ascribed to it in Section 6.2(a).

“Company Common Stock” has the meaning ascribed to it in Section 3.2(a)(ii).

“Company Contract” has the meaning ascribed to it in Section 3.16.

“Company Disclosure Schedule” has the meaning ascribed to it in the forepart of Article 3.

“Company Employee Plans” has the meaning ascribed to it in Section 3.14(a).

“Company Financial Statements” means the audited consolidated financial statements of the Company and its subsidiaries (including the related notes) included (or incorporated by reference) in the Company’s Annual Report on Form 10-K for the years ended December 31, 2007 and December 31, 2008, in each case as filed with the SEC.

“Company Preferred Stock” has the meaning ascribed to it in Section 3.2(a)(i).

“Company Proposal” has the meaning ascribed to it in Section 6.2(b).

“Company Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of any of the Target Companies.

“Company Reserve Report” means the reserve report as of December 31, 2008, prepared by the Company, as audited by Ryder Scott Company, Petroleum Consultants, and made available to Parent.

“Company Returns” has the meaning ascribed to it in Section 3.18.

“Company SEC Documents” has the meaning ascribed to it in Section 3.5.

“Company Series A Preferred Stock” has the meaning ascribed to it in Section 3.2(a)(i).

“Company Series B Preferred Stock” has the meaning ascribed to it in Section 3.2(a)(i).

“Company Stockholders’ Meeting” has the meaning ascribed to it in Section 3.25.

“Company Warrants” means all warrants to purchase Company Capital Stock listed on Schedule 2.

“Company Warrant Common Stock” has the meaning ascribed to it in Section 2.6(a)(i).

“Confidentiality Agreement” has the meaning ascribed to it in Section 6.4.

“Defensible Title” means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Liens, free and clear of all Liens, claims, infringements, burdens and other defects.

“Effective Time” has the meaning ascribed to it in Section 2.2.

“Environmental Law” means any Law relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas; provided, however, that the term Environmental Law shall not include any Laws relating to plugging and abandonment obligations and liabilities. The term “Environmental Law” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., RCRA, the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, and any state, county, or local regulations similar thereto.

“ERISA” has the meaning ascribed to it in Section 3.14(a).

“ERISA Affiliate” has the meaning ascribed to it in Section 3.14(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Exchange Agent” means Parent’s transfer agent for its common stock or such other institution as designated by Parent.

“Exchange Ratio” has the meaning ascribed to it in Section 2.6(a)(i).

“Final Working Capital” has the meaning ascribed to it in Section 6.17.

“Final Working Capital Shortfall” means the positive difference, if any, between $8,750,000 minus the Final Working Capital.

“Financial Statement Date” has the meaning ascribed to it in Section 3.22(d).

“Fractional Share Cash Amount” has the meaning ascribed to it in Section 2.6(b).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Action” means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit, franchise or other requirement of, to or with any Governmental Entity.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the Financial Industry Regulatory Authority, Inc.

“Government Licenses” has the meaning ascribed to it in Section 3.7.

“Hazardous Materials” means any substance: (a) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; (b) that is or becomes defined as “hazardous waste,” “hazardous substance,” pollutant or contaminant under any federal, state or local statute, regulation, ordinance, rule, directive or order or any amendments thereto including, without limitation, CERCLA (42 U.S.C. Section 9601 et seq.) and/or the Resource Conservation and Recovery Act (41 U.S.C. Section 6901 et seq.); (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Entity, agency, department, commission, board or instrumentality of the United States, the State of Texas or any political subdivision thereof; (d) that contains gasoline, diesel fuel or other petroleum hydrocarbons, or any fraction or byproducts thereof; (e) that contains polychlorinated biphenyls (PCBs), friable asbestos or urea formaldehyde foam insulation; (f) radon gas; (g) any chemical, material, waste or substance regulated by any Governmental Entity under Environmental Law; (h) any radioactive material, excluding any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Parties” shall have the meaning ascribed to it in Section 6.11(a).

“Independent Accountants” shall have the meaning ascribed to it in Section 6.17.

“Intellectual Property” shall have the meaning ascribed to it in Section 3.19.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including without limitation any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Material Adverse Effect” means:

(a) when used with respect to the Company, a result or consequence that would (i) materially adversely affect the financial condition, results of operations, business, properties or prospects of the Company and its Subsidiaries (taken as a whole), or (ii) materially impair the ability of the Company and its Subsidiaries (taken as a whole) to own, hold, develop and operate their assets; provided, however, that a Material Adverse Effect shall not include any effect or change that arises by one or more of: (A) the determination that any wells drilled in the ordinary course of business are or are deemed to be non-commercial, (B) the determination that any wells perform or are performing below forecast, (C) any deferral of production resumption or contracting activities in the ordinary course of business or due to weather related events, (D) production from existing wells being below production reflected in reserve estimates, (E) labor shortages in the specialized areas necessary to the respective industry, (F) any adverse effect or losses resulting from any hedging transactions, (G) changes to economic, political or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect the Company, (H) the occurrence of natural disasters of any type, (I) changes in market prices, both domestically and globally, for any carbon-based energy product and any write-down for accounting purposes of oil and gas reserves as a result of a “ceiling test” or property impairment to the extent but only to the extent such write-down or property impairment is directly attributable to changes in market prices of oil or gas, (J) the announcement or pendency of this Agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Parent is the prospective owner of the Company, including any Action or Proceeding arising from any of the foregoing, (K) the existence or occurrence of war, acts of war, terrorism or similar hostilities, (L) changes in Laws of general applicability or interpretations thereof by courts or Governmental Entities, or (M) changes in the market price of either Parent Common Stock or Company Common Stock (but not any change underlying such changes in price to the extent such change would otherwise constitute a Material Adverse Effect).

(b) when used with respect to Parent, a result or consequence that would (i) materially adversely affect the financial condition, results of operations, business, properties or prospects of the Parent and its Subsidiaries (taken as a whole), or (ii) materially impair the ability of the Parent and its Subsidiaries (taken as a whole) to own, hold, develop and operate their assets; provided, however, that a Material Adverse Effect shall not include any effect or change that arises by one or more of: (A) the determination that any wells drilled in the ordinary course of business are or are deemed to be non-commercial, (B) the determination that any wells perform or are performing below forecast,

(C) any deferral of production resumption or contracting activities in the ordinary course of business or due to weather related events, (D) production from existing wells being below production reflected in reserve estimates, (E) labor shortages in the specialized areas necessary to the respective industry, (F) any adverse effect or losses resulting from any hedging transactions, (G) changes to economic, political or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect Parent, (H) the occurrence of natural disasters of any type, (I) changes in market prices, both domestically and globally, for any carbon-based energy product and any write-down for accounting purposes of oil and gas reserves as a result of a “ceiling test” or property impairment to the extent but only to the extent such write-down or property impairment is directly attributable to changes in market prices of oil or gas, (J) the announcement or pendency of this Agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Parent is the prospective owner of the Company, including any Action or Proceeding arising from any of the foregoing, (K) the existence or occurrence of war, acts of war, terrorism or similar hostilities, (L) changes in Laws of general applicability or interpretations thereof by courts or Governmental Entities, or (M) changes in the market price of either Parent Common Stock or Company Common Stock (but not any change underlying such changes in price to the extent such change would otherwise constitute a Material Adverse Effect).

“Merger” has the meaning ascribed to it in the recitals to this Agreement.

“Merger Sub” has the meaning ascribed to it in the forepart of this Agreement.

“NRS” means the Nevada Revised Statutes and all amendments and additions thereto.

“Notice of Objection” has the meaning ascribed to it in Section 6.17.

“Oil and Gas” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Oil and Gas and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, mineral fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to the “Oil and Gas Interests of the Company” or “Company’s Oil and Gas Interests” mean the collective Oil and Gas Interests of the Company and its Subsidiaries. References in this Agreement to the “Oil and Gas Interests of Parent” or “Parent’s Oil and Gas Interests” mean the collective Oil and Gas Interests of the Parent and its Subsidiaries.

“Operated Oil and Gas Interests” has the meaning ascribed to it in Section 3.7.

“Option” means any security, right, subscription, warrant, option, “phantom” stock right or other contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of any Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of any Person; or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of any Person, including any rights to participate in the equity, income or election of directors or officers of any Person.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity or regulatory authority (in each such case whether preliminary or final).

“Other Filings” has the meaning ascribed to it in Section 6.1(a).

“Ownership Interests” means, as applicable: (a) the ownership interests of the Company in its proved properties, as set forth in the Company Reserve Report; or (b) the ownership interests of Parent in its proved properties, as set forth in the Parent Reserve Report.

“Parent” has the meaning ascribed to it in the forepart of this Agreement.

“Parent Bank Credit Agreement” means the Credit Agreement, dated as of February 26, 2009, among Parent and the other Borrowers identified therein, and Bank of Oklahoma, N.A., et. al., as lenders.

“Parent Closing Stock Price” means the average VWAP of the Parent Common Stock over the 20 trading days ending on the third trading day preceding the Closing Date.

“Parent Common Stock” has the meaning ascribed to it in Recital C.

“Parent Companies” means Parent and each of the Parent’s Subsidiaries.

“Parent Disclosure Schedule” has the meaning ascribed to it in the forepart of the Article 4.

“Parent Financial Statements” means the audited consolidated financial statements of Parent and its subsidiaries (including the related notes) included (or incorporated by reference) in Parent’s Annual Report on Form 10-K for the years ended December 31, 2007 and December 31, 2008, in each case as filed with the SEC.

“Parent Reserve Report” means the reserve report as of December 31, 2008 prepared by Parent as audited by Netherland, Sewell & Associates, Inc. and provided to the Company.

“Parent Returns” has the meaning ascribed to it in Section 4.13.

“Parent SEC Documents” has the meaning ascribed to it in Section 4.3.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“Permit” means any license, permit, franchise or authorization.

“Permitted Liens” means: (a) statutory Liens for Taxes, assessments or other governmental charges or levies (i) which are not yet delinquent or (ii) which are being contested in good faith and adequate reserves have been maintained as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the applicable Company Disclosure Schedule; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators, in each case only to the extent arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Oil and Gas properties and related facilities and assets for sums not yet due or being contested in good faith and adequate reserves have been maintained as may be required by or consistent with GAAP; (c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than ERISA) that would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Target Companies; (d) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not, in any case (i) materially impairing the value of the assets of any of the Target Companies, (ii) interfering with the ordinary conduct of the business of any of the Target Companies, or rights to any of their assets or (iii) increasing the working interest

(without a corresponding increase in net revenue interest) or decreasing the net revenue interest of the Target Companies reflected in their respective Ownership Interests; (f) Liens created or arising by operation of law to secure a party’s obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farm-out, carried working interest, joint operating, unitization, royalty, overriding royalty, net profit interests, sales, area of mutual interest and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business, provided the effect thereof of any of such in existence on the working and net revenue interests of the Target Companies has been properly reflected in their respective Ownership Interests; (i) Liens arising under or created pursuant to the any Company Bank Credit Agreement, as applicable; (j) Liens described on the Company Disclosure Schedule; and (k) minor defects and irregularities in title of any property, so long as such defects and irregularities that do not (i) increase the working interest (without a corresponding increase in net revenue interest) or decrease the net revenue interest of the Target Companies that are reflected in their respective Ownership Interests, (ii) materially impair the value of any of the assets of the Target Companies, or (iii) interfere with the ordinary conduct of the business of any of the Target Companies or rights to any of their assets.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

“Pre-Closing Working Capital” has the meaning ascribed to it in Section 6.17.

“Pre-Closing Working Capital Statement” has the meaning ascribed to it in Section 6.17.

“Proxy Statement/Prospectus” has the meaning ascribed to it in Section 3.25.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq., as amended, and any regulations promulgated thereunder.

“Registration Statement” has the meaning ascribed to it in Section 3.25.

“Remaining Government Licenses” has the meaning ascribed to it in Section 3.7.

“Required Company Vote” means approval of the Company Proposal by the affirmative vote of a majority of the holders of the Company’s capital stock.

“Responsible Officers” means (a) for the Company, Richard Dole, David J. Collins and Wayne Beninger; and (b) for Parent, Richard Dole, Kurtis Hooley and D. Steven Degenfelder.

“Review Period” has the meaning ascribed to it in Section 6.17.

“SEC” means the Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Subsidiary” means any Person in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party for at least a majority of the voting power of the Company’s then outstanding equity securities or all or substantially all of the assets of the Target Companies, taken as a whole, if the Board of Directors of the Company determines in good faith (based on, among other things, the advice of its independent financial advisors and after consultation with outside counsel, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal) that such Acquisition Proposal (a) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Company Common Stock than the transactions contemplated by this Agreement (taking into account any amounts payable pursuant to Section 9.2(b) by the Company); (b) contains conditions which are all reasonably capable of being satisfied in a timely manner; and (c) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed.

“Surviving Corporation” has the meaning ascribed to it in Section 2.1.

“Target Companies” means the Company and each of the Company’s Subsidiaries.

“Tax” or “Taxes” or “Taxable” each has the meaning ascribed to it in Section 3.18.

“Tax Authority” has the meaning ascribed to it in Section 3.18.

“Third-Party Consent” means the consent or approval of any Person other than the Target Companies, any of the Parent Companies or any Governmental Entity.

“Third Party Expenses” has the meaning ascribed to it in Section 6.5.

“Voting Agreements” has the meaning ascribed to it in Recital D.

“VWAP” means for a share of Parent Common Stock as of any date, the dollar volume-weighted average price for the Parent Common Stock on the NASDAQ Stock Market during the period beginning at 9:30:01 a.m., New York City time (or such other time as the NASDAQ Stock Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the NASDAQ Stock Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume/weighted average price of the Parent Common Stock in the over-the-counter market on the electronic bulletin board for the Parent Common Stock during the period beginning at 9:30:01 a.m., New York City time (or such other time as the NASDAQ Stock Market publicly announces is the official open of trading) and ending at 4:00:00 p.m., New York City time (or such other time as the NASDAQ Stock Market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar/volume weighted average price is reported for the Parent Common Stock by Bloomberg for such hours, the average of the highest closing bid prices and the lowest closing ask prices of each of the market makers for the Parent Common Stock as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Working Capital” as of any date means, on a consolidated basis, the Company’s current assets minus current liabilities, and shall be calculated in accordance with the formula set forth on Schedule 4 attached hereto.

“Working Capital Adjustment” has the meaning ascribed to it in Section 6.17.

ARTICLE 2.

THE MERGER

2.1  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the NRS, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent. The Company, following the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2  Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Article 7, at the offices of Patton Boggs LLP,

1801 California Street, Suite 4900, Denver, Colorado 80202, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger (or like instrument) in substantially the form attached hereto as Exhibit B (the “Articles of Merger”) with the Secretary of State of Nevada in accordance with the relevant provisions of applicable Law (the date and time of acceptance by the Secretary of State of the State of Nevada or such later date and time agreed to in writing by the parties being referred to herein as the “Effective Time”).

2.3  Effect of the Merger on Constituent Corporations.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS, this Agreement and the Articles of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4  Articles of Incorporation and Bylaws of Surviving Corporation.

(a) At the Effective Time, the form of Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Corporation until thereafter amended, as provided by applicable Law and such Articles of Incorporation and the Bylaws of the Surviving Corporation; provided, however, that Article I of the amended and restated Articles of Incorporation of the Surviving Corporation shall read in its entirety as follows: “The name of the Corporation is Petrosearch Energy Corporation”.

(b) The form of Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended as provided by such Bylaws, the Articles of Incorporation and applicable Law.

2.5  Directors and Officers of Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The directors of the Company shall each resign effective immediately prior to the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation. The officers of the Company shall each resign effective immediately prior to the Effective Time.

2.6  Maximum Number of Shares of Parent Common Stock to be Issued; Contingent Cash Consideration; Fractional Shares; Effect on Outstanding Securities of the Company, Merger Sub.  The consideration to be paid by Parent in connection with the Merger shall be the Aggregate Consideration. On the terms and subject to the conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, the Company or the holder of any shares of the Company Capital Stock or Company Warrants, the following shall occur:

(a) Conversion of Company Capital Stock and Contingent Cash Consideration.

(i) Stock Consideration.  At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 2.6(c)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio. The “Exchange Ratio” shall be equal to the quotient of: (A) the Aggregate Stock Consideration (as defined below) or, if applicable, the Aggregate Stock Consideration as Adjusted for Parent Stock Price (as defined below), or, if applicable, the Aggregate Stock Consideration as Adjusted for Working Capital Shortfall (as defined below), divided by (B) the sum of (I) the issued and outstanding Company Common Stock as of March 30, 2009 (41,340,584 shares), (II) the issued and outstanding Series A Preferred Stock, on an as converted basis (31,974 shares), (III) the issued and outstanding Series B Preferred Stock, on an as converted basis (20,093 shares), and (D) shares of Company Common Stock issuable upon exercise of any Company Warrants outstanding as of the Closing Date (the “Company Warrant Common Stock”); provided, however, only the shares of Company Warrant Common Stock that exceed 750,000 shares of Company Common Stock as of the Closing Date shall be included in the calculation. For purposes of this Agreement, the “Aggregate Stock Consideration” means 1,792,741 shares of Parent Common Stock; provided, however, if the Parent Closing Stock Price is greater than $6.25, then the Aggregate Stock Consideration shall be adjusted to equal $11,000,000 divided by the Parent Closing Stock Price (the “Aggregate Stock Consideration as Adjusted for Parent Stock Price”). In no event shall the Aggregate Stock Consideration as Adjusted for Parent Stock Price be less than 1,100,000 shares of Parent Common Stock.

(ii) Cash Consideration.  At the Effective Time, if the Parent Closing Stock Price is below $4.75 per share, an aggregate cash payment, in addition to the Aggregate Stock Consideration payable pursuant to Section 2.6(a)(i), will be made to the holders of Company Common Stock receiving Parent Common Stock equal to (A) $4.75 minus the greater of (I) the Parent Closing Stock Price or (II) $4.00, multiplied (B) by the Aggregate Stock Consideration (the “Aggregate Cash Consideration”). If Parent is required to pay any Aggregate Cash Consideration, then each holder of Company Common Stock shall be entitled to receive a portion of the Aggregate Cash Consideration equal to (X) the number of shares of Parent Common Stock that the holder of Company Common Stock is entitled to receive under Section 2.6(a)(i), multiplied by (Y) $4.75 less the greater of (I) the Parent Closing Stock Price or (II) $4.00.

(iii) Adjustment to Consideration for Final Working Capital Shortfall.  In the event that there is a Final Working Capital Shortfall, an adjustment equal to the Final Working Capital Shortfall shall be made to the consideration set forth in this Section 2.6 as follows: (A) first as an offset to any Aggregate Cash Consideration set forth in Section 2.6(a)(ii); or (B) if there is no Aggregate Cash Consideration or the Final Working Capital Shortfall is greater than the Aggregate Cash Consideration , then the Aggregate Stock Consideration, or, if applicable, the Aggregate Stock Consideration as Adjusted for Parent Stock Price, shall be adjusted to equal (I) $11,000,000 less the Final Working Capital Shortfall, divided by (II) $11,000,000, and multiplied by (III) the Aggregate Stock Consideration, or if applicable, the Aggregate Stock Consideration as Adjusted for Parent Stock Price (the “Aggregate Stock Consideration as Adjusted for Working Capital Shortfall”).

(b) Fractional Shares.  No fractional shares of Parent Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of Parent Common Stock, cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable. The amount of such adjustment shall be the product of such fraction of a share of Parent Common Stock multiplied by the Parent Closing Stock Price (the “Fractional Share Cash Amount”). No fractional cent shall be payable to any holder of Company Capital Stock, and the cash payable to any such holder shall be rounded down to the nearest cent.

(c) Cancellation of Parent-Owned and Company-Owned Stock.  Each share of Company Capital Stock owned by Parent or the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of Parent, Merger Sub or the Company.

(d) Capital Stock of Merger Sub.  Each share of Common Stock of Merger Sub, par value $0.10 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share of the Surviving Corporation. From and after the Effective Time, each share certificate of Merger Sub theretofore evidencing ownership of any such shares shall continue to evidence ownership of such shares of Common Stock of the Surviving Corporation.

(e) Company Warrants.  At the Effective Time, all Company Warrants that are outstanding as of the Effective Time shall be assumed by Parent (each such Company Warrant an “Assumed Warrant” and collectively the “Assumed Warrants”). Each Assumed Warrant will continue to have, and be subject to, the same terms and conditions of such Assumed Warrant immediately prior to the Effective Time

(including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that (i) each Assumed Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

(f) Additional Adjustments to Exchange Ratio.  The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

2.7  Dissenting Shares.  No stockholders of any Company Capital Stock shall have dissenters’ rights under the NRS (pursuant to the exemption set forth in Section 92A.390 of the NRS), and the Company shall not take any action that would allow the stockholders of any Company Capital Stock to have dissenters’ rights in connection with the Merger.

2.8  Exchange Procedures.

(a) Parent Common Stock; Cash.  On the Closing Date, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article 2: (i) the Aggregate Stock Consideration, or if applicable, the Aggregate Stock Consideration as Adjusted for Parent Stock Price, or if applicable, Aggregate Stock Consideration as Adjusted for Working Capital Shortfall; (ii) the Aggregate Cash Consideration, if any; and (iii) the Aggregate Fractional Share Cash Amount.

(b) Exchange Procedures.  As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates who immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) outstanding shares of Company Capital Stock represented by book-entry (“Book-Entry Shares”) and whose shares were converted into shares of Parent Common Stock pursuant to Section 2.6, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein, which shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, in exchange for certificates or Book-Entry Shares representing shares of Parent Common Stock and the right to receive any Aggregate Cash Consideration plus any cash for fractional shares as provided herein. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a certificate or Book-Entry Shares representing the number of whole shares of Parent Common Stock and any respective pro rata portion of the Aggregate Cash Consideration, if applicable, plus any respective Fractional Share Cash Amount pursuant to Section 2.6 to which such holder is entitled pursuant to Section 2.6, and the Certificate or Book-Entry Shares so surrendered shall be canceled. Until surrendered, each outstanding Certificate and each outstanding Book-Entry Share that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the amount of cash and the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted.

(c) Distributions With Respect to Unexchanged Shares of Company Capital Stock.  No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate or such Book-Entry Share shall surrender such Certificate or, if a Book-Entry Share, completed the letter of transmittal to the Exchange Agent in accordance with Section 2.8(b). Subject to applicable Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

(d) Transfers of Ownership.  If any certificate for shares of Parent Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

2.9  No Further Ownership Rights in Company Capital Stock.  All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

2.10  Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue certificates representing such shares of Parent Common Stock in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation shall be fully authorized to take, and shall take all such lawful and necessary action.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, as of the date of this Agreement, except as specifically set forth in the disclosure schedule attached as Schedule 1 hereto (the “Company Disclosure Schedule”):

3.1  Organization, Standing and Power.  Each of the Target Companies is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Each of the Target Companies is qualified to do business as a foreign corporation, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified or in good standing would have a Material Adverse Effect on the Company. The Company has made available to Parent complete and correct copies of each of the Target Companies’ (i) Articles of Incorporation and Bylaws, which Articles of Incorporation and Bylaws are in full force and effect and have not been amended, corrected, restated or superseded in any way; (ii) minutes of all directors’ and stockholders’ meetings, all of which are complete and accurate as of the date hereof; (iii) stock certificate books and all other records of the Target Companies, which collectively correctly set forth the record ownership of all outstanding shares of capital stock and all rights to purchase capital stock of the Target Companies, as applicable; and (iv) form of stock certificates, plans and agreements and rights to purchase shares of capital stock of any Target Company. Each of the Target Companies is not in violation, and has not taken any action in violation, of any provisions of its Articles of Incorporation or Bylaws. Each of the Target Companies is in possession of all Approvals required by applicable Law to be obtained and held by it that are necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted.

3.2  Capital Structure.

(a) The authorized and issued capital stock of the Company consists of:

(i) Preferred Stock.  20,000,000 shares of preferred stock, $1.00 par value, 1,000,000 of which have been designated Series A 8% Convertible Preferred Stock (the “Company Series A Preferred Stock”), and 100,000 of which have been designated as Series B Convertible Preferred Stock (the “Company Series B Preferred Stock”, and together with the Company Series A Preferred Stock, the “Company Preferred Stock”). There are issued and outstanding 207,833 shares of Company Series A Preferred Stock and 43,000 shares of Company Series B Preferred Stock. Each outstanding share of Company Series A Preferred Stock is convertible into 0.1538461 shares of Company Common Stock, and each outstanding share of Company Series B Preferred Stock is convertible into 0.4672897 shares of Company Common Stock.

(ii) Common Stock.  100,000,000 shares of Company Common Stock, $0.001 par value (the “Company Common Stock”), of which, at the date hereof, 41,340,584 shares are issued and outstanding.

(iii) Options.  Except for the Company Warrants, there are no outstanding Options to acquire shares of any Company Capital Stock.

(iv) Warrants.  There are Company Warrants issued and outstanding to acquire 777,380 shares of Company Common Stock. There are no other outstanding Company Warrants to acquire any other Company Capital Stock.

(v) Other Rights.  There are no other outstanding shares of Company Capital Stock or any other right to receive or purchase equity securities or securities convertible, exercisable or exchangeable for equity securities of the Company.

(b) All outstanding shares of Company Capital Stock are, and any shares of Company Capital Stock issuable upon the exercise of any Company Warrants (subject to receipt of the exercise price as provided therein) will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company’s Articles of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company may be bound. All outstanding Company securities have been issued in compliance with applicable federal and state securities Laws. Other than as described herein, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s Capital Stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

(c) Section 3.2(c) of the Company Disclosure Schedule contains a complete and accurate list of the holders of record of outstanding Company Series A Preferred Stock, Company Series B Preferred Stock, Company Warrants, and the number of such securities held by each such holder, including the addresses of such holders. Such Section 3.2(c) of the Company Disclosure Schedule identifies the vesting schedule, applicable legends, exercise price and repurchase rights or other risks of forfeiture of any outstanding security listed therein.

(d) All Company Warrants have been issued in accordance with all federal and state securities Laws. The Company does not have in effect any stock appreciation rights plan and no stock appreciation rights are outstanding. None of the outstanding Company Warrants permit any accelerated vesting or exercisability of those warrants or the shares of Company Common Stock subject to those warrants by reason of the Merger or any other transactions contemplated by this Agreement, and the terms of the outstanding agreements for the Company Warrants each permit the Parent’s assumption of those warrants as warrants to purchase Parent Common Stock as provided in Section 2.6(e) of this Agreement, without the consent or approval of the holders of those warrants, the Company’s stockholders, or otherwise, and without any accelerated vesting of those Company Warrants or the underlying shares. True and complete copies of all agreements and instruments relating to the Company Warrants have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent. No unvested shares of Company Capital Stock shall vest on an accelerated basis by reason of the Merger or any transactions contemplated by this Agreement.

(e) Except for any restrictions imposed by applicable state and federal securities Laws or set forth in Section 3.2(e) of the Company Disclosure Schedule, there is no right of first refusal, co-sale right, right of participation, right of first offer, registration right option or other restriction on transfer applicable to any shares of Company Capital Stock.

(f) The Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.

(g) The holders of Company Capital Stock shall not have any dissenters’ rights in connection with the Merger under the NRS. Neither the Company nor any Company Representative has taken, or will take, any action that would allow any holder of Company Capital Stock to be entitled to dissenters’ rights under the NRS or otherwise in connection with the Merger.

3.3  Subsidiaries.

(a) The Company has no Subsidiaries except for the corporations and entities identified in Section 3.3(a) of the Company Disclosure Schedule.

(b) Neither the Company nor any of its Subsidiaries has agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible into, or exchangeable or exercisable for, any equity or similar interest in, any Person.

3.4  Authority.

(a) Subject only to the requisite approval of the Merger and this Agreement by the stockholders of the Company, the Company has all requisite corporate power and authority to enter into this Agreement, to execute, deliver and perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company’s Board of Directors, and no other action on the part of the Company’s Board of Directors is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution, delivery and performance of this Agreement does not, and the performance and consummation of the transactions contemplated hereby will not, conflict with or result in any material violation of any Law applicable to the Company, its Subsidiaries, its Assets and Properties or its Subsidiaries’ Assets and Properties, or conflict with or result in any conflict with, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a material benefit under, or result in the creation of a Lien on any of the Assets and Properties of the Company or its Subsidiaries pursuant to (i) any provision of the Articles of Incorporation or Bylaws of the Company or its Subsidiaries; or (ii) any Company Contract to which the Company or any of the Company’s Subsidiaries is a party or by which the Company, its Subsidiaries, any of its Assets and Properties or any of its Subsidiaries’ Assets and Properties may be bound or affected.

(c) No Approval is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except the requisite approval of the Merger and this Agreement by the stockholders of the Company and the Approvals set forth in Section 3.4(c) of the Company Disclosure Schedule.

3.5  SEC Documents; Financial Statements; Books and Records.  The Company has filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2007 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of the Target Companies as of their respective dates and the consolidated results of operations, the consolidated cash flows and consolidated changes in stockholders’ equity of the Target Companies for the periods presented therein; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Target Companies have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ham, Langston & Brezina, L.L.P is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company.

3.6  Payables; Receivables.

(a) Section 3.6(a) of the Company Disclosure Schedule sets forth an aging of accounts payable of the Company in the aggregate and by creditor (for the periods 0-30 days, 30-90 days and greater than 90 days, if applicable) as of February 28, 2009.

(b) Section 3.6 (b) of the Company Disclosure Schedule sets forth an aging of accounts receivable of the Company in the aggregate and by debtor (for the periods 0-30 days, 30-90 days and greater than 90 days as of February 28, 2009); provided however, that disclosure of debts owed by any single debtor that, in the aggregate, do not exceed $1,000 need not be included. All accounts and notes receivable (the “Accounts”) reflected on the Company Financial Statements are, taken as a whole, (i) valid, genuine and existing; (ii) subject to no defenses, setoffs or counterclaims; and (iii) current (not more than ninety (90) days past due) and collectable in the ordinary course of business, net of reserves less any applicable trade discounts. Except for Permitted Liens or as set forth in Section 3.6(b) of the Company Disclosure Schedule, no Person has any Lien on such Accounts or any part thereof; no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any of such Accounts; and to the Company’s knowledge, no customer of the Company with an Account balance exceeding $10,000 is involved in voluntary or involuntary bankruptcy proceedings or is otherwise insolvent or has notified the Company that such customer will not pay its Account.

3.7  Compliance with Laws.  Each of the Target Companies is in compliance and has conducted its business and operations, with respect to the Oil and Gas Interests for which any of the Target Companies is the operator (the “Operated Oil and Gas Interests”), so as to comply with all applicable Laws. Each of the Target Companies is in compliance and has conducted its business and operations, other than with respect to the Operated Oil and Gas Interests, so as to comply with all applicable Laws, except where the failure to have so complied or conducted such business would not have a Material Adverse Effect on the Company. There are no Orders (whether rendered by a court or administrative agency or by arbitration) and, to the Company’s knowledge, no basis currently exists for any Orders against the Company, its Subsidiaries, any of its Assets and Properties or any of its Subsidiaries’ Assets and Properties, and none are pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has received any written or oral notice from any Governmental Entity of any violation of Laws that has not been resolved. Each of the Target Companies has all permits, licenses, orders, authorizations, registrations, concessions, certificates, approvals and other instruments of any Governmental Entity (the “Government Licenses”) (each of which is in full force and effect) necessary for the conduct of its Operated Oil and Gas Interests, and each of the Target Companies is in compliance with the terms, condition, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses. Each of the Target Companies has all Government Licenses (each of which is in full force and effect) (the “Remaining Government Licenses”) necessary for the conduct of its business, not including the Operated Oil and Gas Interests, except where the failure to have, or to have maintained in full force and effect, any such Remaining Governmental License would not have a Material Adverse Effect on the Company, and each of the Target Companies is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Remaining Government Licenses, except where the failure to be in compliance would not have a Material Adverse Effect on the Company. Each of the Target Companies has made all filings and registrations and the like necessary or required by Law to be filed by such Target Company to conduct its Operated Oil and Gas Interests. Each of the Target Companies has made all filings and registrations and the like necessary or required by Law to be filed by such Target Company to conduct its business other than its Operated Oil and Gas Interests, except where the failure to have so filed would not have a Material Adverse Effect on the Company. There is not now pending, or, to the Company’s knowledge, is there threatened, any Action or Proceeding against any Target Company before any Governmental Entity with respect to the Government Licenses for the Operated Oil and Gas Interests, nor is there any issued or outstanding written or oral notice, order or complaint with respect to the violation by any Target Company of the terms of any such Government License or any rule or regulation applicable thereto. There is not now pending, or, to the Company’s knowledge, is there threatened, any Action or Proceeding against any Target Company before any Governmental Entity with respect to the Remaining Government Licenses, nor is there any issued or outstanding written or oral notice, order or complaint with respect to the violation by any Target Company of the terms of any Remaining Government License or any rule or regulation applicable thereto, which if resolved adversely to any Target Company would have a Material Adverse Effect on the Company.

3.8  No Defaults.  Neither the Company nor any of its Subsidiaries is, and has not received oral or written notice that it is or would be with the passage of time (x) in violation of any provision of its Articles of Incorporation or Bylaws; or (y) in default or violation of (a) any term, condition or provision of any Order applicable to it, or (b) any term or condition of any agreement, note, mortgage, indenture, contract, lease, instrument, Law or Permit to which it is a party or by which the Company, its Subsidiaries or their respective Assets and Properties may be bound and there does not exist, to the knowledge of the Company, any facts that constitute an event of default on the part of the Company or its Subsidiaries under any of the foregoing.

3.9  Litigation.  There is no Action or Proceeding pending or, to the Company’s knowledge, threatened against the Company, its Subsidiaries, any of the Company or its Subsidiaries’ officers, employees or directors that could have a Material Adverse Effect on the Company. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there is no Action or Proceeding by the Company or its Subsidiaries pending or which the Company or any of its Subsidiaries intends to initiate. The Company has not been advised by its legal counsel that any basis exists for any Action or Proceeding against the Company or any of its officers, employees or directors that could have a Material Adverse Effect on the Company.

3.10  Conduct in the Ordinary Course.  Since December 31, 2008, the Company has conducted its business in the ordinary course and there has not occurred:

(a) Any Material Adverse Effect on the Company not reflected in the Company Financial Statements, including any Liabilities or obligations, other than changes in the ordinary course of business;

(b) Any damage, destruction or loss, whether covered by insurance or not, that individually or in the aggregate would have a Material Adverse Effect on the Company;

(c) Any declaration, setting aside or payment or other distribution in respect of any Company Capital Stock, or, except as set forth in Section 3.10(c) of the Company Disclosure Schedule, any direct or indirect redemption, purchase or other acquisition of any Company Capital Stock by the Company;

(d) Any approval or action to put into effect any general increase in any compensation or benefits payable to any class or group of employees of any Target Company, any increase in the compensation or benefits payable or to become payable by any Target Company to any of its directors, officers or employees or any bonus, service award, percentage compensation or other benefit paid, granted or accrued to or for the benefit of any employee, the adoption of any amendment to the exercisability or vesting of any employee stock warrants or option (including any of the Company Warrants) or the vesting of any unvested shares of Company Common Stock or, except as set forth in Section 3.10(c) of the Company Disclosure Schedule, the authorization of any cash payments in exchange for such options or unvested shares, or the adoption of any other amendment in any employee benefit plan or compensation commitment or any severance agreement or employment contract to which any employee is a party;

(e) Any Lien created or suffered by any Target Company with respect to any of its Assets and Properties, except Permitted Liens;

(f) Any (A) incurrence, assumption or guarantee by any Target Company of any debt for borrowed money other than trade indebtedness incurred in the ordinary course of business consistent with past practice; (B) waiver or compromise by it of a valuable right or of a debt owed to it greater than $10,000; (C) satisfaction or discharge of any Lien or payment of any obligation by it, other than in the ordinary course of business consistent with past practice; (D) issuance or sale of any securities convertible into or exchangeable for debt securities of any Target Company; or (E) issuance or sale of options or other rights to acquire from any Target Company, directly or indirectly, debt securities of any Target Company or any securities convertible into or exchangeable for any such debt securities;

(g) Any entry into, amendment of, relinquishment, termination or nonrenewal by any Target Company of any contract, lease, commitment or other right or obligation other than in the ordinary course of business consistent with past practice and with a contractual value of less than $10,000;

(h) Any transfer or grant of a right of any Target Company’s Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(i) Any resignation or termination of employment of any employee; and, except as set forth in Section 3.10(i) of the Company Disclosure Schedule, the Company does not know of the impending resignation or termination of employment of any such employee;

(j) Any making of any loan, advance or capital contribution to, or investment in, any Person other than advances made in the ordinary course of business consistent with past practice of the Company; or

(k) Any agreement or arrangement made by the Company to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.10 untrue or incorrect as of the date when made.

3.11  Absence of Undisclosed Liabilities.  There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required to be disclosed in a balance sheet (or in the notes thereto) prepared in accordance with GAAP that, individually or in the aggregate have had, or are reasonably likely to have, or result in, a Material Adverse Effect on the Company, other than (a) liabilities disclosed in the Company Financial Statements; and (b) liabilities under this Agreement or disclosed herein.

3.12  Complete Disclosure.  The copies of all instruments, agreements, other documents and written information delivered by the Company or its professional advisors to Parent or its counsel and accountants are and will be complete copies (as contained in the Books and Records) as of the date of delivery thereof.

3.13  Certain Agreements.  Except as set forth on Section 3.13 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

(a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, former employee or service provider of the Company under any Company Employee Plans (defined below in Section 3.14) or otherwise;

(b) materially increase any compensation or other benefits payable under any Company Employee Plans; or

(c) result in the acceleration of the time of payment or vesting of any such benefits including the Company Warrants and any other instrument evidencing capital stock issued to any service provider of the Company. Except as set forth on Section 3.13 of the Company Disclosure Schedule, no payment or benefit that will be made by the Company to any employee prior to, at time of, or after Closing, will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

3.14  Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule lists, with respect to the Company, any Subsidiary of the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to a non-officer employee, loans to officers and directors, (iii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance or termination pay, medical, dental, vision care, disability, sick pay, vacation, holiday or sabbatical pay, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (collectively, the “Company Employee Plans”).

(b) The Company has made available to Parent a copy of each of the Company Employee Plans. The Company has no Company Employee Plans that are subject to ERISA reporting requirements and has no Company Employee Plans that are intended to be qualified under Section 401(a) of the Code.

(c) Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each Subsidiary have performed all obligations required to be performed by them under each Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any Company Employee Plan.

(d) With respect to each Company Employee Plan, the Company and each of its Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

(e) Except as set forth on Section 3.14(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any Company Subsidiary to severance benefits or any other payment, except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting (including any Company Warrant), or increase the amount of compensation due any such employee or service provider. No payment or benefit that will or may be made or provided by the Company to any current or former employee or other service provider of the Company will constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(f) The Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 4.12 of the Code.

(g) No Target Company or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

3.15  Employee Matters.  Each of the Target Companies is in compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Each of the Target Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. None of the Target Companies is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against any Target Company for any amounts under any workers compensation plan or policy or for long term disability. Neither the Company nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no strikes or labor disputes or controversies pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to result in an Action or Proceeding before any agency, court or tribunal, foreign or domestic. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does the Company nor any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees. No employees of the Company have given notice to the Company, nor is the Company otherwise aware, that any such employee intends to terminate his or her employment with the Company, except as disclosed in Section 3.10(i) of the Company Disclosure Schedule.

3.16  Major Contracts.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that (i) is a “material contract” (as described in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference, if so required, in the Company SEC Documents, or (ii) except as disclosed in Section 3.16(a) of the Company Disclosure Schedule, materially restricts the conduct of any line of business by the Company. Each contract, arrangement, commitment or understanding of the type described in clause (i) of this Section 3.16(a), whether or not set forth in the Company Disclosure Schedule or in the Company SEC Documents, is referred to herein as a “Company Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Company Contract).

(b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)); (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; and (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

3.17  Oil and Gas Operations.

(a) All wells included in the Oil and Gas Interests of the Company have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable Laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the Company; and

(b) Proceeds from the sale of Oil and Gas produced from the Company’s Oil and Gas Interests are being received by the Target Companies in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

3.18  Taxes.  Except as otherwise provided for or identified in Section 3.18 of the Company Disclosure Schedule:

All Tax returns, statements, reports and forms (including without limitation estimated Tax returns and reports and information returns and reports) required to be filed with any Tax authority with respect to any taxable period ending on or before the Closing Date, by or on behalf of any of the Target Companies (collectively, the “Company Returns”), have been or will be properly completed and filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Closing Date (other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements) have been or will be paid on or before such date. The Company Financial Statements fully accrue all actual and contingent liabilities for all unpaid Taxes with respect to all periods (or portions of such periods) through December 31, 2008 and the Target Companies have not and will not incur any Tax liability greater than $10,000 more than the amount reflected on the Company Financial Statements (whether or not reflected as payable on any Tax return that has been filed) with respect to such periods (or portions of such periods). The Target Companies have not and will not incur any Tax liability for periods (or portions of periods) after December 31, 2008 through the Closing Date other than in the ordinary course of business. The Target Companies have withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. The Target Companies have not been granted any extension or waiver of the limitations period applicable to any Company Returns. There is no claim, audit, action, suit, proceeding, or investigation now pending or, or to the Company’s knowledge, threatened against or with respect to any Target Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to any Target Company, adversely affect the liability of any Target Company for Taxes. Neither the Company nor any person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to Section 341(f) of the Code. None of the Target Companies is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. There is no agreement, contract or arrangement to which any Target Company is a party that could, individually or collectively, result in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 404 of the Code. None of the Target Companies is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than a Target Company nor does any Target Company owe any amount under any such agreement. The Company has previously provided or made available to Parent true and correct copies of all the Company Returns filed through the date of this Agreement. The Company will make available to Parent all Company Returns filed after the date of this Agreement, all work papers with respect to Company Returns, and all Tax opinions and memoranda with respect to Taxes owed or potentially owed by the Company, all other Tax data and documents reasonably requested by Parent. Except as may be required as a result of the consummation of the transactions set forth herein, none of the Target Companies has been and or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the consummation of the transactions set forth herein. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

3.19  Intellectual Property.  There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property (the “Intellectual Property”) that are necessary for the operation, or continued operation, of the business of Company or any of its Subsidiaries or for the ownership and operation, or continued ownership and operation, of any of their Assets and Properties, for which the Company or any of its Subsidiaries do not hold valid and continuing authority in connection with the use thereof. Except as set forth in Section 3.19 of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries, as presently conducted, do not conflict with, infringe or violate any intellectual property rights of any other Person, except where any such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect on the Company.

3.20  No Governmental Regulation.  Neither the Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities Laws.

3.21  Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon any Target Company or that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of any Target Company, any acquisition of property by any Target Company, or the continuation of the business of any Target Company as currently conducted or as currently proposed to be conducted.

3.22  Title to Properties.

(a) Oil and Gas Interests.  The Company and its Subsidiaries (individually or collectively) have Defensible Title to the Oil and Gas Interests of the Company included or reflected in the Company’s Ownership Interests. Each Oil and Gas Interest included or reflected in the Company’s Ownership Interests entitles the Target Companies (individually or collectively) to receive not less than the undivided net revenue interest set forth in (or derived from) the Ownership Interests of the Company of all Oil and Gas produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest through plugging, abandonment and salvage of such Oil and Gas Interest, that is borne or to be borne by the Target Companies (individually or collectively) is not greater than the undivided working interest set forth in (or derived from) the Company’s Ownership Interests (unless such increase is accompanied by a proportional increase in the associated net revenue interest).

(b) Real Property.  Other than Oil and Gas Interests (to the extent characterized as “real property” under applicable state Law), none of the Target Companies owns any real property.

(c) Leases Schedule.  All of the existing real property leases of the Target Companies (excluding Oil and Gas Interests) are listed in Section 3.22(c) of the Company Disclosure Schedule and have been made available previously to Parent.

(d) Title to Assets.  Except for title to any Intellectual Property, which is covered by Section 3.19 above, and title to Oil and Gas Interests, which is covered in Section 3.22(a) above, each of the Target Companies has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Financial Statements or acquired after the date of the most recent Company Financial Statements (the “Financial Statement Date”) (except properties, interests in properties and assets sold or otherwise disposed of since the Financial Statement Date in the ordinary course of business consistent with past practice), or with respect to leased Assets and Properties (excluding Oil and Gas Interests), free and clear of all Liens of any kind or character, except Permitted Liens.

(e) Tangible Personal Property.  Each of the Target Companies is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal Assets and Property (not including any Oil and Gas Interests) used in the conduct of its business, including all tangible personal Assets and Property (not including any Oil and Gas Interests) reflected on the Company Financial Statements and tangible personal Assets and Property acquired since the Financial Statement Date, other than Assets and Property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal Assets and Property (not including any Oil and Gas Interests) are free and clear of all Liens, except Permitted Liens, and are adequate and suitable in all material respects for the conduct by the Target Companies of their businesses as presently conducted, and are in good working order and condition in all material respects, ordinary wear and tear excepted, and the use of such tangible personal Assets and Property (not including any Oil and Gas Interests) complies in all material respects with all applicable Laws.

3.23  Environmental Matters.  Except as would not be reasonably expected to result in a Material Adverse Effect on the Company:

(a) Each of the Target Companies has conducted its business and operated its Assets and Properties, and is conducting its business and operating its Assets and Properties, in compliance with all Environmental Laws;

(b) None of the Target Companies has been notified orally or in writing by any Governmental Entity or other third party that any of the operations or Oil and Gas Interests of any of the Target Companies is the subject of any investigation or inquiry by any Governmental Entity or other third party that pertain or relate to (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) any Hazardous Material, (ii) violations of any Environmental Law, or (iii) personal injury or property damage claims relating to a release or threatened release of any Hazardous Material;

(c) None of the Target Companies and, to the knowledge of the Company, no other Person has filed any written notice under any federal, state or local Law indicating that (i) any of the Target Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material (including storage or disposal at offsite locations), or (ii) any Hazardous Material is improperly stored or disposed of upon any property currently or formerly owned, leased or operated by any of the Target Companies;

(d) None of the Target Companies has any liability in excess of $50,000 per occurrence or series of related occurrences or $100,000 in the aggregate in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Target Companies, (ii) any obligations under or violations of Environmental Laws, or (iii) the use, release, storage or disposal of any Hazardous Material;

(e) None of the Target Companies has received any oral or written claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Target Companies;

(f) No property now or previously owned, leased or operated by any of the Target Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

(g) To the knowledge of the Company, none of the Target Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or that is the subject of federal, state or local enforcement actions or other investigations that may lead to claims in excess of $1,000,000 per occurrence or series of related occurrences, or $5,000,000 in the aggregate against any of the Target Companies for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h) To the knowledge of the Company, none of the Target Companies owns or operates any underground storage tanks or solid waste storage, treatment and/or disposal facilities;

(i) To the knowledge of the Company, no friable asbestos, asbestos containing materials or polychlorinated biphenyls are present on or at any property or facility owned, leased or operated by any of the Target Companies, other than the gas processing plants and associated gathering systems listed on the Company Disclosure Schedule;

(j) None of the Target Companies is operating, or required to be operating, any of its properties or facilities under any compliance or consent order, decree or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law;

(k) The Company has provided or made available to Parent copies of all environmental audits, assessments and evaluations of any of the Target Companies or any of their Assets or Properties; and

(l) With respect to Permits under Environmental Laws, (i) all such Permits, required to be obtained by any Target Company under Environmental Laws that are necessary to the operations of each of the Target Companies have been obtained and are in full force and effect, and the Company has not been advised by its legal counsel that any basis exists for the revocation or suspension of any such Permits or other Approvals; (ii) to the Company’s knowledge, no Environmental Laws impose any obligation upon Parent or Merger Sub, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Entity of the transfer or any Permit or other Approval that is necessary to the operations of the Target Companies; (iii) all facilities constructed by each Target Company were constructed and have been operated in accordance with the representations and conditions made or set forth in the Permit applications and the Permits for the Target Companies, in each case where a Target Company is the named holder of the Permit; and (iii) each of the Target Companies’ facilities that is operated by a Target Company has at all times been operated in material compliance with such Permits and at the production levels or emission levels specified in such Permits.

3.24  Insurance.  Section 3.24 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of each Target Company, including the amounts of coverage under each such policy and bond of each Target Company. Each policy listed in Section 3.24 of the Company Disclosure Schedule is valid and binding and in full force and effect. The insurance policies listed in Section 3.24 of the Company Disclosure Schedule, (i) in light of the business, operations and Assets and Properties of the Target Companies are, in the reasonable opinion of the Company, in amounts and have coverage that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties; and (ii) are in amounts and have coverage as required by any contract to which any Target Company is a party or by which any of its Assets and Properties is bound. None of the Target Companies has been refused any requested coverage and no material claim made by any Target Company has been denied by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the Target Companies are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is no claim pending or, to the knowledge of the Company, threatened under any such policies or bonds. The Company does not know of any threatened termination of, the invalidation of any coverage of or material premium increase with respect to, any of such policies. The Surviving Corporation shall continue to be entitled to the benefit or each insurance policy or bond upon the consummation of the transactions contemplated hereby.

3.25  Registration Statement; Proxy Statement.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the proxy statement/prospectus to be filed with the SEC by the Company pursuant to Section 6.1(a) hereof (the “Proxy Statement/Prospectus”) will, at the dates mailed to the stockholders of the Company or at the times of the stockholders meeting of the Company (the “Company Stockholders’ Meeting”) in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

3.26  Disclosure Controls and Procedures.  Since January 1, 2007, the Company has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that:

(a) transactions are executed in accordance with management’s general or specific authorizations,

(b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets,

(c) access to assets is permitted only in accordance with management’s general or specific authorization,

(d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences,

(e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and

(f) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company’s disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

3.27  Opinion of Financial Advisor.  The Company has been advised by its financial advisor, Wunderlich Securities, Inc., that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view, a signed copy of which has been, or when available promptly will be, delivered to Parent.

3.28  Board Approval.  The Company’s Board of Directors, at a meeting duly called and held, duly adopted resolutions (a) determining that this Agreement and the transactions contemplated hereby are advisable to, and in the best interests of, the Company and the stockholders of the Company; (b) approving this Agreement and the transactions contemplated hereby; (c) resolving to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company; and (d) directing that the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby be submitted to the Company’s stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

3.29  Vote Required.  The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock and the holders of the Series A Preferred Stock and the Series B Preferred Stock, voting together with the Company Common Stock, are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

3.30  Personnel.  Section 3.30 of the Company Disclosure Schedule lists the names of all current directors, officers and employees of the Company, setting forth the job title of, and salary (including bonuses and commissions) payable to each such Person. Except as set forth in Section 3.30 of the Company Disclosure Schedule, the employment of each of the Company’s employees is “at will.” Other than personnel in discrete field operations related to the Oil and Gas Interests, the Company has no agreement with any independent contractors or consultants. Except as set forth in Section 3.30 of the Company Disclosure Schedule, the Company does not have any obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any of the Company employees under the Company agreement, plan or program as a result of the transactions set forth in this Agreement.

3.31  Third-Party Consents.  Except as set forth under Section 3.31 of the Company Disclosure Schedule, no Approval is needed from any third party in order to effect the Merger or any of the other transactions contemplated hereby or to ensure that the Company’s rights under any contract, license, agreement, permit, approval or other rights remain in full force and effect after the consummation of the transactions contemplated hereby.

3.32  Product Warranties; Defects; Liabilities.  Each product manufactured, sold, licensed, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, if any.

3.33  Related Party Transactions.  No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued but unpaid salary, bonus or travel expenses incurred in the ordinary course of business and consistent with past practice). Except as set forth in Section 3.33 of the Company Disclosure Schedule, to the Company’s knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that the employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. Except as set forth in Section 3.33 of the Company Disclosure Schedule, no member of the immediate family of any officer or director of the Company is directly interested in any material contract or agreement with the Company.

3.34  Brokers or Finders; Professional Fees.  Except as set forth in Section 3.34 of the Company Disclosure Schedule, no agent, broker, investment banker or other Person is, or will be, entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.35  Imbalances.  The Oil and Gas Interests of the Company do not have and are not burdened by an aggregate net overproductive or underproductive imbalance or transportation imbalance, which could reasonably be expected to have a Material Adverse Effect on the Company.

3.36  Preferential Purchase Rights.  None of the Oil and Gas Interests of the Company are subject to any preferential purchase or similar right which would become operative as a result of the transactions contemplated by this Agreement.

3.37  No Tax Partnerships.  The Oil and Gas Interests of the Company are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.

3.38  Royalties.  The Target Companies have paid all royalties, overriding royalties and other burdens on production due by the Target Companies with respect to the Oil and Gas Interests of the Company, the non payment of which could reasonably be expected to have a Material Adverse Effect on the Company.

3.39  Representations Complete.  None of the representations or warranties made by the Company in this Agreement or the agreements contemplated hereby, nor any document, written information, statement, financial statement, schedule (including the Company Disclosure Schedule), certificate (including any stockholder certificate) or exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives to Parent or Merger Sub pursuant hereto or thereto in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that, as of the date of this Agreement, except as set forth in the Parent Disclosure Schedule attached as Schedule 3 (“Parent Disclosure Schedule”):

4.1  Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Parent. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation, or Bylaws or equivalent organizational documents.

4.2  Authority.

(a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming valid execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub.

(b) The execution, delivery and performance of this Agreement does not, and the performance and consummation of the transactions contemplated hereby will not, conflict with or result in any material violation of any Law applicable to Parent, its Subsidiaries, its Assets and Properties or its Subsidiaries’ Assets and Properties, or conflict with or result in any conflict with, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a material benefit under, or result in the creation of a Lien on any of the Assets and Properties of Parent or its Subsidiaries pursuant to (i) any provision of the Articles of Incorporation or Bylaws of Parent or its Subsidiaries; or (ii) the Parent Bank Credit Agreement or any other contract to which Parent or any of Parent’s Subsidiaries is a party or by which Parent, its Subsidiaries, any of its Assets and Properties or any of its Subsidiaries’ Assets and Properties may be bound or affected.

(c) Other than the approval of the Board of Directors of Parent received prior to the execution of this Agreement, no Approval is required to be obtained by Parent in connection with the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby.

4.3  SEC Documents; Financial Statements.  Parent has filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2007 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and the financial statements to be filed by the Parent with the SEC after the date of this Agreement will fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of the Parent Companies as of their respective dates and the consolidated results of operations, the consolidated cash flows and consolidated changes in stockholders’ equity of the Parent Companies for the periods presented therein; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Parent Companies have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Hein + Associates LLP is an independent public accounting firm with respect to the Parent and has not resigned or been dismissed as independent public accountants of the Parent.

4.4  Litigation.  There is no Action or Proceeding pending against Parent or any of its Subsidiaries or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective officers, employees or directors that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement; that could have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement; or that could have a Material Adverse Effect on Parent. There is no judgment, decree or order against Parent or any of its Subsidiaries, or, to the knowledge of Parent, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement; that would have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement; or that could have a Material Adverse Effect on Parent.

4.5  Brokers or Finders; Professional Fees.  Except as set forth in Section 4.5 of the Parent Disclosure Schedule, no agent, broker, investment banker or other firm or Person is, or will be, entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

4.6  Disclosure Controls and Procedures.  Since January 1, 2007, the Parent has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that

(a) transactions are executed in accordance with management’s general or specific authorizations,

(b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets,

(c) access to assets is permitted only in accordance with management’s general or specific authorization,

(d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences,

(e) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and

(f) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent’s disclosure controls and procedures ensure that information required to be disclosed by Parent in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

4.7  No Vote Required.  No vote of the holders of outstanding shares of the Parent Common Stock is necessary in order to approve this Agreement, the Merger and the transactions contemplated hereby, and the approval thereof by the Board of Directors of Parent is the only approval necessary for the Company to enter into this Agreement and undertake the Merger and the transactions contemplated herein.

4.8  Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any Person or incurred, directly or indirectly, any liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.

4.9  Compliance with Laws.  Parent is in compliance and has conducted its business and operations so as to comply with all applicable Laws, except where the failure to have so complied or conducted such business would not have a Material Adverse Effect on Parent. There are no Orders (whether rendered by a court or administrative agency or by arbitration) and, to Parent’s knowledge, no basis currently exists for any Orders against Parent, its Subsidiaries, any of its Assets and Properties or any of its Subsidiaries’ Assets and Properties, and none are pending or, to the knowledge of Parent, threatened, the existence or imposition of which would have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any oral or written notice from any Governmental Entity of any violation of Laws that has not been resolved. Parent has all Government Licenses (each of which is in full force and effect) necessary for the conduct of its business, except where the failure to have, or to have maintained in full force and effect, any such Government License would not have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses, except where the failure to be in compliance would not have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries has made all filings and registrations and the like necessary or required by Law to be filed by Parent or such Subsidiary to conduct its business, except where the failure to have so filed would not have a Material Adverse Effect on Parent. There is not now pending, or, to Parent’s knowledge, is there threatened, any Action or Proceeding against Parent or any of its Subsidiaries before any Governmental Entity with respect to the Government Licenses, nor is there any issued or outstanding written notice, order or complaint with respect to the violation by Parent or any of its Subsidiaries of the terms of any Government License or any rule or regulation applicable thereto, which if resolved adversely to Parent or any such Subsidiary would have a Material Adverse Effect on Parent.

4.10  No Defaults.  Neither Parent nor any of its Subsidiaries is, and has not received oral or written notice that it is or would be with the passage of time (x) in violation of any provision of its Articles of Incorporation or Bylaws; or (y) in default or violation of (a) any term, condition or provision of any Order applicable to it, or (b) any term or condition of any agreement, note, mortgage, indenture, contract, lease, instrument, Law or Permit to which it is a party or by which Parent, its Subsidiaries or its respective Assets and Properties may be bound if such violation or default would cause a Material Adverse Effect on Parent.

4.11  Conduct in the Ordinary Course.  Since December 31, 2008, Parent has conducted its business in the ordinary course and there has not occurred:

(a) Any Material Adverse Effect on Parent not reflected in Parent Financial Statements, including any Liabilities or obligations, other than changes in the ordinary course of business;

(b) Any damage, destruction or loss, whether covered by insurance or not, that individually or in the aggregate would have a Material Adverse Effect on Parent; or

(c) Any agreement or arrangement made by Parent to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 4.10 untrue or incorrect as of the date when made.

4.12  Absence of Undisclosed Liabilities.  There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required to be disclosed in a balance sheet (or in the notes thereto) prepared in accordance with GAAP that, individually or in the aggregate have had, or are reasonably likely to have, or result in, a Material Adverse Effect on Parent, other than (a) liabilities disclosed in the Parent Financial Statements; and (b) liabilities under this Agreement or disclosed herein.

4.13  Taxes.  Except as have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent:

All Tax returns, statements, reports and forms (including without limitation estimated Tax returns and reports and information returns and reports) required to be filed with any Tax authority with respect to any taxable period ending on or before the Closing Date, by or on behalf of any of the Parent Companies (collectively, the “Parent Returns”), have been or will be properly completed and filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Closing Date (other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements) have been or will be paid on or before such date. The audited consolidated financial statements of the Parent Companies of even date with the Company Financial Statements (the “Parent Financial Statements”) fully accrue all actual and contingent liabilities for all unpaid Taxes with respect to all periods (or portions of such periods) through December 31, 2008 and the Parent Companies have not and will not incur any Tax liability materially in excess of the amount reflected on the Parent Financial Statements (whether or not reflected as payable on any Tax return that has been filed) with respect to such periods (or portions of such periods). The Parent Companies have not and will not incur any Tax liability for periods (or portions of periods) after December 31, 2008 through the Closing Date other than in the ordinary course of business. The Parent Companies have withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. The Parent Companies have not been granted any extension or waiver of the limitations period applicable to any Parent Returns. There is no claim, audit, action, suit, proceeding, or investigation now pending or, or to Parent’s knowledge, threatened against or with respect to any Parent Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by Parent, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority. There is no agreement, contract or arrangement to which any Parent Company is a party that could, individually or collectively, result in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 404 of the Code. None of the Parent Companies is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than a Parent Company nor does any Parent Company owe any amount under any such agreement. The Parent has previously provided or made available to Company true and correct copies of all the Parent Returns filed through the date of this Agreement. The Parent will make available to Company all Parent Returns filed after the date of this Agreement, all work papers with respect to Parent Returns, and all Tax opinions and memoranda with respect to Taxes owed or potentially owed by the Parent, all other Tax data and documents reasonably requested by the Company. Except as may be required as a result of the consummation of the transactions set forth herein, none of the Parent Companies has been and or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the consummation of the transactions set forth herein.

ARTICLE 5.

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1  Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Company agrees (unless Parent shall give its prior consent in writing) to carry on its business in the ordinary course consistent with past practice, to pay its Liabilities and Taxes when due consistent with the Company’s past practices, to pay or perform other obligations when due consistent with the Company’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to use its reasonable commercial efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its present relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, none of the Target Companies shall, without the prior written consent of Parent, take, or agree in writing or otherwise to take, any of the following actions:

(a) (i) amend its Articles of Incorporation, Bylaws or other organizational documents; (ii) adjust, split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities (other than shares of Company Common Stock issued pursuant to the exercise of any Company Warrants outstanding on the date of this Agreement); (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests; (vi) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person (other than the Merger); (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(b) (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business); (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Oil and Gas Interests of the Company, or any other assets that have an aggregate value in excess of $50,000 at the time of such sale, lease, sublease, transfer or disposition (except that this clause shall not apply to the sale of Oil and Gas in the ordinary course of business); (iii) farm-out any Oil and Gas Interest of the Company or interest therein; (iv) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities or equity interest in any Company Subsidiary); (v) make any loans, advances or capital contributions to, or investments in, any Person (other than advances in the ordinary course of business); (vi) enter into any Company Contract or any other agreement not terminable by any of the Target Companies upon notice of 90 days or less and without penalty or other obligation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(c) (i) incur any indebtedness for borrowed money; (ii) make any capital expenditure in excess of $10,000 for any individual item or $50,000 in the aggregate, except if the expenditure relates to a currently existing obligation of the Company or any of its Subsidiaries (all of which are disclosed in Section 3.3(a) of the Disclosure Schedule) or is necessary to protect human life, property or the environment in the event of an emergency; (iii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(d) knowingly engage in any practice, knowingly take any action or knowingly permit by inaction any of the representation and warranties contained in Article 3 to become untrue;

(e) voluntarily resign, transfer or otherwise relinquish any right it has as of the date of this Agreement, as operator of any Oil and Gas Interest of the Company, except as required by Law, regulation or contract.

(f) (i) enter into, or otherwise become liable or obligated under or pursuant to: (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, termination or similar agreement with any Person; (ii) amend or extend any such plan, arrangement or agreement referred to in clauses (1), (2) or (3) of clause (i);

(iii) except for payments made pursuant to any agreement or arrangement described in the Company Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof) to, or forgive any indebtedness of, any employee or consultant of any of the Target Companies; or (iv) enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

(g) Create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Liens.

(h) The Target Companies will (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in the Company Disclosure Schedules; (iii) pay all Taxes, assessment and other governmental charges imposed upon any of their Assets or Properties or with respect to their business, income or assets before any penalty or interest accrues thereon; (iv) pay all material claims (including claims for labor, services, materials and supplies) that have become due and payable and that by Law have or may become a Lien upon any of the Assets or Properties prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; (v)comply in all material respects with the requirements of all applicable Laws and orders of any Governmental Entity, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Company Contracts, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, that the Company will not be in violation of this Section 5.1(h) if any of the Target Companies incurs obligations for penalties and interest in connection with gross production Tax reporting in the ordinary course of business; and provided further, however, that the Target Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable Law or order or any Company Contract if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP.

(i) The Target Companies will at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement, except where the failure to do so would not have a Material Adverse Effect on the Company.

(j) The Target Companies will operate, maintain and otherwise deal with the Oil and Gas Interests of the Company in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable Laws.

5.2  No Solicitation.

(a) From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article 9, except as specifically permitted in Section 5.2(c), Section 5.2(e) or Section 5.2(f)(ii), the Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or the Company Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any information or data relating to the Company or any of the Company Subsidiaries to, or in response to a request therefor, give access to the properties, assets or the books and records of the Company or the Company Subsidiaries to, any Person that has made or, to the knowledge of the Company, may be considering making any Acquisition Proposal or otherwise in connection with an Acquisition Proposal; (iii) grant any waiver or release under any standstill or similar contract with respect to any Company Common Stock or any properties or assets of the Company or the Company Subsidiaries; (iv) approve, endorse or recommend any Acquisition Proposal; (v) enter into any agreement in principle, arrangement, understanding or contract relating to any Acquisition Proposal; or (vi) take any action to exempt or make not subject to any state takeover statute or state Law that purports to limit or restrict Business Combinations or the ability to acquire or vote shares, any Person (other than Parent and the Parent Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(b) Except as specifically permitted in Section 5.2(c) and Section 5.2(d), the Company shall, and shall cause each of the Company Subsidiaries and instruct the Company Representatives to, immediately cease any existing solicitations, discussions, negotiations or other activity with any Person being conducted with respect to any Acquisition Proposal on the date hereof. The Company shall promptly inform the Company Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of the Company’s obligations under this Section 5.2.

(c) Notwithstanding anything in this Section 5.2 or elsewhere in this Agreement to the contrary, prior to obtaining the Required Company Vote, nothing in this Agreement shall prevent the Company or its Board of Directors from:

(i) after the date of this Agreement, engaging in discussions or negotiations with, or furnishing or disclosing any information or data relating to, the Company or any of the Company Subsidiaries or, in response to a request therefor, giving access to the properties, assets or the books and records of the Company or any of the Company Subsidiaries to, any Person who has made a bona fide written and unsolicited Acquisition Proposal after the date hereof if the Company’s Board of Directors determines that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, but only so long as (x) the Company’s Board of Directors has acted in good faith and determined (A) after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the Company and the stockholders of the Company under applicable Laws; and (y) the Company (A) enters into a confidentiality agreement with such Person on terms and conditions no more favorable to such Person than those contained in the Confidentiality Agreement and (B) has previously disclosed or concurrently discloses or makes available the same information to Parent as it makes available to such Person in accordance with Section 5.2(d); and

(ii) subject to compliance with Section 5.2(c)(i), entering into a definitive agreement with respect to a Superior Proposal (and taking any action under any state takeover Law in connection with such Superior Proposal), but only so long as the Company’s Board of Directors, acting in good faith has (I) approved such definitive agreement, (II) determined, after consultation with its financial advisors, that such bona fide written and unsolicited Acquisition Proposal constitutes a Superior Proposal, and (III) determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the Company and the stockholders of the Company under applicable Laws, and (B) the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Sections 9.1(g) and 9.2(b).

(d) If the Company or any of the Company Subsidiaries or the Company Representatives receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal involving the Company and the Company is permitted to provide such Person with information pursuant to this Section 5.2, the Company will provide to Parent a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Parent a list of, and copies of, the information provided to such Person concurrently with its delivery to such Person and promptly provide Parent with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Parent.

(e) The Board of Directors of the Company shall not (i) approve, endorse or recommend, or propose to approve, endorse or recommend, any Superior Proposal or (ii) enter into any agreement in principle or understanding or a contract relating to a Superior Proposal, unless the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Sections 9.1(g) and 9.2(b).

(f) Notwithstanding anything to the contrary in this Section 5.2 or elsewhere in this Agreement, (i) the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) the Board of Directors of the Company may withdraw, modify or amend its recommendation of the Merger and this Agreement by the Board of Directors of the Company at any time if it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the Company and the stockholders of the Company under applicable Laws, and (iii) the Board of Directors of the Company may take any action described in Section 5.2(a)(iii) or (vi) if it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the Company and the stockholders of the Company under applicable Laws.

ARTICLE 6.

ADDITIONAL AGREEMENTS

6.1  Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

(a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare, and file with the SEC, the Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus shall be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Registration Statement. Each of the Company and Parent shall respond to any comments of the SEC, and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related Laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). Each of the Company and Parent shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of the Company and Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.1(a) to comply in all material respects with all applicable requirements of Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

(b) The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of adoption and approval of this Agreement and approval of the Merger (subject to the terms of Section 6.2 hereof).

6.2  Meeting of Company Stockholders.

(a) Promptly after the date hereof, the Company shall take all action necessary in accordance with the NRS and the Company’s Articles of Incorporation, as may be amended, and Bylaws, as may be amended (the “Company Charter Documents”) to convene the Company Stockholders’ Meeting to be held as promptly as practicable, for the purpose of voting upon this Agreement and the Merger. Subject to the terms of Section 6.2(c) hereof, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NRS to be obtained. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders’ Meeting are solicited, in compliance with the NRS, the Company Charter Documents, and all other applicable legal requirements. The Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 6.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(b) Subject to the terms of Section 6.2(c) hereof: (i) the disinterested members of the Board of Directors of the Company shall unanimously recommend that the Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders’ Meeting (the “Company Proposal”); (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of and adopt and approve the Company Proposal; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company in favor of the Company Proposal. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous by the disinterested members of the Board of Directors.

(c) Notwithstanding the foregoing, nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger and the Company Proposal if (i) a Superior Proposal (as defined in Section 5.2 hereof) is made to the Company and is not withdrawn; (ii) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.2 hereof; and (iii) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company and the Company’s stockholders under applicable Law; provided, however, that prior to any commencement thereof the Company shall have given Parent at least seventy two (72) hours notice thereof and the opportunity to meet with the Company and its counsel.

6.3  Access to Information.

(a) Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Company shall (i) give Parent, Merger Sub and their respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access, during business hours, to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (ii) permit Parent and Merger Sub to make such inspections as they may require; (iii) cause its officers to furnish Parent and Merger Sub such financial, operating, technical and product data, and other information with respect to the business and Assets and Properties of the Company as Parent and Merger Sub from time to time may reasonably request, including financial statements and schedules; (iv) allow Parent and Merger Sub the opportunity to interview such employees and other personnel and Affiliates of the Company with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (v) assist and cooperate with Parent and Merger Sub in the development of integration plans for implementation by Parent and the Surviving Corporation following the Effective Time; provided, however, that no investigation pursuant to this Section 6.3(a) shall affect or be deemed to modify any representation or warranty made by the Company herein. Materials furnished to Parent pursuant to this Section 6.3(a) may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

(b) Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Parent shall (i) give the Company and its respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access, during business hours, to all buildings, offices, and other facilities and to all Books and Records of the Parent and Merger Sub, whether located on the premises of the Parent or at another location; (ii) permit the Company to make such inspections as it may require; (iii) cause its officers to furnish the Company such financial, operating, technical and product data, and other information with respect to the business and Assets and Properties of the Parent and Merger Sub as the Company from time to time may reasonably request, including financial statements and schedules; and (iv) allow the Company the opportunity to interview such employees and other personnel and Affiliates of the Parent with the Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that no investigation pursuant to this Section 6.3(b) shall affect or be deemed to modify any representation or warranty made by the Parent or Merger Sub herein.

6.4  Confidentiality.  The parties acknowledge that Parent and Company have previously executed a Mutual Non-Disclosure and Non-Circumvention Agreement, dated as of December 18, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

6.5  Expenses.  Subject to Section 9.2(b) of this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees.

6.6  Public Disclosure.  Unless otherwise required by applicable Law (including federal and state securities Laws) prior to the Effective Time, no disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by the Company unless approved by Parent prior to release, acting reasonably; provided, however, that the Company shall be permitted to disclose to its customers and other working interest owners in the Company’s Oil and Gas Interests those terms and conditions that have been previously disclosed by Parent or the Company in any public announcement or press release.

6.7  Approvals.  Each of Parent and the Company shall use all commercially reasonable efforts required to obtain all Approvals required of it from Governmental Entities to consummate the Merger, and the Company shall use all commercially reasonable efforts required to obtain Approvals from or under any of the Company Contracts or other agreements as may be required in connection with the Merger (all of which Approvals with respect to the Company are set forth in the Company Disclosure Schedule), so as to preserve all rights of and benefits to the Company thereunder and Parent shall provide the Company with such assistance and information as is reasonably required to obtain such Approvals.

6.8  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date; and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

6.9  Voting Agreement/Irrevocable Proxies.  The Company shall cause Richard Dole, David Collins, Wayne Beninger, Gerald Agranoff and Richard Majeres to execute and deliver to Parent a Voting Agreement (including Irrevocable Proxy) in the form of Exhibit A hereto concurrently with the execution of this Agreement.

6.10  Affiliate Agreement.  Section 6.10 of the Company Disclosure Schedule contains a complete and accurate list of those persons who may be deemed to be, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (each, a “Company Affiliate” and collectively, the “Company Affiliates”). The Company shall provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of any applicable Lock-Up Agreement.

6.11  Indemnification.

(a) From and after the Effective Time, Parent shall assume, and shall cause the Surviving Corporation to fulfill and honor in all respects, the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers in effect immediately prior to the Effective Time (the “Indemnified Parties”) and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable Law.

(b) At or prior to the Effective Time, Parent will purchase a policy of directors’ and officers’ insurance, or a “tail” policy under the Company’s existing directors’ and officers’ insurance policy, in either case that (i) provides a minimum coverage level of $10,000,000, (ii) has an effective term of six (6) years from the Effective Time, (iii) covers only those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof and only for actions and omissions occurring on or prior to the Effective Time, and (iv) contains terms and conditions (including, without limitation, coverage amounts) that are no less favorable in the aggregate than the terms and conditions of the Company’s existing directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that in no event shall the Parent or the Surviving Corporation be required to expend pursuant to this Section 6.11(b) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, the Parent or the Surviving Corporation shall purchase as much coverage as possible for such amount.

(c) This Section 6.11 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.11.

(d) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its Assets and Properties to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.11.

6.12  Reasonable Efforts and Further Assurances.  Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided, however, that Parent shall not be obligated to consent to or accept any divestiture or operational limitation in connection with the Merger or to make any material payment or material commercial concession to any third party as a condition to obtaining any required Third-Party Consent or approval of any third party. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.13  Listing of Additional Shares.  Prior to the Effective Time, Parent shall file with the NASDAQ Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Capital Stock in the Merger and upon exercise of the Assumed Warrants.

6.14  Notices.  The Company shall give all notices and other information required to be given to the employees of the Company under any employment agreement or other applicable Law in connection with the transactions provided for in this Agreement.

6.15  Blue Sky Laws.  Parent shall take such steps as may be necessary to comply with the securities and blue sky Laws of all jurisdictions that are applicable to the issuance of the Parent Common Stock in connection with the Merger. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky Laws of all jurisdictions that are applicable in connection with the issuance of Parent Common Stock.

6.16  Parent Board of Directors.  At the Effective Time, Parent shall cause one additional Director as selected by the then existing members of the Company’s Board of Directors, and approved by Parent (such approval not to be unreasonably withheld), to be elected to the board of directors of Parent. This individual will have experience in the oil and gas industry apart from any oil and gas industry experience that he or she may have had as an employee or director of the Company. Parent shall nominate that individual for election for a one year term by Parent’s stockholders at the Parent’s 2009 Annual Meeting of Stockholders. If a Company director candidate is not identified and accepted by Parent by March 31, 2009, then the director candidate will not be accepted or appointed to the Parent’s board of directors until after Parent’s 2009 Annual Meeting of Stockholders, at which time the director candidate will be so accepted and appointed, and Parent will nominate that individual for election to a one year term by the Parent’s stockholders at Parent’s 2010 Annual Meeting of Stockholders.

6.17  Working Capital Statement.  Within five (5) Business Days before the scheduled Closing Date, Company will prepare, or cause to be prepared, and deliver to Parent an unaudited statement (the “Pre-Closing Working Capital Statement”), which shall set forth the Company’s calculation of Working Capital as of the date five (5) Business Days before the scheduled Closing Date (the “Pre-Closing Working Capital”). The Pre-Closing Working Capital Statement shall be prepared in accordance with GAAP applied on a basis consistent with Company’s preparation of its consolidated balance sheet and in accordance with the formula set forth on Schedule 4 attached hereto. Upon receipt from the Company, Parent shall have two (2) Business Days to review the Pre-Closing Working Capital Statement (the “Review Period”). If Parent disagrees with Company’s computation of the Pre-Closing Working Capital, Parent may, on or prior to the last day of the Review Period, deliver a notice to Company (the “Notice of Objection”), which sets forth its objections to Company’s calculation of Pre-Closing Working Capital; provided, however, that the Notice of Objection shall include only objections based on (i) non-compliance with the standards set forth in Schedule 4 or in this Section 6.17 for the preparation of the Pre-Closing Working Capital Statement and (ii) mathematical errors in the computation of the Pre-Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which Parent disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Parent’s calculation of the Pre-Closing Working Capital based on such objections. To the extent not set forth in the Notice of Objection, Parent shall be deemed to have agreed with Company’s calculation of all other items and amounts contained in the Pre-Closing Working Capital Statement. Unless Parent delivers the Notice of Objection to Company within the Review Period, Parent shall be deemed to have accepted Company’s calculation of Pre-Closing Working Capital and the Pre-Closing Working Capital Statement shall be final, conclusive and binding. If the Parent delivers the Notice of Objection to the Company within the Review Period, the Parent and the Company shall, during the two (2) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts in good faith to reach agreement on the disputed items and amounts in order to determine the amount of Pre-Closing Working Capital. In the event of any unresolved, good faith dispute, then the Parent and the

Company shall split the difference equally and reduce the Pre-Closing Working Capital by 50% of the total disputed amount; provided, however, if such disputed amount equals or exceeds $250,000 and the parties are unable to resolve the dispute, then the parties agree to extend the Closing Date for a period of thirty (30) days and submit the calculation of the Pre-Closing Working Capital to a mutually agreeable independent public accounting firm (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in this Section 6.17 and Schedule 4. If issues are submitted to the Independent Accountants for resolution, Parent and the Company shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants. The determination by the Independent Accountants, as set forth in a notice to be delivered to both Parent and the Company within fifteen (15) Business Days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Final Working Capital. Parent and the Company will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination. “Final Working Capital” means the Pre-Closing Working Capital (i) as shown in the Pre-Closing Working Capital Statement delivered by Company to Parent pursuant to this Section 6.17, if no Notice of Objection with respect thereto is timely delivered by Parent to the Company; or (ii) if a Notice of Objection is so delivered, (A) as agreed by the Parent and Company pursuant to this Section 6.17, or (B) in the absence of such agreement, (I) as calculated in accordance with this Section 6.17 if the disputed amount is less than $250,000, or (II) as determined by the Independent Accountants, if the disputed amount is equal to or greater than $250,000.

6.18  Section 16 Matters.  Prior to the Closing Date, Parent and the Company, and their respective Boards of Directors, shall use their commercially reasonable efforts to take all actions to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

ARTICLE 7.

CONDITIONS TO THE MERGER

7.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Governmental and Regulatory Approvals.  Approvals from any Governmental Entity (if any) necessary for the consummation of the Merger shall have been obtained.

(b) No Injunctions or Regulatory Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental Entity or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain divestitures were made by Parent or if Parent were to agree to limitations on its business activities or operations. No Governmental Entity shall have notified either party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

(c) Stockholder Approval.  The Merger shall have been approved by the requisite vote of the Company’s stockholders in accordance with the NRS and the Company’s Charter Documents.

(d) Securities Law Matters.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities Laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger shall have been received.

(e) Stock Exchange Listing.  The shares of Parent Common Stock to be issued in the Merger and upon exercise of the Company Warrants shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.

7.2  Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date; provided, however, that any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.

(b) Performance.  Parent and Merger Sub shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Merger Sub on or before the Closing Date.

(c) Officers’ Certificates.  Parent and Merger Sub shall have delivered to the Company certificates, dated the Closing Date and executed by their respective President and/or Chief Financial Officers, substantially in the forms set forth in Exhibit D-1 hereto, and certificates, dated the Closing Date and executed by the Secretary of Parent and Merger Sub, substantially in the forms set forth in Exhibit D-2 hereto.

(d) No Material Adverse Change.  From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business, properties or prospects of any of Parent Company that would have or would be reasonably likely to have a Material Adverse Effect on the Parent.

(e) Borrowing Base.  The Parent Bank Credit Agreement shall have a revolving credit facility in full force and effect with a borrowing base thereunder of not less than $40 million.

(f) Parent Closing Stock Price.  The Parent Closing Stock Price shall not be less than $3.00.

7.3  Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties.  Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, without regard to any updated disclosure set forth on the Company Disclosure Schedule after date hereof; provided, however, that any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.

(b) Performance.  The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

(c) Officers’ Certificates.  The Company shall have delivered to Parent a certificate, dated the Closing Date and executed by its President and Chief Financial Officer, substantially in the form set forth in Exhibit E-1 hereto, and a certificate, dated the Closing Date and executed by the Secretary of the Company, substantially in the form set forth in Exhibit E-2 hereto.

(d) No Material Adverse Change.  From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business, properties or prospects of any of the Target Companies that would have or would be reasonably likely to have a Material Adverse Effect on the Company.

(e) Third Party Consents.  Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the Approvals listed in Section 3.31 of the Company Disclosure Schedule except for those Approvals that Parent has identified in writing to the Company that it will not require to be received.

(f) Lock-Up Agreements.  Parent shall have received an executed Lock-Up Agreement in the form attached hereto as Exhibit F for each of the stockholders set forth in Section 7.3(f) of the Company Disclosure Schedule.

(g) FIRPTA Compliance.  The executed statement in the form of Exhibit C hereto for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) shall have been delivered by the Company to Parent and shall continue to be in full force and effect.

ARTICLE 8.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any right of Parent, Merger Sub or the Company (whether or not exercised) to investigate the affairs of Parent, Merger Sub or the Company (whether pursuant to Section 6.3 or otherwise) or a waiver by Parent or the Company of any condition to Closing set forth in Article 7, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.

ARTICLE 9.

TERMINATION, AMENDMENT AND WAIVER

9.1  Termination.  Except as provided in Section 9.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual agreement of the Company, Parent and Merger Sub;

(b) by Parent, Merger Sub or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Mountain Time) on August 31, 2009; provided, however, that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or if such party is otherwise in breach of this Agreement or any other condition contemplated hereby; (ii) there shall be a final nonappealable Order of any Governmental Entity in effect preventing consummation of the Merger; or (iii) there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c) by Parent and Merger Sub, if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity or regulatory authority, that would: (i) prohibit Parent’s or the Merger Sub’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or Merger Sub to dispose of or hold separate all or a portion of the Assets and Properties of the Company as a result of the Merger;

(d) by Parent, if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and the Company has not cured such breach within five (5) business days after notice of such breach is delivered to the Company; provided, however, that, no cure period shall be required for a breach that by its nature cannot be cured;

(e) by the Company if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and Parent has not cured such breach within five (5) business days after notice of such breach is delivered to the Parent; provided, however, that no cure period shall be required for a breach that by its nature cannot be cured;

(f) by Parent or the Company, if the Company Proposal shall not have been approved by the requisite votes of the Company’s stockholders in accordance with the NRS at the Company Stockholder Meeting or by written consent;

(g) by the Company, if the Company has received a Superior Proposal in accordance with Section 5.2(c) and paid the termination fee to Parent in accordance with Section 9.2(b); or

(h) by the Company, if the Parent Closing Stock Price is less than $3.00 per share.

9.2  Effect of Termination.

(a) In the event of a valid termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and, subject to Section 9.2(b), there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, or their respective officers, directors or stockholders or Affiliates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that the provisions of Sections 6.5, 6.6, and 9.2 and of Article 10 shall remain in full force and effect and survive any termination of this Agreement.

(b) In the event of a termination of this Agreement by Parent pursuant to Section 9.1(d) or by the Company pursuant to Section 9.1(g), the Company shall pay to Parent a termination fee in the amount of Three Hundred Thousand Dollars ($300,000).

9.3  Amendment.  Except as is otherwise required by applicable Law after the stockholders of the Company approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

9.4  Extension; Waiver.  At any time prior to the Effective Time, Parent, Merger Sub and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10.

MISCELLANEOUS PROVISIONS

10.1  Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first -class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Parent or Merger Sub to:

Double Eagle Petroleum Co.
1675 Broadway, Suite 2200
Denver, Colorado 80202
Telephone No.: (303) 794-8445
Facsimile No.: (303) 794-8451
Attn: Chief Financial Officer

with a copy to:

Patton Boggs LLP
1801 California Street
Suite 4900
Denver, Colorado 80202
Facsimile No.: (303) 894-9239
Attn: Alan Talesnick, Esq.

If to the Company to:

Petrosearch Energy Corporation
675 Bering Drive
Suite 200
Houston, Texas 77057
Telephone No.: (713) 961-9337
Facsimile No.: (713) 961-9338
Attn: Chief Financial Officer

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana, 44th Floor
Houston, Texas 77002
Telephone No.: (713) 220-8116
Facsimile No.: (713) 236-0822
Attention: James L. Rice III, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation; (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt; and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

10.2  Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

10.3  Further Assurances; Post-Closing Cooperation.  At any time or from time to time prior to the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its and the other party’s obligations to consummate the Merger to be satisfied.

10.4  Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights upon any other Person other than any Person entitled to indemnity under Section 6.11.

10.5  No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

10.6  Headings.  The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

10.7  Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Maryland, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

10.9  Construction.  The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra preferentum.

10.10  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.11  Specific Performance; Remedies Cumulative.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

10.12  Withholding.  Notwithstanding anything to the contrary in this Agreement, the Exchange Agent and Parent shall be entitled to take any steps necessary to withhold any amounts required by Law to be withheld from the transfer and distribution of shares and cash pursuant to this Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

DOUBLE EAGLE PETROLEUM CO.	PETROSEARCH ENERGY CORPORATION

By: /s/ Kurtis Hooley Name: Kurtis Hooley Title: Chief Financial Officer	By: /s/ David Collins Name: David Collins Title: Chief Financial Officer

DBLE ACQUISITION CORPORATION

By: /s/ Kurtis Hooley Name: Kurtis Hooley Title: Chief Financial Officer

APPENDIX B

March 30, 2009

Special Committee of the Board of Directors
Petrosearch Energy Corporation
675 Bering Drive, Suite 200
Houston, Texas 77057

Gentlemen:

We have acted as financial advisor to the Special Committee of the Board of Directors of Petrosearch Energy Corporation (the “Company”) in connection with the proposed merger (the “Transaction”) with Double Eagle Petroleum (the “Buyer”). The Transaction is described more fully in the Agreement and Plan of Merger by and Among Double Eagle Petroleum Co., DBLE Acquisition Corporation and Petrosearch Energy Corporation dated as of March 30, 2009 (the “Merger Agreement”). You have requested our opinion as to whether the consideration to be received by the Company’s shareholders in connection with the Transaction is fair to such shareholders from a financial point of view. We are not expressing any opinion as to the price at which the Buyer’s common stock will trade subsequent to the Transaction. Further, our opinion does not address the relative merits of the Transaction and the other business strategies being considered by the Company’s Special Committee of the Board of Directors, nor does it address the Special Committee of the Board’s decision to proceed with the Transaction.

In connection with our review of the Transaction, and in arriving at our opinion, we have, among other things:

(1) reviewed certain publicly available consolidated financial statements of the Company and Buyer and certain other relevant financial and operating data of the Company made available to us from published sources and by officers of the Company and Buyer, respectively;

(2) reviewed certain internal financial and operating information, including certain projections, relating to the Company and Buyer prepared by the managements of the Company and Buyer, respectively;

(3) discussed the business, financial condition and prospects of the Company with certain officers of the Company;

(4) reviewed the financial terms of the Transaction;

(5) reviewed the financial terms, to the extent publicly available, of certain similar transactions we deemed relevant;

(6) reviewed certain publicly available information relating to certain companies we deemed appropriate in analyzing the Company and Buyer;

(7) reviewed the trading history of the Company’s common stock and Buyer’s common stock; and

(8) performed such other analyses and examinations and considered such other information, financial studies, analysis and investigations and financial, economic and market data as we deemed relevant.

We have not independently verified any of the information concerning the Company or Buyer considered by us in connection with our review of the Transaction and, for purposes of the opinion set forth herein, we

B-1

have assumed and relied upon the accuracy and completeness of all such information. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Buyer as to the expected future financial performance of their respective companies. We have not been engaged to assess the achievability of such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties, or facilities of either the Company or Buyer nor have we been furnished with any such evaluation or appraisal. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist on, and can be evaluated as of, the date of this letter. Any change in such conditions would require a reevaluation of this opinion.

In connection with our opinion, we have assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Merger Agreement. We also have assumed that all necessary governmental and regulatory approvals and third-party consents will be obtained on terms and conditions that will not have a material adverse effect on the Company or Buyer.

Wunderlich Securities, Inc., as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we may trade in the debt and equity securities of the Company and Buyer for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion stated herein are solely for the use of the Company’s Special Committee of the Board of Directors and may not be reproduced, summarized, excerpted from or otherwise publicly referred to in any manner without prior written consent.

Based upon and subject to the foregoing and such other matters as we deem relevant, we are of the opinion that as of the date hereof, the Transaction is fair to the Company’s common shareholders from a financial point of view.

We hereby consent to the inclusion of the full text of our opinion and summary thereof in any disclosure document or proxy statement relating to the Transaction that the Company must file under the Securities Act of 1933, as amended and distribute to its shareholders. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction.

Sincerely,

WUNDERLICH SECURITIES, INC.

B-2

APPENDIX C

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of March 30, 2009, is by and between Double Eagle Petroleum Co., a Maryland corporation (“Double Eagle”) and the undersigned holder (the “Affiliate”) of shares of common stock and shares of preferred stock, as applicable, of Petrosearch Energy Corporation, a Nevada corporation (“Petrosearch”). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement referenced below.

RECITALS

A. Double Eagle, Double Eagle Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Double Eagle (“Merger Sub”), and Petrosearch have entered into an Agreement and Plan of Merger dated March 30, 2009 (as the same may be amended from time to time, the “Merger Agreement”) pursuant to which Petrosearch will merge (the “Merger”) with and into Merger Sub, with Petrosearch surviving the Merger as a wholly-owned subsidiary of Double Eagle, on the terms and subject to the conditions set forth in the Merger Agreement.

B. As of the date hereof, Affiliate owns and has the present power and right to vote (or to direct the voting of) (i) the number of shares of common stock, par value of $0.001 per share, of Petrosearch (the “Petrosearch Common Stock”), as set forth beneath the Affiliate’s name on the signature page hereto and identified as “Number of Shares of Petrosearch Common Stock Owned,” and (ii) the number of shares of preferred stock (the “Petrosearch Preferred Stock”), including the number of shares of Petrosearch Common Stock that such Petrosearch Preferred Stock is convertible into, as set forth beneath the Affiliate’s name on the signature page hereto and identified as “Number of Shares of Petrosearch Preferred Stock Owned” and “Number of Shares of Preferred Stock on an As-Converted Basis Into Shares of Petrosearch Common Stock”, respectively, as such Shares of Common Stock and Shares of Preferred Stock may be adjusted by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of Petrosearch affecting the Petrosearch Common Stock or the Petrosearch Preferred Stock, as applicable (such shares of Petrosearch Common Stock, Petrosearch Preferred Stock, plus any other shares of Petrosearch Common Stock or Petrosearch Preferred Stock the voting power over which is acquired by Affiliate during the period (the “Term”) from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as Affiliate’s “Subject Shares”).

C. As an inducement to the willingness of Double Eagle to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Merger Agreement requires certain persons, including Affiliate, to execute and deliver this Agreement and Affiliate has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1. Agreement to Vote the Subject Shares.  Affiliate, solely in Affiliate’s capacity as a stockholder of Petrosearch, hereby agrees that during the Term, at any and all meetings (or any adjournments or postponements thereof) of the holders of any class or classes of the capital stock of Petrosearch at which the Merger Agreement and the transactions contemplated thereby are considered, however called, or in connection with any and all written consents of the holders of any class or classes of the capital stock of Petrosearch relating to the Merger Agreement and transactions contemplated thereby, Affiliate shall vote (or cause to be voted) Affiliate’s Subject Shares owned on the applicable record date and entitled to vote thereon in favor of the approval and adoption of the Company Proposal and the terms of the Merger Agreement and the Merger and each of the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof). Affiliate, solely in Affiliate’s capacity as a shareholder of Petrosearch, agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or could reasonably be expected to violate the provisions and agreements contained in this Agreement.

2. Grant of Irrevocable Proxy.  The Affiliate hereby appoints Double Eagle and any designee of Double Eagle, and each of them individually, as such Affiliate’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect the Subject Shares in accordance with Paragraph 1 above. This proxy is given to secure the performance of the duties of the Affiliate under this Agreement. Affiliate shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. The Affiliate shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

3. Nature of Irrevocable Proxy.  The proxy and power of attorney granted pursuant to Paragraph 2 by the Affiliate shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Affiliate. The power of attorney granted by the Affiliate herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Affiliate. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4. Covenants.  Affiliate agrees that, except as contemplated by the terms of this Agreement, Affiliate shall not, directly or indirectly, (i) grant any proxies or powers of attorney in respect of the Subject Shares, deposit any of Affiliate’s Subject Shares into a voting trust or enter into a voting agreement with respect to any of Affiliate’s Subject Shares; (ii) except with respect to pledges of Subject Shares in effect on the date hereof, transfer, grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber the Subject Shares, or make any offer or enter into any agreement providing for any of the foregoing at any time during the Term; or (iii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Affiliate’s ability to perform Affiliate’s obligations under this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Affiliate from assigning or transferring any Subject Shares beneficially owned by Affiliate as a bona fide gift, to any immediate family member or to any trust, estate, family partnership, foundation (whether family, private or public) or other entity under Affiliate’s control, subject to the same ultimate control as Affiliate or which controls Affiliate (each a “Permitted Transferee”) if such Permitted Transferee agrees in writing to hold any Subject Shares subject to all of the provisions of this Agreement as Affiliate hereunder. For purposes of the foregoing, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

5. Representations and Warranties of Affiliate.  Affiliate hereby represents and warrants to Double Eagle as follows:

a. Due Authority.  Affiliate has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Affiliate constitute a valid and binding obligation of Affiliate, enforceable against Affiliate in accordance with its terms.

b. Ownership of Shares.  Affiliate owns and has the present power and right to vote (or to direct the voting of) the number of Subject Shares set forth beneath the Affiliate’s name on the signature page hereto. Affiliate has sole voting power and sole power of disposition, in each case with respect to all of the Subject Shares set forth beneath Affiliate’s name on the signature page hereto with no limitations, qualifications or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement and as otherwise noted on the signature page hereto. The Subject Shares set forth beneath the Affiliate’s name on the signature page hereto are all of the equity interests in Petrosearch legally or beneficially owned by Affiliate.

c. No Violations.  (i) No filing with any governmental authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Affiliate and the consummation by Affiliate of the transactions contemplated hereby (it being understood that nothing herein shall prevent Affiliate’s compliance with Section 13(d) of the Exchange Act); and (ii) none of the execution and delivery of this Agreement by Affiliate or compliance by Affiliate with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any contract, understanding, agreement or other instrument or obligation to which

Affiliate is a party or by which Affiliate or any of Affiliate’s Subject Shares may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation that could reasonably be expected to adversely affect Affiliate’s ability to perform Affiliate’s obligations under this Agreement.

d. Reliance by Double Eagle.  Affiliate understands and acknowledges that Double Eagle has entered into the Merger Agreement in reliance upon the covenants contained therein requiring the execution and delivery of this Agreement by Affiliate.

6. Representations and Warranties of Double Eagle.  Double Eagle hereby represents and warrants to Affiliate as follows:

a. Due Authority.  Double Eagle has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Double Eagle constitute a valid and binding obligation of Double Eagle, enforceable against Double Eagle in accordance with its terms.

b. Reliance by Double Eagle.  Double Eagle understands and acknowledges that Affiliate is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Double Eagle.

7. Miscellaneous.

a. Affiliate Capacity.  Nothing in this Agreement shall limit or affect the ability of a director or officer of Petrosearch to take any action as may be advisable or necessary in the discharge of his or her fiduciary duties as such director or officer.

b. Publication.  Affiliate hereby permits Double Eagle and Petrosearch to publish and disclose in the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC) and in other filings with the SEC, Affiliate’s identity and ownership of Subject Shares and the nature of Affiliate’s commitments, arrangements, and understandings pursuant to this Agreement.

c. Further Actions.  Each of the parties hereto agrees that it will use its commercially reasonable efforts to do all things necessary to effectuate this Agreement.

d. Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

e. Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their Permitted Transferees, heirs, estates and successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except by will or by the laws of descent and distribution, without the prior written consent of each of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, any rights or remedies.

f. Amendments; Waivers.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the parties hereto.

g. Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

h. Remedies Cumulative.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

i. No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

j. Governing Law; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

k. Headings.  The descriptive headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

l. Counterparts; Facsimiles.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. A signature transmitted by facsimile or by electronic mail in “portable document format” shall be treated for all purposes by the parties hereto as an original and shall be binding upon the party transmitting such signature without limitation.

m. Termination.  This Agreement shall terminate, neither Double Eagle nor Affiliate shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Double Eagle and Affiliate, (ii) the Effective Time, or (iii) the effective termination of the Merger Agreement pursuant to its terms; provided, further, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Paragraphs 7(d), 7(e), 7(h) and 7(j) shall survive the termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

DOUBLE EAGLE PETROLEUM CO.

By:
Name:     Kurtis Hooley
Title: Senior Vice President and Chief Financial Officer

AFFILIATE

Printed Name:

Number of Shares of Petrosearch Common Stock Owned:

Number of Shares of Petrosearch Preferred Stock Owned:

Number of Shares of Preferred Stock on an As-Converted Basis Into Shares of Petrosearch Common Stock:

APPENDIX D

FORM OF LOCK-UP AGREEMENT

DOUBLE EAGLE PETROLEUM CO.

March 30, 2009

Double Eagle Petroleum Co.
1675 Broadway, Suite 2200
Denver, Colorado 80202

Re:  Double Eagle Petroleum Co. — Lock-Up Agreement

Dear Sirs:

This Lock-Up Agreement is being delivered to you in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 30, 2009 by and among Double Eagle Petroleum Co., a Maryland corporation (“Double Eagle”), DBLE Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Double Eagle (“Merger Sub”), and Petrosearch Energy Corporation, a Nevada corporation (“Petrosearch”). Pursuant to the Merger Agreement, all of the issued and outstanding shares of capital stock of Petrosearch, including without limitation: (i) the common stock, par value $0.001, (ii) the Series A 8% Convertible Preferred Stock and (iii) the Series B Convertible Preferred Stock of Petrosearch, shall be converted into the right to receive shares of common stock of Double Eagle, with a par value of $0.10 per share (the “Common Stock”), and, if applicable, cash. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

In order to induce Double Eagle to enter into the Merger Agreement, the undersigned agrees that commencing on the date hereof and ending on the date 180 days from the Closing Date (as defined in the Merger Agreement) (the “Lock-Up Period”), the undersigned will not, (i) sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of Common Stock, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission that the undersigned has dispositive power over, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission that the undersigned has dispositive power over, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise (collectively, the “Undersigned’s Shares”); provided, however, after the 90th day of the Lock-Up Period, the undersigned may sell up to 1/12 of the Undersigned’s Shares in each of the following three (3), thirty (30)-day periods (the “Leak-Out Period”) remaining in the Lock-Up Period based on the amount of the Undersigned’s Shares at the commencement of the Leak-Out Period. This Lock-Up Agreement shall not apply to, and the term the “Undersigned’s Shares”, shall not include, any shares of Common Stock acquired by the undersigned prior to the date of this Lock-Up Agreement or acquired by the undersigned on the open market after the Closing Date.

The foregoing restriction is expressly agreed to preclude the undersigned or any affiliate of the undersigned from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if the Undersigned’s Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) as collateral for any bona fide loan, provided that the pledgee or pledgees thereof agree to be bound in writing by the restrictions set forth herein, or (iv) as a distribution to stockholders, partners or members of the undersigned, provided that the transferee or transferees thereof agree to be bound in writing by the restrictions set forth herein. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned also agrees and consents to the entry of stop transfer instructions with Double Eagle’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands and agrees that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of Maryland to be applied. In furtherance of the foregoing, the internal laws of the State of Maryland will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

No provision of this Agreement may be amended or waived without the written consent of Double Eagle.

[Signature Page Follows]

Very truly yours,

Exact Name of Stockholder

Authorized Signature

Title

Agreed to and Acknowledged:

DOUBLE EAGLE PETROLEUM CO.

By:
Name:     Kurtis Hooley

Title:	Chief Financial Officer

APPENDIX E

PETROSEARCH ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS
December 31, 2008 and December 31, 2007

	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$12,810,370	$8,033,611
Accounts receivable:
Joint owners-billed, net of allowance of $50,148 at December 31, 2008 And $62,179 at December 31, 2007	146	203,671
Joint owners-unbilled	59	3,568
Oil and gas production sales	33,510	319,926
Prepaid expenses and other current assets	482,970	987,155
Total current assets	13,327,055	9,547,931
Property and equipment:
Oil and gas properties, full cost method of accounting:
Properties subject to amortization	24,668,141	33,235,534
Properties not subject to amortization	—	7,099,601
Other property and equipment	153,031	153,031
Total	24,821,172	40,488,166
Less accumulated depreciation, depletion and amortization	(19,136,640)	(3,266,658)
Total property and equipment, net	5,684,532	37,221,508
Prepaid oil and gas costs	—	1,432,906
Deferred tax asset	3,454,071	—
Other assets	247,474	834,287
Total assets	$22,713,132	$49,036,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$2,066,087
Accounts payable	329,810	960,020
Accrued liabilities for Barnett property costs	—	2,379,073
Accrued liabilities	337,463	1,582,689
Warrants subject to mandatory redemption	—	321,140
Total current liabilities	667,273	7,309,009
Long-term debt, net of current portion — Kallina	—	6,919,890
Convertible debt	—	13,914,013
Other long-term obligations	776,870	699,914
Total liabilities	1,444,143	28,842,826
Stockholders’ equity:
Preferred stock, par value $1.00 per share, 20,000,000 shares
Authorized:
Series A 8% convertible preferred stock, 1,000,000 shares authorized; 227,245 shares issued and outstanding at December 31, 2008 and 483,416 shares issued and outstanding at December 31, 2007	227,245	483,416
Series B convertible preferred stock, 100,000 shares authorized; 43,000 shares issued and outstanding at December 31, 2008 and December 31, 2007	43,000	43,000
Common stock, par value $0.001 per share, 100,000,000 shares Authorized; 42,425,679 and 40,941,841 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	42,426	40,941
Additional paid-in capital	34,447,694	33,196,588
Un-issued common stock	—	288,172
Accumulated deficit	(13,446,688)	(13,858,311)
Less 214,800 treasury shares, at cost	(44,688)	—
Total stockholders’ equity	21,268,989	20,193,806
Total liabilities and stockholders’ equity	$22,713,132	$49,036,632

The accompanying notes are an integral part of these consolidated financial statements

PETROSEARCH ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2008 and 2007

	Year Ended December 31,
	2008	2007

Oil and gas production revenues	$1,400,480	$1,827,664
Operating costs and expenses:
Lease operating and production taxes	808,172	731,915
Depreciation, depletion and amortization	577,394	909,311
Impairment of oil and gas properties	15,713,886	—
General and administrative	3,112,047	3,022,739
Total costs and expenses	20,211,499	4,663,965
Operating loss	(18,811,019)	(2,836,301)
Other income/(expense):
Interest income	179,642	230,951
Interest expense	(1,348,940)	(1,905,066)
Amortization of financing costs and debt discount	(1,444,009)	(2,021,628)
Gain on sale of DDJET interest	21,814,753	—
Loss on extinguishment of debt	(3,445,265)	—
Change in value of warrant liability	12,390	(3,388)
Total other income/(expense), net	15,768,571	(3,699,131)
Loss before provision for income taxes	(3,042,448)	(6,535,432)
Deferred tax (expense)/benefit	3,454,071	—
Net income (loss)	$411,623	$(6,535,432)
Basic and diluted net loss per common share	$0.01	$(0.17)
Weighted average common shares	41,797,282	39,476,379

The accompanying notes are an integral part of these consolidated financial statements

PETROSEARCH ENERGY CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2008 and 2007

			Series A		Series B		Additional	Unissued		Total Stock-
	Common Stock		Preferred Stock		Preferred Stock		Paid-In	Common	Accumulated	Holders
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Equity

Balance at December 31, 2006	37,927,070	$37,927	483,416	$483,416	43,000	$43,000	$23,928,090	$771,429	$(7,322,879)	$17,940,983
Issuance of common stock committed, net of additional costs of raising capital	771,429	771					751,315	(771,429)		(19,343)
Common stock issued for leasehold costs	1,700,000	1,700					1,675,300			1,677,000
Common stock issued for employee compensation	25,000	25					20,725			20,750
Common stock issued for services	50,000	50					61,926			61,976
Common stock issued for interest expense	437,308	437					574,460			574,897
Common stock issued for board compensation	31,034	31					44,969			45,000
Common stock committed for interest expense								288,172		288,172
Issuance of warrants with debt							3,471,835			3,471,835
Beneficial conversion feature of convertible debt							2,667,968			2,667,968
Net loss									(6,535,432)	(6,535,432)
Balance at December 31, 2007	40,941,841	$40,941	483,416	$483,416	43,000	$43,000	$33,196,588	$288,172	$(13,858,311)	$20,193,806

The accompanying notes are an integral part of these consolidated financial statements

PETROSEARCH ENERGY CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2008 and 2007

			Series A		Series B		Additional	Unissued			Total Stock-
	Common Stock		Preferred Stock		Preferred Stock		Paid-In	Common	Treasury	Accumulated	Holders
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Stock	Deficit	Equity

Balance at December 31, 2007	40,941,841	$40,941	483,416	$483,416	43,000	$43,000	$33,196,588	$288,172	$—	$(13,858,311)	$20,193,806
Issuance of common stock committed	297,085	298					287,874	(288,172)			—
Common stock issued for interest expense	501,448	501					401,125				401,626
Common stock issued for employee and board compensation	645,893	646					313,104				313,750
Conversion of preferred stock to common stock	39,412	40	(256,171)	(256,171)			256,131				—
Additional costs of raising capital							(7,128)				(7,128)
Repurchase of common stock									(44,688)		(44,688)
Net income										411,623	411,623
Balance at December 31, 2008	42,425,679	$42,426	227,245	$227,245	$43,000	$43,000	$34,447,694	$—	$(44,688)	$(13,446,688)	$21,268,989

The accompanying notes are an integral part of these consolidated financial statements.

PETROSEARCH ENERGY CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS
For the years ended December 31, 2008 and 2007

	2008	2007

Cash flows from operating activities:
Net income (loss)	$411,623	$(6,535,432)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, depreciation and amortization expense	577,394	909,311
Gain on sale of oil and gas properties	(21,814,753)	—
Impairment of oil and gas properties	15,713,886	—
Stock-based compensation and interest expense	715,376	990,795
Amortization of deferred rent	(8,995)	(5,082)
Amortization of debt discount and beneficial conversion feature	1,173,497	1,644,124
Amortization of financing costs	270,512	377,504
Accretion of asset retirement obligation	37,314	33,433
Change in value of warrant liability	(12,390)	3,388
Bad debt expense	—	25,000
Deferred tax benefit	(3,454,071)	—
Loss on extinguishment of debt	3,445,104	—
Changes in operating assets and liabilities:
Accounts receivable	493,450	30,537
Prepaid expenses and other assets	(53,495)	(344,140)
Accounts payable and accrued liabilities	(515,247)	865,391
Trade note payable	—	(409,819)
Net cash used in operating activities	(3,020,795)	(2,414,990)
Cash flows from investing activities:
Proceeds from sale of Barnett interest	36,000,000	—
Capital expenditures, including purchases and development of properties	(6,931,880)	(9,082,326)
Net cash used provided by (used in) investing activities	29,068,120	(9,082,326)
Cash flows from financing activities:
Additional costs of raising capital	(7,128)	(19,343)
Purchase of treasury stock	(44,688)	—
Payment of warrant liability	(308,750)	—
Proceeds from convertible debt	—	18,100,000
Repayment of notes payable	(20,910,000)	(2,265,348)
Net cash (used in) provided by financing activities	(21,270,566)	15,815,309
Net increase in cash and cash equivalents	4,776,759	4,317,993
Cash and cash equivalents at beginning of period	8,033,611	3,715,618
Cash and cash equivalents at end of period	$12,810,370	$8,033,611
Supplemental disclosures of cash flow information:
Interest paid	$551,217	$399,315
Income taxes paid	—	—

The accompanying notes are an integral part of these consolidated financial statements.

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Significant Accounting Policies

Organization

Petrosearch Energy Corporation (the “Company”), a Nevada Corporation formed in November 2004, is an independent crude oil and natural gas exploration and production company based in Houston, Texas, with a second office in Dallas, Texas. The Company is the successor of Petrosearch Corporation, a Texas corporation formed in August 2003. The Company’s current operations are focused in North Texas with existing production in Texas and Oklahoma. A majority of the Company’s effort since the sale of its Barnett Shale Project in June, 2008 has been to focus on pursuing strategic alternatives for the Company that will create the most value for its shareholders, as well as focusing on the development of the Company’s Texas Panhandle water flood that it operates.

Principles of Consolidation

The consolidated financial statements presented herein include the accounts of the Company and its wholly-owned subsidiaries. In addition, during 2008 and 2007, the consolidated financial statements of the Company include its pro-rata share of the accounts of the DDJET Limited LLP Partnership, in which the company had a 5.54 percent ownership interest until the time of sale in 2008. All significant inter-company accounts and transactions have been eliminated.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company’s most significant financial estimates are based on remaining proved natural gas and oil reserves. Estimates of proved reserves are key components of the Company’s depletion rate for natural gas and oil properties and its full cost ceiling test limitation. In addition, estimates are used in computing taxes, preparing accruals of operating costs and production revenues, asset retirement obligations and fair value of stock options and the related compensation expense. See Note 14 — Supplemental Oil and Gas Information (Unaudited) for more information relating to estimates of proved reserves. Because there are numerous uncertainties inherent in the estimation process, actual results could differ materially from these estimates.

Business Segments

The Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) 131, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise that engage in activities from which it may earn revenues and incur expenses. Operating segments have separate financial information and this information is regularly evaluated by the chief decision maker for the purpose of allocating resources and assessing performance.

Segment reporting is not applicable for the Company as each of its operating areas has similar economic characteristics and each meets the criteria for aggregation as defined in SFAS 131. All of the Company’s operations involve the exploration, development and production of natural gas and oil, and all of its operations are located in the United States. The Company has a single, company-wide management team that administers all properties as a whole rather than as discrete operating segments. The Company tracks only basic operational data by area, and does not maintain comprehensive financial statement information by area. The Company measures financial performance as a single enterprise and not on an area-by-area basis. Throughout

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the year, the Company freely allocates capital resources on a project-by-project basis across its entire asset base to maximize profitability without regard to individual areas or segments.

Oil and Gas Properties

The Company follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all direct costs and certain directly related internal costs associated with acquisition of properties and successful, as well as unsuccessful, exploration and development activities are capitalized. Development costs capitalized include costs incurred to provide improved recovery systems such as the cost to drill injection wells. In addition, if the materials injected in the reservoir under improved recovery techniques are deemed to be of benefit over the life of the entire project, the costs of the materials are capitalized and amortized along with the wells and related facilities.

Production costs incurred to operate and maintain wells and related equipment and facilities become part of the cost of oil and gas produced and are expensed during the period incurred. Production costs for the Company’s waterflood properties includes a maximum $15,000 monthly operating expense for maintenance of the water treatment facility. In addition, production costs include any other costs to inject nonrecoverable materials into the reservoir under improved recovery techniques when related to current production.

Depreciation, depletion and amortization of capitalized crude oil and natural gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method based on proved reserves. Net capitalized costs of crude oil and natural gas properties, as adjusted for asset retirement obligations, net of salvage value, are limited, by country, to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on unescalated prices discounted at 10 percent, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. Excess costs are charged to proved property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

The following table reflects the depletion expense incurred from oil and gas properties during the years ended December 31, 2008 and 2007:

	2008	2007

Depletion Expense	$546,783	$879,171
Depletion expense per BOE produced	$23.61	$24.41

At December 31, 2007, unproved oil and gas properties not subject to amortization included $7,099,601 of property acquisition, exploration and development costs that are not being amortized. Unproved leasehold costs at December 31, 2007 consisted of interest in leases located in Mississippi, Oklahoma and Texas. All of the costs were reclassified to the amortizable base in 2008 when they were evaluated and proved reserves were discovered, impairment was indicated or when the lease terms expired. Other unproved costs at December 31, 2007 were written-off to the full cost pool when the properties were sold in 2008.

Unproved properties represent costs associated with properties on which the Company is performing exploration activities or intends to commence such activities. These costs are reviewed periodically for possible impairments or reduction in value based on geological and geophysical data. If a reduction in value has occurred, costs being amortized are increased.

Other Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 3 to 5 years for office furniture and equipment and transportation and other equipment. Additions or improvements that increase the value or extend the life of an asset are capitalized.

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Expenditures for normal maintenance and repairs are expensed as incurred. Disposals are removed from the accounts at cost less accumulated depreciation and any gain or loss from disposition is reflected in operations. Depreciation expense for other property and equipment for the years ended December 31, 2008 and 2007 was $30,611 and $30,140, respectively.

Asset Retirement Obligations

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). This statement applies to obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets. SFAS 143 requires that the fair value of a liability for a retirement obligation be recognized in the period in which the liability is incurred. For oil and gas properties, this is the period in which an oil or gas well is acquired or drilled. The asset retirement obligation is capitalized as part of the carrying amount of the Company’s oil and gas properties at its discounted fair value. The liability is then accreted each period until the liability is settled or the well is sold, at which time the liability is reversed.

A reconciliation of the Company’s asset retirement obligation liability is as follows:

	As of December 31,
	2008	2007

Beginning asset retirement obligation	$804,855	$875,077
Liabilities incurred	11,276	5,798
Liabilities settled	(11,276)	(5,732)
Revisions in estimated cash flows	1,565	(103,721)
Properties sold	(79,211)	—
Accretion expense	37,314	33,433
Ending asset retirement obligation	$764,523	$804,855

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Receivables

The Company routinely assesses the recoverability of all material trade and other receivables to determine their collectability. Many of the Company’s receivables are from joint interest owners on properties of which the Company is the operator. Thus, the Company may have the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. Generally, the Company’s crude oil and natural gas receivables are collected within two months. The Company accrues a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated. As of December 31, 2008 and 2007, the Company provided an allowance of $50,148 and $62,179, respectively, for doubtful accounts for trade receivables or joint interest owner receivables.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made, which is the case for financial instruments outstanding as of December 31, 2008 and 2007. The Company assumes the book value of those financial instruments that are classified as current

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximates fair value because of the short maturity of these instruments. For non-current financial instruments, the Company uses quoted market prices or, to the extent that there are no available quoted market prices, market prices for similar instruments.

As described below under recently issued accounting pronouncements, the Company adopted FAS 157 on January 1, 2008. FAS 157, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. FAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, FAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1.  Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2.  Inputs, other than quoted prices included within Level 1, that are observable either directly or indirectly; and

Level 3.  Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

As of December 31, 2008, the Company did not have any assets or liabilities that are measured at fair value on a recurring basis.

Restoration, Removal and Environmental Liabilities

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed.

Liabilities for expenditures of a noncapital nature are recorded when environmental assessments and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component is fixed or reliably determinable. As of December 31, 2008 and 2007, the Company has included approximately $132,800 and $185,000, respectively, in its asset retirement obligation liability for future restoration costs on drilled properties.

Concentration of Credit Risk and Major Customers

Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with major financial institutions selected based upon management’s assessment of the banks’ financial stability. Balances regularly exceed the federal depository insurance limit. The Company has not experienced any losses on deposits.

Excluding the Company’s revenue from the DDJET Partnership, which is marketed by the operator of the project and comprises 71% of the Company’s 2008 revenue, 24% of its revenue was received from two

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customers in 2008. Excluding the Company’s revenue from the DDJET Partnership, which comprises 33% of the Company’s 2007 revenue, 59% of its revenue was received from three customers in 2007.

	2008	2007

Customer A	$167,666	$729,896
Customer B	27,942	194,519
Customer C	164,912	161,919
DDJET	999,248	601,790
Others	40,712	139,540
Total	$1,400,480	$1,827,664

The Company had no other single customer that accounted for 10% or more of revenues in 2008 or 2007. The Company believes there is a sufficient market to support its revenues in the event the Company was to lose some or all of its current customers given the nature of the high demand of its products.

The Company performs ongoing credit evaluations and generally requires no collateral from its customers or other joint interest owners. As of December 31, 2008, 55% and 30% of accounts receivable from oil and gas sales were from two customers. As of December 31, 2008, 82% of accounts receivable from joint interest owners was from one joint interest owner. No other single customer or joint interest owner accounted for more than 10% of accounts receivable revenue or accounts receivable from joint owners.

Revenue Recognition

The Company uses the entitlements method of accounting for the recognition of natural gas and oil revenues. Under this method of accounting, income is recorded based on the Company’s net revenue interest in production or nominated deliveries. The Company recognizes and records sales gross of production taxes when production is delivered to a specified pipeline point, at which time title and risk of loss are transferred to the purchaser. The Company’s arrangements for the sale of natural gas and oil are evidenced by written contracts with determinable market prices based on published indices. The Company continually reviews the creditworthiness of its purchasers in order to reasonably assure the timely collection of its receivables. Historically, the Company has experienced no material losses on receivables.

Earnings (Loss) Per Share

The Company provides basic and dilutive earnings (loss) per common share information for each year presented. The basic net earnings / (loss) per common share is computed by dividing the net earnings (loss) by the weighted average number of common shares outstanding. Diluted net earnings (loss) per common share is computed by dividing the net earnings (loss), adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

Stock Based Compensation

On January 1, 2006, the Company adopted SFAS 123(R), “Share-Based Payment” using the “modified prospective method” as defined by SFAS 123(R). SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized as stock-based compensation expense in the Company’s Consolidated Statement of Operations based on their fair values. Proforma disclosure is no longer an alternative. Accordingly, the Company now recognizes compensation expense for all stock options.

Capitalized Interest

The Company capitalizes interest on expenditures made in connection with exploration and development projects that are not subject to current amortization. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. Interest capitalized in 2008 and 2007 was $2,089 and $102,625, respectively.

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax carrying amounts of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance, if necessary, is provided against deferred tax assets, based upon management’s assessment as to their realization.

Off Balance Sheet Arrangements

From time-to-time, the Company enters into off-balance sheet arrangements and transactions that can give rise to off-balance sheet obligations. As of December 31, 2008, the off-balance sheet arrangements and transactions that the Company has entered into include two operating lease agreements for office space. The Company does not believe that these arrangements are reasonably likely to materially affect its liquidity or availability of, or requirements for, capital resources.

Recently Issued Accounting Pronouncements

SFAS No. 157, “Fair Value Measurements.” In September 2006, the FASB issued SFAS No. 157, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, in some cases, the application of SFAS No. 157 may change the Company’s current practice for measuring and disclosing fair values under other accounting pronouncements that require or permit fair value measurements. For the Company, SFAS No. 157 is effective as of January 1, 2008 and must be applied prospectively except in certain cases. The adoption of SFAS No. 157 did not materially affect the Company’s consolidated results of operations, financial position or cash flows.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” In February 2007, the FASB issued SFAS No. 159, which permits entities to choose to measure certain financial instruments at fair value. For the Company, SFAS No. 159 is effective as of January 1, 2008. The Company has determined it will not elect fair value measurements for financial assets and financial liabilities included in the scope of SFAS No. 159.

EITF 06-11 “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” In June 2007, the FASB Emerging Issues Task Force (EITF) reached a consensus that a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity classified nonvested equity shares, nonvested equity share units and outstanding equity share options should be recognized as an increase to additional paid-in capital. The amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards should be included in the pool of excess tax benefits available to absorb tax deficiencies on share-based payment awards. EITF 06-11 will be applied prospectively to the income tax benefits that result from dividends on equity-classified employee share-based payment awards that are declared after December 31, 2007. The effect of adopting EITF 06-11 on January 1, 2008 was not material to the Company’s consolidated results of operations, financial position or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also requires consolidated net income to be reported, and disclosed on the face of the consolidated statement of operations, at amounts that include the amounts attributable to both the parent

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and the noncontrolling interest. Additionally, SFAS No. 160 establishes a single method for accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and that the parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company will apply the requirements of SFAS No. 160 upon its adoption on January 1, 2009 and does not expect it to have a material impact on its financial position and results of operations.

In December 2007, the FASB issued SFAS No 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations” (“SFAS No. 141”), however retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, at their fair values as of that date, with specified limited exceptions. Changes subsequent to that date are to be recognized in earnings, not goodwill. Additionally, SFAS No. 141(R) requires costs incurred in connection with an acquisition be expensed as incurred. Restructuring costs, if any, are to be recognized separately from the acquisition. The acquirer in a business combination achieved in stages must also recognize the identifiable assets and liabilities, as well as the noncontrolling interests in the acquiree, at the full amounts of their fair values. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning on or after December 15, 2008. The Company will apply the requirements of SFAS No. 141(R) upon its adoption on January 1, 2009 and does not expect it to have a material impact on its financial position and results of operations.

In February 2008, the FASB issued Staff Position FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are measured at fair value on a recurring basis. FSP FAS 157-2 establishes January 1, 2009 as the effective date of SFAS No. 157 with respect to these fair value measurements for the Company. We do not currently expect the application of the fair value framework established by SFAS No. 157 to non-financial assets and liabilities measured on a non-recurring basis to have a material impact on our consolidated financial statements. However, the Company will continue to assess the potential effects of SFAS No. 157 as additional guidance becomes available.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 amends the requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), to require enhanced disclosure about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company will apply the requirements of SFAS No. 161 upon its adoption on January 1, 2009 and does not expect it to have a material impact on its financial position or results of operations or related disclosures.

In April 2008, the FASB issued Staff Position No. 142-3, “Determination of Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No 141(R), “Business Combinations” (“SFAS No. 141(R)”), and other U.S. Generally Accepted Accounting Principles. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

life of a recognized intangible asset should be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements should be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The Company will apply the requirements of FSP FAS 142-3 upon its adoption on January 1, 2009 and it currently does not expect the adoption of FSP FAS 142-3 to have a material impact on its financial position and results of operations.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, or FSP No. APB 14-1. FSP No. APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”. Additionally, the FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP No. APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The implementation of this standard will not have an impact on our consolidated financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States (“the GAAP hierarchy). This Statement is effective 60 days following the Security and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The Company currently adheres to the GAAP hierarchy as presented in SFAS No. 162, and therefore does not expect its adoption will have a material impact on its consolidated results of operations and financial condition.

In June 2008, the FASB issued Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 applies to the calculation of earnings per share (“EPS”) described in paragraphs 60 and 61 of FASB Statement No. 128, “Earnings per Share” for share-based payment awards with rights to dividends or dividend equivalents. It states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. All prior-period EPS data presented shall be adjusted retrospectively to conform to the provisions of this FSP. The Company will apply the requirements of FSP EITF 03-6-1 upon its adoption on January 1, 2009 and it currently does not expect the adoption of FSP EITF 03-6-1 to have a material impact on its financial position and results of operations.

In September 2008, the FASB issued FSP FAS No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“FSP FAS No. 133-1 and FIN 45-4”). FSP FAS No. 133-1 and FIN 45-4 requires enhanced disclosures about credit derivatives and guarantees. The FSP is effective for financial statements issued for reporting periods ending after November 15, 2008. The adoption of FSP FAS No. 133-1 and FIN 45-4 did not have a material impact on the Company’s consolidated financial statements.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”), to help constituents measure fair value in markets that are not active. FSP FAS 157-3 is consistent with the joint press release the FASB issued with the Securities and Exchange Commission (“SEC”) on September 30, 2008, which provides general clarification

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

guidance on determining fair value under SFAS No. 157 when markets are inactive. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FSP 157-3 did not have a material impact on the Company’s consolidated financial statements.

In December 2008, the FASB issued FSP FAS No. 140-4 and FIN 46R-8 Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46R-8”). FSP FAS 140-4 and FIN 46R-8 require additional disclosures about transfers of financial assets and involvement with variable interest entities. The requirements apply to transferors, sponsors, servicers, primary beneficiaries and holders of significant variable interests in a variable interest entity or qualifying special purpose entity. FSP FAS 140-4 and FIN 46R-8 is effective for financial statements issued for reporting periods ending after December 15, 2008. FSP FAS 140-4 and FIN 46R-8 affect only disclosures and therefore did not have a material impact on the Partnership’s consolidated financial statements.

On December 31, 2008, the Securities and Exchange Commission (SEC) adopted major revisions to its rules governing oil and gas company reporting requirements. These include provisions that permit the use of new technologies to determine proved reserves and that allow companies to disclose their probable and possible reserves to investors. The current rules limit disclosure to only proved reserves. The new disclosure requirements also require companies to report the independence and qualifications of the person primarily responsible for the preparation or audit of reserve estimates, and to file reports when a third party is relied upon to prepare or audit reserves estimates. The new rules also require that oil and gas reserves be reported and the full-cost ceiling value calculated using an average price based upon the prior 12-month period. The new oil and gas reporting requirements are effective for annual reports on Form 10-K for fiscal years ending on or after December 31, 2009, with early adoption not permitted. We are in the process of assessing the impact of these new requirements on our financial position, results of operations and financial disclosures.

2.	Sale of Barnett Shale Interest

In December 2006, through the Company’s wholly owned subsidiary, Barnett Petrosearch LLC, (“Barnett Petrosearch”) the Company joined in the formation of a partnership, DDJET Limited LLP (“DDJET”), for the development of a natural gas integrated venture to explore and develop assets in the Barnett Shale. The Company owned a 5.54% interest in DDJET along with partners Metroplex Barnett Shale LLC, a wholly owned subsidiary of Exxon Mobil Corporation, and Cinco County Barnett Shale LLC, a privately held Dallas-based company (“Cinco”).

On February 11, 2008 the Company executed an authorization for the general partner of the Partnership to immediately commence a sales marketing program to interested potential purchasing parties in order to fully assess the current market value of the Partnership. On June 25, 2008 the Company executed a binding agreement for the sale of its limited partnership interest in DDJET to Cinco for a cash purchase price of $36,000,000. On June 26, 2008 Cinco paid to Barnett Petrosearch the required $1,800,000 non-refundable deposit to be applied to the purchase price and fulfilled all the other necessary requirements to bind both Cinco and Petrosearch to the sale. On July 18, 2008 the Company received the balance of the proceeds of the sale in the amount of $30,729,008. These proceeds were net of the $1,800,000 down payment previously received from Cinco and $3,470,992 of costs previously owed by the Company which were assumed by Cinco pursuant to the June 25, 2008 agreement.

Because the Company utilizes the Full Cost Accounting method to account for its oil and gas assets, in order to record a gain on the sale transaction the sale must have significantly altered the relationship between capitalized costs and proved reserves. Being that the amortization rate per barrel of oil equivalent decreased by greater than 50% from before the sale as opposed to after the sale, the Company deemed the alteration of the relationship between capitalized costs and proved reserves to be significant. The reason there was such an alteration was due to the fact that a significant portion of the Barnett Shale’s capital costs was related to undeveloped acreage that did not have any proved reserves associated with it; as opposed to the Company’s

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

other assets whose capital costs are more directly related to proved reserves. As a result, a gain of $21,814,753 has been generated by the sale of the Company’s interest in DDJET.

3.	Agreements Pertaining to Oil and Gas Properties

North Texas/Panhandle Water Flood Project

Effective November 15, 2005, the Company entered into an agreement to purchase a 100% working interest in 1755 acres of leases in the Quinduno Field located in Roberts County, Texas from Quinduno Energy, L.L.C, (“Quinduno”). Subsequently on November 15, 2007, the parties agreed to change the amount of shares and stock owed under the first agreement. The agreement and subsequent agreement provided for the payment of the purchase price of $1,850,000 cash and 2,700,000 shares of unregistered common shares of the Company valued at $2,767,000. All cash and stock due under the agreements were paid as of December 31, 2007, other than $300,000 which was paid in January 2008. Upon completion of the entire project, the seller will back in for a 10% working interest after Petrosearch has been repaid all capital expenditure costs plus $9.5 million.

At any time after completion of the first phase of the project, which was completed as of December 31, 2007, should the Company, in the Company’s sole discretion, determine to terminate further operations, then the Company must offer Quinduno the Company’s interest in the leases for a purchase price equal to an internal rate of return to the Company of twenty-two and one half percent (22.5%), calculated monthly, using the closing date under the Agreement as the commencement date and, taking into account all acquisition cash, all capital expenditures, plus a sum of $7,500,000 and the net income received from the project. Quinduno will have 45 days to exercise its right of refusal to repurchase the leases, at which time, upon Quinduno’s refusal to repurchase, the Company may sell the Company’s interest in the leases to a third party.

4.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following at December 31, 2008 and 2007:

	2008	2007

Prepaid expenses	$180,055	$172,093
Prepaid bonds	302,915	292,332
Current portion of financing costs	—	498,668
Other receivables	—	24,062
	$482,970	$987,155

5.	Accrued Liabilities and Other Long-Term Obligations

Accrued liabilities consist of the following at December 31, 2008 and 2007:

	2008	2007

Revenue payable and operated prepayment liability	$29,426	$52,141
Accrued interest payable	—	914,367
Accrued liabilities for capital additions	100,061	38,530
Financing costs payable	—	251,125
Accrued liability for professional fees	119,302	142,599
Current portion of asset retirement obligation	—	128,023
Other accrued expenses	88,674	55,904
	$337,463	$1,582,689

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other long-term obligations consist of $764,523 for asset retirement obligations and $12,347 for non-current deferred rent obligations as of December 31, 2008. Other long-term obligations consist of $676,832 for asset retirement obligations and $23,082 for non-current deferred rent obligations as of December 31, 2007.

6.	Extinguishment of Debt

At December 31, 2008 no debt remained outstanding.

Convertible Securities

In July, 2008, the Company extinguished all of its convertible debt outstanding and related interest by repaying the principal balance of $18,775,000 and accrued and unpaid interest of $87,734. Total cash payments made were $18,862,734. At the time of the extinguishment, the unamortized debt discount of $3,795,272 and the unamortized financing costs of $747,160 totaled $4,542,432, which was recorded as loss on extinguishment of debt in the third quarter of 2008.

Project Financing

In November 2006, the Company signed a Securities Purchase Agreement and Secured Term Note with Laurus Master Fund, Ltd to provide financing for the drilling of its Kallina 46 #1 well and payment of the future completion costs for the Kallina 46 #1 well. The November 2006 financing was specifically recourse to the Kallina 46 #1 well and the associated lease acreage only.

In April 2008, it was determined that the Kallina 46 #1 well was uneconomic and the decision was made that the well needed to be plugged and abandoned. In May 2008 the Company received a full release of all the liens, security interests, rights, claims and benefits of every kind in, on and under the November 2006 Secured Term Note with Laurus Master Fund, Ltd, as well as that same release on all the other collateral documents associated with that financing. As part of this transaction, the Company conveyed their interest in the Kallina 46#1 well and the associated lease acreage to a third party.

As a result of the legal release described above, the debt related to the Laurus financing has been extinguished on the financial statements of the Company in May, 2008. In addition, the accrued interest, unamortized debt discount, and unamortized financing costs have also been written-off as well as the net book value of the Kallina well.

The gain on extinguishment of this debt was accounted for according to APB 26, “Early Extinguishment of Debt”. A difference between the reacquisition price and the net carrying amount of the extinguished debt was recognized as a gain in the amount of $1,097,328 in the accompanying statements of operations for 2008.

Revolving Credit Agreement

On April 1, 2008 the total outstanding balance of the revolving credit facility became due and a payment of $1,602,500 was paid in full to Fortuna Energy, which closed out the revolving credit facility as of that date. Pursuant to the revolving credit agreement, and as part of being paid back in full, Fortuna Energy returned to the Company all of the overriding royalties related to the Company’s assets that were issued to Fortuna Energy. The most significant override relates to a 2% override of the Company’s net interest in the Company’s North Dakota, Gruman project.

7.	Income Taxes

Through December 31, 2008, the Company has incurred more losses than income since its inception and, therefore, has not been subject to federal income taxes. As of December 31, 2008, the Company had net operating loss (“NOL”) carryforwards for income tax purposes of approximately $4.8 million which expire in

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

various tax years through 2027. Under the provisions of Section 382 of the Internal Revenue Code, the ownership change in the Company that resulted from the recapitalization of the Company could limit the Company’s ability to utilize its NOL carryforward to reduce future taxable income and related tax liabilities. Additionally, because United States tax laws limit the time during which NOL carryforwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income.

The composition of deferred tax assets and the related tax effects at December 31, 2008 and 2007 are as follows:

	2008	2007

Deferred tax assets:
Net operating loss carry-forward	$1,667,494	$7,460,112
Percentage depletion carryforward	521,309	—
Book/tax basis difference in property, plant and equipment	1,247,645	—
Allowance for doubtful accounts	13,013	21,140
Contribution carryover	4,611	4,480
Total deferred tax assets	3,454,072	7,485,732
Less valuation allowance	—	(1,768,021)
Net deferred tax asset	3,454,072	5,717,711
Deferred tax liabilities:
Book/tax basis difference in oil and Gas properties	—	(5,709,685)
Book/tax basis difference in property and equipment	—	(8,026)
Total deferred tax liability	—	(5,717,711)
Net deferred tax	$3,454,072	$—

In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which the use of such net operating losses are allowed. As of December 31, 2008, the Company has determined that it is more likely than not that all of the deferred tax assets will be utilized.

The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 35% for 2008 and 34% for 2007 were applied to pre-tax income and loss for the years ended December 31, 2008 and 2007 is as follows:

	2008		2007
	Amount	%	Amount	%

Expense (Benefit) for income tax at federal statutory rate	$(1,064,857)	(35.0)%	$(2,222,047)	(34.0)%
Non-deductible expenses and other	(621,193)	(20.4)	2,870,081	44.0
Change in valuation allowance	(1,768,021)	(58.1)	(648,034)	(10.0)
	$(3,454,071)	(113.50)%	$—	—%

The Company adopted the provisions of FASB Interpretation No. 48 — Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company’s financial position, results of operations or cash flows. The Company has not recorded any liabilities as of December 31, 2008 related to the adoption of FIN 48. Subsequent to adoption, there have been no changes to the Company’s assessment of uncertain tax positions.

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2008, the Company made no provision for interest or penalties related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no federal or state income tax examinations underway for these jurisdictions. Furthermore, the Company is no longer subject to U.S. federal income tax examinations by the Internal Revenue service for tax years before 2004 and for state and local tax authorities for years before 2003. The Company’s tax years of 2004 and forward are subject to examination by federal and state taxing authorities.

8.	Commitments and Contingencies

Operating Lease

The Company rents office space under long-term office leases that expire through 2010. The future minimum lease payments required under the operating leases that have initial non-cancelable lease terms in excess of one year amount to $202,658 of which $101,888 is to be paid in 2009 and $100,770 is to be paid in 2010. Rent expense incurred under operating leases during the years ended December 31, 2008 and 2007 was $99,989 and $100,312, respectively.

Contract Related to Operations

With regards to the North Texas/Panhandle Water Flood Project, in January, 2008, the Company signed an agreement with Complete Production Services Inc. (“CPS”), an international oilfield service company which provided that CPS, at its sole expense, design and construct a water treatment facility no later than 90 days from the effective date of the agreement that would be capable of treating all of the project’s production water up to a maximum of 10,000 bbls per day and likewise treat and provide to the project a minimum of 5,000 bbls per day of production water from third party sources. The Company, in turn, committed to be capable of injecting not less than 2,000 bbls of treated water per day derived from third party production water within 30 days after the facility opened, and have further committed to be capable of injecting not less than 5,000 bbls of treated water per day derived from third party production water within 180 days after the facility opened, in addition to re-injecting its own treated production water from the oil and gas lease it operates. The Company is required to pay a scaled management fee to CPS commencing on the date the facility opened on the basis of the volume of treated and re-injected water derived from the Company’s production. The Company is currently applying to regulatory agencies to add more wells to the existing flood permit, as required under the agreement, to ensure its ability to inject the volumes that CPS will make available. At present, the Company is in several negotiations with potential industry venture partners to allow for the commencement of the flood to begin as soon as possible.

Unused Letters of Credit

The Company has unused letters of credit supporting its drilling bonds in the total amount of $130,000 which expire at various times in 2009 and 2010.

Legal Proceedings

On April 11, 2007, the Company was served with a lawsuit filed against it titled Cause No. 2007-16502; D. John Ogren, R. Bradford Perry and Chester Smitherman v. Petrosearch Corporation; 133rd Judicial District Court, Harris County, Texas. The plaintiffs were three (3) Series A Preferred shareholders who derived their original shares from Texas Commercial Resources, Inc. (“TCRI”) and became Series A Preferred shareholders of Petrosearch Energy Corporation as a result of the prior mergers. The plaintiffs had alleged that Petrosearch Corporation (and TCRI, its predecessor) failed to pay accrued, cumulative dividends and refused to allow conversion of their Series A Preferred Stock into common stock. The plaintiffs had alleged breach of contract, fraud and violation of Section 33 of the Texas Securities Act and have requested the award of actual and

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exemplary damages, interest and attorneys’ fees. The lawsuit likewise requested the Court to compel the payment of accrued dividends and the examination of the Company’s books and records. The lawsuit was settled in September 2008 and the settlement was paid 100% by the Company’s insurance policy. The payment of the settlement is not an admission of liability, as the Company denies all allegations of wrongdoing contained in the lawsuit.

The Company currently is not a party to any other material pending legal proceedings.

Employment Agreements

The employment contracts in existence with officers and key personnel include employment contracts with each of Richard Dole (Chairman, President and CEO), David Collins (Chief Financial Officer) and Wayne Beninger, (Chief Operating Officer). The current terms of the employment agreements follow:

The employment contracts with Messrs. Collins, Beninger, and Dole provide for an employment term of two years beginning on May 1, 2007 and automatically expire at the end of the term. Each of the employment contracts provides for termination by the Company upon death or disability, with six month severance payments for Messrs Collins and Beninger and 12 month severance for Mr. Dole. Each of the employment contracts permits termination by the Company for cause without severance payments. The agreements may be voluntarily terminated by the employee at any time, with no severance payment.

Each executive officer will receive a fixed severance payment in the event of a triggering event. The triggering events which give rise to severance amounts are any of the following events: (i) the employment agreement is terminated by the Company without “cause”, (ii) the employee terminates his employment for “good reason”, (iii) the employee’s employment is voluntarily (by the employee) or involuntarily terminated upon a “Change in Control”, or (iv) the agreement expires (on April 30, 2009) without the occurrence of any of the events listed in (i), (ii) or (iii) above. With respect to Mr. Beninger and Mr. Collins, the fixed severance amount is $550,000. With respect to Mr. Dole, the fixed severance amount is $850,000.

For purposes of each agreement, a change in control is defined as an acquisition of voting securities by a third party (other than directly from the Company) equivalent to forty percent of the voting control of the Company (other than a subsidiary or employee benefit plan), or accompanying a sale of all of the assets or a merger (other than involving a subsidiary).

9.	Stockholders’ Equity

The Company has the authority to issue up to 120,000,000 shares of stock, consisting of 100,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share.

Preferred Stock

The Company’s Articles of Incorporation authorize the issuance of up to 20,000,000 shares of preferred stock with characteristics determined by the Company’s board of directors.

As of December 31, 2008 and 2007, the Company has 1,000,000 shares of Series A 8% Convertible Preferred Stock (“Series A Preferred”) authorized and 227,245 and 483,416 shares outstanding, respectively. The shares have a par and stated value of $1.00 per share. If declared by the Board of Directors, dividends are to be paid quarterly in cash or in common stock of the Company to the holders of shares of the Series A Preferred. The shares of the Series A Preferred rank senior to the common stock both in payment of dividends and liquidation preference. The Series A Preferred is convertible into common stock of the Company at a conversion price of $6.50 per share. Beginning August 19, 2003, the Company had the right to redeem all or

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

part of the shares of Series A Preferred for cash at a redemption price equal to $6.50 per share plus all accrued and unpaid dividends on the shares to be redeemed. As of December 31, 2008, no dividends have been declared and approximately $115,895 of dividends were in arrears related to the Series A Preferred if the Company decided to declare dividends.

As of December 31, 2008 and 2007, the Company has 100,000 shares authorized and 43,000 shares issued and outstanding of Series B Convertible Preferred Stock (“Series B Preferred”). The shares have a par and stated value of $1.00 per share. The shares of the Series B Preferred rank senior to the common stock in liquidation preference. The Series B Preferred is convertible into common stock of the Company at an initial conversion price of $2.14 per share at the option of the holder. Beginning October 1, 2003, the Company had the right to redeem all or part of the shares of Series B Preferred for cash at a redemption price equal to $6.50 per share.

Stock Warrants

The Company has periodically issued incentive stock warrants to executives, officers, directors and employees to provide additional incentives to promote the success of the Company’s business and to enhance the ability to attract and retain the services of qualified persons. Warrants have also been issued as part of capital financing transactions. The issuances of such warrants are approved by the Board of Directors. The exercise price of a warrant granted is determined by the fair market value of the stock on the date of grant. The Company issues shares of authorized common stock upon the exercise of the warrant.

In December 2004, the FASB issued SFAS 123(R), which is a revision of SFAS 123. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock warrants, to be recognized as stock-based compensation expense in the Company’s Consolidated Statements of Operations based on their fair values. For purposes of determining compensation expense associated with stock warrants, the fair value of the Company’s stock was determined based upon the Black-Scholes option pricing model.

No warrants were issued during 2008. For warrants granted to employees or directors during 2007, the fair value of such warrants was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions:

2007

Dividend yield	-0-
Expected volatility	88% - 105%
Risk free interest	4.52%
Expected lives	3-4 years

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options or warrants that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock warrants have characteristics significantly different from those of traded options/warrants, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock warrants.

The Company issued the following warrants in 2007:

Pursuant to convertible debt issued in February of 2007, the Company issued 5,225,000 four year warrants to purchase common stock of the Company with an exercise price of $1.40. The fair value assigned to the warrants of $2,667,968 was recorded as a debt discount. The warrant holder has certain registration rights with regards to the warrant.

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pursuant to convertible debt issued in November of 2007, the Company issued 1,982,145 three year warrants to purchase common stock of the Company with an exercise price of $1.50. The fair value assigned to the warrants of $803,867 was recorded as a debt discount. The warrant holder has certain registration rights with regards to the warrant.

Pursuant to a private placement done in February, 2006, the Company issued 964,285 three year warrants, which were subsequently modified to four year warrants in 2007, to purchase shares of the Company’s common stock with an exercise price of $2.00 per share to the accredited investors. In addition, the Company issued 96,429 warrants to purchase shares of the Company’s common stock to the placement agency. The warrants issued to the placement agent are exercisable for four years, as modified in 2007, and have an exercise price of $2.00 per share. The shares of common stock underlying the warrants have piggyback registration rights. The fair value of the warrants of $674,084 was offset in equity as a cost of raising capital. The fair value of the modification was also offset in equity as a cost of raising capital.

In connection with the modification of the Revolving Credit Agreement with Fortuna (as described in Note 6 above), the Company modified the terms of 100,000 warrants held by Fortuna by extending the expiration date from November 1, 2007 to October 15, 2011, and by lowering the exercise price from $2.00 to $0.92 per share. The difference in value between the new and revised warrants of $37,302 was based on the Black-Scholes Option Pricing Model and was recorded as additional debt discount with an offset to additional paid in capital. In addition to the modification of warrants, the Company granted Fortuna 475,000 warrants at an exercise price of $0.92 for a term of five years. The warrants are “puttable” back to Fortuna for a period of two years, commencing 180 days from issuance, at a price of $0.65 per share. In addition, there are piggyback registration rights for the warrants upon the Company’s next registration of any securities. In compliance with FAS 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, the fair value of the warrants of $301,198 was recorded as a liability in the accompanying financial statements and was marked-to-market as of December 31, 2007 to $321,140 rather than additional paid in capital. The warrants were valued by a third party using the Black-Scholes Option Pricing Formula with a put option floor. During 2008, the Company paid $308,750 to Fortuna to redeem the instrument when they exercised the put feature.

A summary of the Company’s stock warrant activity and related information for the years ended December 31, 2008 and 2007 follows:

				Weighted	Total
	Number of		Weighted	Average	Intrinsic
	Shares		Average	Grant Date	Value
	Under	Exercise	Exercise	Fair Value	Warrant
	Warrant	Price	Price	($/Share)(2)	Exercises(1)

Warrants outstanding at December 31, 2006	14,147,690	$0.92-$9.75	$1.88
Issued	7,207,145	$1.40-$1.50	$1.43	$0.48
Cancelled	(1,050,007)	$4.88-$9.75	$7.93
Warrants outstanding at December 31, 2007	20,304,828	$.092-$2.00	$1.41
Exercise of put by warrant holder	(475,000)	$0.92	$0.92
Cancelled	(5,021,969)	$0.98-$1.95	$1.93
Warrants outstanding at December 31, 2008	14,807,859	$0.92-$2.00	$1.24

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All outstanding stock warrants are exercisable at December 31, 2008. A summary of outstanding stock warrants at December 31, 2008 follows:

			Weighted
			Average
Number of			Remaining		Weighted
Common		Remaining	Contractual		Average	Aggregate
Stock	Expiration	Contracted	Term	Exercise	Exercise	Intrinsic
Equivalents	Date	Life (Years)	(Years)	Price	Price	Value(1)

1,060,714	February 2010	1.08		$2.00	$2.00
1,982,145	November 2010	1.88		$1.50	$1.50
5,225,000	January 2011	2.00		$1.40	$1.40
100,000	October 2011	2.79		$.92	$.92
6,440,000	December 2011	2.92		$.92	$.92
14,807,859			2.32			$0

(1)	The intrinsic value of a warrant is the amount by which the current market value of the underlying stock exceeds the exercise price of the warrant, or the market price at the end of the period less the exercise price.

(2)	The weighted average grant date fair value was determined by using the Black Scholes Option Pricing Model as described above.

The following table provides a detail of stock-based compensation incurred during the years ended December 31, 2008, and 2007:

	2008	2007

Restricted stock — Interest Expense	$401,626	$574,897
Restricted stock — General and Administrative	313,750	127,726
Restricted stock — Property Costs	—	1,677,000
Committed restricted stock	—	288,172
Total stock-based compensation	715,376	2,667,795
Less capitalized property costs	—	(1,677,000)
Stock compensation expense, net of amounts capitalized	$715,376	$990,795

The above table excludes common stock issued for cash, warrants issued in financing arrangements, debt discounts recorded in equity, and common stock issued for exercise of warrants.

Treasury Stock — Stock Repurchase Plan

In July 2008 the Board of Directors approved a stock repurchase plan in which the Company is authorized to repurchase up to $5 million of market value or 10 million shares of its common stock in open market purchases or in privately negotiated transactions. The purchases are to be at the discretion of senior management and will be dependent upon market conditions. The Repurchase Plan does not require any minimum purchase and can be suspended or terminated by the Board of Directors at any time.

In October and November of 2008, the Company purchased 214,800 shares of its common stock at an average share price of approximately $0.21 to be classified as treasury stock. In February 2009 the Company purchased 903,173 shares of its common stock at an average price of $0.18. As of March 5, 2009 the company has purchased in total, 1,117,973 shares of common stock at an average price of $.186.

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Related Party Transactions

During the years ended December 31, 2008 and 2007, the Company did not engage in any transactions with related parties.

11.	Earnings Per Share

Following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for 2008 and 2007:

	Year Ended
	December 31,
	2008	2007

Basic EPS:
Net income (loss)	$411,623	$(6,535,432)
Less: Preferred stock dividends(1)	(18,180)	(38,673)
Net income (loss) available to common stockholders	$393,443	$(6,574,105)
Weighted average shares of common stock	41,797,282	39,476,379
Basic net income (loss) per share	$0.01	$(0.17)
Diluted EPS:
Income (loss) available to common stockholders	$393,443	$(6,574,105)
Plus assumed conversions	18,180	38,673
Net income (loss) used for diluted EPS	$411,623	$(6,535,432)
Weighted average shares of common stock	41,797,282	39,476,379
Plus effect of dilutive securities:
Convertible preferred stock	74,547	—
Weighted average shares used for Diluted EPS	41,871,829	39,476,379
Diluted net income (loss) per share	$0.01	$(0.17)

(1)	Dividends are undeclared

For the year ended December 31, 2007, potential dilutive securities, assuming the Company had net income, that had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share consisted of warrants for the purchase of 1,596,234 common shares and convertible preferred stock convertible into 94,218 common shares.

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Non-Cash Investing and Financing Activities

During the years ended December 31, 2008 and 2007, the Company engaged in various non-cash financing and investing activities as follows:

	2008	2007

Decrease in prepaid drilling for property costs	$1,432,906	$960,674
Issuance of common stock for acquisition of property	$—	$1,677,000
Increase in accounts payable and accrued liabilities for property costs and prepaid drilling	$—	$2,417,603
Change in property costs associated with asset retirement obligation	$77,646	$103,655
Issuance of warrants with debt	$—	$3,471,835

Beneficial conversion feature on convertible debt	$—	$2,667,968
Issuance of notes payable for financing costs	$—	$675,000
Reclass of financing costs to debt discount	$—	$306,088

13.	Impairment and Sale of Oil and Gas Properties

At December 31, 2008, the net capitalized costs of crude oil and natural gas properties included in the amortization base exceeded the present value of the estimated reserves. As such, a write-down of $15,713,886 was expensed in the accompanying statement of operations to record this impairment in 2008. No impairment was recorded for 2007 because the net capitalized costs of crude oil and natural gas properties did not exceed the present value of the estimated reserves at December 31, 2007.

14.	Supplemental Oil and Gas Information — Unaudited

The following supplemental information regarding the oil and gas activities of the Company is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission (“SEC”) and SFAS No. 69, Disclosures About Oil and Gas Producing Activities.

Estimated Quantities of Proved Oil and Gas Reserves

Set forth below is a summary of the changes in the estimated quantities of the Company’s crude oil and condensate, and gas reserves for the periods indicated, as estimated by the Company as of December 31, 2008. All of the Company’s reserves are located within the United States. Proved reserves cannot be measured exactly because the estimation of reserves involves numerous judgmental determinations. Accordingly, reserve estimates must be continually revised as a result of new information obtained from drilling and production history, new geological and geophysical data and changes in economic conditions.

Proved reserves are estimated quantities of gas, crude oil, and condensate, which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Oil	Gas
Quantity of Oil and Gas Reserves	(Bbls)	(Mcf)

Total proved reserves at December 31, 2006	1,757,641	1,309,409
Extensions and discoveries	—	1,978,298
Production	(13,506)	(135,061)
Revisions to previous estimate	(12,720)	(460,436)
Sale of property	(19,091)	(9,000)
Total proved reserves at December 31, 2007	1,712,324	2,683,210
Sale of oil and gas properties	—	(1,770,002)
Production	(3,790)	(116,189)
Revisions to previous estimate	(173,415)	(31,019)
Total proved reserves at December 31, 2008	1,535,119	766,000
Proved developed reserves:
December 31, 2008	13,077	0
December 31, 2007	257,660	993,730

Capitalized Costs of Oil and Gas Producing Activities

The following table sets forth the aggregate amounts of capitalized costs relating to the Company’s oil and gas producing activities and the aggregate amount of related accumulated depletion, depreciation and amortization as of December 31, 2008 and 2007:

	2008	2007

Unevaluated properties, not subject to amortization	$—	$7,099,601
Properties subject to amortization	24,668,141	33,235,534
Total capitalized costs	24,668,141	40,335,135
Less accumulated depletion, depreciation and amortization	(19,025,561)	(3,186,191)
Net capitalized costs	$5,642,580	$37,148,944

Costs Incurred in Oil and Gas Producing Activities

The following table reflects the costs incurred in oil and gas property acquisition, exploration and development activities during the years ended December 31, 2008 and 2007:

	2008	2007

Acquisition costs	$1,817,837	$4,132,070
Exploration costs	$1,489,159	$6,208,979
Development costs	$2,571,487	$222,278

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Standardized Measure of Discounted Future Net Cash Flows

The following table reflects the Standardized Measure of Discounted Future Net Cash Flows relating to the Company’s interest in proved oil and gas reserves as of December 31, 2008 and 2007:

	2008	2007

Future cash inflows	$59,994,406	$168,883,862
Future development and production costs	(41,435,442)	(59,067,028)
Future net cash inflows before income taxes	18,558,964	109,816,834
Future income taxes	(1,318,360)	(29,877,612)
Future net cash flows	17,240,604	79,939,222
10% discount factor	(12,401,545)	(39,550,071)
Standardized measure of discounted future net cash inflow	$4,839,059	$40,389,151

The following are the principal sources of change in the standardized measure of discounted future net cash flows during 2008:

Beginning of year	$40,389,151
Sales of oil and gas produced, net of production costs	(592,308)
Net changes in prices and production costs	(42,737,734)
Sale of property	(2,196,201)
Development costs incurred during the period	2,527,992
Revisions of estimated development costs	(1,781,392)
Revisions of previous quantity estimates	(7,603,637)
Accretion of discount	4,038,915
Net change in income taxes	12,794,273
$4,839,059

Total standardized measure of discounted future net cash inflow decreased to $4,839,059 as of December 31, 2008 from $40,389,151 as of December 31, 2007. The primary reason for the decrease in discounted future cash flows is the decrease in oil and gas prices as of December 31, 2008 as compared to December 31, 2007.

Standardized Measure of Discounted Future Net Cash Flows

Future net cash flows at each year end, as reported in the above schedule, were determined by summing the estimated annual net cash flows computed by: (1) multiplying estimated quantities of proved reserves to be produced during each year by current prices, and (2) deducting estimated expenditures to be incurred during each year to develop and produce the proved reserves (based on current costs).

Income taxes were computed by applying year-end statutory rates to pretax net cash flows, reduced by the tax basis of the properties and available net operating loss carryforwards. The annual future net cash flows were discounted, using a prescribed 10% rate, and summed to determine the standardized measure of discounted future net cash flow.

The Company cautions readers that the standardized measure information which places a value on proved reserves is not indicative of either fair market value or present value of future cash flows. Other logical assumptions could have been used for this computation which would likely have resulted in significantly different amounts. Such information is disclosed solely in accordance with Statement 69 and the requirements promulgated by the SEC to provide readers with a common base for use in preparing their own estimates of

PETROSEARCH ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

future cash flows and for comparing reserves among companies. Management of the Company does not rely on these computations when making investment and operating decisions.

15.	Subsequent Events

In February of 2009, the Company executed an agreement to terminate a contract for professional services. The total payment of $250,000 was paid in February of 2009 and relieves the Company of all future obligations under the engagement agreement with this third party.

In February of 2009, the Company entered into an agreement with a warrant holder which provides for the following: 1) purchase by the Company of 903,173 shares of common stock held by the warrant holder, 2) purchase by the Company of 5,000,000 warrants of the warrant holder, and 3) settlement of any and all liquidated damages under the registration rights of the warrants. The total amount paid by the Company to the warrant holder as part of this agreement is $285,000 which was paid in February of 2009.

Excluding the warrants mentioned above, subsequent to year end the Company canceled 8,930,479 warrants for an average price of less than $0.01 per warrant.

APPENDIX F

ITEM 1.	FINANCIAL STATEMENTS

PETROSEARCH ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS
March 31, 2009 and December 31, 2008

	March 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$11,339,752	$12,810,370
Accounts receivable:
Joint owners-billed, net of allowance of $50,148 at March 31, 2009 And December 31, 2008	337	146
Joint owners-unbilled	—	59
Oil and gas production sales	10,636	33,510
Prepaid expenses and other current assets	363,353	482,970

Total current assets	11,714,078	13,327,055

Property and equipment:
Oil and gas properties, full cost method of accounting:
Properties subject to amortization	24,683,295	24,668,141
Other property and equipment	153,031	153,031

Total	24,836,326	24,821,172
Less accumulated depreciation, depletion and amortization	(19,152,457)	(19,136,640)

Total property and equipment, net	5,683,869	5,684,532
Deferred tax asset	3,454,071	3,454,071
Other assets	247,151	247,474

Total assets	$21,099,169	$22,713,132

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$357,139	$329,810
Accrued liabilities	150,945	337,463

Total current liabilities	508,084	667,273
Other long-term obligations	778,267	776,870

Total liabilities	1,286,351	1,444,143

Stockholders’ equity:
Preferred stock, par value $1.00 per share, 20,000,000 shares
Authorized:
Series A 8% convertible preferred stock, 1,000,000 shares authorized; 208,538 shares issued and outstanding at March 31, 2009 and 227,245 shares issued and outstanding at December 31, 2008	208,538	227,245
Series B convertible preferred stock, 100,000 shares authorized; 43,000 shares issued and outstanding at March 31, 2009 and December 31, 2008	43,000	43,000
Common stock, par value $0.001 per share, 100,000,000 shares Authorized; 42,428,557 and 42,425,679 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	42,429	42,426
Additional paid-in capital	34,357,700	34,447,694
Un-issued common stock	3,900	—
Accumulated deficit	(14,635,490)	(13,446,688)
Less 1,117,973 and 214,800 treasury shares, at cost, at March 31, 2009 and December 31, 2008, respectively	(207,259)	(44,688)

Total stockholders’ equity	19,812,818	21,268,989

Total liabilities and stockholders’ equity	$21,099,169	$22,713,132

Note: The balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See accompanying notes to unaudited condensed consolidated financial statements.

PETROSEARCH ENERGY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2009 and 2008

	Three Months Ended
	March 31,
	2009	2008

Oil and gas production revenues	$17,323	$554,433

Operating costs and expenses:
Lease operating and production taxes	46,253	329,417
Depreciation, depletion and amortization	15,817	260,958
General and administrative	1,159,819	747,240

Total costs and expenses	1,221,889	1,337,615

Operating loss	(1,204,566)	(783,182)

Other income (expense):
Interest income	16,199	56,425
Interest expense	(435)	(681,862)
Amortization of financing costs and debt discount	—	(681,375)
Change in value of warrant liability	—	68,711

Total other income (expense)	15,764	(1,238,101)

Net loss	$(1,188,802)	$(2,021,283)

Basic and diluted net loss per common share	$(0.03)	$(0.05)

Weighted average common shares	41,832,034	41,229,401

See accompanying notes to unaudited condensed consolidated financial statements

PETROSEARCH ENERGY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the three months ended March 31, 2009

			Series A		Series B		Additional	Unissued			Total Stock-
	Common Stock		Preferred Stock		Preferred Stock		Paid-In	Common	Treasury	Accumulated	Holders
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Stock	Deficit	Equity

Balance at December 31, 2008	42,425,679	$42,426	227,245	$227,245	43,000	$43,000	$34,447,694	$—	$(44,688)	$(13,446,688)	$21,268,989
Conversion of preferred stock to common stock	2,878	3	(18,707)	(18,707)			18,704				—
Commitment to issue stock for services								3,900			3,900
Buy-back of warrants							(108,698)				(108,698)
Purchase of treasury stock									(162,571)		(162,571)
Net loss										(1,188,802)	(1,188,802)

Balance at March 31, 2009	42,428,557	$42,429	208,538	$208,538	43,000	$43,000	$34,357,700	$3,900	$(207,259)	$(14,635,490)	$19,812,818

See accompanying notes to unaudited condensed consolidated financial statements

PETROSEARCH ENERGY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the three months ended March 31, 2009 and 2008

	2009	2008

Cash flows from operating activities:
Net loss	$(1,188,802)	$(2,021,283)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, depreciation and amortization expense	15,817	260,958
Stock-based compensation and interest expense	3,900	425,063
Amortization of deferred rent	(2,684)	(2,209)
Amortization of debt discount and beneficial conversion feature	—	548,634
Amortization of financing costs	—	132,741
Accretion of asset retirement obligation	3,794	8,404
Change in value of warrant liability	—	(68,711)
Changes in operating assets and liabilities:
Accounts receivable	22,742	97,905
Prepaid expenses and other assets	119,940	10,700
Accounts payable and accrued liabilities	108,167	(380,467)

Net cash used in operating activities	(917,126)	(988,265)

Cash flows from investing activities:
Capital expenditures, including purchases and development of properties	(282,223)	(1,296,157)

Net cash used in investing activities	(282,223)	(1,296,157)

Cash flows from financing activities:
Buy-back of warrants	(108,698)	—
Purchase of treasury stock	(162,571)	—
Repayment of notes payable	—	(532,500)

Net cash used in financing activities	(271,269)	(532,500)

Net decrease in cash and cash equivalents	(1,470,618)	(2,816,922)
Cash and cash equivalents at beginning of period	12,810,370	8,033,611

Cash and cash equivalents at end of period	$11,339,752	$5,216,689

Supplemental disclosures of cash flow information:
Interest paid	$435	$77,990

Income taxes paid	$—	$—

See accompanying notes to unaudited condensed consolidated financial statements

PETROSEARCH ENERGY CORPORATION

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	Basis of Presentation and Summary of Significant Accounting Policies

The accompanying interim unaudited consolidated condensed financial statements have been prepared without audit pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to such rules and regulations. These unaudited consolidated condensed financial statements should be read in conjunction with the audited financial statements and notes thereto of Petrosearch Energy Corporation (the “Company”, “Petrosearch”, “we” or “us”) for the year ended December 31, 2008. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods presented have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the respective full year.

The accounting policies followed by the Company are set forth in Note 1 to the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2008, and are supplemented throughout the notes to this quarterly report on Form 10-Q.

Recently adopted accounting pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also requires consolidated net income to be reported, and disclosed on the face of the consolidated statement of operations, at amounts that include the amounts attributable to both the parent and the noncontrolling interest. Additionally, SFAS No. 160 establishes a single method for accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and that the parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company applied the requirements of SFAS No. 160 upon its adoption on January 1, 2009, and there was no impact on its financial position and results of operations.

The FASB has issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162). SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with US generally accepted accounting principles for nongovernmental entities. SFAS No. 162 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2008. The Company adopted SFAS No. 162 effective January 1, 2009 and the implementation did not have a material impact on the Company’s consolidated results of operations, financial position or liquidity.

In December 2007, the FASB issued SFAS No 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations” (“SFAS No. 141”), however retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, at their fair values as of that date, with specified limited exceptions. Changes subsequent to that date are to be recognized in earnings, not goodwill. Additionally, SFAS No. 141 (R) requires costs incurred in connection with an acquisition be expensed as incurred. Restructuring costs, if any, are to be recognized separately from the acquisition. The acquirer in a business combination achieved in stages must also recognize the identifiable assets and liabilities, as well as the noncontrolling interests in the acquiree, at

PETROSEARCH ENERGY CORPORATION

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

the full amounts of their fair values. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning on or after December 15, 2008. The Company applied the requirements of SFAS No. 141(R) upon its adoption on January 1, 2009. During the first quarter of 2009, the Company expensed approximately $255,000 of costs directly related to a potential business combination.

In April 2009, the FASB issued FASB Staff Position (FSP) FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, which amends the accounting in SFAS 141(R) for assets and liabilities arising from contingencies in a business combination. The FSP is effective January 1, 2009, and requires pre-acquisition contingencies to be recognized at fair value, if fair value can be reasonably determined during the measurement period. If fair value cannot be reasonably determined, the FSP requires measurement based on the recognition and measurement criteria of SFAS 5, Accounting for Contingencies. This FSP did not have a material impact on the Company’s consolidated financial statements. In February 2008, the FASB issued Staff Position FAS 157-2, Effective Date of FASB Statement No. 157. FSP FAS 157-2 establishes January 1, 2009 as the effective date of SFAS No. 157 with respect to these fair value measurements for the Company. The application of the fair value framework established by SFAS No. 157 to non-financial assets and liabilities measured on a non-recurring basis did not have a material impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 amends the requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), to require enhanced disclosure about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The Company applied the requirements of SFAS No. 161 upon its adoption on January 1, 2009, and there was not a material impact on its financial position or results of operations or related disclosures.

In April 2008, the FASB issued Staff Position No. 142-3, “Determination of Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No 141(R), “Business Combinations” (“SFAS No. 141(R)”), and other U.S. Generally Accepted Accounting Principles. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The guidance for determining the useful life of a recognized intangible asset should be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements should be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The Company applied the requirements of FSP FAS 142-3 upon its adoption on January 1, 2009, and the adoption of FSP FAS 142-3 did not have a material impact on its financial position and results of operations.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, or FSP No. APB 14-1. FSP No. APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”. Additionally, the FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP No. APB 14-1 is effective for financial statements issued for fiscal years beginning

PETROSEARCH ENERGY CORPORATION

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

after December 15, 2008, and interim periods within those fiscal years. The implementation of this standard did not have an impact on our consolidated financial position or results of operations.

In June 2008, the FASB issued Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 applies to the calculation of earnings per share (“EPS”) described in paragraphs 60 and 61 of FASB Statement No. 128, “Earnings per Share” for share-based payment awards with rights to dividends or dividend equivalents. It states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. All prior-period EPS data presented shall be adjusted retrospectively to conform to the provisions of this FSP. The Company applied the requirements of FSP EITF 03-6-1 upon its adoption on January 1, 2009, and the adoption of FSP EITF 03-6-1 did not have a material impact on its financial position and results of operations at this time.

In September 2008, the FASB issued FSP FAS No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“FSP FAS No. 133-1 and FIN 45-4”). FSP FAS No. 133-1 and FIN 45-4 requires enhanced disclosures about credit derivatives and guarantees. The FSP is effective for financial statements issued for reporting periods ending after November 15, 2008. The adoption of FSP FAS No. 133-1 and FIN 45-4 did not have a material impact on the Company’s consolidated financial statements.

On November 24, 2008, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issues Task Force on Issue No. 08-6, or EITF 08-6, “Equity Method Investment Accounting Considerations.” EITF 08-6 clarifies certain accounting and impairment considerations involving equity method investments. For us, this Issue was effective January 1, 2009, and the adoption of this Issue did not have any impact on our consolidated financial statements.

In December 2008, the FASB issued FSP FAS No. 140-4 and FIN 46R-8 Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46R-8”). FSP FAS 140-4 and FIN 46R-8 require additional disclosures about transfers of financial assets and involvement with variable interest entities. The requirements apply to transferors, sponsors, servicers, primary beneficiaries and holders of significant variable interests in a variable interest entity or qualifying special purpose entity. FSP FAS 140-4 and FIN 46R-8 is effective for financial statements issued for reporting periods ending after December 15, 2008. FSP FAS 140-4 and FIN 46R-8 affect only disclosures and did not have a material impact on the Company’s consolidated financial statements.

On December 31, 2008, the Securities and Exchange Commission (SEC) adopted major revisions to its rules governing oil and gas company reporting requirements. These include provisions that permit the use of new technologies to determine proved reserves and that allow companies to disclose their probable and possible reserves to investors. The current rules limit disclosure to only proved reserves. The new disclosure requirements also require companies to report the independence and qualifications of the person primarily responsible for the preparation or audit of reserve estimates, and to file reports when a third party is relied upon to prepare or audit reserves estimates. The new rules also require that oil and gas reserves be reported and the full-cost ceiling value calculated using an average price based upon the prior 12-month period. The new oil and gas reporting requirements are effective for annual reports on Form 10-K for fiscal years ending on or after December 31, 2009, with early adoption not permitted. The Company anticipates that the implementation of the new rule will provide a more meaningful and comprehensive understanding of oil and gas reserves. The Company does not anticipate that the implementation of the new reporting requirements will have a material impact on the consolidated results of operations, financial position or liquidity.

PETROSEARCH ENERGY CORPORATION

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

We adopted the provisions of EITF Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”), effective January 1, 2009. The Issue defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF 07-1 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The adoption of this Issue did not have a material impact on our consolidated financial statements.

New accounting pronouncements

In December 2008, the FASB issued FSP No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. The FSP requires disclosure of additional information about investment allocation, fair values of major categories of assets, the development of fair value measurements, and concentrations of risk. The FSP is effective for fiscal years ending after December 15, 2009; however, earlier application is permitted. The Company will adopt the FSP upon its effective date and will report the required disclosures for the fiscal year ending December 31, 2009.

On April 9, 2009, the FASB issued three separate Staff Positions intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities as follows:

FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” provides guidelines for making fair value measurements more consistent with the principles presented in SFAS No. 157, “Fair Value Measurements.” This Staff Position provides additional guidance to highlight and expand on the factors that should be considered in estimating fair value when there has been a significant decrease in market activity for a financial asset. This Staff Position is effective for interim and annual periods ending after June 15, 2009. The Company does not expect this Staff Position to have a material impact on its consolidated financial statements.

FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” enhances consistency in financial reporting by increasing the frequency of fair value disclosures from annual only to quarterly, in order to provide financial statement users with more timely information about the effects of current market conditions on their financial instruments. This Staff Position requires us to disclose in our interim financial statements the fair value of all financial instruments within the scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” as well as the method(s) and significant assumptions we use to estimate the fair value of those financial instruments. This Staff Position is effective for interim and annual periods ending after June 15, 2009. The Company does not expect this Staff Position to have a material impact on its consolidated financial statements.

FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. This Staff Position changes (i) the method for determining whether an other-than-temporary impairment exists for debt securities; and (ii) the amount of an impairment charge to be recorded in earnings. This Staff Position is effective for interim and annual periods ending after June 15, 2009. The Company does not expect this Staff Position to have a material impact on our consolidated financial statements.

2.	Income Taxes

The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax carrying amounts of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect

PETROSEARCH ENERGY CORPORATION

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

when the differences are expected to reverse. A valuation allowance, if necessary, is provided against deferred tax assets, based upon management’s assessment as to their realization.

The difference between the 35% federal statutory income tax rate and amounts shown in the accompanying interim financial statements is primarily attributable to the utilization of net operating loss carry-forwards and a valuation allowance recorded against net deferred tax assets.

3.	Treasury Stock — Stock Repurchase Plan

In July 2008 the Board of Directors approved a stock repurchase plan in which the Company is authorized to repurchase up to $5 million of market value or 10 million shares of its common stock in open market purchases or in privately negotiated transactions. The purchases are to be at the discretion of senior management and will be dependent upon market conditions. The Repurchase Plan does not require any minimum purchase and can be suspended or terminated by the Board of Directors at any time.

In February 2009 the Company purchased 903,173 shares of its common stock at $0.18 per share. As of March 31, 2009 the company has purchased a total of 1,117,973 shares of common stock at an average price of $.185.

4.	Stock Warrants

The Company has periodically issued incentive stock warrants to executives, officers, directors and employees to provide additional incentives to promote the success of the Company’s business and to enhance the ability to attract and retain the services of qualified persons. Warrants have also been issued as part of capital financing transactions. The issuances of such warrants are approved by the Board of Directors. The exercise price of a warrant granted is determined by the fair market value of the stock on the date of grant. The Company issues shares of authorized common stock upon the exercise of the warrant.

The Company accounts for its stock warrant activity under the guidance provided by Statement of Financial Accounting Standards No, 123R (“SFAS 123(R)”). SFAS 123(R) requires all share-based payments to employees, including grants of employee stock warrants, to be recognized as stock-based compensation expense in the Company’s Consolidated Statements of Operations based on their fair values. For purposes of determining compensation expense associated with stock warrants, the fair value of the Company’s stock was determined based upon the Black-Scholes option pricing model.

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options or warrants that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock warrants have characteristics significantly different from those of traded options/warrants, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock warrants.

During the first quarters of 2008 and 2009, no warrants were issued. As a result there are no disclosures of Black -Scholes option valuation model assumptions for these periods.

PETROSEARCH ENERGY CORPORATION

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

A summary of the Company’s stock warrant activity and related information for the three months ended March 31, 2009 follows:

				Weighted
				Average	Total
	Number of		Weighted	Grant	Intrinsic
	Shares		Average	Date Fair	Value
	Under	Exercise	Exercise	Value	Warrant
	Warrant	Price	Price	($/Share)(2)	Exercises(1)

Warrants outstanding at December 31, 2008	14,807,859	$0.92-$2.00	$1.24
Warrants cancelled	(13,869,765)	$0.92-$2.00	$1.22

Warrants outstanding at March 31, 2009	938,094	$0.92-$2.00	$1.26

All outstanding stock warrants are exercisable and fully vested at March 31, 2009. A summary of outstanding stock warrants at March 31, 2009 follows:

			Weighted
Number of		Remaining	Average		Weighted
Common		Contracted	Remaining		Average	Aggregate
Stock	Expiration	Life	Contractual	Exercise	Exercise	Intrinsic
Equivalents	Date	(Years)	Term (Years)	Price	Price	Value(1)

499,999	February 2010	0.83		$2.00	$2.00
238,095	November 2010	1.58		$1.50	$1.50
200,000	December 2011	2.67		$.92	$.92

938,094			1.41			$0

(1)	The intrinsic value of a warrant is the amount by which the current market value of the underlying stock exceeds the exercise price of the warrant, or the market price at the end of the period less the exercise price.

(2)	The weighted average grant date fair value is determined by using the Black Scholes Option Pricing Model as described above.

In February of 2009, the Company entered into an agreement with a warrant holder which provides for the following: 1) purchase by the Company of 903,173 shares of common stock held by the warrant holder, 2) purchase by the Company of 5,000,000 warrants of the warrant holder, and 3) settlement of any and all liquidated damages under the registration rights of the warrants. The total amount paid by the Company to the warrant holder as part of this agreement was $285,000 which was paid in February of 2009.

Excluding the warrants mentioned above, during the first quarter of 2009, the Company purchased and cancelled 8,769,765 warrants for a total purchase price of $58,698.

In addition during the first quarter of 2009, the Company settled a disagreement over warrant terms with a third party lender resulting in cancellation of 100,000 warrants for a cash payment of $32,500.

PETROSEARCH ENERGY CORPORATION

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

The following table provides a detail of stock-based compensation incurred during the three months ended March 31, 2009, and 2008:

	2009	2008

Committed restricted stock — Interest	$—	$401,626
Committed restricted stock — General and Administrative	3,900	181,250

Total stock-based compensation	3,900	582,876
Less amounts capitalized	—	(157,813)

Stock compensation expense, net of amounts capitalized	$3,900	$425,063

Amounts capitalized in 2008 are for prepaid expenses and unamortized deferred compensation.

5.	Related Party Transactions

During the three months ended March 31, 2009 there were no related party transactions.

6.	Non-Cash Investing and Financing Activities

During the three months ended March 31, 2009 and 2008, the Company engaged in non-cash financing and investing activities as follows:

	Three Months Ended
	March 31,
	2009	2008

Reduction of prepaid drilling for development of oil and gas Properties	—	$1,668,979

Increase in accounts payable and accrued liabilities for property costs and prepaid drilling costs	—	$326,183

Change in property costs associated with asset retirement obligation	—	$25,808

7.	Earnings Per Share

The Company has adopted SFAS No. 128, which provides for calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the three months ended March 31, 2009 and 2008:

	Three Months Ended
	March 31,
	2009	2008

Net income (loss)	$(1,188,802)	$(2,021,283)
Less: Preferred stock dividends(1)	(4,171)	(9,668)

Net income (loss) available to common stockholders	$(1,192,973)	$(2,030,951)

Weighted average shares of common stock	41,832,034	41,229,401

Basic and diluted net income (loss) per share	$(0.03)	$(0.05)

(1)	Dividends are undeclared

PETROSEARCH ENERGY CORPORATION

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

For the three month periods ended March 31, 2009 and March 31, 2008 potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share. For the three months ended March 31, 2009 and March 31, 2008, these securities included preferred stock convertible into 52,513 and 94,418 common shares, respectively.

8.	Legal Proceedings

The Company currently is not a party to any material pending legal proceedings.

9.	Fair Value Measurements

The Company adopted FAS 157 on January 1, 2008. FAS 157, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. FAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, FAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1.  Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2.  Inputs, other than quoted prices included within Level 1, that are observable either directly or indirectly; and

Level 3.  Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

As of March 31, 2009, the Company did not have any assets and liabilities that are measured at fair value on a recurring basis. For those non-financial assets and liabilities measured or disclosed at fair value on a non-recurring basis, primarily asset retirement obligations, SFAS No. 157-2 was effective January 1, 2009. Implementation of this portion of the standard did not have a material impact on consolidated results of operations, financial position or liquidity.

10.	Agreement and Plan of Merger

On March 30, 2009, Petrosearch Energy Corporation, a Nevada corporation ( the “Company” or “Petrosearch”), Double Eagle Petroleum Co., a Maryland corporation ( “Double Eagle”), and DBLE Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of the Double Eagle (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Agreement”), whereby Merger Sub will merge with and into Petrosearch and Petrosearch shall become a wholly-owned subsidiary of Double Eagle (the “Merger”). The Agreement and the Merger were unanimously approved by the Special Acquisition Committee of Petrosearch’s Board of Directors and unanimously approved by the Board of Directors, other than Richard Dole, who abstained from voting,

At the effective time of the Merger, each outstanding share of Petrosearch’s common stock (“Petrosearch Common Stock”) and each outstanding share of Petrosearch’s preferred stock, on an as-converted basis (“Petrosearch Preferred Stock”, collectively with Petrosearch Common Stock, the “Petrosearch Capital Stock”), will be converted automatically into the right to receive that number of shares of common stock of Double Eagle (“Double Eagle Common Stock”) equal to the “Exchange Ratio”.

The “Exchange Ratio” shall equal the quotient of: (A) the “Aggregate Stock Consideration”, which shall equal 1,792,741 shares of Double Eagle Common Stock, unless adjusted as described below; divided by (B) the sum of (I) the issued and outstanding shares of Petrosearch Common Stock as of March 30, 2009

PETROSEARCH ENERGY CORPORATION

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

(41,340,584 shares), (II) the issued and outstanding shares of Petrosearch Preferred Stock, on an as converted basis (52,067 shares), and (C) the number of shares of Petrosearch Common Stock issuable as of the closing date upon exercise of any outstanding Petrosearch warrants that exceeds 750,000 shares of Petrosearch Common Stock (27,380 as of the date of the Agreement). “Aggregate Stock Consideration” means 1,792,741 shares of Double Eagle Common Stock; provided, however, if the Double Eagle Closing Stock Price (defined below) is greater than $6.25, then the Aggregate Stock Consideration shall be adjusted to equal $11,000,000 divided by the Double Eagle Closing Stock Price (the “Aggregate Stock Consideration as Adjusted for Double Eagle Stock Price”). The Aggregate Stock Consideration as Adjusted for Double Eagle Closing Stock Price may not be less than 1,100,000 shares of Double Eagle Common Stock. The “Double Eagle Closing Stock Price” shall equal the dollar volume-weighted average price of the Double Eagle Common Stock over the 20 trading days ending on the third trading day preceding the closing of the Merger.

If at the effective time the Double Eagle Closing Stock Price is below $4.75 per share, an aggregate cash payment, in addition to the Aggregate Stock Consideration, will be made to the holders of Petrosearch Capital Stock receiving Double Eagle Common Stock equal to (A) $4.75 minus the greater of (I) the Double Eagle Closing Stock Price or (II) $4.00, multiplied (B) by the Aggregate Stock Consideration (the “Aggregate Cash Consideration”). If Double Eagle is required to pay any Aggregate Cash Consideration, then each holder of Petrosearch Capital Stock shall be entitled to receive a portion of the Aggregate Cash Consideration equal to (X) the number of shares of Double Eagle Common Stock that the holder of Petrosearch Capital Stock is entitled to receive, multiplied by (Y) $4.75 less the greater of (I) the Double Eagle Closing Stock Price or (II) $4.00.

In the event that there is any shortfall in the working capital of Petrosearch below $8,750,000 as of a date five business days prior to the effective time (the “Final Working Capital Shortfall”), an adjustment equal to such Final Working Capital Shortfall shall be made to the aggregate consideration as follows: (A) first as an offset to any Aggregate Cash Consideration; or (B) if there is no Aggregate Cash Consideration or the Final Working Capital Shortfall is greater than the Aggregate Cash Consideration , then the Aggregate Stock Consideration, or, if applicable, the Aggregate Stock Consideration as Adjusted for Double Eagle Stock Price, shall be adjusted to equal (I) $11,000,000 less the Final Working Capital Shortfall, divided by (II) $11,000,000, and multiplied by (III) the Aggregate Stock Consideration, or if applicable, the Aggregate Stock Consideration as Adjusted for Double Eagle Stock Price (the “Aggregate Stock Consideration as Adjusted for Working Capital Shortfall”).

In addition, at the effective time, all outstanding Petrosearch warrants shall be assumed by Double Eagle (each such warrant, an “Assumed Warrant” and collectively the “Assumed Warrants”). Each Assumed Warrant will continue to have, and be subject to, the same terms and conditions of such Assumed Warrant immediately prior to the effective time, except that (i) each Assumed Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Double Eagle Common Stock equal to the product of the number of shares of Petrosearch Common Stock that were issuable upon exercise of such Assumed Warrant immediately prior to the effective time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Double Eagle Common Stock and (ii) the per share exercise price for the shares of Double Eagle Common Stock issuable upon exercise of such Assumed Warrant will be equal to the quotient determined by dividing the exercise price per share of Petrosearch Common Stock at which such Assumed Warrant was exercisable immediately prior to the effective time by the Exchange Ratio, rounded up to the nearest whole cent.

Following the Merger, Double Eagle will continue to be listed on the NASDAQ Stock Market, and Richard Dole will continue to serve as Chairman of the Board, President and Chief Executive Officer of Double Eagle. The Board of Directors of Double Eagle will consist of five directors, four existing directors of Double Eagle and one future director to be designated by Petrosearch.

PETROSEARCH ENERGY CORPORATION

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

Completion of the Merger is conditioned upon, among other things, adoption of the Agreement by Petrosearch’s common and preferred stockholders and the accuracy of representations and warranties (subject to materiality exceptions) as of the date of the Agreement and the closing date of the Merger, and the performance by the parties in all material respects of their covenants under the Agreement.

The Agreement contains various termination rights for both parties, including:

(a) by mutual agreement of the parties;

(b) by any party if: (i) the effective time has not occurred before 5:00 p.m. (Mountain Time) on August 31, 2009 (except in certain limited circumstances); (ii) there is a final nonappealable order of any governmental entity in effect preventing consummation of the Merger; or (iii) there shall be any law or order enacted or deemed applicable to the Merger that would make consummation of the Merger illegal;

(c) by Double Eagle and Merger Sub, if there shall be any action taken, or any law or order enacted or deemed applicable to the Merger, by any governmental entity or regulatory authority, that would: (i) prohibit Double Eagle’s or the Merger Sub’s ownership or operation of all or any portion of the business of Petrosearch, or (ii) compel Double Eagle or Merger Sub to dispose of or hold separate all or a portion of the assets and properties of Petrosearch as a result of the Merger;

(d) by Double Eagle, if there has been a material breach of any representation, warranty, covenant or agreement by Petrosearch and Petrosearch has not cured such breach within five (5) business days after notice of such breach is delivered to Petrosearch; provided, however, that, no cure period shall be required for a breach that by its nature cannot be cured;

(e) by Petrosearch if there has been a material breach of any representation, warranty, covenant or agreement by Double Eagle or Merger Sub and Double Eagle has not cured such breach within five (5) business days after notice of such breach is delivered to Double Eagle; provided, however, that no cure period shall be required for a breach that by its nature cannot be cured;

(f) by Double Eagle or Petrosearch, if the Petrosearch stockholders do not approve the Merger by the requisite votes;

(g) by Petrosearch, if Petrosearch has received a Superior Proposal (as defined in the Agreement) and paid a $300,000 termination fee to Double Eagle; or

(h) by Petrosearch, if the Double Eagle Stock Price is less than $3.00 per share.

Upon termination of the Agreement under paragraph (d) or (g) above, Petrosearch will be required to pay Double Eagle a termination fee of $300,000.

11.	Other

In February of 2009, the Company executed an agreement to terminate a contract for professional services. The total payment of $250,000 was paid and expensed in February of 2009 and relieves the Company of all future obligations under the engagement agreement with this third party.

12.	Subsequent Events

Employment Agreements

The employment agreements with Mr. Richard Dole (Chairman, President and CEO) and Mr. David Collins (Chief Financial Officer), expired on April 30, 2009. Both officers agreed to remain with the Company in their current capacities until the shareholder meeting regarding the proposed merger with Double Eagle Petroleum. Mr. Dole and Mr. Collins have voluntarily elected to not receive a monthly salary.

PETROSEARCH ENERGY CORPORATION

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

The employment agreement with Mr. Wayne Beninger (Chief Operating Officer), which was set to expire on April 30, 2009, was terminated on April 15, 2009, in an effort to preserve capital. Mr. Beninger has agreed to remain accessible to the Company as a consultant for any needs the Company may have through the merger process.

Per the employment agreements in place prior to April 30, 2009, each executive officer was entitled to receive a fixed severance payment in the event of a triggering event. The triggering events which give rise to severance amounts are any of the following events: (i) the employment agreement is terminated by the Company without “cause”, (ii) the employee terminates his employment for “good reason”, (iii) the employee’s employment is voluntarily (by the employee) or involuntarily terminated upon a “Change in Control”, or (iv) the agreement expires (on April 30, 2009) without the occurrence of any of the events listed in (i), (ii) or (iii) above. With respect to Mr. Beninger and Mr. Collins, the fixed severance amount is $550,000. With respect to Mr. Dole, the fixed severance amount is $850,000.

For purposes of each agreement, a change in control is defined as an acquisition of voting securities by a third party (other than directly from the Company) equivalent to forty percent of the voting control of the Company (other than a subsidiary or employee benefit plan), or accompanying a sale of all of the assets or a merger (other than involving a subsidiary).

Due to the Company not extending the employment agreements in anticipation of the Company’s merger with Double Eagle Petroleum and due to the early termination of Mr. Beninger’s employment agreement, a triggering event occurred on April 15, 2009, for Mr. Beninger and April 30, 2009 for Mr. Dole and Mr. Collins. The fixed severance payments of $1,950,000 will be recorded as expense in April, 2009 when the triggering events occurred.